As filed with the Securities and Exchange Commission on June
4
, 2026.
Registration
No. 333-295651

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.
2
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELOXX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	84-1368850
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
P.O. Box 274
Arlington,
MA
, 02476
Telephone:
(781) 577-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sumit Aggarwal
Chief Executive Officer
Eloxx Pharmaceuticals, Inc.
P.O. Box 274
Arlington,
MA
, 02476
Telephone:
(781) 577-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos Wesley C. Holmes Jennifer A. Yoon Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 (617) 948-6000	N. Danny Shulman Michael Rosenberg Philip D. Torrence Honigman LLP 1440 New York Avenue, NW Suite 200 Washington, DC 20005 (202) 844 3380	Rachael Bushey Jennifer Porter Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 Telephone: (445) 207-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 4, 2026

PROSPECTUS

2,730,000 Shares of Common Stock

and

Pre-Funded Warrants to Purchase up to 2,770,000 Shares of Common Stock

Eloxx Pharmaceuticals, Inc. (the “Company,” “Eloxx,” “we,” “our,” or “us”) is offering 2,730,000 shares of common stock, $0.01 par value per share, at an assumed public offering price of between $10.00 and $12.00 per share. We are also offering to certain investors, in lieu of common stock, pre-funded warrants to purchase up to 2,770,000 shares of our common stock. The offering price of each pre-funded warrant will be equal to the public offering price for the common stock in this offering, minus $0.01. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.01 per share. The pre-funded warrants will be exercisable at any time after the date of issuance, subject to an ownership limitation. This prospectus also relates to the offering of the shares of our common stock issuable upon the exercise of such pre-funded warrants. The public offering price per share and per pre-funded warrant, and the allocation between shares and pre-funded warrants, will be determined at the time of pricing. For each additional pre-funded warrant that we offer, the number of shares of common stock will be reduced on a one-for-one basis and for each additional share that we offer, the number of pre-funded warrants will be reduced on a one-for-one basis.

Our common stock is quoted on the OTC Pink Limited Market operated by the OTC Markets Group, Inc. under the symbol “ELOX”. In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ELOX”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq, and the closing of this offering is contingent upon receiving approval from Nasdaq of such listing. No assurance can be given that our listing application will be approved or, if we receive approval, that a trading market for our common stock will develop or be sustained. The sale prices of our common stock on the OTC Pink Limited Market may not be indicative of the prices of our common stock when traded on Nasdaq. If our listing application is not approved, we will not consummate this offering. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Per Pre- Funded Warrant	Total
Public offering price	$	$	$
Underwriting discount and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	See the section titled “Underwriting” for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares and the pre-funded warrants against payment on or about     , 2026.

Joint Bookrunning Managers

Leerink Partners	Guggenheim Securities

Passive Bookrunner

LifeSci Capital

The date of this prospectus is     , 2026.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment to this prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock, the pre-funded warrants and shares of common stock underlying the pre-funded warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

Basis of presentation

Except where the context otherwise requires or where otherwise indicated, the terms “Eloxx,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer to Eloxx Pharmaceuticals, Inc. and its consolidated subsidiaries.

The consolidated financial statements include the accounts of Eloxx Pharmaceuticals, Inc. and its consolidated subsidiaries. Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. Our most recent fiscal year ended on December 31, 2025.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Trademarks and tradenames

This prospectus includes our trademarks and trade names, including, without limitation, ELOXX, ELOXX PHARMACEUTICALS and our logo, which are our property and are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent permitted under applicable law, our or its rights or the right of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Industry and other market data

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by independent third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Management is responsible for the accuracy of our internal company research and believes such information is reliable and the market definitions are appropriate. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent third parties and by us.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Special Note Regarding Forward-Looking Statements” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Overview

We are a clinical-stage biopharmaceutical company developing novel, small molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations (“NMs”) to enable the production of full-length proteins. Targeting ribosome subunits provides a therapeutic approach to addressing a number of genetic diseases. According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. There are over 7,000 inherited genetic diseases that collectively affect 350 million people worldwide. Our immediate focus is to advance the clinical development of our product candidate, exaluren, for the treatment of rare kidney diseases. We have also exclusively licensed our product candidate, ZKN-013, to Almirall, S.A. (“Almirall”), who is developing it for the treatment of rare skin diseases.

Exaluren is a novel eukaryotic ribosome-selective glycoside product candidate that is designed to induce premature termination codon (“PTC”) readthrough in the presence of NMs and promote the restoration of full-length proteins. We believe this mechanism has the potential to apply to all genetic diseases caused by NMs. We are initially developing exaluren to induce full-length Collagen IV protein for the treatment of Alport syndrome (“AS”) with NMs (“NMAS”). NMAS, a subset of AS, is a genetic kidney disorder that is caused by the loss of one of three Collagen IV subtypes, Collagen IV alpha 3 (“COL4A3”), alpha 4 (“COL4A4”), or alpha 5 (“COL4A5”), and the resulting loss of the Collagen IV alpha 3,4,5 trimer. This trimer is made in podocyte cells and required for the functioning of the filtration structure of the kidney comprising the glomerular basement membrane (“GBM”), foot processes and slit diaphragms.

We estimate that NMAS affects roughly 7% of AS patients or approximately 4,200 patients in the United States and approximately 11,000 patients worldwide. NMAS is characterized by hematuria and proteinuria, or blood and protein, respectively, in the patient’s urine and results in progressive kidney disease, hearing loss and eye abnormalities. The median age to kidney failure in patients with NMAS is 20 years and 30 years for patients with NMs in the COL4A3/4 genes and the COL4A5 gene, respectively. Although angiotensin converting enzyme inhibitor and angiotensin receptor blocker therapies can slow progression to end-stage kidney disease, they do not prevent kidney failure, and there are no therapies approved by the U.S. Food and Drug Administration (“FDA”) specifically indicated to address the underlying genetic cause of AS. Exaluren has received Orphan Drug Designation for the treatment of AS from the FDA.

We have evaluated exaluren in eight clinical trials, including four Phase 1 studies in healthy volunteers, one Phase 2a study in NMAS, two Phase 2 studies in cystic fibrosis (“CF”) patients with NMs, and one Phase 2 study in nephropathic cystinosis patients with NMs. In total, 145 subjects have received at least one dose of exaluren during these clinical trials with 89.4 subject-months exposure. In these studies, no dose-limiting toxicities were reported and no serious adverse events were attributed to exaluren.

Between January 2023 and April 2024, we conducted a proof-of-concept Phase 2a open-label trial in the United Kingdom in three patients with autosomal recessive AS and a NM in the COL4A4 gene. The primary endpoint of this study was to assess the number of participants with adverse events associated with administration of exaluren. The secondary endpoints were change from baseline in proteinuria, measured by the urine protein-to-creatinine ratio (“UPCR”) in a patient’s urine samples, and hematuria, and change in baseline in Collagen IV expression. All three patients showed a reduction in podocyte foot process effacement (“FPE”), which is the flattening and loss of specialized kidney cell structures that form the filtration barrier and attach to the podocytes and GBM, in transmission electron microscopy (“TEM”) images. FPE is a hallmark of kidney diseases, including AS, and the severity of FPE has historically been associated with time to kidney failure. TEM images of biopsy samples also showed an improvement in the GBM width in all treated patients. FPE was also measured as a 50% increase in the filtration slit density (“FSD”). These results were consistent with exaluren’s proposed mechanism of functional full-length protein restoration as reflected by improvements in GBM architecture and FPE observed in kidney biopsies. At the end of treatment, UPCR had decreased for one patient and increased for two patients. We received clearance to proceed with a Phase 2b clinical trial for exaluren in NMAS patients (without kidney biopsies in U.S. pediatric patients) under an Investigational New Drug application (“IND”) from the FDA and we plan to initiate this trial in the third quarter of 2026. We anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027.

Our pipeline also includes a preclinical program evaluating exaluren for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) in patients that have NMs (“nmADPKD”). ADPKD is the most common monogenic kidney disease based on genetic diagnosis, affecting approximately 160,000 to 200,000 patients in the United States. The PKD1 gene encodes polycystin-1 (“PC1”) and the PKD2 gene encodes polycystin-2 (“PC2”), these are proteins that regulate cell growth and fluid secretion in kidney tubules. Loss of functional PC1 or PC2 protein leads to uncontrolled cyst formation. Approximately 26% of ADPKD patients have NMs in the PKD1 and PKD2 genes resulting in a prevalence of approximately 40,000 to 50,000 patients in the United States and over 90,000 in developed markets outside of the United States. Patients experience hypertension, kidney stones, urinary tract infections, heart valve abnormalities, hematuria and increased probability of aortic aneurysm. Formation of these cysts eventually leads to nephromegaly (kidney enlargement) and end-stage renal disease. The only approved therapy for ADPKD, tolvaptan, does not address the underlying genetic cause and carries significant tolerability limitations. Preclinical organoid and cellular models have shown increased PC1 and PC2 gene expression following treatment with exaluren. We plan to initiate enrollment in a Phase 2 trial of exaluren for the treatment of nmADPKD in 2027 following protocol finalization and clearance of an Investigational New Drug application by the FDA. We anticipate topline data from this trial by mid-2028.

We have also exclusively licensed ZKN-013, an oral ribosome modulating agent with structural similarity to azithromycin that induces PTC readthrough, to Almirall. In March 2024, we entered into an exclusive global rights agreement with Almirall (the “Almirall License Agreement”) for Almirall to develop and commercialize ZKN-013 for the use in all indications. Through the Almirall License Agreement, Almirall is developing ZKN-013 for the treatment of recessive dystrophic epidermolysis bullosa (“RDEB”) and junctional epidermolysis bullosa (“JEB”) with NMs. RDEB and JEB are rare skin diseases characterized by mutations in the Collagen VII (RDEB) and LAMB3 (JEB) proteins. We estimate that there are approximately 4,000 patients with NMs in these diseases in the major markets of the United States, Japan and Western Europe. Patients with these diseases suffer from severe skin bruising, wounds and internal lesions resulting in increased risk of skin cancer and severe malnourishment. Under the Almirall License Agreement, we received an upfront payment of $3 million and a development milestone payment of $3 million in 2024. Almirall is responsible for development and commercialization of ZKN-013 and we are eligible to receive up to approximately $470.0 million in additional development, regulatory and commercial milestone payments as well as tiered royalties based on global sales. The agreement may be terminated under specified circumstances, including for convenience by Almirall, in which case rights may revert to us.

Our Product Candidates

We are working to unlock the potential of the ribosome in order to transform genetic diseases. Ribosomes form the translation machinery that generates functional proteins from genetic sequences. By modulating ribosome subunits, we believe we have the potential to advance product candidates for the subset of genetic diseases with NMs, such as AS, ADPKD, RDEB, JEB, familial adenomatous polyposis and CF.

Our product candidates, exaluren and ZKN-013, are novel small molecules based on antibiotic aminoglycoside and macrolide molecules that have previously shown potential for PTC readthrough. Exaluren and ZKN-013 are designed to promote PTC readthrough with human ribosome selectivity, potentially offering lower toxicity and positioning them to address defects caused by NMs. While antibiotic macrolides and aminoglycosides have shown activity in clinical and preclinical studies, significant safety, tolerability and delivery limitations have prevented further development for human diseases. We believe exaluren and ZKN-013 are designed to be safer, more potent and easier to deliver than aminoglycoside and macrolide antibiotics.

Our Strategy

•	Advance exaluren as a novel disease-modifying therapy for NMAS.

•	Further accelerate exaluren’s development as a disease-modifying therapy for ADPKD.

•	Explore the development of exaluren in other rare diseases driven by NMs with high unmet needs.

•	Evaluate and execute strategic partnerships and collaborations to maximize the potential of our compound library.

Our Team and History

We are led by a management team with extensive experience in clinical drug development and commercialization. Sumit Aggarwal, our Chief Executive Officer, has more than 20 years of experience in pharmaceutical and biotechnology commercial operations, investment management, and management consulting. Prior to Eloxx, Mr. Aggarwal was the Chief Executive Officer and a director of Zikani Therapeutics, Inc. (“Zikani”) a company focused on ribosomal modulation for rare diseases, which we acquired in April 2021. Prior to Zikani, Mr. Aggarwal was interim President and Chief Financial Officer of Progenity, Inc. Our management team also includes Teji Singh, our Head of Clinical Development; Dr. Roger Clark, our Head of Discovery Sciences; and Daniel Geffken, our Interim Chief Financial Officer. Dr. Singh has more than 20 years of clinical development experience including in orphan drug development with several primary product approvals in gene, oligonucleotide and antibody therapies. Prior to Eloxx, Dr. Singh held various clinical development roles at Sarepta Therapeutics, Inc. Shire plc, and Genzyme Corporation. Dr. Clark has more than 25 years of experience in drug design and process development and previously held related roles at Bayer Pharmaceuticals, Critical Therapeutics, Inc., Tetraphase Pharmaceuticals, Inc. and Zikani. Mr. Geffken has more than 30 years of financial experience across a variety of biotechnology companies.

Shares of our common stock were traded on Nasdaq until October 16, 2023, when our shares were delisted for failing to comply with Nasdaq Listing Rule 5550(b)(2), requiring a market value of listed securities of at least $35.0 million. Following the delisting from Nasdaq, we had limited access to capital and became delinquent in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when we were unable to file our Annual Report on Form 10-K for the year ended December 31, 2023. Between October 2023 and August 2025, our primary sources of capital were the Almirall License Agreement, which provided $6.0 million in upfront payments and development milestones, and loans from Domicilium. During this period, while operating with limited resources and reduced headcount including minimal staffing for our clinical, research and development and finance teams, we continued to collect and analyze data from our Phase 2a trial of exaluren in AS and engaged with the FDA regarding our trial design for our planned Phase 2b trial.

In August 2025, we entered into a securities purchase agreement with Coastlands Capital Partners LP (“Coastlands”), pursuant to which Coastlands invested $15.0 million and Domicilium invested $2.0 million and converted all of our outstanding indebtedness. With renewed access to capital, we completed the audits of our consolidated financial statements for the fiscal years ended December 31, 2023, 2024 and 2025 and filed an Annual Report on Form 10-K for those same years, which is required for our planned uplisting to the Nasdaq Capital Market.

Summary Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

•	We have been delinquent in our public filing obligations under the Exchange Act, and there are no assurances that we will be successful in meeting our public filing obligations.

•

Our common stock is currently listed on the OTC Pink Limited Market. The Nasdaq Stock Market LLC suspended trading in our common stock on Nasdaq as of October 16, 2023. Though we intend to seek an uplisting for our common stock to trade on Nasdaq, there are no assurances that we will be able to successfully uplist to Nasdaq or successfully maintain compliance with Nasdaq’s listing requirements.

•

We are heavily dependent on the success of our product candidate, exaluren. If exaluren does not achieve positive results during development or suffers any material development delays, it may adversely impact the commercial viability of exaluren and our business.

•

We do not have sufficient funds to commence our planned Phase 2 clinical trials of exaluren without the proceeds from this offering. We will also need substantial additional funding to continue research and development, including for any future clinical trials. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts. Preclinical and clinical drug development is a lengthy and expensive process, with an uncertain outcome.

•

Our preclinical and clinical programs may experience delays or may never advance, which would adversely affect our ability to further advance clinical development, obtain regulatory approvals or commercialize our product candidates on a timely basis or at all, which could have an adverse effect on our business.

•

We and our collaborating partners may be subject, directly or indirectly, to federal and state healthcare fraud and abuse and false claims laws and regulations. If we or our collaborating partners are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

•

Our product candidates, including exaluren, may cause adverse events or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

•

Even though we have received orphan drug designation from the FDA for exaluren for the treatment of AS, we may not be able to maintain the benefits of orphan drug designation or obtain orphan drug marketing exclusivity for exaluren or any of our other product candidates for AS or other indications.

•

We may find it difficult to recruit and enroll patients in our clinical trials, which could cause significant delays in the completion of such trials or may cause us to abandon one or more clinical trials.

•	If we are unable to develop and commercialize our product candidates, our business will be adversely affected.

•

We are a clinical stage biotechnology company and have incurred significant operating losses since our inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future. We may never achieve or maintain profitability.

•	Our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern.

•

If we fail to adequately protect or enforce our intellectual property rights or secure rights to third party patents, the value of our intellectual property rights would diminish, and our business, competitive position and results of operations would suffer.

•

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and required to defend against litigation which could result in substantial costs and may have a material adverse effect on our business, results of operations and financial condition.

•	Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

•

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

•	Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth in the section titled “Risk Factors.”

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company” as defined under the Exchange Act. We may continue to be a smaller reporting company for so long as either (i) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Corporate Information

We were incorporated under the laws of the State of Delaware. Effective as of June 30, 2024, we became a remotely headquartered company and we do not maintain a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the address of our principal executive offices is P.O. Box 274, Arlington, MA, 02476. Our phone number is (781) 577-5300. Our website address is www.eloxxpharma.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

THE OFFERING

Common stock offered by us	2,730,000 shares of common stock.

Pre-funded warrants offered by us	We are also offering, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 2,770,000 shares of our common stock. The purchase price of the pre-funded warrants matches the price per share at which the shares of our common stock are being sold to the public in this offering, minus $0.01, which is the per share exercise price of the pre-funded warrants. The pre-funded warrants will be exercisable at any time after the date of issuance of such pre-funded warrants, subject to an ownership limitation. See the section titled “Description of Securities We Are Offering.” This prospectus also relates to the offering of the shares of our common stock issuable upon exercise of the pre-funded warrants.

Common stock to be outstanding immediately after this offering	3,917,882 shares excluding shares of common stock issuable upon exercise of the pre-funded warrants.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $54.2 million, based on the midpoint of the price range for the shares of common stock set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to advance the clinical development of exaluren for the treatment of AS through topline data from the Phase 2b trial and for the treatment of nmADPKD through the completion of the Phase 2 trial, and for working capital and other general corporate purposes. Please see the section titled “Use of Proceeds” for additional information.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Proposed Nasdaq Capital Market Symbol	“ELOX”. We do not intend to list the pre-funded warrants on Nasdaq or any other nationally recognized securities exchange or trading system.

The number of shares of our common stock to be outstanding immediately after this offering is based on 461,314 shares of our common stock outstanding as of May 31, 2026, and assumes the issuance of up to 726,568 shares of our common stock pursuant to the exercise of existing pre-funded warrants to purchase shares of our common stock that will occur concurrently with the closing of this offering, and excludes:

•

879,146 shares of our common stock issuable upon the exercise of stock options outstanding under our equity incentive plans as of May 31, 2026, at a weighted average exercise price of $12.17 per share;

•	50,402 shares of our common stock issuable upon the exercise of warrants outstanding as of May 31, 2026 at a weighted average exercise price of $54.07 per share;

•

4,958,919 shares of our common stock issuable upon the exercise of pre-funded warrants outstanding as of May 31, 2026 at an exercise price of $0.11 per share (other than the exercise noted above that will occur concurrently with the closing of this offering);

•	2,157 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of May 31, 2026; and

•

854,913 shares of our common stock available for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) as of May 31, 2026 (which includes 169,300 shares of our common stock issuable upon the exercise of options granted in connection with this offering to certain of our employees and non-employee directors with an exercise price per share equal to the public offering price for our common stock in this offering), as well as shares that become available each year pursuant to provisions in our 2018 Plan that automatically increase the share reserve under our 2018 Plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	a one-for-11 reverse stock split of our common stock, which became effective on May 29, 2026;

•	no exercise of the outstanding options or vesting of restricted stock units described above; and

•	no exercise of the warrants or pre-funded warrants described above or issued in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the consolidated statements of operations for the years ended December 31, 2023, 2024 and December 31, 2025 from our audited consolidated financial statements appearing at the end of this prospectus. The summary statements of operations data presented below for the three months ended March 31, 2026 and 2025 and the summary balance sheet data as of March 31, 2026 have been derived from our unaudited condensed consolidated financial statements appearing at the end of this prospectus and have been prepared on the same basis as the audited financial information in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Year ended December 31,			Three Months Ended March 31,
	2025	2024	2023	2026	2025
	(Amounts in thousands, except share and per share data)
Consolidated Statements of Operations:
License and service revenue:	$—	$6,359	$—	$—	$—
Operating expenses:
Research and development	3,056	3,577	8,598	1,659	510
General and administrative	3,382	5,250	8,690	2,136	712

Total operating expenses	6,438	8,827	17,288	3,795	1,222

Loss from operations	(6,438)	(2,468)	(17,288)	(3,795)	(1,222)
Other (income) expense, net	(443)	675	(234)	(41)	487

Net loss	$(5,995)	$(3,143)	$(17,054)	$(3,754)	$(1,709)

Net loss per share, basic and diluted(1)	$(5.34)	$(9.20)	$(72.98)	$(0.86)	$(4.94)

Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	1,122,495	341,708	233,670	4,382,731	345,958

(1)

See Note 12 to our consolidated financial statements for the years ended December 31, 2025, 2024, and 2023 and Note 12 to our condensed consolidated financial statements for the three months ended March 31, 2026 and 2025 included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share.

	As of March 31, 2026
	Actual	Pro Forma(2)(3)
Consolidated Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$6,363	$60,603
Working capital(1)	(7,584)	46,655
Total assets	8,503	62,743
Total liabilities	16,087	16,087
Additional paid-in capital	296,745	350,957
Total stockholders’ deficit	(7,584)	46,655

(1)

Working capital is defined as total current assets less total current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

(2)

Gives further effect to the issuance and sale by us of (i) 2,730,000 shares of our common stock in this offering at the assumed public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus for our common stock, and (ii) pre-funded warrants to purchase up to 2,770,000 shares of common stock at an assumed public offering price of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

Each $1.00 increase (decrease) in the assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and in the assumed public offering price for the pre-funded warrants of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, would increase (decrease) the net proceeds to us from this offering by approximately $5.1 million, assuming the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by approximately $10.2 million, assuming no change in the assumed public offering price per share and per pre-funded warrant and that the number of pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of our public offering determined at pricing.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, before deciding whether to invest in our common stock or pre-funded warrants. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section titled “Special Note Regarding Forward-Looking Statements.” The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Filing History

We have been delinquent in our public filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and there are no assurances that we will be successful in meeting our public filing obligations.

We were unable to file our Annual Reports on Form 10-K for the years ended December 31, 2023 and 2024 because we lacked sufficient financial resources. Since November 2023, when we made our last quarterly report filing on Form 10-Q for the quarter ended September 30, 2023, we have operated at reduced capacity and with limited personnel, including minimal staffing for our clinical, research and development and administrative and finance teams. Until August 2025, we had minimal access to capital and resources. Since August 2025, we have raised sufficient funds for us to conduct the audit of our consolidated financial statements for the years ended December 31, 2023, 2024 and 2025 and file our Annual Report on Form 10-K for the years ended December 31, 2023, 2024 and 2025 (the “Comprehensive Annual Report”). Complying with Exchange Act reporting requirements after being delinquent for a meaningful period of time is complex and costly. There are no assurances that we will be able to meet our reporting obligations on a timely basis, or at all.

Our common stock is currently listed on the OTC Pink Limited Market. The Nasdaq Stock Market LLC suspended trading in our common stock on Nasdaq as of October 16, 2023. Though we intend to seek an uplisting for our common stock to trade on Nasdaq, there are no assurances that we will be able to successfully uplist to Nasdaq or successfully maintain compliance with Nasdaq’s listing requirements.

On October 16, 2023, Nasdaq suspended trading in our common stock on the Nasdaq Capital Market because we were not compliant with Nasdaq Listing Rule 5550(b)(2), which requires a listed company to have at least $35 million in market value of listed securities. Following delisting, our common stock has been listed on the OTC Markets, which has limited our access to active trading markets. We intend to seek an uplisting of our common stock to trade on the Nasdaq Capital Market, which will require us to meet the initial listing standards for the Nasdaq Capital Market. There are no assurances that we will be able to successfully satisfy the initial listing criteria or, if we are successful, to continue to meet the on-going listing requirements for the Nasdaq Capital Market. In particular, we may face heightened scrutiny from Nasdaq as a result of our history of being unable to meet Nasdaq’s listing requirements and having been a delinquent filer under the Exchange Act, which could delay an uplisting to the Nasdaq Capital Market or prevent us from achieving an uplisting. In addition, we may decide it is not in our stockholders’ best interests to uplist our common stock to the Nasdaq Capital Market.

In addition, as a result of delisting from the Nasdaq Capital Market, we lost an active trading market for our common stock, and the trading market for our common stock on the OTC Markets is limited. We face significant material adverse consequences as a result of our common stock not being listed on a national securities exchange, including one or more of the following:

•	a limited availability of market quotations for our common stock;

•	significantly reduced liquidity and efficiency of the trading market for our common stock;

•	a decrease in the price of our common stock and greater volatility as a result of the loss of market efficiencies;

•	holders of our common stock may be unable to sell our common stock and buyers may be unable to purchase our common stock when they wish to do so;

•	we have lost the interest of institutional investors in our common stock;

•

a determination that our shares of common stock are considered a “penny stock,” which requires brokers trading in our common stock to adhere to more stringent rules and could possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•	limited amount or complete loss of media, news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Further, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Our shares of common stock have ceased to qualify as covered securities under such statute because they are no longer listed on a national securities exchange. Accordingly, we and our common stock are subject to state regulation in each state in which we offer our common stock. Whether or not our shares of common stock are covered securities, the states have the power to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Moreover, since being delisted from the Nasdaq Capital Market, we are no longer subject to certain rules and regulations of Nasdaq. As a result, an investment in our common stock may be riskier than an investment in securities of a company that is listed on a national securities exchange due to the reduced protections such rules and regulations provide stockholders.

Our failure to timely file periodic reports with the SEC could limit our access to the public markets to raise debt or equity capital.

We have filed the Comprehensive Annual Report. However, we will not be eligible to register the offer and sale of our securities using a shelf registration statement on Form S-3 until we have timely filed all periodic reports required under the Exchange Act for one year. As a result, during this one-year period, our transaction costs could increase and the amount of time required to complete a transaction could increase, making it more difficult to execute any such transaction successfully. We will also not be able to uplist our shares of common stock on the Nasdaq Capital Market or on any national securities exchange unless we meet our SEC reporting requirements. A failure to list our common stock on a national securities exchange could further limit our ability to raise capital. Limitations on our ability to raise capital could adversely affect our business, financial condition and results of operations.

In addition, if we are unable to resolve the delinquency in our reporting obligations, we could be subject to an administrative hearing to revoke the registration of our securities under Section 12(g) of the Exchange Act. If the SEC brought an administrative action against us, it is likely that we would cease being a public company. In that event, our ability to raise capital would be severely affected and we may not be able to continue operations. As a result, holders of our securities might lose their entire investment in our company.

Risks Related to Financial Position and Need for Additional Capital

We are a clinical stage biotechnology company and have incurred significant operating losses since our inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future. We may never achieve or maintain profitability.

Since our inception, we have incurred significant operating losses. Our net losses were $6.0 million, $3.1 million and $17.1 million for the years ended December 31, 2025, 2024 and 2023, respectively and

$3.8 million for the three months ended March 31, 2026. As of March 31, 2026, we had an accumulated deficit of $304.3 million. To date, we have financed our operations primarily through the sale of equity, license and collaboration agreements, debt securities and, to a lesser extent, grants. We have devoted substantially all of our financial resources and efforts to research and development. We expect that it may be several years, if ever, before we receive regulatory approval and have a product candidate ready for commercialization. We expect to continue to incur significant expenses and operating losses for the foreseeable future due to, among other things, costs related to research, development of our product candidates, conducting preclinical studies and clinical trials, and our administrative organization. A successful transition to profitable operations is dependent upon achieving a level of revenue adequate to support our cost structure. Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses may increase if, and as, we:

•	advance exaluren and/or other product candidates further into clinical development;

•	experience delays in enrollment and completion of our clinical trials;

•	fund preclinical development of our research programs and advance candidates into clinical trials;

•	pursue regulatory authorization to conduct clinical trials of additional product candidates;

•	seek marketing approvals for our product candidates;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, regulatory, management and scientific personnel;

•	add operational, financial and management information systems and personnel;

•	acquire or in-license other product candidates and technologies; and

•	operate as a public company including costs associated with our planned uplisting to Nasdaq compliance.

We may never achieve profitability, and unless and until we do, we will continue to need to raise additional cash to fund our operations. We believe that our cash and cash equivalents as of the date of this prospectus are not sufficient to maintain our current and planned operations for at least the next twelve months following the filing of the Comprehensive Annual Report. We will need to raise additional capital to finance our operations, which cannot be assured. We have concluded that these conditions, in aggregate, raise substantial doubt about our ability to continue as a going concern through one year after the date these consolidated financial statements are issued. Our independent registered public accounting firm, in its report on our consolidated financial statements for the year ended December 31, 2025, has also expressed substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere in this prospectus have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management intends to fund future operations through private or public debt or equity financing transactions and may seek additional capital through arrangements with strategic partners or from other sources, including licensing arrangements. The availability of sufficient funding to alleviate the conditions that raise substantial doubt is not within management’s control and cannot be assessed as being probable of occurring. If we are unable to obtain adequate financing, we will evaluate alternatives which may include curtailing expenses contemplated by our current operating plan, and we may be required to delay, limit, reduce or terminate our product development efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, which may have a material adverse effect on our operations and future prospects.

Between November 2023 and the filing of the Comprehensive Annual Report, we did not file any quarterly or annual reports with the SEC as a result of a lack of funds. As described further below, in August 2025, we entered into a securities purchase agreement, as amended, for the offer and sale of up to $20 million of shares of common stock and/or pre-funded warrants, to purchase shares of common stock. We have used the funds received to prepare and file the Comprehensive Annual Report. A goal in this process is to uplist onto Nasdaq. We anticipate raising additional capital as part of this process and need to raise capital to satisfy Nasdaq’s initial listing requirements.

We do not have sufficient funds to commence our planned Phase 2 clinical trials of exaluren without the proceeds from this offering. We will also need substantial additional funding to continue research and development, including for any future clinical trials. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, continue and initiate clinical trials of, and seek marketing approval for exaluren, and as we become obligated to make milestone payments pursuant to our outstanding license agreements. We do not have adequate funds to conduct any of our planned clinical trials. This means that if we are unable to raise sufficient funds in this offering or otherwise, we will not be able to conduct our planned Phase 2b clinical trial of exaluren in patients with Alport syndrome (“AS”) or our planned Phase 2 clinical trial of exaluren in patients with nmADPKD. Further, the planned timeline for these trials depends on our ability to raise funds in this offering and, if this offering is not successful or is delayed and we are unable to raise other funds, we will not meet our planned timeline for these trials. If these trials are significantly delayed or we are unable to conduct them at all due to a lack of funds, our business will be materially adversely affected. We will also require substantial funds to continue research and development, including for any future clinical trials. In addition, if we obtain marketing approval for any of our current or future product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution of the approved product. Our future capital requirements will depend on many factors, including:

•	the scope, progress, results and costs of drug discovery, clinical development, laboratory testing and clinical trials for exaluren and other product candidates;

•	the costs, timing and outcome of any regulatory review of exaluren and other product candidates;

•	the cost of any other product candidate programs we pursue;

•

the costs and timing of commercialization activities, including manufacturing, marketing, sales and distribution, and securing coverage and reimbursement for any product candidates that receive marketing approval;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•	our ability to establish and maintain collaborations on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies.

Identifying potential product candidates and conducting preclinical studies and clinical trials are time consuming, expensive and uncertain processes that take years to complete, and we may never generate the necessary data or results required to obtain marketing approval or achieve product sales for any of our current or future product candidates. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available for several years, if at all.

Accordingly, despite our prior public equity offerings and debt financings, we will need substantial additional funding in connection with our continuing operations and to achieve our goals. However, our existing cash and cash equivalents are insufficient for these activities. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs, product portfolio expansion or future commercialization efforts. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, in the future, we may seek additional financing due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our operating plans. If we are unable to obtain adequate financing, we will evaluate options, which may include reducing or deferring operating expenses, including by downsizing our workforce and curtailing certain development programs, which could have a material adverse effect on our operations and financial results.

Our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern.

For the year ended December 31, 2025, our net loss was $6.0 million and for the three months ended March 31, 2026, our net loss was $3.8 million. As of March 31, 2026, we had an accumulated deficit of $304.3 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research and development of our product candidates, conducting preclinical studies and clinical trials, and our administrative organization. We will require substantial additional financing to fund our operations and to continue to execute our strategy, and we will pursue a range of options to secure additional capital. We believe that our cash and cash equivalents of $6.4 million as of March 31, 2026 will not be sufficient to maintain our current and planned operations for at least the next twelve months from the date of the consolidated financial statements set forth in this registration statement of which this prospectus forms a part. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. However, based on our current working capital, anticipated operating expenses and net losses and the uncertainties surrounding our ability to raise additional capital as needed, as discussed below, we believe that these conditions, in aggregate, raise substantial doubt about our ability to continue as a going concern for one year after the date these consolidated financial statements were issued.

We are exploring various sources of funding such as equity and debt financings, as well as entering into new collaborations, strategic alliances and licensing arrangements. If we raise additional funds through strategic collaborations and alliances, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. To the extent that we raise additional capital through the sale of equity, the ownership interest of our existing stockholders will be diluted and other preferences may be necessary that adversely affect the rights of existing stockholders. If we are unable to raise sufficient capital through the transactions discussed above, we will not be able to execute our current operating plan, may need to curtail expenses, and may be required to delay, limit, reduce or terminate our product candidate development efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. If the foregoing plans are unsuccessful and we are unable to continue as a going concern, you could lose all or part of your investment in our company.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity and debt financings, as well as entering into new collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity, or convertible debt securities, an investor’s ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that may adversely affect an investor’s rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, and may be secured by all or a portion of our assets. Any debt agreements we may enter into in the future may contain similar restrictions on funding. If we raise funds by entering into new collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or through collaborations, strategic alliances or licensing arrangements when needed, we may be required to delay, limit, reduce or terminate our product candidate development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If in the future we incur indebtedness to fund our operations or strategic initiatives, any future indebtedness could have significant negative consequences, including requiring the dedication of a substantial portion of our expected cash flow to service such indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete, and placing us at a competitive disadvantage compared to our competitors that have less debt. If we incur additional indebtedness in the future and are unable to generate sufficient cash to meet our obligations, we may have to delay or curtail research and development programs.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors.

Risks Related to Drug Discovery, Development, Regulatory Approval and Commercialization

We are heavily dependent on the success of our product candidate, exaluren. If exaluren does not achieve positive results during development or suffers any material development delays, it may adversely impact the commercial viability of exaluren and our business.

We currently have no products approved for sale. We have invested substantial efforts and financial resources primarily in the research and development of exaluren, which is currently our primary product candidate in clinical development. Exaluren has been evaluated in a Phase 2a trial in AS patients with nonsense mutations, and we plan to initiate a Phase 2b clinical trial in the third quarter of 2026 for exaluren in NMAS patients and anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027. We also plan to initiate enrollment in a Phase 2 trial of exaluren for the treatment of nmADPKD in 2027 following protocol finalization and clearance of an IND by the FDA. We anticipate topline data from this trial by mid-2028. There can be no assurances of its success.

We are heavily dependent on favorable efficacy results from this study in the near term for our continued development and funding for exaluren and our company. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for, and successfully commercializing exaluren and any future product candidates, either alone or with third parties. The success of exaluren and any other product candidates will depend on several factors, including the following:

•

our ability to continue our business operations and product candidate research and development, and adapt to any changes in the regulatory approval process, manufacturing supply or clinical trial requirements and timing;

•	successful completion of preclinical studies;

•	receipt of allowances to proceed under Investigational New Drugs (“INDs”) and similar applications outside the United States for our planned clinical trials or future clinical trials;

•	successful patient enrollment in and completion of clinical trials;

•

safety and efficacy data for our product candidates that are satisfactory to the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), or any other comparable foreign regulatory authority for marketing approval;

•	receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•	completion of any required post-marketing approval commitments to applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•

making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates, if any product candidates are approved;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

•	obtaining and maintaining third-party coverage and adequate reimbursement; and

•	maintaining a continued acceptable safety profile of our products following any approval.

Many of these factors are beyond our control, and it is possible that we may never obtain regulatory approval for exaluren or any other product candidates even if we expend substantial time and resources seeking their development and approval. If we do not achieve regulatory approval in a timely manner or at all, we could experience significant delays or an inability to commercialize our current or future product candidates, which would materially adversely affect our business.

The success of our business, including our ability to finance our company and generate revenue from products in the future, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and any eventual commercialization of the product candidates we develop. Our current product candidates, and any future product candidates we develop, will require additional preclinical and clinical development, management of clinical, preclinical and manufacturing activities, marketing approval in the United States and other markets, demonstrating cost-effectiveness to pricing and reimbursement authorities in certain markets, obtaining sufficient manufacturing supply for both clinical development and commercial production in accordance with current Good Manufacturing Practices (“cGMP”) or similar regulatory requirements outside the United States, building of a commercial organization, and substantial investment and significant marketing efforts before we generate any revenue from product sales. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, which may prevent us from completing our clinical trials or commercializing our product candidates on a timely or profitable basis, if at all. Changes in the manufacturing process or facilities will require further comparability analysis and approval by the FDA or comparable foreign regulatory authorities before implementation, which could delay our clinical trials and product candidate development, and could require additional clinical trials, including bridging studies, to demonstrate consistent and continued safety and efficacy.

We have not previously submitted a new drug application (“NDA”) to the FDA or similar submissions to a comparable foreign regulatory authority for any product candidate. An NDA or other relevant regulatory filing must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe and effective for each desired indication. The NDA or other relevant regulatory filing must also include significant information regarding the chemistry, manufacturing and controls for the product. We cannot be certain that our current or future product candidates will be successful in clinical trials or receive regulatory approval. Further, even if they are successful in clinical trials, our product candidates or any future product candidates may not receive regulatory approval. If we do not receive regulatory approvals for current or future product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approval to market a product candidate, our revenue will depend, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights for each product candidate, as well as the availability of competitive products, whether there is sufficient third-party reimbursement and adoption by physicians.

Preclinical and clinical drug development is a lengthy and expensive process, with an uncertain outcome. Our preclinical and clinical programs may experience delays or may never advance, which would adversely affect our ability to further advance clinical development, obtain regulatory approvals or commercialize our product candidates on a timely basis or at all, which could have an adverse effect on our business.

Before obtaining regulatory approval for the commercial distribution of our therapeutic product candidates, we or a collaborator must conduct extensive preclinical studies and clinical trials to demonstrate the safety and efficacy of our product candidates in humans to the satisfaction of the FDA, EMA and other applicable regulatory agencies in the jurisdictions in which we intend to market our product candidates. Clinical testing is expensive, time-consuming, and subject to uncertainty. Of the large number of drugs in development, only a small percentage successfully complete clinical testing and an even smaller portion obtain FDA or similar foreign regulatory authority approval and are commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our research, development and clinical programs, we cannot assure you that exaluren or any of our future product candidates will be successfully developed or commercialized.

The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. Accordingly, we, or any development partners, may ultimately be unable to provide regulatory agencies with satisfactory data on clinical safety and efficacy sufficient to obtain approval for any indication.

Further, we may experience delays in clinical trials of our product candidates. We do not know whether ongoing clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Moreover, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•	reaching a consensus with regulatory authorities on study design or implementation of the clinical trials;

•	failure or delay in obtaining regulatory authorization to commence a clinical trial;

•

reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining institutional review board (“IRB”), or ethics committee approval at each clinical trial site;

•	identifying, recruiting and training suitable clinical investigators;

•	manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical trials;

•	insufficient or inadequate supply or quality of product candidates or other materials necessary for use in clinical trials;

•	recruiting, screening and enrolling suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a clinical trial;

•	adding new clinical trial sites;

•	failure by our CROs, other third parties or us to adhere to clinical trial protocols;

•	failure to perform in accordance with the FDA’s good clinical practices (“GCPs”), or similar regulatory guidelines in other countries;

•

occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits, or occurrence of adverse events in clinical trials of the same class of agents conducted by other companies;

•	changes in regulatory requirements or guidance that require amending or submitting new clinical trial protocols;

•	changes to the standard of care on which a clinical development plan was based, which may require new or additional studies or clinical trials;

•	selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data;

•	costs of clinical trials of our product candidates being greater than we anticipate;

•

clinical trials of our product candidates producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon development of such product candidates;

•

transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization (“CMO”) and delays or failure by our CMOs or us to make any necessary changes to such manufacturing processes, or failure of our CMOs to produce clinical trial materials in accordance with current Good Manufacturing Practice, or cGMP, regulations or other applicable requirements; or

•	third parties being unwilling or unable to satisfy their contractual obligations to us.

Any such delays or temporary pauses in our clinical trial enrollment in response to the factors above have and may in the future increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. For example, the primary efficacy endpoint of our Phase 2b clinical trial of exaluren in patients with AS is the effect of exaluren on structural changes in podocyte FPE as measured by change in FSD in kidney biopsies. While the IND for the Phase 2b trial of exaluren for NMAS has been allowed by the FDA and clinical trial authorization has been obtained from the UK Medicines and Healthcare products Regulatory Agency, FSD has not been validated as a surrogate endpoint for clinical benefit in AS, and regulatory authorities have not determined that changes in FSD are sufficient to support approval. If such regulatory authorities do not accept FSD as a surrogate endpoint for clinical benefit in AS, we may be required to conduct additional clinical trials, which may delay our development plans for exaluren and adversely affect our business. In general, we may not achieve efficacy results in patients in our clinical trials, and there can be no assurance that the results of our clinical trials will support regulatory approval of our product candidates.

Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and ethics committees or IRBs at the medical institutions where the clinical trials are conducted. We could encounter delays if a clinical trial is suspended or terminated by us, by the data safety monitoring board for such clinical trial or by the FDA or any other regulatory authority, or if the IRBs or ethics committees of the institutions in which such trials are being conducted suspend or terminate the participation of their clinical investigators and sites subject to their review. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to regulators or to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

In addition, significant adverse events with respect to individuals who are not enrolled in any of our clinical trials but who receive our product candidate under our compassionate use policy (typically under a single-patient IND administered by the individual’s treating physician) may result in a partial or full clinical hold on our ongoing clinical trials. A clinical hold may result in the inability to enroll new patients in our studies until the hold is removed and may make it more difficult to enroll patients thereafter. Additionally, a clinical hold may also result in, among other things, protocol redesign, changes in eligibility criteria and increased costs, any of which could adversely affect our projected development timelines and jeopardize successful completion of our clinical programs.

Further, conducting clinical trials in foreign countries, as we do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

If we experience delays in the completion of any clinical trial of our product candidates, the commercial prospects of our product candidates and the ability to generate revenues may be impaired. In addition, any delays in completing our clinical trials may increase our costs, slow down our product development and approval process and may jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may have an adverse impact on our business, financial condition and prospects. Further, the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

In addition, many of the factors that cause, or lead to, the termination, suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Any resulting delays to our clinical trials could shorten any period during which we may have the exclusive right to commercialize our product candidates. In such cases, our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects.

In addition, the FDA’s and other regulatory authorities’ policies with respect to clinical trials may change and additional government regulations may be enacted. For instance, the regulatory landscape related to clinical trials in the European Union (“EU”) recently evolved. The EU Clinical Trials Regulation (“CTR”) which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. While the EU Clinical Trials Directive required a separate clinical trial application (“CTA”) to be submitted in each member state in which the clinical trial takes place, to both the competent national health authority and an independent ethics committee, the CTR introduces a centralized process and only requires the submission of a single application for multi-center trials. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed. The CTR transition period ended on January 31, 2025, and all clinical trials (and related applications) are now fully subject to the provisions of the CTR. Compliance with the CTR requirements by us and our third-party service providers, such as CROs, may impact our development plans.

If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies governing clinical trials, our development plans may also be impacted.

We and our collaborating partners may be subject, directly or indirectly, to federal and state healthcare fraud and abuse and false claims laws and regulations. If we or our collaborating partners are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers, healthcare facilities and institutions, physicians, and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with our collaborators, healthcare professionals, healthcare facilities and institutions, principal investigators, consultants, customers, and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, that may constrain the business or financial arrangements and relationships through which we research, sell, market, and distribute any product candidates for which we obtain marketing approval. The applicable federal, state, and foreign healthcare laws that affect our ability to operate include, but are not limited to, the following:

•

The U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under any U.S. federal healthcare program, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Any arrangements with prescribers must be for bona fide services and compensated at fair market value;

•

The U.S. federal civil and criminal false claims laws, including without limitation, the civil False Claims Act, which can be enforced by private citizens on behalf of the U.S. federal government through civil whistleblower or qui tam actions, and the federal civil monetary penalties law which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease, or conceal an obligation to pay money to the U.S. federal government. Further, pharmaceutical manufacturers can be held liable under the civil False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Pharmaceutical manufacturers can cause false claims to be presented to the U.S. federal government by, among other things, engaging in impermissible marketing practices, such as the off-label promotion of a product for an indication for which it has not received FDA approval. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

•

The U.S. federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

The U.S. Physician Payments Sunshine Act and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to Centers for Medicare & Medicaid Services (“CMS”) information related to certain payments and other transfers of value to physicians (as defined by statute), certain non-physician practitioners (including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants, and certified nurse midwives) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•	Federal laws that require pharmaceutical manufactures to submit regular reports on drug pricing and price calculation methodologies; and

•

Analogous U.S. state and foreign laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements, and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws requiring the registration of pharmaceutical sales representatives, and similar healthcare laws and regulations in foreign jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal, and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of noncompliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits, and the curtailment or restructuring of our operations. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Our product candidates, including exaluren, may cause adverse events or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Undesirable side effects caused by our product candidate, exaluren, or any additional product candidates, could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries, and discomforts, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. It is possible that as we test our product candidates in larger, longer and more extensive clinical trials, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in previous trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. Many times, side effects are only detectable after investigational products are tested in large-scale clinical trials or, in some cases, after they are made available to patients on a commercial scale following approval.

It is possible that, during the course of the clinical development of exaluren or any additional product candidates, results of our clinical trials (or significant adverse events experienced by individuals receiving drug under our compassionate use policy) could reveal an unacceptable severity and prevalence of side effects. For example, exaluren is a eukaryotic ribosome-selective glycoside, a non-antibiotic and human ribosome-selective analogue of aminoglycoside antibiotics. While exaluren has been designed for selectivity toward the eukaryotic ribosome and has demonstrated a significantly differentiated profile from aminoglycoside antibiotics, certain aminoglycosides are associated with nephrotoxicity and ototoxicity. In preclinical studies, renal toxicities were observed in animals at doses in excess of expected clinical doses. Although clinical studies to date have not identified nephrotoxicity or ototoxicity in treated subjects, there can be no assurance that such effects will not be observed in future studies or in larger patient populations. As a result of these or any other side effects, our clinical trials could be suspended or terminated or not even allowed to commence, and the FDA or comparable foreign regulatory authorities could order us to cease further development, or deny approval, of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance due to tolerability concerns as compared to other available therapies. If we are required to delay, suspend or terminate any clinical trial or commercialization efforts, the commercial prospects of such product candidates may be harmed, and our ability to generate product revenues from them or other product candidates that we develop may be delayed or eliminated.

Additionally, if one or more of our product candidates receive marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone. Other potentially significant negative consequences associated with adverse events include:

•	regulatory authorities may withdraw approvals of such product or impose restrictions on its distribution in the form of a new or modified risk evaluation and mitigation strategy;

•	regulatory authorities may require additional labeling, such as additional warnings or contraindications, which may negatively impact sales;

•	regulatory authorities may issue safety alerts, letters to healthcare providers, press releases or other communications containing warnings or other safety information about the product;

•	we may be required to change the way the product is administered or to conduct additional clinical studies;

•	we may be subject to fines, injunctions or the imposition of criminal penalties;

•	we could be sued and held liable for harm caused to patients; and

•	a product may become less competitive, and our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Even though we have received orphan drug designation from the FDA for exaluren for the treatment of AS, we may not be able to maintain the benefits of orphan drug designation or obtain orphan drug marketing exclusivity for exaluren or any of our other product candidates for AS or other indications.

Regulatory authorities in some jurisdictions, including the United States and the EU, may designate drugs for relatively small patient populations as “orphan drugs” in the United States and “orphan medicinal products” in the EU. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Orphan drug designation must be requested before submitting an NDA.

In April 2024, the FDA granted Orphan Drug Designation to exaluren for the treatment of AS. The FDA has previously granted orphan drug designation for exaluren for the treatment of cystic fibrosis, MPS I, Rett syndrome, and cystinosis, however, we are not pursuing exaluren for these indications. We may seek orphan drug designation for exaluren in other diseases and conditions or for our other product candidates, and other indications. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and application fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA.

In addition, if a drug with an orphan drug designation subsequently receives the first FDA marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application, including an NDA, for the same drug for the same approved use or indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity within the relevant approved use or indication, or where the manufacturer is unable to assure sufficient product quantity to meet the needs relating to the relevant approved indication or use.

Even if we obtain orphan drug exclusivity for a product candidate, we may not be able to obtain or maintain orphan drug exclusivity for that product candidate. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active ingredients may be approved for the same approved use or indication within the applicable rare disease or condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same approved use or indication within the applicable rare disease or condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care, or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Similarly, in the EU, a medicinal product may receive orphan designation. Orphan designation is granted by the European Commission based on a scientific opinion of the EMA’s Committee for Orphan Medicinal Products. A medicinal product may be designated as orphan if its sponsor can establish that (i) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (ii) either (a) such condition affects no more than 5 in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (iii) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the medicinal product will be of significant benefit to those affected by the condition. The application for orphan designation must be submitted before the application for marketing authorization. In the EU, orphan designation entitles a party to financial incentives such as reduction of fees, fee waivers, protocol assistance, and access to the centralized marketing authorization procedure. Moreover, upon grant of a marketing authorization and assuming the requirement for orphan designation are also met at the time the marketing authorization is granted, orphan medicinal products are entitled to a ten-year period of market exclusivity for the approved therapeutic indication. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed pediatric investigation plan. However, during such period, marketing authorizations may be granted to a similar medicinal product with the same orphan indication if: (i) the applicant can establish that the second medicinal product, although similar to the orphan medicinal product already authorized is safer, more effective or otherwise clinically superior to the orphan medicinal product already authorized; (ii) the marketing authorization holder for the orphan medicinal product grants its consent; or (iii) if the marketing authorization holder of the orphan medicinal product is unable to supply sufficient quantities of product. The European exclusivity period can be reduced to six years, if, at the end of the fifth year a medicine no longer meets the criteria for orphan designation (i.e. the prevalence of the condition has increased above the orphan designation threshold or it is judged that the product is sufficiently profitable so as not to justify maintenance of market exclusivity).

We may find it difficult to recruit and enroll patients in our clinical trials, which could cause significant delays in the completion of such trials or may cause us to abandon one or more clinical trials.

Successful and timely completion of clinical trials will require that we enroll a sufficient number of subjects. These trials and other trials we conduct may be subject to delays for a variety of reasons, including as a result of enrollment taking longer than anticipated, subject withdrawal or adverse events. These types of developments could cause us to delay the trial or halt further development. Our clinical trials will compete with other clinical trials that are in the same therapeutic areas as our product candidates, and this competition reduces the number and types of patients available to us, as some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. The protocols for our clinical trials generally require that patients may not be enrolled in more than one clinical trial for the same indication, which will limit the pool of available subjects.

In addition to the rarity of some diseases, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure and that their disease is not too advanced. Specifically, some of the diseases that our product candidates are designed to treat are rare and ultra-rare and we expect only a subset of the patients with these diseases will be eligible for our clinical trials. Because exaluren is designed to target small populations and patient numbers have not been determined definitively, we must be able to identify patients in order to complete our development programs, potentially secure regulatory approval for, and if approved, successfully commercialize exaluren.

We cannot guarantee that any of our programs will identify a sufficient number of patients to complete clinical development, pursue regulatory approval and market our product candidates, if approved. The combined number of patients in the United States, the UK and Europe and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with exaluren, or new patients may become increasingly difficult to identify, all of which would adversely affect our results of operations and our business. An inability to recruit and enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether, which could impact our ability to develop our product candidates and may have a material adverse effect on our business, results of operations and financial condition. Patient enrollment depends on many factors, including:

•	the size and nature of the patient population;

•	the severity of the disease under investigation;

•	eligibility criteria for the trial;

•	the proximity of patients to clinical sites;

•	the design of the clinical protocol;

•	the ability to obtain and maintain patient consents;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the risk that patients enrolled in clinical trials will drop out of the trials before the administration of our product candidates or trial completion;

•	the availability of competing clinical trials;

•	the availability of new drugs approved for the indication the clinical trial is investigating; and

•	clinicians’ and patient perception as to the potential advantages of the drug being studied in relation to other available therapies.

We also rely on, and will continue to rely on, CROs and clinical trial sites to ensure proper and timely conduct of our clinical trials and preclinical studies. Though we have entered into agreements governing their services, we will have limited influence over their actual performance. Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain regulatory approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.

We may conduct clinical trials for our product candidates outside of the United States and the FDA may not accept data from such trials, in which case our development plans may be delayed, which could materially harm our business.

We are conducting one or more of our clinical trials or a portion of our clinical trials for our product candidates outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, if the study was not otherwise subject to an IND, the FDA will not accept the data as support for an application for regulatory approval unless the study is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar requirements for clinical data gathered outside of their respective jurisdictions. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the relevant jurisdiction. Additionally, recent policy proposals in the United States, if enacted in the future, may make acceptance by the FDA or inclusion in a marketing application of foreign data more difficult or costly. If the FDA or any comparable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all available data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the top-line or preliminary data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. For example, our Phase 2a clinical trial of exaluren in AS patients was an open-label clinical trial. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which treatment regimen patients have received and may interpret the information of the treated group more favorably given this knowledge. Accordingly, data from our Phase 2a clinical trial of exaluren in AS patients may not be predictive of data from our planned clinical trials for exaluren, which will be blinded. Further, any data from open-label trials that we may in future conduct may not be predictive of data from blinded clinical trials.

In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine to be material or otherwise appropriate information to include in our disclosure. If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions or interpretations reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could negatively impact our business, operating results, prospects or financial condition.

The regulatory approval processes of the FDA and comparable regulatory authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the

United States and by comparable foreign regulatory authorities in foreign markets. The time required to obtain approval by the FDA and comparable regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, and the FDA and comparable regulatory authorities have substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Neither we nor any future collaborator is permitted to market any of our product candidates in the United States until we receive regulatory approval of an NDA from the FDA. Similarly, in the European Union, our product candidates can only be placed on the market after obtaining a marketing authorization.

Prior to obtaining approval to commercialize a product candidate in the United States, Europe or other jurisdictions, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or other regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways. Even if we believe the nonclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. The FDA or other regulatory authority may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or it may object to elements of our clinical development program.

The FDA or any foreign regulatory authorities or bodies can delay, limit or deny approval of our drug product candidates or require us to conduct additional nonclinical or clinical testing or abandon a program for a variety of reasons, including the following:

•	regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the applicable regulatory authority that a product candidate is safe or effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by regulatory authorities for approval;

•	serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of our product candidates may not be acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States, the EU, or elsewhere, and we may be required to conduct additional clinical studies;

•	the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	applicable regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects.

In addition, even if we were to obtain approval, regulatory authorities may approve our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, including Phase 4 clinical trials, and/or the implementation of a REMS program, which may be required to assure safe use of the drug after approval. Regulatory authorities may also approve a product candidate for a more limited indication or patient population than we originally requested, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

The EU pharmaceutical legislation has been undergoing a complete review in the context of the Pharmaceutical Strategy for Europe initiative, launched by the EC in November 2020. The EC introduced legislative proposals in April 2023 that, if adopted, will replace the current regulatory framework in the EU for all medicines (including those for rare diseases and for children). The proposed changes were since discussed and negotiated by the European Parliament and the Council of the EU as part of the EU ordinary legislative process. In April 2024, the European Parliament adopted its position on the legislative proposals and, in June 2025, the Council of the EU adopted its position. A provisional agreement on the text was reached on December 11, 2025. Following positive votes by Members States and the European Parliament on the provisional agreement in March 2026, the proposed revisions (affecting the duration of regulatory data protection and market protection, including for orphan medicinal products, revising the eligibility for expedited pathways, etc.) must now be formally adopted by the Ministers of Health in the Employment, Social Policy, Health and Consumer Affairs Council, or EPSCO, and the European Parliament Plenary, currently anticipated in Q3-Q4 2026. The proposed changes are not expected to become applicable before 2028 and may however have a significant impact on the pharmaceutical industry and our business in the long term.

Even if we obtain FDA approval for any of our product candidates in the United States, we may never obtain approval for or commercialize such candidates in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country.

Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell any of our product candidates that obtain regulatory approval, we may be unable to generate any revenue.

We have no experience selling and marketing our product candidates or any other products. To successfully commercialize any products that may result from our clinical development programs and obtain regulatory approval, we will need to develop these capabilities, either on our own or with the assistance of others. We may seek to enter into collaborations with other entities to utilize their marketing and distribution capabilities, but we may be unable to do so on favorable terms, if at all. If any future collaborative partners do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies or successfully commercialize any of our product candidates.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA, EMA or other regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with cGMP and comparable foreign requirements and GCPs for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and similar standards. Further, manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States.

If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with applicable regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

•	delays in or the rejection of product approvals;

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production; and

•	imposition of restrictions on operations, including costly new manufacturing requirements.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

In addition, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

There is no guarantee that we will receive in a timely fashion or at all the additional milestone or royalty payments under the Almirall License Agreement.

On March 11, 2024, we entered into the License Agreement with Almirall (the “Almirall License Agreement”), pursuant to which we sublicensed to Almirall certain rights we owned under the Harvard Agreement relating to the research, development and commercialization of ZKN-013, and other related assets as described in the Almirall License Agreement. Under the Almirall License Agreement, we received an upfront payment of $3.0 million and are eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties of mid-single to low-teens percentages of any future global sales. The achievement and timing of the milestones depend on the success of development, approval and sales progress, if any, of commercial products developed under this license agreement. In connection with Almirall License Agreement, Almirall has control and broad discretion over all aspects of the development and commercialization of ZKN-013 and we will have little, if any, influence over how such activities will be conducted. Our receipt of any payments related to development milestones or royalties is dependent on Almirall’s ability to successfully develop and commercialize ZKN-013. See the section titled “Business—License Agreements—License Agreement between Eloxx and Almirall.”

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the internet and off-label promotion. Any regulatory approval that the FDA grants is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities. However, our ability to promote any products will be narrowly limited to those indications that are specifically approved by the FDA.

If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed and/or subject to additional oversight and monitoring. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Disruptions at the FDA and other government agencies and foreign regulatory authorities caused by funding shortages, staffing limitations, or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA and foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s and foreign regulatory authorities’ ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s and foreign regulatory authorities’ ability to perform routine functions. Average review times at the FDA and foreign regulatory authorities have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies, may also slow the time necessary for new drugs or modifications to approved drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. In addition, the current U.S. Presidential administration has issued certain policies and Executive Orders directed towards reducing the employee headcount and costs associated with U.S. administrative agencies, including the FDA, which have led to substantial personnel changes, and it remains unclear the degree to which these efforts may limit or otherwise adversely affect the FDA’s ability to conduct routine activities.

If a prolonged government shutdown occurs, or if funding shortages, staffing limitations or similar factors hinder or prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, such events could significantly impact the ability of the FDA or other such regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Developments by competitors may render our product candidates or technologies obsolete or non-competitive which would have a material adverse effect on our business, results of operations and financial condition.

We compete with pharmaceutical and biotechnology companies and academic research institutions developing therapies for rare genetic kidney and dermatologic diseases. Our product candidates will compete with existing therapies and potential therapies under development by our competitors. In addition, our commercial opportunities may be reduced or eliminated if our competitors develop and market products that are less expensive, more effective or safer than our product candidates. Other companies have product candidates in various stages of preclinical or clinical development to treat diseases for which we are also seeking to develop product candidates through targeting downstream pathological processes such as fibrosis, inflammation, or proteinuria. Some of these potential competing drugs are further advanced in development than our product candidates and may be commercialized earlier. Even if we are successful in developing effective drugs, our products may not compete successfully with products produced by our competitors.

Some of our competitors have significantly greater financial resources than we do and an established presence in the market. Our competitors may have greater expertise in research and development, manufacturing, obtaining regulatory approvals and marketing approved products and may obtain regulatory approvals for their products more rapidly than we can, if at all. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We also compete with these companies in recruiting, hiring and retaining qualified scientific and management talent, establishing clinical trial sites and patient registration for clinical trials and obtaining manufacturing slots at contract manufacturing organizations.

Efforts to compete and the pursuit of activities of our competitors may impose unanticipated costs on our business, which would have a material adverse effect on our business, results of operations and financial condition.

If we are unable to develop and commercialize our product candidates, our business will be adversely affected.

A key element of our strategy is to develop and commercialize a portfolio of new products. We seek to do so through our internal research programs and strategic collaborations for the development of new products. Research programs to identify new product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including:

•	a product candidate is not capable of being produced in commercial quantities at an acceptable cost, or at all;

•	a product candidate that is developed and approved may not be accepted by patients, the medical community or third-party payors;

•	competitors may develop alternatives that render our product candidates obsolete;

•	the research methodology used may not be successful in identifying potential product candidates; or

•

a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be safe or effective or otherwise does not meet applicable regulatory approval requirements.

Any failure to develop or commercialize any of our product candidates may have a material adverse effect on our business, results of operations and financial condition.

Even if we are able to commercialize any product candidate, coverage and adequate reimbursement may not be available or such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

The regulations that govern regulatory approvals, pricing, and reimbursement for drug products vary widely from country to country. Some countries require approval of the sale price of a drug product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription drug product pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers, and other organizations. Even if we succeed in bringing one or more products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. In the United States, no uniform policy for coverage and reimbursement exists, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug does not assure that other payors will also provide coverage and adequate reimbursement for the drug. There may be significant delays in obtaining reimbursement for newly-approved drug products, and coverage may be more limited than the purposes for which the drug product is approved by the FDA or comparable foreign regulatory authorities.

Moreover, eligibility for reimbursement does not imply that any drug products will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale, and distribution. Increasingly, the third-party payors who reimburse patients or healthcare providers are requiring that drug companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for drug products. If the price we are able to charge for any products we develop, or the coverage and reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be affected adversely.

Interim reimbursement levels for new drug products, if applicable, may also be insufficient to cover our costs and may not be made permanent. Reimbursement rates may be based on payments allowed for lower cost drug products that are already reimbursed, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drug products may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of drug products from countries where they may be sold at lower prices than in the United States. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered injectables, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.

Our inability to promptly obtain coverage and adequate reimbursement from both third-party payors for the product candidates that we may develop and for which we obtain regulatory approval could have a material and adverse effect on our business, financial condition, results of operations, and prospects.

Current and future healthcare reform and other legislation may increase the difficulty and cost for us and any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the prices we, or they, may obtain and may have a negative impact on our business and results of operations.

In the United States and some foreign jurisdictions there have been, and continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, restrict or regulate post-approval activities with respect to any product candidate for which we obtain marketing approval, and may affect our ability, or the ability of any future collaborators, to profitably sell our products for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States and elsewhere, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative and regulatory initiatives. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that we, or any future collaborators, may receive for any product candidates approved for sale. New and changing laws and regulations may also create uncertainty about how such laws and regulations will be interpreted and applied. If we are found to have violated laws and regulations, it could materially adversely affect our business, results of operations and financial condition.

The Affordable Care Act (the “ACA”) was signed into law in 2010. The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affects the U.S. pharmaceutical industry. Among the provisions of the ACA of importance to our business, including, without limitation, our ability to commercialize and the prices we may obtain for any product candidates that are approved for sale, are

•

an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee does not apply to sales of certain products approved exclusively for orphan indications;

•	a Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

•

establishment of the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, including prescription drug spending.

Since its enactment, certain provisions of the ACA have been subject to judicial, executive, and legislative challenges and may be subject to additional challenges in the future. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. The cost of prescription pharmaceuticals in the United States has also been the subject of considerable discussion in the United States. There have been several Congressional inquiries, as well as legislative and regulatory initiatives and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

The Inflation Reduction Act (the “IRA”) was enacted in 2022. Among other things, the IRA established requirements for manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap known as the maximum fair price; imposed rebates under the Medicare program, Part B and Medicare Part D to penalize price increases that outpace inflation (beginning in 2023); redesigned the Medicare Part D benefit (beginning in 2024); and replaced the Part D coverage gap discount program with a new manufacturer discount program (beginning in 2025). CMS has published and negotiated maximum fair price for the initial ten drugs subject to negotiation, which became effective in 2026, and for a subsequent set of 15 drugs, which will first be effective in 2027. CMS has also published the next set of 15 drugs that will be subject to negotiation. The Medicare drug price negotiation program is currently subject to legal challenges. The IRA permits the Secretary of the Department of Health and Human Services (“HHS”) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. The impact of the IRA on us and the pharmaceutical industry cannot yet be fully determined, but is likely to be significant.

The One Big Beautiful Bill Act, which was enacted in July 2025, imposes significant reductions in the funding of the Medicaid program. Such reductions are expected to decrease the number of persons enrolled in Medicaid and reduce the services covered by Medicaid, which could adversely affect our sales of any product candidate that we commercialize.

The Trump administration is also pursuing strategies to reduce drug costs in the United States that are likely to have a negative impact on the pharmaceutical industry and may negatively affect our ability to receive adequate revenues for any product candidate for which we obtain marketing approval. This includes threats to impose significant tariffs on pharmaceutical manufacturers that do not adopt pricing policies such as most favored nation pricing, which would tie the price for drugs in the United States to the lowest price in a group of other countries. In response, multiple manufacturers have reportedly entered into confidential pricing agreements with the federal government. The Trump administration also published two proposed regulations in December 2025, referred to as GLOBE and GUARD, that would, if finalized, implement mandatory payment models under which manufacturers of eligible drugs would be required to pay rebates to the federal government on a portion of the units of their drugs that are reimbursed by Medicare, with the rebate amount based on most favored nation pricing. While the impact of the GLOBE and GUARD proposed payment models, if fully implemented, cannot yet be determined, it is likely to be significant. Even if any of these regulatory proposals or executive actions are ultimately deemed unlawful, they could negatively impact the United States pharmaceutical sector and our business. In addition, pharmaceutical pricing and marketing has long been the subject of considerable discussion in Congress and among policymakers, and it is possible that Congress could enact additional laws that negatively affect the pharmaceutical industry.

Moreover, the individual states in the United States have become increasingly active in developing proposals, passing legislation and implementing regulations designed to control drug pricing, including price or patient reimbursement constraints, discounts, formulary flexibility, marketing cost disclosure, drug price increase reporting, and other transparency measures. Some states have enacted legislation creating so-called prescription drug affordability boards, with the goal of imposing price limits on certain drugs in these states, and at least one state board is imposing an upper payment limit. States are also seeking to implement general, across the board price caps for pharmaceuticals, or are seeking to regulate drug distribution. Some measures are designed to encourage importation from other countries. These types of initiatives may result in additional reductions in Medicare, Medicaid, and other healthcare funding, and may otherwise affect the prices we may obtain for any product candidate for which we obtain marketing approval or the frequency with which any product candidate for which we obtain marketing approval is prescribed or used.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage and payment criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures. We cannot predict with certainty what impact any federal or state health reforms will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced reimbursement for our products, any of which could adversely affect our business, results of operations and financial condition.

The pricing of prescription pharmaceuticals is also subject to governmental control outside the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of any product candidate for which we obtain marketing approval to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our ability to generate revenues and become profitable could be impaired.

Risks Related to Our Business and Operations

We continue to seek opportunities to expand our business through strategic initiatives. Our efforts to identify opportunities or complete transactions that satisfy our strategic criteria may not be successful, and we may not realize the anticipated benefits of any completed acquisition, collaboration or other strategic transaction.

Our business strategy includes expanding our product candidates and capabilities. We regularly evaluate potential merger, acquisition, collaboration and in-license opportunities that we expect will expand our pipeline or product offerings, and enhance our research or development programs.

We may engage in future strategic transactions that could cause us to incur additional liabilities, commitments or significant expense. Any such transactions will be dependent on our ability to appropriately evaluate the potential risks and uncertainties, integrate any new technology, product and/or business, and generate revenues (including through up-front payments, milestones and/or royalties) sufficient to meet our underlying objectives.

Any strategic transaction undertaken may result in unforeseen development costs, timeline delays, regulatory approval challenges and uncertainties relating to the commercial market opportunity, any of which could cause us to fail to realize the anticipated value of the transaction and may have a material adverse effect on our business and financial condition.

Our business could be affected by litigation, government investigations and enforcement actions.

We operate in many jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, Qui Tam, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment, and other claims and legal proceedings which may arise from conducting our business. Any of these actions or proceedings may result in significant costs, fines, penalties or imposition of burdensome restrictions on our company, any of which could have a material adverse effect on our business, results of operations and financial condition.

We could be subject to additional tax liabilities.

We are subject to federal, state and local taxes in the United States, Israel and Australia. Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax (including tariffs), accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by our earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of our deferred tax assets and liabilities. Changes to tax laws (which changes may have retroactive application), including with respect to net operating losses and research and development tax credits, could adversely affect us or holders of our common stock. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our operating results or cash flows in the period or periods for which a determination is made.

We have identified a material weakness in our internal control over financial reporting. Material weaknesses in our internal control over financial reporting could have a significant adverse effect on our business and the price of our common stock.

Material weaknesses in our internal control over financial reporting could have a significant adverse effect on our business and the price of our common stock. As a public company, we are required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which requires management to certify financial and other information in our quarterly and annual reports and provide periodic management reports on the effectiveness of our disclosure controls and procedures and an annual management report on the effectiveness of our internal control over financial reporting. Our management has concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective as of December 31, 2025 due to a material weakness in our internal control over financial reporting. The material weakness was identified for the years ended December 31, 2025, 2024, and 2023, during which we did not consistently perform certain financial reporting and internal control activities due to severe liquidity constraints, reductions in accounting personnel, and our delisting from a national stock exchange in the fourth quarter of 2023, which collectively resulted in deferral of financial reporting activities. Specifically, controls related to timely preparation and review of account reconciliations and period-end review procedures were not consistently performed or documented at a level sufficient to support the completeness and accuracy of financial reporting. These deficiencies also affected certain review controls over complex accounting analyses and technical accounting documentation prepared during the period. As of March 31, 2026, the material weakness had not been remediated. We have taken and continue to take steps to remediate the material weakness, including enhancing oversight of key financial reporting activities and strengthening execution and documentation of affected controls. We have initiated a remediation plan that includes, among other actions: reinforcing a consistent full monthly and quarterly financial close process; enhancing the timely preparation and review of reconciliations of significant financial statement accounts; strengthening management review controls over complex and judgmental accounting areas; enhancing documentation standards, approval protocols, and oversight procedures; and increasing accounting and financial reporting resources, including input from a third-party valuation specialist. We expect that the remediation of the material weakness will require sustained execution and may be facilitated by additional financial and personnel resources.

There can be no assurance that we will not identify additional material weaknesses in the future. If we identify additional material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our business could be adversely affected by the effects of widespread public health epidemics and other factors beyond our control.

Our business could be adversely affected by public health crises, epidemics, pandemics, or similar events beyond our control, which could disrupt our operations, clinical trials, supply chains, and the ability of regulatory authorities to conduct timely reviews. The severity, duration, and broader consequences of any such event are inherently uncertain and could adversely impact, among other things, the conduct of our clinical trials, employee mobility and productivity, the availability of clinical trial sites, our manufacturing capabilities, and the operations of third-party service providers such as CROs, any of which could have an adverse impact on our business and our financial results.

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, results of operations, and financial condition.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention, and security of personal information, such as information that we may collect in connection with clinical trials in the United States and abroad. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, results of operation, and financial condition.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the United States, HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission and breach reporting of protected health information. We may obtain protected health information from third parties, such as research institutions with which we collaborate, that are subject to privacy and security requirements under HIPAA. Although we do not believe that we are directly subject to HIPAA, other than potentially with respect to providing certain employee benefits, we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA. We may also face liability from a contractual perspective if we fail to comply with any agreements in place with such entities.

Even when HIPAA does not apply, according to the Federal Trade Commission (“FTC”), failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act (“FTCA”). The FTC’s current guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations, but this guidance may change in the future, resulting in increased complexity and the need to expend additional resources to ensure we are complying with the FTCA. In addition, in the United States, certain state laws impose specific security requirements for certain personal information.

Further, at the state level, numerous states have also adopted comprehensive privacy laws, adding complexity, variation in requirements, restrictions and potential legal risk requiring additional investment of resources in compliance programs. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (collectively, the “CCPA”) requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. Additional compliance investment and potential business process changes may also be required.

Furthermore, other states have proposed or enacted legislation that focus on certain categories of data, such as consumer health data. For example, Washington State enacted the Washington My Health My Data Act, which broadly defines consumer health data, creates a private right of action to allow individuals to sue for violations of the law, imposes stringent consent requirements, and grants consumers certain rights with respect to their health data, including to request deletion of their information. Connecticut and Nevada have also passed similar laws regulating consumer health data. The effects of state and federal privacy laws are potentially significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. While such laws generally exempt clinical trial data, in the event that we are subject to or affected by HIPAA, the CCPA, or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

Our operations abroad may also be subject to increased scrutiny or attention from data protection authorities. For example, in Europe, the European Union General Data Protection Regulation (the “EU GDPR”) and in the United Kingdom (the “UK”), the United Kingdom General Data Protection Regulation and Data

Protection Act 2018 (the “UK GDPR” and together with the EU GDPR, referred to as the “GDPR”) impose strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”) and the UK. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance under both the EU GDPR and UK GDPR of up to €20 million/ GBP 17.5 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/ change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/ or civil claims (including class actions). Among other requirements, the GDPR restricts transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, unless a derogation exists or appropriate transfer mechanisms are implemented (such as the European Commission approved standard contractual clauses (“SCCs”) or the U.K. International Data Transfer Addendum (“IDTA”)), and transfer impact assessments are conducted. The efficacy and longevity of current transfer mechanisms between the EEA/UK, and the United States remains uncertain.

In relation to such cross border transfers of personal data, we expect the existing legal complexity and uncertainty regarding international personal data transfers to continue, and international transfers to the United States, China, and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by regulators. As the regulatory guidance and enforcement landscape in relation to data transfers continue to develop, we could suffer additional costs, complaints and/or regulatory investigations or fines; we may have to stop using certain tools and vendors and make other operational changes; we may have to implement alternative data transfer mechanisms under the GDPR and/ or take additional compliance and operational measures; and/or it could otherwise affect the manner in which we operate our business, and could adversely affect our business, operations and financial condition. Although the UK is a third country under the EU GDPR, mutual adequacy decisions permit the continued free flow of personal data between the EEA and the UK.

The UK’s data protection regime is separate from, but aligned with, the EU regime. Following Brexit, there is increasing scope for divergence in the application, interpretation and enforcement of UK and EU data protection laws, including as a result of the recently implemented UK Data (Use and Access) Act 2025. Although the European Commission extended its adequacy decision for the UK through December 2031, uncertainty remains as to how UK law will evolve over time, which could increase legal risk, complexity and compliance costs and require different measures for the UK and EEA. In addition, EEA Member States have adopted national laws and regulatory approaches that may diverge in certain respects, particularly in relation to health data, resulting in a fragmented compliance landscape. The European Commission has also proposed reforms under the “Digital Omnibus” package which, if adopted, may further modify GDPR-related requirements, including by clarifying the scope of “personal data” and the treatment of coded or de-identified data, potentially requiring further adjustments to our European privacy compliance framework. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

In 2024, the National Security Division of the U.S. Department of Justice (DOJ) issued a new rule—referred to as the “Data Security Program” (DSP)—to implement Executive Order 14117 aimed at preventing access to “bulk U.S. sensitive personal data” and “government-related data” by “countries of concern” (including China, Russia, Iran, North Korea, Cuba, and Venezuela) and “covered persons” (as all such terms are defined in the DSP). Effective as of April 8, 2025, and fully enforceable as of July 9, 2025, the DSP imposes stringent obligations on companies within its scope and prohibits or restricts “covered data transactions” that grant countries of concern or covered persons access to bulk U.S. sensitive personal data or any amount of government-related data. The DSP is new, complex and has yet to be enforced, and as such, there is a risk that our interpretation of its applicability, scope, and requirements is incorrect, incomplete, or misapplied. Compliance with the DSP may require us to invest heavily in data security and compliance measures, such as implementing and complying with the Cybersecurity and Infrastructure Security Agency’s guidelines and other burdensome recordkeeping, reporting, and auditing requirements. It may also require us to implement new processes, stop or restrict certain data transfers, alter the geographic scope of our operations, cease doing business with certain third parties or using certain tools or vendors, or change how data flows throughout our business, any of which could materially impact our business operations or hinder our ability to grow our business. Finally, non-compliance with the DSP could result in significant civil or criminal penalties, which could materially adversely affect our business, results of operations, and financial condition.

Our employees and personnel use generative artificial intelligence (“AI”) and/or automated decision-making technologies to perform their work, and the disclosure and use of personal data in AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws and regulations regulating AI and/or automated decision-making technologies. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use AI and/or automated decision-making technologies, it could make our business less efficient and result in competitive disadvantages.

Even though we believe we and our vendors are generally in compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new and the interpretation and application of these laws are uncertain. Any failure or perceived failure by us to comply with data privacy laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

Our business and operations may suffer in the event of information technology system failures, cyberattacks or deficiencies in our cybersecurity.

We collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit confidential information, including intellectual property, proprietary business information, preclinical and clinical trial data, and personal information (collectively, “Confidential Information”). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such Confidential Information.

Our information technology systems and those of our third-party service providers, strategic partners and other contractors or consultants are vulnerable to attack, damage and interruption from computer viruses and malware (e.g. ransomware), misconfigurations, “bugs” or other vulnerabilities, malicious code, natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, wrongful or inadvertent conduct by employees or vendors, human error, fraud, denial or degradation of service attacks and sophisticated nation-state and nation-state-supported actors. These attacks and activity are being facilitated or enhanced by evolving technologies, including artificial intelligence. We have also outsourced elements of our information technology infrastructure, and as a result a number of third-party vendors may or could have access to our confidential information.

The risk of a cybersecurity incident, data breach or other disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased and evolved. If we or our third-party vendors were to experience a significant cybersecurity incident or data breach of our or their information systems or data, the costs associated with the investigation, remediation and potential notification of the incident or breach to counter-parties and data subjects could be material. In addition, our remediation efforts may not be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including data loss or the loss of or damage to intellectual property or other proprietary information. There can also be no assurance that our and our third-party service providers’, strategic partners’, contractors’, consultants’, CROs’ and collaborators’ cybersecurity risk management program and processes, including policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems, networks and Confidential Information.

Like other companies in our industry, we, and our third party vendors, have experienced threats and cyberattacks relating to our information technology systems and infrastructure. While we do not believe that we have experienced any significant system failure, accident, cybersecurity incident or data breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss, corruption or unauthorized disclosure of our trade secrets, personal information or other proprietary or sensitive information or other similar disruptions. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our therapeutic candidates could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

If a cybersecurity incident, data breach or other disruption were to result in the unauthorized access to or unauthorized use, disclosure, release or other processing of personal information, it may be necessary to notify individuals, governmental authorities, supervisory bodies, the media and other parties pursuant to privacy and data security laws. Any security compromise affecting us, our service providers, strategic partners, other contractors, consultants, or our industry, whether real or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures and lead to regulatory scrutiny. To the extent that any disruption, cybersecurity incident or data breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential or proprietary or personal information, we could incur liability, including litigation exposure, penalties and fines, we could become the subject of regulatory action or investigation, our competitive position could be harmed and the further development and commercialization of our products and services could be delayed. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our business. Furthermore, any perceived non-compliance with federal, state and international laws and regulations could expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties, fines and significant legal liability, if our information technology security efforts fail. Any adverse impact to the availability, integrity or confidentiality of our or third-party systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. We may also be exposed to a risk of loss or litigation and potential liability, which could materially and adversely affect our business, results of operations or financial condition.

Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience cybersecurity incidents or data breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques – including artificial intelligence – that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our privacy and data security obligations. Further, our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a cybersecurity incident or breach or that the insurer will not deny coverage of any future claim. Accordingly, if our cybersecurity measures, and those of our service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks) and the mishandling of data by our employees and third-party service providers, then our reputation, business, results of operations and financial condition could be adversely affected.

We currently rely, and plan to rely on in the future, third parties to conduct and support our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We have utilized and plan to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CMOs, consultants and strategic partners to conduct and support our preclinical studies and clinical trials. As a result, we will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. In addition, our clinical trials must be conducted with pharmaceutical product produced under cGMP and comparable foreign regulations. Our failure or any failure by these third parties to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Further, these investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or precluded entirely.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Additionally, CROs may lack the capacity to absorb higher workloads or take on additional capacity to support our needs. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We contract with third parties for the manufacture of our product candidates for preclinical studies and our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or be able to obtain such product candidates at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts. We also rely on a single-source supplier.

We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development, or if approved, eventual commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates for preclinical studies and clinical trials. We do not have long-term supply agreements with these manufacturers. Furthermore, the raw materials for our product candidates are sourced from a single-source supplier. Given this reliance on a single-source supplier, we are especially susceptible to supply shortages because we do not have alternate suppliers currently available. If we were to experience an unexpected loss of supply of any of our product candidates or any of our future product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	the failure of the third party to manufacture our product candidates according to our schedule;

•	the reduction or termination of production or deliveries by suppliers, or the raising of prices or renegotiation of terms;

•	the termination or nonrenewal of agreements at a time that is costly or inconvenient for us;

•	the failure to comply with contractual obligations;

•	the failure to comply with applicable regulatory requirements;

•	the failure to manufacture our product candidates according to our specifications;

•	clinical supplies not being delivered to clinical sites on time;

•

disruptions to the operations of our third-party manufacturers or suppliers, testing facilities, or research sites caused by conditions unrelated to our business or operations, including unrelated regulatory action against or the bankruptcy of the manufacturer or supplier, testing facility, or research site, or the unavailability of essential personnel to conduct or complete our research or clinical trials, including as a result of public health crises, pandemics, or similar events; and

•	the misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners for compliance with cGMP or comparable foreign regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or comparable regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations. Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

We have vendors and third party service providers located outside of the United States that subject us to additional risks that are beyond our control and that could harm our business, financial condition, results of operations, and prospects.

We currently and may in the future rely on foreign CROs and CMOs, such as WuXi AppTec. Such foreign CROs and CMOs may be subject to U.S. legislation, trade restrictions, sanctions, tariffs, and other regulatory requirements by the U.S. government, which could increase the cost or reduce the supply of material available to us or our partners or potential partners, delay the procurement or supply of such material or have an adverse effect on our or our partners’ or potential partners’ ability to secure significant commitments from governments to purchase potential therapies. For example, on December 18, 2025, the National Defense Authorization Act for Fiscal Year 2026 (NDAA) was signed into law, which includes the U.S. BIOSECURE Act which, in its current form, would prohibit federal agencies from procuring or using any biotechnology equipment or services from “biotechnology companies of concern”, or entering into, extending, or renewing any contracts with entities that use such biotechnology equipment or services from “biotechnology companies of concern” or expending loan or granting funds for biotechnology equipment services provided by “biotechnology companies of concern”, whether directly or through a loan or grant recipient. Congress has interpreted a “biotechnology company of concern” as an entity that is under the control of a foreign adversary and that poses a risk to national security based on its research or multiomic data collection (e.g., collection of genomic information). This includes companies identified on the U.S. Department of Defense’s “Chinese military companies operating in the United States” list. Congress further authorizes the U.S. government to identify additional entities for inclusion as “biotechnology companies of concern.” While the U.S. BIOSECURE Act has a grandfathering period of five years for existing contracts and has carveouts for manufacture of drugs for supply under Medicaid and Medicare Part B, subject to the Secretary of Veteran Affairs’ discretion, the impact of the U.S. BIOSECURE Act on the biotechnology industry is uncertain. This and similar laws could have the potential to severely restrict the ability of U.S. biopharmaceutical companies like us or our partners to purchase services or products from, or otherwise collaborate with, certain Chinese biotechnology companies “of concern” without losing the ability to contract with, or otherwise receive funding from, the U.S. government. For example, with the U.S. BIOSECURE Act, we may be restricted in our ability to work with certain Chinese biotechnology manufacturing companies to the extent we would contract with, or otherwise receive funding from, the U.S. government. In addition, if we, our suppliers, or our customers were to be designated under the U.S. BIOSECURE Act, this could potentially cause harm to our business and financial condition. Furthermore, any U.S. executive action, legislative action or potential sanctions including the imposition of higher tariffs on imports into the United States and other governmental regulations affecting trade between the United States and China, and any retaliatory actions by China could materially impact our work or potential work in the future with Chinese biotechnology companies.

United States executive agencies may designate entities and individuals on various governmental prohibited and restricted parties lists. Depending on the designation, potential consequences can range from a comprehensive prohibition on all transactions or dealings with designated parties, or a limited prohibition on certain types of activities, such as exports and financing activities, with designated parties. Such disruption could have adverse effects on the development of our product candidates. Without an alternative manufacturing plan, there is a risk that, if supplies are interrupted, or the quality of ingredients provided by such alternative sources is not to our specification, it would cause delays in our supply chain and increase the cost of manufacturing our drugs, which could materially harm our business.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

The success of our business is dependent in large part on our continued ability to attract and retain our senior management, and other highly qualified personnel in our scientific, clinical, manufacturing and commercial organizations. Intense competition exists in the biopharmaceutical industry for these types of personnel. Our business is specialized and global and we must attract and retain highly qualified individuals across many geographies. We may not be able to continue to attract and retain the highly qualified personnel necessary for developing, manufacturing and commercializing our product candidates. If we are unsuccessful in our recruitment and retention efforts, or if our recruitment efforts take longer than anticipated, our business may be harmed. We may face difficulty in attracting and retaining key talent for a number of reasons, including management changes, the underperformance or discontinuation of one or more late-stage programs, recruitment by competitors or delays in the recruiting and hiring process or other factors beyond our control. We cannot ensure that we will be able to hire or retain the personnel necessary for our operations or that the loss of any such personnel will not have a material impact on our financial condition and results of operations.

We are highly dependent on principal members of our senior management. While we have entered into employment agreements, consulting agreements or offer letters with each of our executive officers, any of them could leave our employment at any time. While our board of directors does not currently plan to appoint a new Chief Financial Officer, we may in the future seek to hire a Chief Financial Officer to replace our Interim Chief Financial Officer, who is providing services on a consulting basis. If we choose to do so, we may experience difficulties or delays in identifying or hiring a qualified replacement. The transition to a new Chief Financial Officer may also be disruptive to our business and, if we are unable to manage an orderly transition, our business may be adversely affected. Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and commercialization objectives. If we fail to attract and retain highly qualified personnel, we may not be able to successfully develop, manufacture or commercialize our product candidates.

Changes in management and other key personnel have the potential to disrupt our business, and any such disruption could adversely affect our operations, programs, growth, financial condition or results of operations. In addition, new members of management may have different perspectives on programs and opportunities for our business, which may cause us to focus on new business opportunities or reduce or change emphasis on our existing business programs. Further, if members of our management and other key personnel in critical functions across our organization are unable to perform their duties, we may not be able to execute on our business strategy and/or our operations may be negatively impacted.

To manage effectively our current and future potential growth, we must also continue to enhance and develop our global employee base, and our operational and financial processes. Supporting our growth strategy will require significant capital expenditures and management resources, including investments in research, development, sales and marketing, manufacturing and other areas of our operations. The development or expansion of our business, any acquired business or any acquired or in-licensed products may require a substantial capital investment by us. We may not have these necessary funds, or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our capital stock, or securities convertible into our capital stock, which could dilute current stockholders’ ownership interest in our company.

We have a limited number of employees, which could adversely affect our business and operations.

We are a small company with a limited number of employees. As of May 31, 2026, we had ten full-time employees. Because we have a limited number of employees, each employee is responsible for multiple critical functions within our organization. This concentration of responsibilities in a small number of individuals may affect the operation of our business and we may not be able to quickly or adequately replace the experience and expertise of departing personnel.

Our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees and independent contractors, including collaborators, principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: (i) the laws and regulations of the FDA and other comparable foreign regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, including cGMP requirements, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad, (iv) laws that require the true, complete and accurate reporting of financial information or data, or (v) laws that prohibit insider trading. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our or our collaborators’ preclinical studies or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and curtailment of our operations, any of which could adversely affect our business, financial condition, results of operations and prospects.

We may engage in strategic transactions that could impact our liquidity, increase our expenses, and present significant distractions to our management.

We have in the past, and may in the future consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of intellectual property, products or technologies. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships and collaborations, joint ventures, restructurings, divestitures, business combinations, and investments. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all.

Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. The integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits. Furthermore, we may experience losses related to investments in other companies, including as a result of failure to realize expected benefits or the materialization of unexpected liabilities or risks, which could have a material negative effect on our results of operations and financial condition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Intellectual Property

If we fail to adequately protect or enforce our intellectual property rights or secure rights to third party patents, the value of our intellectual property rights would diminish, and our business, competitive position and results of operations would suffer.

We rely, and may in the future rely, upon a combination of patent, trade secret and trademark protection for our product candidates and proprietary technologies to prevent third parties from exploiting our achievements, thus eroding our competitive position in our market. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success depends in large part on our ability to obtain, maintain, expand, enforce, and defend the scope, ownership or control, validity and enforceability of our intellectual property protection in the United States and other countries with respect to our product candidates and other proprietary technologies we may develop. We generally seek, and may in the future seek, to protect our proprietary position, in part, by filing patent applications in the United States and abroad relating to our product candidates and technology, manufacturing processes and methods of use. We also seek, and may in the future seek, to protect our proprietary position by acquiring or in-licensing relevant issued patents or pending patent applications from third parties. If we are unable to obtain, maintain, expand, enforce and defend the scope, ownership or control, validity and enforceability of our intellectual property protection, our business, financial condition, results of operations and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect, obtain, maintain, expand, enforce and defend our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our protection. We cannot predict whether the patent applications we currently pursue or in-license, or may in the future pursue or in-license, will issue as patents in any particular jurisdiction, or whether any patent that eventually issues will be as broad as requested in the patent application or be sufficient to protect our technology. There are a number of factors that could cause our current or future issued patents to become invalid or unenforceable or that could cause our pending patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or lack of originality of the technology. The existence of unpublished patent applications or future patents owned by third parties could limit our freedom to operate even where our own patent applications issue. Patent applications are commonly kept confidential for a period after filing, and such unpublished applications may later issue with claims that cover aspects of our product candidates, manufacturing processes or methods of use. As a result, we may be required to obtain licenses on terms that are not commercially reasonable, modify or redesign our products or processes, or cease certain activities, any of which could materially and adversely affect our business, prospects and financial condition. Our competitive position and future revenue will depend in part on our ability and the ability of our licensors and collaborators to obtain and maintain patent protection for our product candidates, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. However, we cannot predict:

•

the degree and range of protection any patents will afford us against competitors and those who infringe upon our patents, including whether third parties will find ways to invalidate or otherwise circumvent our licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our owned or licensed patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings, which may be costly, and whether we win or lose.

If patent rights covering our products or technologies are not sufficiently broad, they may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar products and technologies. Furthermore, if the U.S. Patent and Trademark Office or foreign patent offices issue patents to us or our licensors, others may challenge the patents or circumvent the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors and those who infringe upon our patents.

Furthermore, the lives of our patents are limited. With regard to our lead compound exaluren, patents that have issued or that may issue in the future from our primary composition of matter patent family are currently set to expire in 2031. We may pursue additional patent protection relating to exaluren in the future, including for example additional methods of use or manufacture, specific formulations, or combinations of exaluren with other therapeutic agents. However, any applications we file in the future may not issue or may not result in adequate coverage to adequately protect our assets.

Depending upon the timing, duration, and conditions of any FDA marketing approval for exaluren, one or more of our patents may be eligible for patent term extension of up to five years under the Hatch-Waxman Act. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply for an extension within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from the date of product approval and only those claims covering the approved drug, an approved method of using the approved drug, or a method of manufacturing the approved drug may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for exaluren will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our business could be harmed.

If we cannot obtain new patents, maintain our existing patents and protect the confidentiality and proprietary nature of our trade secrets and other intellectual property, our business and competitive position may be harmed.

Our success will depend in part on our ability to obtain and maintain patent and regulatory protections for our product candidates and their intended uses, to preserve our trade secrets and other proprietary rights, to operate without infringing the proprietary rights of third parties, and to prevent third parties from circumventing our rights. Due to the time and expense of bringing new product candidates through development and regulatory approval to the marketplace, there is particular importance in obtaining patent and trade secret protection for significant new technologies, products and processes. In addition, we may be subject to increased risks of trade secret misappropriation or cyber intrusion by nation-state or state-sponsored actors seeking to obtain proprietary biotechnology or pharmaceutical information. Such actors may possess substantial financial and technological resources, and our security measures may not be sufficient to prevent unauthorized access to our trade secrets or other confidential information. Any such misappropriation could materially harm our competitive position.

We have obtained, and may in the future obtain, patents or rights to practice patents through ownership or license. Our patent applications may not result in the issue of patents in the United States or other countries. Our patents may not afford adequate protection for our products. Third parties may challenge our patents. If any of our patents are narrowed, invalidated or become unenforceable, competitors may develop and market products similar to ours that do not conflict with or infringe our patents rights, which could have a material adverse effect on our financial condition. We may also finance and collaborate in research conducted by government organizations, hospitals, universities or other educational or research institutions. To the extent any related intellectual property is developed with government funding or under statutory regimes that attach rights to government sponsors, applicable laws may give governments certain rights in inventions, including non-exclusive licenses, march-in rights or the ability to require licensing under specified circumstances. In addition, government authorities may impose compulsory licensing, require domestic manufacturing or take title if disclosure or filing requirements are not satisfied. The exercise of any such governmental rights or remedies, particularly in the context of public health emergencies or other policy-driven actions, could materially reduce the exclusivity, commercial value or enforceability of our intellectual property rights. Such research partners may be unwilling to grant us exclusive rights to technology or products developed through such collaborations. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties. Our product candidates are expensive and time-consuming to test and develop. Even if we obtain and maintain patents, our business may be significantly harmed if the patents are not broad enough to protect our products from copycat products.

Significant legal questions exist concerning the extent and scope of patent protection for biopharmaceutical products and processes in the United States and elsewhere. In Europe, the introduction of the Unitary Patent and Unified Patent Court (the “UPC”) regime presents additional uncertainty. Under the UPC, certain European patents may be subject to centralized revocation or infringement proceedings with pan-European effect; an adverse decision in such a proceeding could invalidate or limit our patent rights across multiple European states simultaneously. Patent owners may in some cases elect to opt out of UPC jurisdiction, but failure to comply with applicable timing or procedural requirements may leave patents subject to UPC review. Given the relative novelty of the UPC and its developing jurisprudence, this new regime may materially affect our European patent strategy, enforcement options and the value of our European patent portfolio. Accordingly, there is no certainty that patent applications owned or in-licensed by us will issue as patents, or that our issued patents will afford meaningful protection against competitors. Once issued, patents are subject to challenge through both administrative and judicial proceedings in the United States and other countries. Such proceedings include re-examinations, inter partes reviews, post-grant reviews, interference proceedings and derivation proceedings before the U.S. Patent and Trademark Office, as well as opposition proceedings before the European Patent Office and other non-U.S. patent offices. Litigation may be required to enforce, defend or obtain our patent and other intellectual property rights. Any administrative proceeding or litigation could require a significant commitment of our resources and, depending on outcome, could adversely affect the scope, validity or enforceability of certain of our patent or other proprietary rights.

In addition, our business requires using sensitive technology, techniques and proprietary compounds that we protect as trade secrets. However, we may also rely heavily on collaboration with, or discuss the potential for collaboration with, suppliers, outside scientists and other biopharmaceutical companies. Collaboration and discussion of potential collaboration present a strong risk of exposing our trade secrets. If our trade secrets were exposed, it would help our competitors and adversely affect our business prospects.

If we are found to be infringing on patents owned by others, we may be forced to pay damages to the patent owner and/or obtain a license to continue the development, manufacture or sale of our product candidates. If we cannot obtain a license, we may be prevented from the development, manufacture or sale of our product candidates, which would adversely affect our business.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and required to defend against litigation which could result in substantial costs and may have a material adverse effect on our business, results of operations and financial condition.

We have not received to date any claims of infringement by any third parties. However, as our product candidates progress into clinical trials and commercialization, if at all, our public profile and that of our product candidates may be raised and generate such claims. Defending against such claims, and occurrence of a judgment adverse to us, could result in unanticipated costs and may have a material adverse effect on our business and competitive position. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we may incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•

redesign our products or processes to avoid infringement, which could significantly impede development and impair or block our ability to secure regulatory approval of any redesigned product or process;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our product candidates;

•	defend litigation or administrative proceedings that may be costly whether we win or lose, and which could result in a substantial diversion of management resources; or

•	pay damages, including treble damages and attorneys’ fees for willful infringement.

Any costs incurred in connection with such events or the inability to develop or sell our products may have a material adverse effect on our business, results of operations and financial condition.

We rely on confidentiality agreements that could be breached and may be difficult to enforce which could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure of confidential information with third parties, including our contractors, CROs, contract manufacturers, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, CROs, contract manufacturers, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the rights belong to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, CROs, contract manufacturers, consultants, advisors and other third parties. Despite the protective measures we employ, we still face the risk that:

•	we may not have entered into applicable agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes;

•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach;

•	we may not effectively monitor unauthorized uses and disclosures, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective; or

•	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements may have a material adverse effect on our business and competitive position.

If we cannot meet requirements under our license agreement, we could lose the rights to our product candidates, which could have a material adverse effect on our business.

We depend on the license agreements with Technion Research and Development Foundation Ltd. and Fellows of Harvard College to maintain the intellectual property rights to certain of our product candidates. Our license agreement requires us to make payments and satisfy performance obligations in order to maintain our rights under this agreement. This agreement lasts either throughout the life of the patents that are the subject of the agreement, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreement in a timely manner, we could lose the rights to our proprietary technology, which could have a material adverse effect on our business, results of operations and financial condition.

We may become involved in lawsuits to protect or enforce or defend our intellectual property, which could be expensive, time consuming and unsuccessful and have an adverse effect on the success of our business.

Competitors or other third parties may infringe, misappropriate or otherwise violate our patents or other intellectual property. If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products or product candidates, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, lack of written description, non-enablement, failure to claim patent-eligible subject matter or obviousness-type double patenting. Third parties might allege unenforceability of our patents because during prosecution of the patent an individual connected with such prosecution withheld relevant information from the USPTO or made a misleading or inconsistent statement. Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products and product candidates, which may allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or could require us to obtain license rights from the prevailing party in order to be able to manufacture or commercialize our products, product candidates or technologies without infringing third-party patent rights. Even if a defendant does not prevail on a legal assertion of invalidity or unenforceability, our patent claims may be construed in a manner that would limit our ability to enforce such claims against the defendant and others. Moreover, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize our product candidates. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. Our patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights. Further, geopolitical developments, including actions taken by certain countries in connection with regional conflicts, may affect the enforceability of intellectual property rights. For example, governmental measures in certain jurisdictions have limited the enforcement of patents owned by entities from particular countries. If similar measures are adopted in jurisdictions relevant to our business, our ability to enforce our intellectual property rights could be materially impaired.

We may be subject to third-party claims including infringement, interference or derivation proceedings, post-grant review and inter partes review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions. Even if we believe such claims are without merit, a court could hold that these third-party patents are valid, enforceable and infringed by us, and the holders of any such patents may be able to block our ability to commercialize the applicable product or product candidates unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our products, product candidates or technologies may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court to cover aspects of our products, product candidates or technologies, the holders of any such patents may be able to prohibit our commercialization of the applicable product or product candidate until such patent expires or is finally determined to be invalid or unenforceable or unless we obtained a license.

In addition, defending such claims, regardless of their merit, would cause us to incur substantial expenses and, if unsuccessful, could cause us to pay substantial damages if we are found to be infringing a third party’s patent rights. These damages potentially include royalties, increased damages (possibly treble damages) and attorneys’ fees if we are found to have infringed such rights willfully. Further, if a patent infringement suit is brought against us, our development, manufacturing or sales activities relating to the product, product candidate or technology that is the subject of the suit may be delayed or terminated, as parties making claims against us may obtain injunctive or other equitable relief. As a result of patent infringement claims, or in order to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the third party, which may require payment of substantial royalties or fees, or require us to grant a cross-license under our intellectual property rights. These licenses may not be available on reasonable terms or at all and obtaining them may require substantial time and monetary expenditure. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing one or more of our products or product candidates, or forced to modify such products or product candidates, or to cease some aspect of our business operations, which could harm our business significantly. We might also be forced to redesign or modify our products, product candidates or technologies so that we no longer infringe the third-party intellectual property rights, which may result in significant cost or delay to us, or which redesign or modification could be impossible or technically infeasible.

Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products or product candidates. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or administrative proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace and could have an adverse impact on our business and financial condition.

Risks Related to Our Regional Operations

Potential political and economic instability in regions where we conduct business may adversely affect our results of operations.

In addition to our operations in the United States, we currently conduct certain research and clinical development activities through our regional operations located in Israel. We also maintain a legal presence and contract with vendors located in Australia. We may, in the future, expand our presence and operations to other locations as circumstances require. Accordingly, political and economic conditions in any other country or region where we do business may directly affect our operations. As of May 31, 2026, three of our ten employees are based in Israel, and the loss or unavailability of these employees due to geopolitical events or other disruptions could adversely affect our research and development activities.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In January 2025, Israel and Hamas entered into a ceasefire agreement, which remained in effect until March 18, 2025, when hostilities resumed. As of October 9, 2025, Israel and Hamas entered into a renewed ceasefire agreement calling for a permanent end of the war. However, there are no assurances that such an agreement will hold. While the conflict has created heightened security concerns, disruptions to business operations, and economic instability, the ceasefire may contribute to improved regional stability. However, the security situation remains fluid, and any renewed military actions, restrictions, or government-imposed measures could adversely affect our operations, supply chains, and financial condition.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In addition, ongoing political instability, widespread protests, and heightened geopolitical tensions involving Iran and Israel, including the potential for military escalation and broader regional conflict, may adversely affect economic conditions, disrupt markets, and create uncertainty that could negatively impact our business, financial condition and results of operations. A broader regional conflict involving additional state and non-state actors remains a significant risk. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. None of our employees or consultants were drafted. Although many of such military reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of the date of this prospectus, none of our directors, officers or employees are serving in active or reserve duty.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies, facilities or the manufacturing or supply of our drug candidates. While the intensity and duration of the security situation in Israel have been difficult to predict, as were the economic implications on our business and operations and on Israel’s economy in general, the ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce the risk of disruptions to our business and the Israeli economy in general. However, if the war is renewed or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.

In particular, regional instability in the Middle East may lead to a deterioration in the political and trade relationship that exists between countries in the region, making it more difficult to conduct operations. In addition, our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot provide assurance that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred.

Furthermore, in the past, Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with Israel and with Israeli companies. These restrictive laws and policies, even though we are a U.S.-based company, may have an adverse impact on our operating results, financial conditions or the expansion of our business.

We received Israeli government grants for our research and development activities and programs. The terms of such grants may require us, in the future, to pay royalties and under certain circumstances, penalties in addition to payment of royalties.

Our research and development efforts were initially financed, in part, through royalty-bearing grants from the Israel Innovation Authority (“IIA”). We received an aggregate of $2.6 million from the IIA for the development of our technologies. With respect to such grants we are required to pay certain royalties (including accrued interest) up to $2.8 million. We are required to comply with the requirements of the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, and related regulations (the “R&D Law”) with respect to these past grants. If we fail to comply with the R&D Law, we may be required to refund certain grants previously received and/or to pay interest and penalties and we may become subject to criminal charges.

With respect to such grants we are obligated to pay royalties at a rate in the low to middle single-digit percentage from the revenue generated from the sale of any products or services developed using IIA grants up to a maximum amount equal to repayment of the grant proceeds received plus accrued interest. We have not commenced the payment obligation of these royalties since we have not yet generated revenue, and we have a contingent obligation with respect to such future royalty payments including interest, of $2.8 million.

The R&D Law and terms of the prior grants restrict the transfer of certain know-how, and the transfer of manufacturing or manufacturing rights of products developed with grant funds, outside of Israel, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding according to the R&D Law, the discretionary approval of the IIA may be required for any assignment and/or transfer to third parties inside or outside of Israel of know-how or transfer outside of Israel of manufacturing or manufacturing rights and may result in payment of increased royalties and/or payment of additional amounts to the IIA. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development outside of Israel. Such approvals may not be granted by the IIA and any conditions imposed may not be acceptable to our company.

The R&D Law and the regulations promulgated thereunder provide that the transfer of IIA-supported technology or know-how outside of Israel may involve the payment of additional amounts depending upon the value of the transferred technology or know-how, the amount of IIA support, the time of completion of the IIA-supported research project and other factors, up to a maximum of six times the amount of grants received. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our stockholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding may be reduced by any amounts that we are required to pay to the IIA. Our obligations and limitations pursuant to the R&D Law are not limited in time and may not be terminated by us at will. As of the date hereof, we have not been required to pay any royalties with respect to the IIA grants.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

We enter into agreements with our employees pursuant to which they agree that any inventions created within the scope of their employment or engagement are assigned to us or owned exclusively by us. These agreements generally include provisions pursuant to which employees assign all rights to such inventions and waive any claim for royalties or other consideration in respect of service inventions. Under the Israeli Patent

Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement providing otherwise. The Patent Law further provides that if there is no agreement addressing remuneration between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, may determine whether the employee is entitled to remuneration for such inventions. Israeli case law indicates that an employee may waive the right to receive remuneration for service inventions, and the Committee typically examines the contractual framework between the parties when evaluating such claims. However, previous decisions by the Committee have created uncertainty regarding such claims. Although we include assignment and waiver provisions in our employment agreements, we may nevertheless face claims seeking remuneration in respect of service inventions. Responding to or defending against such claims could result in legal costs and the diversion of management resources, which could adversely affect our business.

Risks Related to this Offering and Our Common Stock and Pre-Funded Warrants

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock has been volatile and may continue to be volatile and subject to wide fluctuations in the future, especially following our delisting from the Nasdaq Capital Market in October 2023. Many factors could have an impact on our stock price, including fluctuations in our or our competitors’ operating results, clinical trial results or adverse events associated with our product candidates, product development by us or our competitors, changes in laws, including healthcare, regulatory, tax or intellectual property laws, intellectual property developments, acquisitions or other strategic transactions, changes in financial or operational estimates or projections and the perceptions of our investors that we are not performing or meeting expectations. The trading price of the common stock of many biopharmaceutical companies, including ours, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. In addition, the securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

We are a smaller reporting company, and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a smaller reporting company as defined in the Exchange Act and expect to remain a smaller reporting company for the near future. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. We cannot predict whether investors will find our common stock less attractive if we rely on this exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents include the following:

•

the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our current amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters or any offering giving rise to such claim.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action, suit or proceeding brought on our behalf, any action, suit or proceeding asserting a breach of fiduciary duty, any action, suit or proceeding asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action, suit or proceeding asserting a claim against us that is governed by the internal affairs doctrine; provided, that, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. These choice of forum provisions may result in increased costs to stockholders to bring a claim, limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, and may generally have the effect of discouraging lawsuits against us and our directors, officers and other employees. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment, assuming full exercise of the pre-funded warrants offered in the offering.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after the completion of this offering, assuming full exercise of the pre-funded warrants offered in the offering. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering, assuming full exercise of the pre-funded warrants offered in the offering. Based on the public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming full exercise of the pre-funded warrants offered in this offering, you will experience immediate dilution of $3.17 per share, representing the difference between our pro forma net tangible book value per share as of March 31, 2026 and the public offering price. For a further description of the dilution that you will face immediately after this offering, see the section titled “Dilution.”

Our common stock constitutes “penny stock” within the meaning of the rules of the SEC and may be subject to greater opportunity for manipulation.

The SEC has adopted a number of rules to regulate “penny stocks” that restrict transactions involving stock which is deemed to be penny stock. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

The market for “penny stocks” has suffered from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses.

There is no public market for the pre-funded warrants being offered in this offering.

There is no public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited. Further, to the extent that a secondary market for the pre-funded warrants develops, we believe that the market price of the pre-funded warrants would be significantly affected by the market price of our common stock and overall market conditions.

We will not receive a significant amount or may not receive any additional funds upon the exercise of the pre- funded warrants.

The pre-funded warrants are exercisable for $0.01 per share of common stock underlying such pre-funded warrants or they may be exercised by way of a cashless exercise, meaning that the holders may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrants. Accordingly, we will not receive a significant amount or may not receive any additional funds upon the exercise of the pre-funded warrants.

The holders of the pre-funded warrants purchased in this offering will have no rights as holders of our common stock with respect to the shares of common stock underlying such pre-funded warrants until such holders exercise the pre-funded warrants and acquire our common stock.

Until a holder of our pre-funded warrants acquires shares of our common stock upon exercise of the pre-funded warrants, such holder of the pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants including with respect to dividends and voting rights. Upon exercise of the pre-funded warrants, such holder will be entitled to exercise the rights of a holder of our common stock with respect to the shares of common stock underlying such pre-funded warrants only as to matters for which the record date occurs after the exercise date.

Significant holders or beneficial holders of our common stock may not be permitted to exercise the pre-funded warrants that they hold.

A holder of the pre-funded warrants will not be entitled to exercise any portion of such pre-funded warrants which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% of the number of shares of our common stock issued and outstanding immediately following such exercise. Such percentage may be increased or decreased by the holder of the pre-funded warrants to any other percentage not in excess of 19.99%, provided that any increase will not be effective until the 61st day after such notice is delivered to us and shall not negatively affect any partial exercise effected prior to such change.

As a result, you may not be able to exercise your pre-funded warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market for the pre-funded warrants.

General Risk Factors

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and Nasdaq stock market rules. The requirements of these rules and regulations have increased and will continue to significantly increase our legal and financial compliance costs, including costs associated with the hiring of additional personnel, making some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition.

Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting and other personnel, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, adequate internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2025, we had U.S. federal and state net operating loss carryforwards (“NOLs”), of $190.1 million, and federal research tax credit carryforwards of $11.9 million. Certain U.S. NOLs started to expire in 2024 and will continue to expire through 2037, and research tax credits will expire beginning in 2026 through 2044. Included in these U.S. federal NOLs are $101.1 million of NOLs generated after the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”) which are not subject to expiration. Under the TCJA, Federal NOLs generated in 2018 and future years may be carried forward indefinitely but generally may not be carried back and are only eligible to offset up to a maximum of 80% of taxable income generated in a given year.

In general, under Section 382 of the U. S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-ownership change NOLs to offset future taxable income. We may have experienced ownership changes in the past. We may experience additional ownership changes in the future as a result of this offering and subsequent shifts in our stock ownership, some of which may be outside of our control. Although we have not completed our analysis, it is reasonably possible that our federal NOLs available to offset future taxable income could materially decrease. This reduction will be offset by an adjustment to the existing valuation allowance for an equal and offsetting amount. Additionally, our state NOLs available to offset future state income could similarly decrease which would also be offset by an equal and offsetting adjustment to the existing valuation allowance. Given the offsetting adjustments to the existing valuation allowance, any ownership change is not expected to have a material adverse effect on our consolidated financial statements. As of December 31, 2025, we had Israeli NOLs of $126.2 million, which carry forward indefinitely.

Our ability to utilize our NOLs is dependent on attaining profitability sufficient to offset such available NOLs prior to their expiration. In addition, we may not be able to utilize a portion of the NOLs even if we attain profitability.

Our management owns a significant percentage of our stock and may be able to exert significant influence over matters subject to stockholder approval.

Prior to this offering, our executive officers, directors, and their respective affiliates beneficially owned approximately 41.6% of our voting stock, with our Chief Executive Officer owning approximately 37.9% of our voting stock. Upon the closing of this offering, that same group will beneficially own approximately 5.2% of our voting stock and our Chief Executive Officer will beneficially own approximately 4.8% of our voting stock (based on the number of shares of common stock outstanding as of May 31, 2026 and assuming no purchases of shares or pre-funded warrants in this offering by any of this group). In addition, as of May 31, 2026, we had outstanding pre-funded warrants to purchase up to 4,958,919 shares of our common stock. While the holders of these pre-funded warrants may not exercise the warrants if doing so would exceed certain beneficial ownership thresholds, it is possible that they could exert significant influence over stockholder matters if they were to exercise their warrants to the maximum extent permitted. Therefore, even after this offering, these stockholders may be able to influence us through this ownership position. These stockholders, acting together, may be able to determine matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Future sales and issuances of our securities or rights to purchase securities, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the prices of our securities to fall.

Additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity or debt securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner, we determine from time to time. If we sell common stock, convertible securities or other equity securities in one or more transactions, existing investors may be materially diluted by subsequent sales, and new investors could gain rights superior to our existing stockholders.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, even if ultimately decided in our favor, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

Changing circumstances and market conditions, some of which may be beyond our control, could impair our ability to access our existing cash and cash equivalents and to timely pay key vendors and others.

We maintain our cash and cash equivalents in accounts with major financial institutions, and our deposits with these institutions can and do exceed insured limits. Market conditions can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, we could lose our deposits in excess of the federally insured or protected amounts and there can be no assurance that we will be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position.

Our insurance policies protect us from only some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition, results of operations and prospects.

We are subject to governmental export and import controls, economic sanctions, anti-corruption laws and regulations of the United States and other jurisdictions. We can face criminal liability and other serious consequences for violations of these laws and regulations, which could harm our business.

We are subject to and required to comply with various export control, import and trade and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. These laws may prohibit or restrict our ability to transfer, sell or supply, our products to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions or an embargo.

We are also subject to anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws, including the FCPA, generally prohibit companies and their employees, agents, CROs, contractors and other partners from offering, promising, giving, soliciting or authorizing others to give or receive anything of value, either directly or indirectly, to or from a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidate development, prospective products, product candidate approvals, research and development activities and costs, future revenue, timing and likelihood of success of our business plans, plans and objectives of management, future results and timing of clinical trials, treatment potential of our product candidates, and the market potential of our product candidates are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects. However, there can be no assurance that management’s expectations, beliefs, and projections will be achieved. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under “Risk Factors” and the following:

•	our ability to comply with our SEC filing obligations and uplist our shares to the Nasdaq Capital Market;

•	our ability to obtain the capital necessary to fund our operations and continue as a going concern;

•	our dependence on our product candidate, exaluren, and our ability to progress it through clinical trials;

•	our ability to obtain adequate financing through product licensing, including our licensing agreement with Almirall, public or private equity, debt financing, or other sources;

•	the length and expense of preclinical and clinical trial development and the uncertainty of clinical trial results;

•	the timing of and our ability to complete clinical development of, submit applications for and obtain and maintain regulatory approvals for our current and future product candidates;

•	our ability to attract and retain key scientific and management personnel;

•	developments relating to our competitors and our industry;

•	the scope, rate, and progress of our preclinical studies, clinical trials, and other research and development activities;

•	competition for patient enrollment from other clinical trials;

•	the timing, likelihood, or conditions of regulatory filings or regulatory approvals and other requirements applicable to our product candidates;

•

our ability to establish, maintain, protect and enforce our intellectual property rights and the costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights;

•	general business conditions, the regulatory environment, and the competitive market for our product candidates;

•	the business abilities and judgment of our key personnel and our ability to recruit and retain qualified personnel;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	our expectations related to the use and sufficiency of the net proceeds from this offering;

•	our ability to remediate the material weakness in our internal control over financial reporting; and

•	the volatility of the trading price of our common stock.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, advancements, discoveries, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $54.2 million, based on an assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range for our common stock set forth on the cover page of this prospectus, and in the assumed public offering price for the pre-funded warrants of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will receive nominal proceeds, if any, upon exercise of any pre-funded warrants.

We intend to use the net proceeds of this offering as follows:

•	$13.2 million to advance development of exaluren for the treatment of Alport syndrome with nonsense mutations through topline data for the Phase 2b trial;

•	$19.2 million to advance development of exaluren for the treatment of autosomal dominant polycystic kidney disease with nonsense mutations through completion of the Phase 2 trial; and

•	the remainder for working capital and general corporate purposes.

Each $1.00 increase (decrease) in the assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and in the assumed public offering price for the pre-funded warrants of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, would increase (decrease) the net proceeds to us from this offering by approximately $5.1 million, assuming the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our net proceeds from this offering by approximately $10.2 million, assuming no change in the assumed public offering price per share and pre-funded warrant and that the number of pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will have broad discretion over the uses of the net proceeds from this offering. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The timing and amount of our actual expenditures will be based on many factors, including our cost and expenses and progress of our clinical trials.

Based on our current planned operations, we expect that our cash and cash equivalents with the net proceeds from this offering will enable us to fund our operations into mid-2028. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

Pending the uses described above, we plan to invest the net proceeds in a variety of capital preservation investments, including short-term interest-bearing investment-grade securities, certificates of deposit, or government securities. Investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

MARKET INFORMATION FOR OUR COMMON STOCK AND SHARES ELIGIBLE FOR FUTURE SALE

Market Information

Our common stock is currently quoted on the OTC Pink Limited Market operated by the OTC Markets Group, Inc. under the symbol “ELOX”.

From October 16, 2023 until April 16, 2024, our common stock traded on the OTC Pink Current Market. From April 17, 2024 until July 17, 2024, our common stock traded on the OTC Pink Limited Market. From July 18, 2024 until March 18, 2026, our common stock traded on the OTC Expert Market, during which time there were no publicly available quotations for our common stock. For the periods during which our common stock traded on the OTC Expert Market, the information provided in the following table sets forth the high and low bid prices per share for our common stock as reported by LSEG. These bid prices represent prices quoted by broker-dealers on the OTC Expert Market. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

Quarter ended	High	Low
March 31, 2024	$15.29	$7.37
June 30, 2024	$122.65	$5.72
September 30, 2024	$9.24	—
December 31, 2024	$7.59	—
March 31, 2025	$8.25	—
June 30, 2025	$0.44	—
September 30, 2025	$0.00	—
December 31, 2025	$8.25	—
March 31, 2026	$2.75	—

In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market under the symbol “ELOX.” We believe that upon the completion of this offering, we will meet the standards for listing on the Nasdaq Capital Market, and the closing of this offering is contingent upon receiving conditional approval from Nasdaq of such listing. No assurance can be given that our listing application will be approved or, if we receive approval, that a trading market will develop or be sustained. The sale prices of our common stock on the OTC Pink Limited Market may not be indicative of the prices of our common stock when traded on the Nasdaq Capital Market. If our listing application is not approved, we will not consummate this offering. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

Upon the closing of this offering, we will have outstanding an aggregate of 3,917,882 shares of common stock, assuming the issuance of 2,730,000 shares of common stock offered by us in this offering and pre-funded warrants to purchase up to 2,770,000 shares of common stock offered by us in this offering and the issuance of up to 726,568 shares of common stock pursuant to the exercise of existing pre-funded warrants to purchase shares of common stock that will occur concurrently with the closing of this offering. Of these shares, 2,978,298 shares of our common stock, including all shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held or purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions, other than the holding period requirement, and the lock-up restrictions described below. The remaining 939,584 shares of common stock are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 under the Securities Act.

Under the Registration Rights Agreement, dated as of August 20, 2025, as amended, that we entered into with Coastlands Capital Partners LP (“Coastlands”) and SD MF 4 LLC, an affiliate of Domicilium Capital

Partners LLC (along with other affiliated entities, “Domicilium”), we agreed to register the 4,958,919 shares of common stock issuable upon exercise of pre-funded warrants held by Coastlands and Domicilium following the expiration of the 90-day lock-up period under the lock-up agreements described below. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, subject to exercise of the pre-funded warrants.

Lock-Up Agreements

We and each of our directors and executive officers and 5% shareholders have agreed that, without the prior written consent of Leerink Partners LLC and Guggenheim Securities, LLC, we and they will not, subject to certain exceptions, during the period ending 90 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

Upon the expiration of the 90-day lock-up period, all 155,016 shares of common stock and 4,958,919 shares of common stock issuable upon exercise of pre-funded warrants subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed below and, in the case of the pre-funded warrants, limitations on exercise set forth in the pre-funded warrants. For a further description of these lock-up agreements, please see “Underwriting.”

Rule 144

Affiliate Resales of Restricted Securities

In general, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months is entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume in our common stock on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. For us to be considered current in our public information we will need to have filed all reports required to be filed by us under the Exchange Act, subject to certain exceptions, for 12 months following the filing of our Annual Report on Form 10-K for the year ended December 31, 2025.

In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. For us to be considered current in our public information we will need to have filed all reports required to be filed by us under the Exchange Act, subject to certain exception, for 12 months following the filing of our Annual Report on Form 10-K for the year ended December 31, 2025. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any other Rule 144 restrictions, including the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Equity Plans

We intend to file one or more registration statements under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Record Holders

As of May 31, 2026, we had approximately 461,314 shares of common stock issued and outstanding held of record by approximately 103 holders of record. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners of our common stock represented by these record holders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual, legal, tax, and regulatory restrictions, capital requirements, and such other factors as our board of directors may deem relevant. Our future ability to pay cash dividends on our capital stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2026, as follows:

•	on an actual basis; and

•

on a pro forma basis to give effect to the issuance and sale of (i) 2,730,000 shares of common stock in this offering at an assumed public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus and (ii) pre-funded warrants to purchase up to 2,770,000 shares of common stock at an assumed public offering price of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only. Our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of March 31, 2026
	Actual	Pro Forma(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$6,363	60,603

Stockholders’ deficit
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized, actual and pro forma; no shares issued and outstanding, actual and pro forma	—	—
Common stock, par value $0.01 per share; 500,000,000 shares authorized, actual; 100,000,000(2) shares authorized, pro forma; 461,132 shares issued and outstanding, actual; 3,191,132 shares issued and outstanding pro forma	5	32
Additional paid-in capital	296,745	350,957
Accumulated deficit	(304,334)	(304,334)

Total stockholders’ (deficit) equity	$(7,584)	46,655

Total capitalization	$(7,584)	46,655

(1)

Each $1.00 increase (decrease) in the assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and in the assumed public offering price for the pre-funded warrants of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, would increase (decrease) the pro forma amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by approximately $5.1 million, assuming that the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us as set forth on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by approximately $10.2 million, assuming no change in the assumed public offering price per share and per pre-funded warrant and that the number of pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)

The authorized shares, pro forma also gives effect to the amendment of our certificate of incorporation, effective as of May 29, 2026, which reduced the number of authorized shares of our common stock from 500,000,000 to 100,000,000.

The number of shares of common stock in the table above excludes:

•

879,373 shares of our common stock issuable upon the exercise of stock options outstanding under our equity incentive plans as of March 31, 2026, at a weighted average exercise price of $12.44 per share;

•	50,402 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2026 at a weighted average exercise price of $54.07 per share;

•	4,958,919 shares of our common stock issuable upon the exercise of pre-funded warrants outstanding as of March 31, 2026 at an exercise price of $0.11 per share;

•	2,339 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2026; and

•

854,686 shares of our common stock available for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) as of March 31, 2026 (which includes 169,300 shares of our common stock issuable upon the exercise of options granted in connection with this offering to certain of our employees and non-employee directors with an exercise price per share equal to the public offering price in this offering), as well as shares that become available each year pursuant to provisions in our 2018 Plan that automatically increase the share reserve under our 2018 Plan.

DILUTION

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

As of March 31, 2026, our net tangible book value was $(7.6) million, or $(16.45) per share of common stock, based on 461,132 shares of common stock outstanding as of March 31, 2026.

After giving effect to the sale of 2,730,000 shares of common stock at an assumed public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and pre-funded warrants to purchase 2,770,000 shares of common stock at an assumed public offering price of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, and assuming full exercise of the pre-funded warrants, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2026 would have been $46.6 million, or $7.83 per share of common stock. This represents an immediate increase in net tangible book value to existing stockholders of $24.28 per share of common stock and an immediate dilution of $3.17 per share of common stock to the investors in this offering.

The following table illustrates this per share dilution to the investors in this offering:

Assumed public offering price per share		$11.00
Historical net tangible book value (deficit) per share as of March 31, 2026	$(16.45)

Increase per share attributable to this offering	$24.28

Pro forma net tangible book value per share after this offering		7.83

Dilution per share to new investors purchasing shares in this offering		$3.17

Each $1.00 increase in the assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and in the assumed public offering price for our pre-funded warrants of $10.99 per pre-funded warrant, which is the assumed public offering price per share less the $0.01 exercise price per pre-funded warrant, and assuming full exercise of the pre-funded warrants issued in the offering, would increase the pro forma net tangible book value by $0.85 per share and increase the dilution to new investors by $0.15 per share, assuming the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 decrease in the assumed public offering price for our common stock of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming full exercise of the pre-funded warrants issued in the offering, would decrease the pro forma net tangible book value by $0.86 per share and decrease the dilution to new investors by $0.14, assuming the number of shares of common stock and pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each increase of 1,000,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase our pro forma net tangible book value and decrease the dilution to investors in this offering by $0.34 per share, assuming that the number of pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same and full exercise of the pre-funded warrants, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each decrease of 1,000,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma net tangible book value and increase the dilution to investors in this offering by $0.49 per share, assuming that the number of pre-funded warrants offered by us, as set forth on the cover page of this prospectus, remains the same and full exercise of the pre-funded warrants, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The dilution information discussed above is illustrative only and will change based on the actual public offering price, number of shares of common stock and pre-funded warrants offered and other terms of this offering determined at pricing.

The information presented in the table and discussion above is based on 461,132 shares of our common stock outstanding as of March 31, 2026, and excludes:

•

879,373 shares of our common stock issuable upon the exercise of stock options outstanding under our equity incentive plans as of March 31, 2026, at a weighted average exercise price of $12.44 per share;

•	50,402 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2026 at a weighted average exercise price of $54.07 per share;

•	4,958,919 shares of our common stock issuable upon the exercise of pre-funded warrants outstanding as of March 31, 2026 at an exercise price of $0.11 per share;

•	2,339 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2026; and

•

854,686 shares of our common stock available for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) as of March 31, 2026 (which includes 169,300 shares of our common stock issuable upon the exercise of options granted in connection with this offering to certain of our employees and non-employee directors with an exercise price per share equal to the public offering price in this offering), as well as shares that become available each year pursuant to provisions in our 2018 Plan that automatically increase the share reserve under our 2018 Plan.

To the extent that outstanding stock options or warrants are exercised, new stock options or warrants are issued, or we issue additional shares of common stock in the future, there will be further dilution to new investors purchasing common stock in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus. See the section titled “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Company Overview

We are a clinical-stage biopharmaceutical company developing novel, small-molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations (“NMs”) to enable the production of full-length proteins. Targeting ribosome subunits provides a therapeutic approach to addressing a number of genetic diseases. According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. There are over 7,000 inherited genetic diseases that collectively affect 350 million people worldwide. Our immediate focus is to advance the clinical development of our product candidate, exaluren, for the treatment of rare kidney diseases. We have also exclusively licensed our product candidate, ZKN-013, to Almirall, S.A. (“Almirall”), who is developing it for the treatment of rare skin diseases.

Between January 2023 and April 2024, we conducted a proof-of-concept Phase 2a open-label trial in the United Kingdom in three patients with autosomal recessive Alport syndrome (“AS”) and a NM in the COL4A4 gene. The primary endpoint of this study was to assess the number of participants with adverse events associated with administration of exaluren. The secondary endpoints were change from baseline in proteinuria, measured by the urine protein-to-creatinine ratio (“UPCR”) in a patient’s urine samples, and hematuria, and change in baseline in Collagen IV expression. All three patients showed a reduction in podocyte foot process effacement (“FPE”), which is the flattening and loss of specialized kidney cell structures that form the filtration barrier and attach to the podocytes and glomerular basement membrane, in transmission electron microscopy (“TEM”) images. FPE is a hallmark of kidney diseases including AS and the severity of FPE has historically been associated with time to kidney failure. TEM images of biopsy samples also showed an improvement in the GBM width in all treated patients. FPE was also measured as a 50% increase in the filtration slit density (“FSD”). These results were consistent with exaluren’s proposed mechanism of functional full-length protein restoration as reflected by improvements in GBM architecture and FPE observed in kidney biopsies. At the end of treatment, UPCR had decreased for one patient and increased for two patients. We received clearance to proceed with a Phase 2b clinical trial for exaluren in NMAS patients (without kidney biopsies in U.S. pediatric patients) under an IND from the FDA and we plan to initiate this trial in the third quarter of 2026. We anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027.

Our pipeline also includes a preclinical program evaluating exaluren for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) in patients that have NMs (“nmADPKD”). ADPKD is the most common monogenic kidney disease based on genetic diagnosis, affecting approximately 160,000 to 200,000 patients in the United States. The PKD1 gene encodes polycystin-1 (“PC1”) and the PKD2 gene encodes polycystin-2 (“PC2”), these are proteins that regulate cell growth and fluid secretion in kidney tubules. Loss of functional PC1 or PC2 protein leads to uncontrolled cyst formation. Approximately 26% of ADPKD patients have NMs in the PKD1 and PKD2 genes resulting in a prevalence of approximately 40,000 to 50,000 patients in the United States and over 90,000 in developed markets outside of the United States. Patients experience hypertension, kidney stones, urinary tract infections, heart valve abnormalities, hematuria and increased probability of aortic aneurysm. Formation of these cysts eventually leads to nephromegaly (kidney enlargement) and end-stage renal disease. The only approved therapy for ADPKD, tolvaptan, does not address the underlying genetic cause and carries significant tolerability limitations. Preclinical organoid and cellular models have shown increased PC1 and PC2 gene expression following treatment with exaluren. We plan to initiate enrollment in a Phase 2 trial of exaluren for the treatment of nmADPKD in 2027 following protocol finalization and clearance of an Investigational New Drug application by the FDA. We anticipate topline data from this trial by mid-2028.

We have also exclusively licensed ZKN-013, an oral ribosome modulating agent with structural similarity to azithromycin that induces PTC readthrough, to Almirall. In March 2024, we entered into an exclusive global rights agreement with Almirall (the “Almirall License Agreement”) for Almirall to develop and commercialize ZKN-013 for the use in all indications. Through the Almirall License Agreement, Almirall is developing ZKN-013 for the treatment of recessive dystrophic epidermolysis bullosa (“RDEB”) and junctional epidermolysis bullosa (“JEB”) with NMs. RDEB and JEB are rare skin diseases characterized by mutations in the Collagen VII (RDEB) and LAMB3 (JEB) proteins. We estimate that there are approximately 4,000 patients with NMs in these diseases in the major markets of the United States, Japan and Western Europe. Patients with these diseases suffer from severe skin bruising, wounds and internal lesions resulting in increased risk of skin cancer and severe malnourishment. Under the Almirall License Agreement, we received an upfront payment of $3 million and a development milestone payment of $3 million in 2024. Almirall is responsible for development and commercialization of ZKN-013 and we are eligible to receive up to approximately $470.0 million in additional development, regulatory and commercial milestone payments as well as tiered royalties based on global sales. The agreement may be terminated under specified circumstances, including for convenience by Almirall, in which case rights may revert to us.

Results of Operations

Comparison for the three months ended March 31, 2026 and 2025

The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended March 31,		Change
	2026	2025	$	%

Operating expenses:
Research and development	$1,659	$510	$1,149	225%
General and administrative	2,136	712	1,424	200%

Total operating expenses	3,795	1,222	2,573	211%

Loss from operations	(3,795)	(1,222)	(2,573)	211%
Other (income) expense, net	(41)	487	(528)	(108)%

Net loss	$(3,754)	$(1,709)	$(2,045)	120%

Research and development expense

Research and development expenses were $1.7 million for the three months ended March 31, 2026, compared to $0.5 million for the same period in 2025, an increase of $1.1 million. The increase was primarily related to an increase of $0.6 million in clinical trial expenses, a $0.3 million increase in expenses related to subcontractors, advisors, and laboratory supplies in connection with preclinical research and development activities, and an $0.2 million increase in salaries and other personnel costs.

General and administrative expenses

General and administrative expenses were $2.1 million for the three months ended March 31, 2026, compared to $0.7 million for the same period in 2025, an increase of $1.4 million. The increase was primarily related to a $1.1 million increase in expenses attributable to professional and consulting fees, including legal costs and audit and tax fees, and a $0.3 million increase in facility and other general and administrative overhead costs.

Other (income) expense, net

Other income, net, was less than $0.1 million for the three months ended March 31, 2026, compared to $0.5 million in other expense, net, for the same period in 2025, a change of $0.5 million. The change was primarily related to a decrease in interest expense of $0.4 million due to the majority of our outstanding debt being exchanged for pre-funded warrants in 2025 and a gain on extinguishment of accrued interest of $0.1 million due to a waiver of the accrued interest related to the $1.0 million exchange of outstanding debt by Domicilium during the three months ended March 31, 2026.

Comparison of the Years Ended December 31, 2025, 2024 and 2023

Dollar amounts in the following table are in thousands:

	Year ended December 31,			2025 / 2024		2024 / 2023
	2025	2024	2023	$ Change	% Change	$ Change	% Change
License and service revenue:	$—	$6,359	$—	$(6,359)	(100)%	$6,359	100%
Operating expenses:
Research and development	3,056	3,577	8,598	(521)	(15)%	(5,021)	(58)%
General and administrative	3,382	5,250	8,690	(1,868)	(36)%	(3,440)	(40)%

Total operating expenses	6,438	8,827	17,288	(2,389)	(27)%	(8,461)	(49)%

Loss from operations	(6,438)	(2,468)	(17,288)	(3,970)	(161)%	14,820	86%
Other (income) expense, net	(443)	675	(234)	1,118	*NM %	(909)	*NM %

Net loss	$(5,995)	$(3,143)	$(17,054)	$(2,852)	(91)%	$13,911	82%

*	Not meaningful

License and service revenue

License and service revenue for 2024 was $6.4 million, of which $3.0 million related to the achievement of a development milestone as a result of the Almirall License Agreement that was entered into in March 2024. There was no license and service revenue during the years ended December 31, 2025 and 2023. In March 2025, Almirall informed us of its decision to not engage us for continued research and development services under the Almirall License Agreement, as permitted within the Almirall License Agreement, thereby relieving us of our remaining responsibilities under the Almirall License Agreement. We remain eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties based on any potential future global sales. No further license and service revenue is expected from the Almirall License Agreement unless and until the development and sales milestones are achieved, and the timing of the achievement of the development and sales milestones is uncertain.

Research and development expenses

Research and development expenses were $3.1 million for the year ended December 31, 2025 compared to $3.6 million for the year ended December 31, 2024, a decrease of $0.5 million. The decrease was primarily related to a $0.8 million decrease in clinical trial expenses related primarily to Alport related activities, partially offset by a $0.2 million net increase in salaries and other personnel related costs, including a decrease in stock-based compensation expense of $0.1 million.

Research and development expenses were $3.6 million for the year ended December 31, 2024 compared to $8.6 million for the year ended December 31, 2023, a decrease of $5.0 million. The decrease was primarily related to a $1.0 million decrease in clinical trial expenses related primarily to Alport related activities, a

$2.2 million decrease in salaries and other personnel related costs, including a decrease in stock compensation expense of $0.5 million, and a decrease of $1.8 million in expenses related to subcontractors, advisors, and lab supplies in connection with preclinical research and development activities.

General and administrative expenses

General and administrative expenses were $3.4 million for the year ended December 31, 2025 compared to $5.3 million for the year ended December 31, 2024, a decrease of $1.9 million. The decrease was primarily related to a $0.9 million decrease in expenses attributable to professional and consulting fees, including legal costs, a decrease in stock-based compensation expense of $0.2 million, and a $0.8 million decrease in facility and other general and administrative overhead costs.

General and administrative expenses were $5.3 million for the year ended December 31, 2024 compared to $8.7 million for the year ended December 31, 2023, a decrease of $3.4 million. The decrease was primarily related to a $0.1 million decrease in salaries and other personnel related costs, a decrease of $1.9 million in expenses attributable to professional and consulting fees, a decrease of $0.9 million in stock-based compensation expense, and a $0.5 million decrease in facility and other general and administrative overhead costs.

Other expense (income), net

Other income, net, was $0.4 million for the year ended December 31, 2025 compared to $0.7 million in other expense, net, for the year ended December 31, 2024, a change of $1.1 million. The change was primarily related to the $1.2 million gain on extinguishment of the CFF 2021 award, the $0.2 million gain on conversion of debt and a change of $0.1 million in the fair value of derivative liabilities, partially offset by a change of $0.4 million in the fair value of warrant liabilities.

Other expense, net, was $0.7 million for the year ended December 31, 2024 compared to $0.2 million in other income, net, for the year ended December 31, 2023, a change of $0.9 million. The change was primarily related to a change of $1.2 million in the fair value of warrant liabilities and a decrease of $0.3 million in the gain on sale of fixed assets, partially offset by a decrease in the loss on extinguishment of debt of $0.4 million and a decrease of $0.2 million in the loss on issuance of common stock.

Liquidity, Capital Resources and Going Concern

Since our inception, we have incurred significant operating losses. Our net loss was $6.0 million, for the year ended December 31, 2025, and our net loss for the three months ended March 31, 2026 was $3.8 million. As of March 31, 2026, we had an accumulated deficit of $304.3 million. To date, we have financed our operations primarily through the sale of equity, license and collaboration agreements, debt securities and, to a lesser extent, grants. We have devoted substantially all of our financial resources and efforts to research and development. We expect that it may be several years, if ever, before we receive regulatory approval and have a product candidate ready for commercialization. We expect to continue to incur significant expenses and operating losses for the foreseeable future due to, among other things, costs related to research, development of our product candidates, conducting preclinical studies and clinical trials, and our administrative organization. A successful transition to profitable operations is dependent upon achieving a level of revenue adequate to support our cost structure. Our net losses may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses may increase if, and as, we:

•	advance exaluren and/or other product candidates further into clinical development;

•	experience delays in enrollment and completion of our clinical trials;

•	fund preclinical development of our research programs and advance candidates into clinical trials;

•	pursue regulatory authorization to conduct clinical trials of additional product candidates;

•	seek marketing approvals for our product candidates;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, regulatory, management and scientific personnel;

•	add operational, financial and management information systems and personnel;

•	acquire or in-license other product candidates and technologies; and

•	operate as a public company including costs associated with our planned uplisting to Nasdaq compliance.

We may never achieve profitability, and unless and until we do, we will continue to need to raise additional cash to fund our operations. Without giving effect to the proceeds from this offering, we believe that our cash and cash equivalents of $6.4 million as of March 31, 2026 will not be sufficient to maintain our current and planned operations for at least the next twelve months following the date of this prospectus. We will need to raise additional capital to finance our operations, which cannot be assured. We have concluded that these conditions, in aggregate, raise substantial doubt about our ability to continue as a going concern through one year after the date of the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. Our independent registered public accounting firm, in its report on our consolidated financial statements for the year ended December 31, 2025, has also expressed substantial doubt about our ability to continue as a going concern. The audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management intends to fund future operations through private or public debt or equity financing transactions and may seek additional capital through arrangements with strategic partners or from other sources, including licensing arrangements. The availability of sufficient funding to alleviate the conditions that raise substantial doubt is not within management’s control and cannot be assessed as being probable of occurring. If we are unable to obtain adequate financing, we will evaluate alternatives which may include curtailing expenses contemplated by our current operating plan, and we may be required to delay, limit, reduce or terminate our product development efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, which may have a material adverse effect on our operations and future prospects.

As described elsewhere in this prospectus, prior to filing our Annual Report for the year ended December 31, 2025, we did not file any quarterly or annual reports with the SEC since November 2023 as a result of a lack of funds. As described further below, in August 2025, we entered into a securities purchase agreement, as amended, for the offer and sale of up to $20 million of shares and/or pre-funded warrants. We have used the funds received so far to prepare the year-end consolidated financial statements for the years ended December 31, 2025, 2024, and 2023. A goal in this process is to uplist onto Nasdaq. We anticipate raising additional capital through this offering as part of this process.

2023 and 2024 Financing Activities

On September 30, 2021, we entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules Capital, Inc., (“Hercules”). The Hercules Loan Agreement provided for term loans in an aggregate principal amount of up to $30.0 million, comprised of (i) a tranche 1 advance of $12.5 million (the “Tranche 1 Advance”), (ii) a tranche 2 advance of $7.5 million (the “Tranche 2 Advance”) and (iii) a tranche 3 advance of $10.0 million (the “Tranche 3 Advance”) (collectively, the “Term Loan Advances”). The Tranche 1 Advance under the Hercules Term Loan Agreement was funded on September 30, 2021. The Tranche 2 Advance was to be available at our election until August 15, 2022, subject to our achievement of certain milestone events relating to data from the clinical trials. We did not meet the requirements for the Tranche 2 Advance and such funding will, therefore, not be available to us. The Tranche 3 Advance was available subject to approval by the Hercules’ investment committee in its sole discretion up to April 1, 2023, and is also no longer available to us. The Hercules Loan Agreement included a prepayment charge and a charge equal to 6.55% of the original principal amount (the “End of Term Charge”).

As security for its obligations, we granted Hercules a continuing security interest in substantially all of our assets, subject to certain customary exceptions, including for intellectual property.

Any outstanding principal on the Term Loan Advances will accrue interest at a floating rate equal to the greater of (i) 9.50% per annum and (ii) the sum of 6.25% plus the prime rate, as published in The Wall Street Journal.

On March 7, 2023, we entered into the first Hercules amendment (the “First Hercules Amendment”) to repay $7.5 million of the $12.5 million in outstanding principal of the Hercules Term Loan, extend the interest only period until September 1, 2023, cancel the prepayment charge for the March principal repayment and any future early principal repayments, and reduce the minimum qualified cash balance plus accounts payable amount from $10.0 million to $2.25 million, effective as of March 7, 2023. In accordance with the First Hercules Amendment, we were required to make principal payments on the outstanding balance of the Term Loan Advances beginning on September 1, 2023, in 20 equal monthly installments, plus interest. Any amounts outstanding under the Term Loan Advances, if not repaid sooner, were initially due and payable on April 1, 2025 (but this date was later extended). The First Hercules Amendment also waived the End of Term Charge for the March 7, 2023 principal repayment.

On May 19, 2023, the Hercules Loan Agreement was amended (the “Second Hercules Amendment”) to modify the definition of “Excluded Accounts” under the minimum qualified cash balance covenant to exclude additional accounts from the collateral and related obligations and, on November 10, 2023, the Hercules Loan Agreement was amended (the “Third Hercules Amendment”) to temporarily reduce the minimum qualified cash balance amount to $2.25 million for the period from November 15, 2023 through December 15, 2023, unless extended by Hercules under the Hercules Loan Agreement in its sole discretion. After such period, the minimum level of qualified cash reverted to $2.25 million plus the amount of accounts payable that had not been paid within 180 days.

On December 15, 2023, we entered into the fourth Hercules amendment (the “Fourth Hercules Amendment”) to provide for a temporary reduction in the minimum qualified cash balance amount to $1.05 million for the period from December 15, 2023 through and including January 25, 2024, unless extended by Hercules in its sole discretion. After the expiration of such period, the minimum level of qualified cash reverted to $1.05 million plus the amount of accounts payable that had not been paid within 180 days. As a condition of effectiveness of the Fourth Hercules Amendment, we repaid $1.0 million of the outstanding principal, reducing the remaining outstanding principal of Term Loan Advances to $3.1 million. In accordance with the Fourth Amendment, the End of Term Charge was required to be paid on the earliest to occur of (i) April 1, 2025, (ii) the date we prepaid the outstanding secured obligations (other than any inchoate indemnity obligations and any other obligation which, by their terms, are to survive the termination of the Hercules Loan Agreement) in full, or (iii) the date that the secured obligations became due by acceleration of the secured obligations during an event of default pursuant to the Hercules Loan Agreement. The End of Term Charge was waived for the December 15, 2023 principal repayment.

On January 9, 2024, we entered into the fifth Hercules amendment (the “Fifth Hercules Amendment”) to bifurcate the remaining outstanding principal of the Tranche 1 Advance, which was $2.9 million, into a “Tranche 1A Advance”, for $0.9 million, and a “Tranche 1B Advance”, for $2.0 million. On January 9, 2024, the Tranche 1B Advance was assigned to SD MF 4 LLC, an affiliate of Domicilium Capital Partners LLC (along with any other affiliated entities, “Domicilium”) and such assignment, the (“Assignment Transaction”). The Fifth Hercules Amendment provided that, following the Assignment Transaction, we were not required to comply with the financial covenant to maintain a minimum qualified cash balance under either the Tranche 1A Advance or the Tranche 1B Advance. The Fifth Hercules Amendment also provided for the ability to pay interest in-kind for the Tranche 1B Advance, deferral of principal payments under the Tranche 1B Advance, and a reduction in the End of Term Charge to $0.5 million upon consummation of the Assignment Transaction.

In connection with the Fifth Hercules Amendment, and to effectuate the Assignment Transaction, on January 9, 2024, Domicilium entered into an Assignment and Assumption Agreement with Hercules, under which Hercules assigned to Domicilium the Tranche 1B Advance.

On January 9, 2024, in connection with the Fifth Hercules Amendment, we also entered into a securities purchase agreement (the “Domicilium Securities Purchase Agreement”) with Domicilium. The Domicilium Securities Purchase Agreement provided for the issuance by us of: (i) 14,285 shares of our common stock, $0.01 par value per share; (ii) a pre-funded warrant (the “January 2024 Pre-Funded Warrant”) to purchase up to 42,864 shares of common stock; and (iii) a common stock warrant (the “January 2024 Common Stock Warrant” and, together with the January 2024 Pre-Funded Warrant, the “January 2024 Warrants”) to purchase up to 13,636 shares of common stock.

The shares of our common stock and the January 2024 Warrants (the “Equity Issuance”) were issued on a combined basis in consideration for Domicilium’s assumption of the Tranche 1B Advance. The exercise price of the January 2024 Pre-Funded Warrant is $0.11 per underlying share. The exercise price of the January 2024 Common Stock Warrant is $12.98 per underlying share. We did not receive any proceeds in connection with the Equity Issuance. The shares and the January 2024 Warrants (and the shares of common stock issuable upon the exercise of the January 2024 Warrants) were not offered and sold pursuant to a registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.

On July 10, 2024, we entered into the sixth Hercules Amendment (the “Sixth Hercules Amendment”).

The Sixth Hercules Amendment provided for additional borrowings in an aggregate amount of $3.2 million (the “Domicilium Tranche 2 Advance”), which was provided in multiple borrowings between July 5, 2024 and July 15, 2024. The Domicilium Tranche 2 Advance principal and any accrued interest was to be repaid by us as described below pursuant to the Royalty and Revenue Sharing Agreement.

Additionally, Domicilium provided us with a bridge loan advance of $0.3 million on May 31, 2024. The bridge loan advance accrued interest at a floating rate equal to the greater of (i) 9.50% per annum and (ii) the sum of 6.25% plus the prime rate, as published in The Wall Street Journal. As of December 31, 2025, 2024 and 2023, the interest rate was 13.00%, 13.75% and 14.75%, respectively.

If a qualified financing, as defined in the Sixth Hercules Amendment, of at least $7.0 million occurred prior to April 1, 2025, each of the Tranche 1A lenders and Tranche 1B lenders, as defined in the Sixth Hercules Amendment, had the option to convert all or part of the debt relating to such advance into fully paid and nonassessable shares of our stock issued in such qualified financing at the same price per share equal to the price per share paid by the other cash purchasers of our stock sold in the qualified financing.

If a qualified financing occurred on or prior to April 1, 2025, then the mandatory conversion obligations (composed of all principal and interest accrued on the Bridge Loan Advance and Domicilium Tranche 2 Advance, but excluding $0.1 million of the Domicilium Tranche 2 Advance) shall automatically have been converted into fully paid and nonassessable shares of the Company’s common stock issued in such qualified financing at the same price per share paid by the other cash purchasers in the qualified financing.

On July 10, 2024, as a condition of Domicilium’s entry into the Sixth Hercules Amendment and in consideration of the Domicilium Tranche 2 Advance, we and the borrowers entered into a Royalty and Revenue

Sharing Agreement, as amended on March 2, 2026 (the “Royalty Agreement”) with Domicilium. Capitalized terms under this heading “Royalty and Revenue Sharing Agreement” not otherwise defined herein have the definitions ascribed to them in the Royalty Agreement.

Under the Royalty Agreement, we agreed to pay to Domicilium an amount equal to (i) (x) a low-thirties percentage of the Development and Launch Milestone Payments for the three next occurring Development and Launch Milestone Events (as defined in the Almirall License Agreement), minus (y) the amounts required to be paid by us pursuant to certain vendors as defined in the Royalty Agreement, and (ii) (x) a mid-twenties percentage of (1) each subsequent Development and Launch Milestone Payment plus (2) any Priority Review Voucher Income (as defined in the Almirall License Agreement) realized by Eloxx, less (y) any amount of such Development and Launch Milestone Payments which are due to Harvard University pursuant to the Harvard License Agreement, provided the aggregate amount paid to Domicilium shall not exceed mid double-digits millions. Each Milestone Sharing Payment shall be applied as a repayment or prepayment, as applicable, of the Loans (as defined in the Amended Loan Agreement) (including all interest and fees thereon) owed to Domicilium, if any such Loans remain outstanding.

The Royalty Agreement provides for an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by us solely related to or arising from the exaluren compound or any exaluren product, calculated in accordance with U.S. GAAP (collectively, the “exaluren Revenue”) (the “exaluren Revenue-Based Payment”). The exaluren Revenue-Based Payment with respect to each fiscal quarter shall be less than one percent of exaluren Revenue during the applicable fiscal quarter. Commencing on the ZKN-013 royalty commencement date, we promise to pay to Domicilium an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by us solely related to or arising from the ZKN-013 compound, calculated in accordance with U.S. GAAP (collectively, the “ZKN-013 Revenue”). The ZKN-013 revenue-based payment with respect to each fiscal quarter shall be less than one percent of ZKN-013 Revenue during the applicable fiscal quarter.

Our loan agreements contain customary affirmative and negative covenants which, among other things, require us to maintain at all times a minimum qualified cash balance plus qualified accounts payable (defined as invoices that have not been paid within 180 days from the invoice date) and limit our ability to (i) incur additional indebtedness, (ii) pay dividends or make certain distributions, (iii) dispose of our assets, grant liens or encumber our assets or (iv) fundamentally alter the nature of our business. These covenants, which are subject to a number of exceptions and qualifications, have been amended, as discussed above. In addition, as discussed above, the Fifth Amendment provided that, following the Assignment Transaction, we were not required to comply with the financial covenant to maintain a minimum qualified cash balance under either the Tranche 1A Advance or the Tranche 1B Advance. We were in compliance with all debt covenants as of December 31, 2025.

Our loan agreements also contain customary events of default, including our failure to make any principal or interest payments when due, the occurrence of certain bankruptcy or insolvency events or a breach of the covenants. Upon the occurrence of an event of default, the lenders may, among other things, accelerate our obligations under the loan agreements.

In December 2024, we entered into bridge loans with Domicilium for a total of $0.3 million. Interest on the bridge loans accrued at 3.0%. On January 3, 2025, we repaid the bridge loans, including accrued interest.

On May 12, 2025, Hercules resigned as agent under the Hercules Loan Agreement and assigned all of its rights, responsibilities, powers, privileges, duties and obligations in its capacity under the Hercules Loan Agreement to Domicilium.

During the year ended December 31, 2025, we entered into a number of non-interest-bearing bridge loans with Domicilium for a total of $3.4 million, including a bridge loan for $0.5 million with Domicilium following Domicilium’s repayment to Hercules of the End of Term Charge. We received $2.9 million in cash during the year ended December 31, 2025 from these bridge loans. We recorded interest expense of $0.2 million representing imputed interest for the non-interest-bearing bridge loans during the year ended December 31, 2025. All of these bridge loans converted to pre-funded warrants to purchase shares of our common stock in September 2025. The imputed interest related to the non-interest-bearing bridge loans was not converted and we recorded a gain on debt conversion of $0.2 million as part of the September 2025 exchange of outstanding debt during the year ended December 31, 2025.

2025 PIPE Financing

On August 20, 2025, we entered into a securities purchase agreement (the “Coastlands Securities Purchase Agreement”) with Coastlands Capital Partners LP (“Coastlands”). Upon the terms and subject to the conditions of the Coastlands Securities Purchase Agreement, we agreed to issue to Coastlands, and Coastlands agreed to purchase, severally and not jointly, an aggregate of up to $20.0 million of shares of our common stock, par value $0.01 per share, and/or pre-funded warrants to purchase shares of our common stock, in each case pursuant to the Coastlands Securities Purchase Agreement. On August 20, 2025, we also entered into a registration rights agreement with Coastlands pursuant to which we agreed to register shares sold pursuant to the Coastlands Securities Purchase Agreement.

On September 25, 2025, December 11, 2025, and February 20, 2026, the Coastlands Securities Purchase Agreement was amended. Per the amended Coastlands securities agreement, following the initial closing for an aggregate amount of $1.0 million of securities, which occurred on August 15, 2025 (the “Initial Coastlands Closing”), at any time prior to March 13, 2026, we may sell, on the same terms and conditions as those contained in the amended Coastlands Securities Purchase Agreement, up to $20.0 million of securities for cash consideration (the “New Money Investment”) and up to $9.5 million of securities in consideration of the conversion of obligations under the Loan and Security Agreement, dated as of September 30, 2021 (the “Hercules Loan Agreement”), as amended. In the aggregate, at all closings, $15.0 million of the New Money Investment shall be allocated to Coastlands. Up to $5.0 million of the New Money Investment shall be allocated to Domicilium or an affiliate thereof, provided that Domicilium shall only be entitled to the allocation if all obligations under the Hercules Loan Agreement, as amended, have been converted in full. The subsequent closing in which Coastlands purchased securities resulting in receipt by the Company of proceeds of not less than $5.0 million in the aggregate (including proceeds received in the Initial Coastlands Closing), which occurred on September 25, 2025, was referred to as the “Coastlands First Tranche Closing”, with the additional amount being $4.0 million and the additional securities being a pre-funded warrant to purchase up to 742,115 shares of our common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $10.0 million in the aggregate (including proceeds received in the Initial Coastlands Closing and the Coastlands First Tranche Closing), which occurred on December 12, 2025, was referred to as the “Coastlands Second Tranche Closing”, with the additional amount being $5.0 million and the additional securities being a pre-funded warrant to purchase up to 927,643 shares of our common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $15.0 million in the aggregate (including proceeds received in the Initial Coastlands Closing, the Coastlands First Tranche Closing and the Coastlands Second Tranche Closing), which occurred on February 26, 2026, shall be referred to as the “Coastlands Third Tranche Closing”, with the additional amount being $5.0 million and the additional securities being a pre-funded warrant to purchase up to 927,643 shares of our common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock. Through the date the consolidated financial statements were issued, we had received $15.0 million from Coastlands, in return for pre-funded warrants to purchase 2,782,929 shares of our common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.

On September 25, 2025, upon the Coastlands First Tranche Closing and in accordance with an agreement regarding loan conversions dated as of September 25, 2025, Domicilium exchanged $8.5 million of the

$9.5 million in its outstanding debt, comprised of outstanding principal and accrued interest under the Hercules Loan Agreement, as amended, and outstanding bridge loans, in return for pre-funded warrants to purchase 1,576,542 shares of our common stock at an exercise price of $0.11 per share, based on a conversion price of $5.39 per share of underlying common stock. Domicilium agreed to exchange the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing for shares of our common stock and/or pre-funded warrants, which occurred in February 2026.

On February 26, 2026, the Coastlands Securities Purchase Agreement was amended and, among other changes, the Third Tranche Closing date was extended to occur no later than March 13, 2026. In addition, on February 26, 2026, the Coastlands Third Tranche Closing occurred and the Company received $5.0 million in return for a pre-funded warrant to purchase up to 927,643 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.

On February 26, 2026, Domicilium also exchanged the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing, in return for a pre-funded warrant to purchase up to 185,527 shares of Company common stock at an exercise price of $0.11 per share, based on a conversion price of $5.39 per share of underlying common stock. Domicilium agreed to waive any and all additional accrued and unpaid interest, which was less than $0.1 million as of December 31, 2025, related to the remaining $1.0 million. As of February 26, 2026, the Company had no remaining outstanding debt obligations.

On March 12, 2026, the Company received $2.0 million from Domicilium, in return for a pre-funded warrant to purchase up to 371,057 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.

On April 27, 2026, Coastlands and Domicilium exercised pre-funded warrants for 113,636 shares of our common stock each, at an exercise price of $0.11 per share, for total aggregate proceeds to us of $25,000, and an aggregate issuance of 227,272 shares of our common stock.

In May 2026, Coastlands and Domicilium each converted the 113,636 shares of common stock into pre-funded warrants pursuant to the terms of the pre-funded warrant for a total aggregate amount of 227,272 shares of common stock converted into pre-funded warrants.

Cystic Fibrosis Foundation

In March 2022, we entered into an agreement with the CFF, amending our prior funding award with CFF, for an award of up to $15.9 million to fund the ongoing global Phase 2 clinical development of exaluren in CF. We received an upfront payment of $7.0 million in March 2022 and an additional milestone payment of $1.5 million in September 2022 and $0.2 million in July 2023. In September 2022, the CFF determined not to continue funding the program and the remaining $7.4 million of the award will not be available to the Company. Upon the successful commercialization of exaluren delivered subcutaneously for the treatment of CF, we will pay the CFF royalties based on future sales. As of December 31, 2025, there is no remaining funding from the CFF related to any CFF agreement that the Company may receive.

Government Grants from the Israeli Innovation Authority (“IIA”)

To date, we have received research and development grants from the IIA totaling $2.6 million. No grants were received for the years ended December 31, 2025, 2024, and 2023.

Under the research and development agreements with the IIA and pursuant to applicable law, we are required to pay royalties at a low single-digit percentage on sales to end customers of product candidates developed with funds provided by the IIA, up to an amount equal to 100% of the IIA research and development grants received, plus interest. If we do not generate sales of product candidates developed with funds provided by the IIA, we are not obligated to pay royalties or repay the grants.

As of December 31, 2025, we have not commenced the payment obligation of the royalties and have a contingent obligation with respect to royalty-bearing participation received or accrued amounting to $2.8 million, including accrued interest.

Cash Flows

Three months ended March 31, 2026 and 2025

The following table summarizes our sources and uses of cash for each of the periods presented (in thousands):

	Three Months Ended March 31,
	2026	2025

Net cash (used in) provided by operating activities	$(5,453)	$1,204
Net cash provided by (used in) financing activities	7,031	(865)

Cash flows from operating activities

Net cash used in operating activities was $5.5 million for the three months ended March 31, 2026, compared to net cash provided by operating activities of $1.2 million for the three months ended March 31, 2025. During the three months ended March 31, 2026, our net loss was $3.8 million and the change in working capital was $1.7 million. During the three months ended March 31, 2025, the change in working capital of $2.6 million and debt discount amortization of $0.2 million was partially offset by our net loss of $1.7 million.

Cash flows from financing activities

Net cash provided by financing activities was $7.0 million for the three months ended March 31, 2026, compared to net cash used in financing activities of $0.9 million for the three months ended March 31, 2025. For the three months ended March 31, 2026, net cash provided by financing activities consisted primarily of $7.0 million in net proceeds from the sale of pre-funded warrants in connection with the 2025 PIPE Financing transaction, net of issuance costs. For the three months ended March 31, 2025, net cash used in financing activities consisted primarily of repayments of term loan principal of $1.3 million, partially offset by $0.4 million in proceeds from debt financing obligations.

Years Ended December 31, 2025, 2024 and 2023

The following table summarizes our sources and uses of cash for each of the periods presented (in thousands):

	Year ended December 31,
	2025	2024	2023
Net cash used in operating activities	$(6,327)	$(4,715)	$(14,341)
Net cash provided by investing activities	1	38	309
Net cash provided by (used in) financing activities	$11,001	$3,439	$(4,082)

Cash flows from operating activities

Our operating activities used cash of $6.3 million and $4.7 million for the years ended December 31, 2025 and 2024, respectively. During the year ended December 31, 2025, our net loss of $6.0 million was adjusted for non-cash items and changes in working capital. Non-cash items included stock-based compensation expense of $0.2 million, debt discount amortization of $0.2 million, the non-cash extinguishment of advances from collaboration partners of $1.2 million (which reduced operating cash used), gain on debt conversion of $0.2 million, and the write-off of the fair value of derivative liabilities of $0.1 million. During the year ended December 31, 2024, our net loss was $3.1 million and the change in the fair value of warrant liabilities was $0.4 million, both of which were partially offset by non-cash charges primarily related to $0.5 million related to stock-based compensation expense, depreciation expense of less than $0.1 million, $0.1 million of amortization of right-of-use assets, and debt discount amortization of $0.5 million.

Our operating activities used cash of $4.7 million and $14.3 million for the years ended December 31, 2024 and 2023, respectively. For discussion of our cash used in operating activities during the year ended December 31, 2024, refer to the previous paragraph. During the year ended December 31, 2023, our net loss was $17.1 million and the change in the fair value of warrant liabilities was $1.6 million, both of which were partially offset by non-cash charges primarily related to $2.0 million of stock-based compensation expense, $0.1 million of depreciation expense, $0.7 million of amortization of right-of-use assets, loss on extinguishment of debt of $0.4 million, and debt discount amortization of $0.3 million.

Cash flows from investing activities

Cash provided by investing activities during each of the years ended December 31, 2025 and 2024, related to proceeds from the sale of property and equipment of less than $0.1 million.

Cash provided by investing activities during the year ended December 31, 2023 related to proceeds from the sale of property and equipment of $0.3 million.

Cash flows from financing activities

Our financing activities provided cash of $11.0 million for the year ended December 31, 2025 compared to financing activities of $3.4 million for the year ended December 31, 2024. For the year ended December 31, 2025, net cash provided by financing activities consisted primarily of $2.9 million in proceeds from debt financing obligations and $9.7 million in proceeds, net, from the sale of pre-funded warrants, partially offset by repayments of term loan principal of $1.3 million and a payment of $0.3 million to collaboration partners. For the year ended December 31, 2024, net cash provided by financing activities consisted primarily of $3.8 million in proceeds from debt financing obligations and $0.4 million in proceeds from advances from collaboration partners, partially offset by repayments of term loan principal of $0.6 million.

Our financing activities provided cash of $3.4 million for the year ended December 31, 2024 compared to financing activities using cash of $4.1 million for the year ended December 31, 2023. For discussion of our cash provided by financing activities during the year ended December 31, 2024, refer to the previous paragraph. For the year ended December 31, 2023, net cash used in financing activities consisted primarily of repayments of term loan principal of $9.4 million, partially offset by proceeds from the sale of common stock through the At-the-Market Offering (“ATM”), net of issuance costs, of $3.2 million, proceeds from the issuance of common stock, pre-funded warrants and common stock warrants of $1.7 million, and proceeds from advances from collaboration partners of $0.4 million.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements and the notes thereto included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these annual consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 of the Notes to Consolidated Financial Statements appearing elsewhere in this prospectus, we believe that the following accounting policies related to stock-based compensation, revenue recognition and accrued clinical trial costs and contract research liabilities are the most critical accounting policies for fully understanding and evaluating our financial condition and results of operations.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). We recognize compensation expenses for the value of our awards granted based on the straight-line method over the requisite service period of each of the awards or over the implicit service period when an award includes a performance condition, provided that achievement of the performance condition is considered probable of being achieved. We account for forfeitures as they occur.

We grant stock options, restricted stock units (“RSUs”), and restricted stock awards (“RSAs”) to certain employees, consultants and directors as part of our long-term incentive compensation program. Options are measured at fair value on the grant date using an option-pricing model, the most significant input for which has been the fair value of our common stock. RSUs and RSAs are measured at fair value on the grant date, which is also determined based on the fair value of our common stock.

The absence of an active market for our common stock has required the board of directors, the members of which we believe have extensive business, finance and venture capital experience, to determine the fair value of our common stock for purposes of granting stock-based awards and for calculating stock-based compensation expense for the periods presented. For equity-based grants made in 2024 and during the time we had sufficient trading volume in our common stock, our board of directors determined the fair value of our common stock for purposes of stock-based compensation under ASC 718 using the trading price of our common stock on the applicable grant date. However, for equity-based grants made in 2025 and in the absence of an active market for our common stock, our board of directors determined the fair value of options, RSUs and RSAs granted with reference to contemporaneous third-party valuations prepared using the methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Because our common stock has had limited trading activity on the OTC Markets, for grants made during the year ended December 31, 2025 our board of directors used, among other things, input from a third-party valuation specialist to assist the board of directors in estimating the fair value of our common stock on a contemporaneous basis, and used that estimate to determine the grant-date fair value of equity awards.

We determined the market approach was the most appropriate method for determining the fair value of our common stock based on our stage of development and other relevant factors. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business or security. The valuation reflected a market approach that tied to our most recent arm’s-length equity financing (the August 20, 2025 securities purchase agreement entered into with Coastlands Capital Partners LP), this transaction represented an orderly market-based transaction with the purchase price in that financing used as an indicator of fair value (assuming consideration given to the implied call option embedded therein), as adjusted for discounts related to the lack of marketability and control associated with minority ownership.

The significant assumptions used in applying the market approach are the appropriate discount for lack of marketability and control for a minority interest in a company without a liquid trading market, as well as the assumptions in the Black-Scholes option-pricing model, including the expected volatility, estimated by reference to the historical volatility of a peer group of publicly traded companies in our industry group; the risk-free interest rate, based on the U.S. Treasury yield curve for periods approximating the expected term of the award; and an expected dividend yield of zero, as we have never paid, and do not currently intend to pay, cash dividends.

For grants made during the time periods that we had sufficient trading volume in our common stock, we determined fair value using the trading price of our common stock on the applicable grant date.

Changes in these assumptions, and changes in the underlying fair value of our common stock, could materially affect the fair value of future awards and the related compensation expense.

Revenue Recognition

Under ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), an entity recognizes revenue when or as its customer obtains control of distinct promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect consideration we are entitled to in exchange for the goods or services we transfer to the customer.

Under ASC 606, there is judgment involved in identifying the promised goods or services in the agreement, determining whether these are distinct in the context of the contract and determining if these represent a performance obligation to a customer. Additionally, we use judgment to determine whether rights to additional goods or services that are exercisable at a customer’s discretion provide a material right to the customer and if so, they are considered performance obligations. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available and whether the goods or services are integral or dependent to other goods or services in the contract.

We estimate the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, we evaluate the amount of potential payments and the likelihood that the payments will be received. We utilize either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration which is included in the transaction price may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.

Development milestones are assessed under the most likely amount method and are not constrained if it is probable that a significant revenue reversal will not occur. Milestone payments that are not within our control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, we re-evaluate the probability of achievement of such development milestones and any related constraint, and if necessary, adjust our estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue in the period of adjustment.

For revenue related to sales-based royalties received from licensees, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

We allocate the transaction price based on the estimated stand-alone selling price of each of the performance obligations. We must develop assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in a contract with a customer. We utilize key assumptions to determine the stand-alone selling price for service obligations, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. Additionally, in determining the standalone selling price for material rights, we may reference comparable transactions, clinical trial success probabilities, and develop estimates of option exercise likelihood. Any variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to receive for the satisfaction of each performance obligation.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations which consist of licenses and other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

Accrued Clinical Trial Costs and Contract Research Liabilities

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves identifying services which have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Given our current business, the primary area of uncertainty concerning accruals which could have a material effect on our operating results is with respect to service fees paid to contract manufacturers in conjunction with the production of clinical drug supplies, and to contract research organizations in connection with our preclinical research and clinical trials. In connection with all of the foregoing service fees, our estimates are most affected by our understanding of the status and timing of services provided. The majority of our service providers, including contract research organizations, invoice us in arrears for services performed. In the event that we do not identify some costs which have begun to be incurred, or we underestimate or overestimate the level of services performed or the costs of such services in a given period, our reported expenses for such period would be understated or overstated. We currently reflect the effects of any changes in estimates based on changes in facts and circumstances directly in our statement of operations in the period such change becomes known.

Our arrangements with contract research organizations in connection with clinical trials often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. We recognize expense relating to these arrangements based on the various services provided over the estimated time to completion. The date on which services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments. We make these judgments based upon the facts and circumstances known to us based on the terms of the contract and our ongoing monitoring of service performance. We recognize the expenses associated with these arrangements based on our expectation of the timing of the performance of components under these arrangements by these organizations. Generally, these components consist of the costs of setting up the trial, monitoring the trial, closing the trial and preparing the resulting data. Costs related to patient enrollment in clinical trials are accrued as patients are enrolled in the trial.

With respect to financial reporting periods presented in this prospectus, the timing of our actual costs incurred have not differed materially from our estimated timing of such costs. In light of the foregoing, we do not believe our practices for estimating future expenses and making judgments concerning the accrual of expenses are reasonably likely to change in the future.

Off-Balance Sheet Arrangements

As of March 31, 2026, we did not have any off-balance sheet arrangements, as such term is defined under Item 303 of Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

Company Overview

We are a clinical-stage biopharmaceutical company developing novel, small molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations (“NMs”) to enable the production of full-length proteins. Targeting ribosome subunits provides a therapeutic approach to addressing a number of genetic diseases. According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. There are over 7,000 inherited genetic diseases that collectively affect 350 million people worldwide. Our immediate focus is to advance the clinical development of our product candidate, exaluren, for the treatment of rare kidney diseases. We have also exclusively licensed our product candidate, ZKN-013, to Almirall, S.A. (“Almirall”), who is developing it for the treatment of rare skin diseases.

Exaluren is a novel eukaryotic ribosome-selective glycoside product candidate that is designed to induce premature termination codon (“PTC”) readthrough in the presence of NMs and promote the restoration of full-length proteins. We believe this mechanism has the potential to apply to all genetic diseases caused by NMs. We are initially developing exaluren to induce full-length Collagen IV protein for the treatment of Alport syndrome (“AS”) with NMs (“NMAS”). NMAS, a subset of AS, is a genetic kidney disorder that is caused by the loss of one of three Collagen IV subtypes, Collagen IV alpha 3 (“COL4A3”), alpha 4 (“COL4A4”), or alpha 5 (“COL4A5”), and the resulting loss of the Collagen IV alpha 3,4,5 trimer. This trimer is made in podocyte cells and required for the functioning of the filtration structure of the kidney comprising the glomerular basement membrane (“GBM”), foot processes and slit diaphragms.

We estimate that NMAS affects roughly 7% of AS patients or approximately 4,200 patients in the United States and approximately 11,000 patients worldwide. NMAS is characterized by hematuria and proteinuria, or blood and protein, respectively, in the patient’s urine and results in progressive kidney disease, hearing loss and eye abnormalities. The median age to kidney failure in patients with NMAS is 20 years and 30 years for patients with NMs in the COL4A3/4 genes and the COL4A5 gene, respectively. Although angiotensin converting enzyme inhibitor (“ACEi”) and angiotensin receptor blocker (“ARB”) therapies can slow progression to end-stage kidney disease, they do not prevent kidney failure, and there are no therapies approved by the U.S. Food and Drug Administration (“FDA”) specifically indicated to address the underlying genetic cause of AS. Exaluren has received Orphan Drug Designation for the treatment of AS from the FDA.

We have evaluated exaluren in eight clinical trials, including four Phase 1 studies in healthy volunteers, one Phase 2a study in NMAS, two Phase 2 studies in cystic fibrosis (“CF”) patients with NMs, and one Phase 2 study in nephropathic cystinosis patients with NMs. In total, 145 subjects have received at least one dose of exaluren with 89.4 subject-months exposure during these clinical trials. In these studies, no dose-limiting toxicities were reported and no serious adverse events were attributed to exaluren.

Between January 2023 and April 2024, we conducted a proof-of-concept Phase 2a open-label trial in the United Kingdom in three patients with autosomal recessive AS and a NM in the COL4A4 gene. The primary endpoint of this study was to assess the number of participants with adverse events associated with administration of exaluren. The secondary endpoints were change from baseline in proteinuria, measured by the urine protein-to-creatinine ratio (“UPCR”) in a patient’s urine samples, and hematuria, and change in baseline in Collagen IV expression. All three patients showed a reduction in podocyte foot process effacement (“FPE”), which is the flattening and loss of specialized kidney cell structures that form the filtration barrier and attach to the podocytes and GBM, in transmission electron microscopy (“TEM”) images. FPE is a hallmark of kidney diseases including AS and the severity of FPE has historically been associated with time to kidney failure. TEM images of biopsy samples also showed an improvement in the GBM width in all treated patients. FPE was also measured as a 50% increase in the filtration slit density (“FSD”). These results were consistent with exaluren’s proposed mechanism of functional full-length protein restoration as reflected by improvements in GBM architecture and FPE observed in kidney biopsies. At the end of treatment, UPCR had decreased for one patient and increased for two patients. We received clearance to proceed with a Phase 2b clinical trial for exaluren in NMAS patients (without kidney biopsies in U.S. pediatric patients) under an IND from the FDA and we plan to initiate this trial in the third quarter of 2026. We anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027.

Our pipeline also includes a preclinical program evaluating exaluren for the treatment of autosomal dominant polycystic kidney disease (“ADPKD”) in patients that have NMs (“nmADPKD”). ADPKD is the most common monogenic kidney disease based on genetic diagnosis, affecting approximately 160,000 to 200,000 patients in the United States. The PKD1 gene encodes polycystin-1 (“PC1”) and the PKD2 gene encodes polycystin-2 (“PC2”), these are proteins that regulate cell growth and fluid secretion in kidney tubules. Loss of functional PC1 or PC2 protein leads to uncontrolled cyst formation. Approximately 26% of ADPKD patients have NMs in the PKD1 and PKD2 genes resulting in a prevalence of approximately 40,000 to 50,000 patients in the United States and over 90,000 in developed markets outside of the United States. Patients experience hypertension, kidney stones, urinary tract infections, heart valve abnormalities, hematuria and increased probability of aortic aneurysm. Formation of these cysts eventually leads to nephromegaly (kidney enlargement) and end-stage renal disease. The only approved therapy for ADPKD, tolvaptan, does not address the underlying genetic cause and carries significant tolerability limitations. Preclinical organoid and cellular models have shown increased PC1 and PC2 gene expression following treatment with exaluren. We plan to initiate enrollment in a Phase 2 trial of exaluren for the treatment of nmADPKD in 2027 following protocol finalization and clearance of an Investigational New Drug application (“IND”) by the FDA. We anticipate topline data from this trial by mid-2028.

We have also exclusively licensed ZKN-013, an oral ribosome modulating agent (“RMA”) with structural similarity to azithromycin that induces PTC readthrough to Almirall. In March 2024, we entered into an exclusive global rights agreement with Almirall (the “Almirall License Agreement”) for Almirall to develop and commercialize ZKN-013 for all indications. Through the Almirall License Agreement, Almirall is developing ZKN-013 for the treatment of recessive dystrophic epidermolysis bullosa (“RDEB”) and junctional epidermolysis bullosa (“JEB”) with NMs. RDEB and JEB are rare skin diseases characterized by mutations in the Collagen VII (RDEB) and LAMB3 (JEB) proteins. We estimate that there are approximately 4,000 patients with NMs in these diseases in the major markets of the United States, Japan and Western Europe. Patients with these diseases suffer from severe skin bruising, wounds and internal lesions resulting in increased risk of skin cancer and severe malnourishment. Under the Almirall License Agreement, we received an upfront payment of $3 million and a development milestone of $3 million in 2024. Almirall is responsible for development and commercialization of ZKN-013 and we are eligible to receive up to approximately $470.0 million in additional development, regulatory and commercial milestone payments as well as tiered royalties based on global sales. The agreement may be terminated under specified circumstances, including for convenience by Almirall, in which case rights may revert to us.

Our Product Candidates

We are working to unlock the potential of the ribosome in order to transform genetic diseases. Ribosomes form the translation machinery that generates functional proteins from genetic sequences. By modulating ribosome subunits, we believe we have the potential to advance product candidates for the subset of genetic diseases with NMs, such as AS, ADPKD, RDEB, JEB, familial adenomatous polyposis (“FAP”) and CF.

Our product candidates, exaluren and ZKN-013, are novel small molecules based on antibiotic aminoglycoside and macrolide molecules. Based on preclinical research and clinical trials, it is well-known in the industry that antibiotic aminoglycosides and macrolide molecules have the potential for PTC readthrough. Exaluren and ZKN-013 are designed to promote PTC readthrough with human ribosome selectivity, potentially offering lower toxicity and positioning them to address defects caused by NMs. While antibiotic macrolides and aminoglycosides have shown activity in clinical and preclinical studies, significant safety, tolerability and delivery limitations have prevented further development for human diseases. We believe exaluren and ZKN-013 are designed to be safer, more potent and easier to deliver than aminoglycoside and macrolide antibiotics.

Nonsense Mutations

According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. NMs are single point mutations within the DNA sequence which are either inherited or acquired. The disease phenotypes caused by NMs are frequently more severe than those caused by other kinds of mutations because these mutations often lead to a complete loss of protein production or function. The ribosome manufactures proteins one amino acid at a time designated by a series of three nucleotides, called a codon. An NM leads to a PTC in the messenger RNA (“mRNA”) and the production of truncated, non-functional proteins. In simple terms, an NM changes the codon for an amino acid into the codon for a “STOP” signal in mRNA, leading to the formation of a truncated protein with loss of function.

Patients with diagnosed NMs on one or both alleles represent a high unmet medical need. NMs are involved in a large number of genetic diseases such as AS, ADPKD, RDEB, JEB, FAP and CF. There are no FDA-approved small molecule therapies specifically designed to promote ribosomal readthrough in genetic kidney diseases caused by NMs.

Readthrough of NMs is a naturally occurring process that can be attributed to the redundancy in the three-nucleotide codon structure. During readthrough, either the typical healthy or a near-cognate substitute amino acid occurs resulting in the continuation of translation for full-length proteins. Exaluren and ZKN-013 are designed to enhance the likelihood of readthrough by modulating the ribosome and changing the translational equilibrium away from release factors that signal a stop to translational factors that signal continued amino acid incorporation. Multiple compounds within our RMA and ERSG library are designed to evaluate the readthrough of the premature stop codon.

Exaluren: Novel ERSG with Therapeutic Potential to Mediate Nonsense Mutation Disease

Exaluren is a novel ERSG product candidate designed to increase the PTC readthrough mechanism of aminoglycoside antibiotics, such as gentamicin, with increased selectivity for the human ribosome to make it more suitable for chronic use to treat human genetic diseases with NMs.

Aminoglycoside antibiotics, such as gentamicin, have been extensively studied for their potential to promote the restoration of full-length proteins by the mechanism of PTC readthrough in preclinical studies in various genetic diseases with NMs, including NMAS, and in several clinical studies in patients with NMs, including RDEB, JEB, CF and Duchenne muscular dystrophy in adult and pediatric patients. However, gentamicin and similar antibiotic aminoglycosides are weak binders to the human ribosome and thus require high doses for activity. They are also poorly tolerated and cause heightened risk of kidney damage and hearing loss from chronic use due to their strong inhibition of mitochondrial protein translation.

Due to the markedly decreased affinity for the bacterial and mitochondrial ribosomes, ERSG compounds like exaluren have little of the antibiotic activity associated with aminoglycosides. In in vitro mitochondrial protein translation assays, exaluren showed an approximately 57-fold higher IC50 relative to gentamicin, indicating lower inhibition under the assay conditions tested. In bacterial growth inhibition assays, exaluren showed over a 100-fold higher minimum inhibitory concentration (“MIC”) relative to gentamicin. Additionally, in reporter assays with a PTC, exaluren showed up to 9-fold greater read-through activity than gentamicin. We believe this result may reflect higher selectivity towards the human ribosome. ERSGs are selective for the human ribosome and have markedly lower affinity for the mitochondrial ribosome, which we believe may reduce the risk of mitochondrial-associated toxicity with chronic use.

Exaluren, like aminoglycosides, is transported into cells via megalin, which is expressed in renal and epithelial tissues and supports intracellular delivery in the kidney and other relevant cell types. Modeling of human tissue drug exposures based on animal studies showed that exaluren could achieve approximately a 50-fold higher exposure in kidney cells compared to plasma, supporting its evaluation for treatment of kidney diseases.

The mechanism of exaluren is gene agnostic. Therefore, models of comparable diseases caused by NM variants that introduce PTCs, such as ADPKD, CF and cystinosis, from NMs, can be used to evaluate the efficacy of exaluren in vivo. In animal models, exaluren has shown functional readthrough across multiple genes and NMs, including in a CtnsY226X/Y226X cystinosis mouse model, where treatment resulted in a 30% reduction in kidney cystine levels.

Development Program for Exaluren for the Treatment of NMAS

AS, a rare genetic kidney disorder caused by mutations in the COL4A3/4/5 genes, is characterized by podocyte injury and impaired kidney filter function leading to proteinuria and kidney failure. Podocytes are specialized cells that produce Collagen IV proteins and the Collagen alpha IV 3,4,5 trimer needed for the functional integrity of the GBM. They bind to the GBM with finger-like extensions called foot processes that enable efficient ultrafiltration. Mutations in Collagen IV genes result in FPE and thus loss of podocytes and proteinuria in all cases of AS. Exaluren is designed to promote restoration of functional protein and showed improvement in FPE in NMAS patients in a small (n=3) open label Phase 2a study.

We have evaluated exaluren in eight clinical trials, including four Phase 1 studies in healthy volunteers, one Phase 2a study in NMAS, two Phase 2 studies in CF patients with NMs, and one Phase 2 study in nephropathic cystinosis patients with NMs. In total, 145 subjects received at least one dose of exaluren with 89.4 subject-months exposure during these clinical trials, including doses up to 10-fold higher than those planned for the Phase 2b trial in NMAS. In these studies, no dose-limiting toxicities were reported and no serious adverse events were attributed to exaluren. Exaluren was also not associated with clinically significant nephrotoxicity or ototoxicity. Results from the Phase 2 clinical studies in CF and cystinosis studies highlighted the need for higher tissue exposures to translate biological activity to clinical efficacy. The biological property of exaluren to concentrate in kidney cells supported advancing exaluren in NMAS patients.

Exaluren has shown 2-fold to 10-fold full-length COL4A5 protein induction in cell-based reporter assays that measured light levels. These results are consistent with results of exaluren treatment in other cell-based assays with other genes. Protein restoration therapies apart from exaluren in AS mice models with a complete loss of Collagen IV protein or a NM in Collagen IV have shown improvements in the structure, kidney function and survival with 3 weeks to 16 weeks of treatment.

Building on the cellular PTC readthrough results described above, the breadth of preclinical results showing the potential treatment effect with exaluren and the specific studies in AS mice with other genetic therapies, we advanced exaluren for the restoration of the Collagen IV protein for the treatment of AS. We have received Orphan Drug Designation for the treatment of AS from the FDA. We conducted a Phase 2a trial in patients with NMAS and received clearance to proceed with a Phase 2b clinical trial for exaluren in NMAS patients (without kidney biopsies in U.S. pediatric patients) under an IND from the FDA, which we plan to initiate, subject to patient enrollment, in the third quarter of 2026. We anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027.

Phase 2a Trial in NMAS Patients

Between January 2023 and April 2024, we conducted an open-label Phase 2a trial in the United Kingdom with three NMAS patients with NMs in the COL4A4 gene aged 12 to 18 years. Patients received a daily dose of exaluren subcutaneously at 0.75 mg/kg for eight weeks with a three-month follow-up, with kidney biopsies performed before and after treatment to assess Collagen IV expression and podocyte morphology. This study was not powered to assess statistical significance for changes in efficacy. The primary objective of this trial was to assess the number of participants with adverse events associated with administration of exaluren. The secondary objectives of this trial were change from baseline in proteinuria, measured by UPCR in a patient’s urine samples, and hematuria, and change in baseline to end of treatment in Collagen IV expression as measured by the combined average of alpha 3 and alpha 4 proteins and by Foot Process Width (“FPW”) and FSD from a kidney biopsy. These secondary endpoints were pre-specified in the trial protocol and designed to evaluate exaluren’s mechanism of action and efficacy through protein restoration of Collagen IV expression and associated structural changes in kidney biopsies and in clinical markers of kidney function.

Exaluren was observed to be well tolerated with no severe treatment-related adverse events (“TEAEs”). The majority of TEAEs were mild in severity with the most common TEAE being injection-site reactions. All three patients treated with exaluren showed an improvement in FPE. TEM images showed a reduction from widespread to moderate segmental FPE, reduced FPW and an improvement in the GBM in all treated patients. These changes were consistent with structural improvement in components of the kidney filtration architecture as assessed in biopsy specimens. Collagen IV also increased in all patients, supporting exaluren’s proposed mechanism of protein restoration and associated structural changes in kidney biopsies. Table 1 below presents the results for each patient for each of the secondary endpoints.

Table 1: Results of Secondary Endpoints for Each Patient at End of Treatment Compared to Baseline

Secondary Endpoint	Patient 4401-01		Patient 4401-02		Patient 4402-01
Average change in Collagen alpha 3 and 4	38.5%		8.3%[a]		170.8%
Change in FSD	50%		13.3%		116%
Change in UPCR at end of treatment of 8 weeks	89.7	%ns	-37.6	%ns	60.1	%ns
Hematuria	No change		No change		No change
Change in FPW	-18.7%		6.8%[b]		-45%

[a]

Collagen α4(IV) was observed to reduce in this assay in Participant 4401-02. The reduction reflects redistribution of α4(IV) signal from diffuse intracellular to GBM-localized at Day 60, not loss of protein; consistent with increased α3(IV) expression. Therefore, average of Collagen α3 and Collagen α4(IV) change was used to assess overall change in this assay.

[b]	Assessed to be a measurement error due to fewer TEM images than typically used in unbiased morphometry assessment of FPW.
ns	Not significant

At the end of treatment, UPCR reduced by 37.6% in one patient and increased in the other 2 patients, although the high variability in measurements within each patient at each time point limited interpretability. These observations were limited to biopsy-based structural assessments and did not establish long-term functional outcomes. Since UPCR was a secondary endpoint, no quantitative threshold was set. There were no clinically meaningful changes in hematuria.

Patients had an average increase of 50% in FSD (50%, 13.3% and 116%) reaching 80% of healthy levels consistent with TEM assessments of FPW. FSD was measured on an automated, blinded and unbiased basis in kidney biopsy tissue by NIPOKA using an automated high-resolution image analysis approach. In each sample, FSD was averaged across individual cells (“glomeruli”). Glomerular FSD distributions showed clear, consistent, upward shifts in all participants, consistent with improvement observed across sampled glomeruli.

Protein immunofluorescence staining analyses also showed a mean 72% (38.5%, 8.3% and 170.8%) increase in the average Collagen IV alpha 3 and alpha 4 proteins, which were consistent with the qualitative assessments of high-resolution imaging following similar staining. Structural improvements in Collagen IV alpha 5 were observed in independent assays, providing further evidence of the formation of the Collagen IV alpha 3,4,5 trimer. The changes in FSD were proportional to and consistent with these changes in protein expression.

Two patients experienced decreases in FPW of 18.7% and 45% while the third patient experienced a 6.8% increase, which was assessed to be a measurement error due to fewer TEM images than typically used in unbiased morphometry assessment of FPW. Decreases in FPW indicate improved kidney structure and morphological improvements.

The biopsy analyses were conducted using multiple complementary methodologies, including TEM, fresh frozen tissue immunofluorescence staining, and formalin-fixed paraffin-embedded tissue analyses. Quantitative image analysis was performed in a blinded manner with respect to treatment timing, and independent laboratories were engaged to assess structural and protein expression endpoints. Improvements in FSD, FPW, and Collagen IV expression were observed consistently across biopsy preparation methods and analytical techniques, supporting the structural findings. Variability in response may reflect differences in baseline disease severity, specific mutation type, or other patient-specific factors; however, the small sample size limits conclusions regarding predictors of response.

Phase 2b Trial in NMAS Patients

We received clearance to proceed with a Phase 2b clinical trial for exaluren in NMAS patients (without kidney biopsies in U.S. pediatric patients) under an IND from the FDA and, subject to patient enrollment, we plan to initiate this trial in the third quarter of 2026. We anticipate topline data from the initial 16-week placebo-controlled part of the study by mid-2027 with the final readout by the end of 2027. The Phase 2b trial is a randomized, double-blind, placebo-controlled, delayed-start study designed to evaluate the efficacy and safety of exaluren. We plan to enroll approximately 24 NMAS patients aged 12 and older with a confirmed genetic diagnosis of a loss-of-function NM in one of the COL4A3/4/5 genes. The study will utilize a 2:1 randomization at screening to either exaluren or placebo. Patients will receive treatment for 16 weeks. At 16 weeks, placebo patients will be switched to exaluren treatment, while patients randomized to exaluren will continue to receive exaluren for an additional 16 weeks. Treatment assignment will be double-blind for the entire duration of the treatment period.

The primary efficacy endpoint for non-U.S. pediatric patients and all adult patients is to evaluate the effect of exaluren on structural changes in podocyte FPE as measured by change in FSD in kidney biopsies. In the United States, the FDA did not support the use of protocol-mandated repeat kidney biopsies in pediatric patients for efficacy assessment in this Phase 2b study, citing the absence of a prospect of direct benefit sufficient to justify the risks under 21 CFR 50.52. Accordingly, for U.S. pediatric patients, the primary objective is safety and tolerability, while biopsy-based structural endpoints are being evaluated in non-U.S. pediatric and adult patients where permitted by local regulatory authorities. The key secondary objective for all patients will be to assess the effect of exaluren on reducing proteinuria, as measured by UPCR in all patients. The study size and randomization were determined with consideration of the number of patients expected to contribute evaluable biopsy data in the patient populations where repeat biopsies are permitted.

The severity of FPE has been associated with time to kidney failure in a recent study of more than 800 kidney disease patient biopsies. In published studies across multiple kidney diseases, including AS, higher FSD, a quantitative measurement of the degree of FPE has been associated with lower proteinuria. In certain kidney diseases, including IgA nephropathy and focal segmental glomerulosclerosis, publicly available approval decisions have reflected the use of proteinuria reduction measures, such as UPCR, as clinically meaningful endpoints. However, while the Phase 2b trial has been submitted and allowed by the FDA and clinical trial authorization has been obtained from the UK Medicines and Healthcare products Regulatory Agency, FSD has not been validated as a surrogate endpoint for clinical benefit in AS, and regulatory authorities have not determined that changes in FSD are sufficient to support approval. However, the FDA has initiated efforts through the Alport Syndrome Surrogate Endpoint Network (ASSENT) working group to assess new surrogate endpoints, including biopsy changes, to support the potential future approval of drugs to treat AS.

Development Program of Exaluren for the Treatment of ADPKD

ADPKD is a monogenic cystic tubular disease. Mutations in the PKD1 and PKD2 genes lead to renal cyst formation, kidney enlargement, and extrarenal organ involvement. Patients experience hypertension, kidney stones, urinary tract infections, heart valve abnormalities, hematuria, and increased probability of aortic aneurysm. Formation of these cysts eventually leads to nephromegaly and end-stage renal disease. ADPKD patients with NMs represent approximately 26% of ADPKD patients or approximately 40,000 to 50,000 patients in the United States.

In preclinical organoid and cellular models of ADPKD with NMs, exaluren showed increased PC1 and PC2 protein expression following treatment, with associated reductions in cyst formation and cyst expansion observed in these experimental systems. In certain organoid models, 14-day treatment resulted in 10% to 75% exposure-dependent increase in PC1 and PC2 protein expression across different PKD1 and PKD2 NM organoid models and experimental conditions. Independent studies in ADPKD mice, conducted using other genetic or therapeutic approaches that did not evaluate exaluren, have also shown that restoration of PC1 and PC2 proteins can shrink cysts and overall kidney size. Independent clinical efforts in ADPKD have explored strategies aimed at increasing PC1 expression, with early-stage studies evaluating the potential relationship between protein restoration and changes in disease-related parameters. These studies are mechanistically distinct from exaluren and remain investigational.

We believe our clinical data in NMAS and preclinical findings in ADPKD models provide a scientific rationale for further clinical evaluation of exaluren in nmADPKD. We plan to initiate enrollment in a Phase 2 trial of exaluren for the treatment of nmADPKD in 2027 following protocol finalization and clearance of an IND by the FDA. We are continuing to finalize the design of our Phase 2 clinical trial. Our preliminary design contemplates a 6-month trial, enrolling up to 40 to 60 ADPKD patients with any NMs. The primary efficacy endpoint measurements contemplated are 70% or greater growth in htKTV compared to placebo and a 5-fold to 7-fold change in baseline of protein expression observed in kidney organoids. This design is preliminary and subject to change as we finalize the protocol for this trial. We anticipate topline data from this trial by mid-2028.

Phase 1 and Phase 2 Clinical Trials with Exaluren

We have evaluated exaluren in seven additional clinical trials, including four Phase 1 studies in healthy volunteers, two Phase 2 studies in CF patients with NMs, and one Phase 2 study in nephropathic cystinosis patients with NMs. In total, 145 subjects have received at least one dose of exaluren during these clinical trials. There were no dose-limiting toxicities or serious adverse events attributed to exaluren observed in these trials. Exaluren was also not associated with clinically significant nephrotoxicity or ototoxicity.

In 2016 and 2017, we conducted two single-ascending-dose, monocentric, randomized, double-blind, placebo-controlled Phase 1 clinical trials of exaluren to evaluate safety and pharmacokinetics in healthy volunteers in Israel and Belgium. In each of these trials, subjects were dosed with a single dose of exaluren between 0.3 mg/kg and 7.5 mg/kg. The safety endpoints were treatment-emergent adverse events, injection-site reactions, audiometry and markers of kidney function.

From 2017 to 2019, we conducted a randomized, double-blinded, placebo-controlled, multiple ascending dose Phase 1 clinical trial to evaluate the safety, tolerability and pharmacokinetics of exaluren administered subcutaneously in independent consecutive cohorts in healthy volunteers in Belgium and the United States. Subjects were administered doses ranging from 0.1 mg/kg to 5.0 mg/kg of exaluren subcutaneously twice a week over 29 days for a total of nine doses. The safety endpoints were treatment-emergent adverse events, injection-site reactions, audiometry and markers of kidney function.

In 2019, we conducted an open-label Phase 1 clinical trial to evaluate the safety, tolerability and pharmacokinetics of a single dose of 1.0 mg/kg of exaluren administered to three groups of subjects with varying severities of renal dysfunction (mild, moderate and severe renal impairment) and one healthy-volunteer group in the United States. The safety endpoints were treatment-emergent adverse events, injection-site reactions, audiometry and kidney injury biomarkers.

In 2019, we conducted an open-label, single-center Phase 2 clinical trial to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of three dose-escalation treatment periods (nominal doses of 0.5, 1.0 and 2.0 mg/kg) of exaluren administered once daily subcutaneously in three adult nephropathic cystinosis patients with a NMs in Canada. The safety endpoints were treatment-emergent adverse events, injection-site reactions, audiometry and kidney injury biomarkers. We discontinued this trial due to design limitations that resulted in elevated and uncontrolled pretreatment white blood cystine levels.

From 2022 to 2023, we conducted two open-label Phase 2 clinical trials to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of exaluren in 17 CF patients with NMs in Israel, Germany, the United States and Canada. Each study consisted of four dose-escalation treatment periods of exaluren administered subcutaneously (5 weeks total at doses of 0.3, 0.75, 1.5 and up to 3.0 mg/kg) and an additional treatment period (5 weeks total) consisting of one week of run-in with exaluren monotherapy (1.5 mg/kg) and four weeks of combination treatment of exaluren (1.5 mg/kg) with oral ivacaftor (150 mg) administered twice daily. The safety endpoints were treatment-emergent adverse events, injection-site reactions, audiometry and kidney injury biomarkers.

ZKN-013: RMA with Therapeutic Potential to Mediate Nonsense Mutations in Epidermolysis Bullosa

Under the exclusive license we granted to Almirall, Almirall is developing ZKN-013 for the treatment of RDEB, a rare dermatological disease. Almirall is conducting a Phase 1 single and multiple ascending dose clinical trial of ZKN-013 in Australia with healthy volunteers ages 18 to 55. The primary endpoints are safety, tolerability and pharmacokinetics. Participants receive a single and then multiple doses of ZKN-013 or placebo. Patient enrollment commenced in July 2024 and the trial is expected to enroll up to 112 patients.

EB is a group of rare inherited skin disorders that cause the skin to become fragile, where any trauma or friction to the skin can cause painful blisters. RDEB and JEB are two of the main types of EB. RDEB is caused by mutations in the COL7A1 gene, which codes for the COL7A1 protein. NMs in COL7A1 represent approximately 15% of all mutations in COL7A1. The COL7A1 gene is involved in coding for Collagen VII, which helps attach the epidermis to underlying layers of skin. Worldwide, RDEB affects approximately 4,000 patients with NMs, with most RDEB patients developing skin cancer by age 35. JEB is most commonly caused by mutations in the LAMA3, LAMB3 and LAMC2 genes, which encode the protein laminin-332 that plays an important role in strengthening and stabilizing the skin. NMs in LAMB3 genes represent approximately 70% of all mutations while those in LAMA3 and LAMC2 account for approximately 32% and 53%, respectively. Infants suffering from EB are typically born with widespread blistering and areas of missing skin, often caused by trauma during birth. The average mortality of patients with JEB is 18 months. Approved therapies to treat RDEB and JEB include gene-based approaches designed to promote the restoration of Collagen VII expression; however, these therapies only address disease management and topical wound treatment but not the systemic treatment of the underlying genetic defect.

Like macrolide antibiotics in bacteria, ZKN-013 is postulated to interact with the nascent peptide exit tunnel in the human ribosome and incorporate a near-cognate amino acid at the PTC thus preventing premature termination of translation. In experiments conducted by the University of Southern California in preclinical models of patient skin cells, ZKN-013 showed Collagen VII restoration and cellular function improvement across a range of mutations comparable to high-dose gentamicin. Lower doses of gentamicin had previously been shown to improve function in prior clinical studies conducted at the University of Southern California on the same patients.

Our Team and History

We are led by a management team with extensive experience in clinical drug development and commercialization. Sumit Aggarwal, our Chief Executive Officer, has more than 25 years of experience in pharmaceutical and biotechnology commercial operations, investment management, and management consulting. Prior to Eloxx, Mr. Aggarwal was the Chief Executive Officer and a director of Zikani Therapeutics, Inc. (“Zikani”), a company focused on ribosomal modulation for rare diseases, which we acquired in April 2021. Prior to Zikani, Mr. Aggarwal was interim President and Chief Financial Officer of Progenity, Inc. Our management team also includes Teji Singh, our Head of Clinical Development; Dr. Roger Clark, our Head of Discovery Sciences; and Daniel Geffken, our Interim Chief Financial Officer. Dr. Singh has more than 20 years of clinical development experience including, in orphan drug development, with several primary product approvals in gene, oligonucleotide and antibody therapies. Prior to Eloxx, Dr. Singh held various clinical development roles at Sarepta Therapeutics, Inc., Shire plc, and Genzyme Corporation. Dr. Clark has more than

25 years of experience in drug design and process development and previously held related roles at Bayer Pharmaceuticals, Critical Therapeutics, Inc., Tetraphase Pharmaceuticals, Inc., and Zikani. Mr. Geffken has more than 35 years of financial experience across a variety of biotechnology companies.

Shares of our common stock were traded on Nasdaq until October 16, 2023, when our shares were delisted for failing to comply with Nasdaq Listing Rule 5550(b)(2), requiring a market value of listed securities of at least $35.0 million. Following the delisting from Nasdaq, we had limited access to capital and became delinquent in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when we were unable to file our Annual Report on Form 10-K for the year ended December 31, 2023. Between October 2023 and August 2025, our primary sources of capital were the Almirall License Agreement, which provided $6.0 million in upfront payments and development milestones, and loans from Domicilium. During this period, while operating with limited resources and reduced headcount including minimal staffing for our clinical, research and development and finance teams, we continued to collect and analyze data from our Phase 2a trial of exaluren in AS and engaged with the FDA regarding our trial design for our planned Phase 2b trial.

In August 2025, we entered into a securities purchase agreement with Coastlands Capital Partners LP (“Coastlands”), pursuant to which Coastlands invested $15.0 million and Domicilium invested $2.0 million and converted all of our outstanding indebtedness. With renewed access to capital, we completed the audits of our consolidated financial statements for the fiscal years ended December 31, 2023, 2024 and 2025 and filed an Annual Report on Form 10-K for those same years, which is required for our planned uplisting to the Nasdaq Capital Market.

Our Strategy

•	Advance exaluren as a novel disease-modifying therapy for NMAS.

•	Further accelerate exaluren’s development as a disease-modifying therapy for ADPKD.

•	Explore the development of exaluren in other rare diseases driven by NMs with high unmet needs.

•	Evaluate and execute strategic partnerships and collaborations to maximize the potential of our compound library.

Intellectual Property

Patent Portfolio

As of April 30, 2026, we owned or licensed 40 issued patents and 2 pending patent applications in the U.S. and abroad, not including U.S. provisional applications. Our licensed and owned patent portfolio includes patents and applications relating to our lead compound, exaluren (formerly known as NB124), and over 20 other read-through inducing compounds, as well as methods of making and using these compounds. Each of our patent families is described briefly below.

With regard to exaluren, our primary composition of matter coverage derives from a patent family that we exclusively in-licensed under the Research and License Agreement (the “Technion Agreement”) with Technion Institute for Research and Development Ltd. (“TRDF”), dated August 29, 2013. As of April 30, 2026, this family included issued patents in the United States, Europe, Canada, Hong Kong, India, Israel, and Japan. Issued patents in this family have claims directed to exaluren and other read-through inducing compounds, as well as claims directed to pharmaceutical compositions of the disclosed compounds and methods of using the compounds and compositions to treat genetic disorders associated with premature stop codon mutations including cystic fibrosis, nephropathic cystinosis, DMD, ataxia-telangiectasia, Hurler syndrome, hemophilia A and B, Usher Syndrome, and Tay-Sachs disease. Patents that have issued from this family are currently expected to expire in 2031, not including any extensions of term for which we may be eligible and that we may be granted.

We own additional patent families that may provide additional protection for specific methods of using or manufacturing exaluren beyond the anticipated expiration date of the primary composition of matter patents.

The first of these families is directed to methods for large-scale synthesis of exaluren and other read-through inducing compounds. As of April 30, 2026, this family included issued patents in the United States, Australia, and Japan. Patents that have been issued from this family are currently expected to expire in 2038, not including any extensions of term for which we may be eligible and that we may be granted.

The second patent family is directed to methods of using exaluren and other read-through inducing compounds to treat Rett syndrome. As of April 30, 2026, this family included one issued patent in the United States, which is currently expected to expire in 2035, not including any extensions of term for which we may be eligible and that we may be granted.

Two additional patent families in-licensed under the Research and License Agreement with TRDF are directed to additional read-through inducing compounds.

The first of these families includes claims directed to ELX-03 (formerly known as NB84) and other read-through inducing compounds, as well as claims directed to pharmaceutical compositions and methods of using the compounds and compositions to treat genetic disorders including cystic fibrosis, DMD, ataxia-telangiectasia, Hurler syndrome, hemophilia A, hemophilia B, Usher Syndrome, and Tay-Sachs disease. As of April 30, 2026, this family included issued patents in the United States, Europe, Israel, and Japan. Patents that have issued from this family are currently expected to expire in 2027, not including any extensions of term for which we may be eligible and that we may be granted. One patent in this family was granted patent term adjustment that may extend the term to 2028.

The second family includes claims directed to ELX-10 (formerly known as NB157) and other read-through inducing compounds and pharmaceutical compositions and uses thereof. As of April 30, 2026, this family included issued patents in the United States, Israel and Japan. Patents that have issued from this family are currently expected to expire in 2036, not including any extensions of term for which we may be eligible and that we may be granted.

Patent Term Extension

The term of a U.S. patent is 20 years from its earliest effective nonprovisional or international patent application filing date, assuming all maintenance fees are paid, the patent has not been terminally disclaimed, and the patent has not been invalidated through administrative and/or court proceedings. The term of foreign patents varies but is generally also 20 years from the earliest effective filing date. In certain instances, the term of U.S. and certain foreign patents may be extended.

In the United States, patent term may be extended in certain instances by patent term adjustment (“PTA”), which compensates for administrative delays by the U.S. Patent & Trademark Office during the prosecution of such patent. We have received a PTA for one of our exclusively licensed patents relating to ELX-01 and other related read-through inducing compounds, extending the expiration date of that patent from 2027 to 2028. However, we do not know whether any PTA will be granted for any of our future patents.

For pharmaceutical products that have received FDA approval, the term of a U.S. patent covering the approved product, a method of manufacturing the approved product, or an approved method of use of the product may be extended under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, in certain instances if specific statutory and regulatory requirements are satisfied. The Hatch-Waxman Act provides for a patent term extension, or PTE, of up to five years as compensation for effective patent term lost during the FDA regulatory review process. PTE is only available for the first approved use of a particular product, the total patent term including the restoration period must not exceed 14 years from the date of FDA approval, and only one patent may be extended for a particular regulatory review period. In the

EU, a similar mechanism exists for extending patent term up to five years through the grant of a Supplementary Protection Certificate (“SPC”) following European Medicines Agency (the “EMA”) approval. Similar regulatory extensions are available or may be available in the future in other jurisdictions. If and when exaluren or other of our read-through inducing compounds are approved by the FDA, EMA, or other foreign regulatory authorities, we will apply for these and other patent term extensions on patents covering the approved products, methods of use, or methods of manufacture if the patents are eligible for such extension. However, we cannot provide any assurance that such extensions will be granted for any of our currently issued or future patents.

Trade Secrets and Know-How

With respect to our ERSG-based technology platform, we primarily rely on trade secrets and know-how to protect the proprietary nature of our platform. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors, CROs, contract manufacturers and contractors. We also seek to preserve the integrity and confidentiality of our data, know-how and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, scientific advisors, CROs, contract manufacturers, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

License Agreements

Research and License Agreement with Technion Research and Development Foundation Ltd. (“TRDF”)

On August 29, 2013, we entered into the Technion Agreement with TRDF, which was further amended and supplemented to reflect, among other things, the assignment of patents and extension of research periods, with respect to certain technology relating to aminoglycosides and the redesign of aminoglycosides for the treatment of human genetic diseases caused by premature stop mutations and further results of the research of the technology, in order to develop and commercialize products based on such technology. The Technion Agreement provides us with an exclusive, worldwide, non-transferable license, with a right to grant sublicenses, and royalty-bearing licenses under the TRDF inventions, TRDF patent rights, TRDF’s interest in the joint inventions and joint patent rights, and certain materials and research results owned by TRDF, solely with respect to products in the field of prevention, diagnosis or treatment of any human disease or condition therefor.

In return for the license we agreed to pay TRDF (i) aggregate milestone payments of up to $6.5 million with respect to each licensed product upon the achievement of certain pre-defined goals by us or one of our sublicensees including upon first dosing of a patient in a Phase 2 clinical study (which we paid to TRDF in 2020 for exaluren); upon first dosing of a patient in a pivotal study; and upon the first approval of a new drug application (NDA); (ii) certain royalties in the low- to mid-single-digit percentages of all net sales (subject to change in the case of (a) sublicensing to a pharmaceutical or biotechnology company, or (b) payment of royalties to third parties, or (c) commercialization by a third party of an authorized generic to a licensed product); and (iii) a mid-single-digit to low-twenties percentage of any non-royalty sublicense income. In addition to the milestone payments, we undertook to annually fund the research activities under the license, currently in the estimated annual amount of $0.1 million per year.

Under the Technion Agreement, TRDF reserved the right, for itself, to the Technion and other not-for-profit research organizations to utilize the technology solely for educational purposes. Furthermore, Professor Timor Baasov, the principal investigator, had ongoing research programs involving covered compounds (as defined in the agreement) that are being funded by the National Institute of Health in the U.S., or the NIH, under sub-awards from the University of Alabama and the University of Michigan, and it is possible that such research programs will overlap with the research conducted according to the terms of our agreement. In the case of any such overlap, the work product of such research will be subject to the terms and conditions of such sub-awards, including certain obligations under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. in the case of any TRDF inventions that are also “subject invention” as defined in 35 U.S.C. § 201.

The license agreement shall continue in full force and effect on a product-by-product and country-by-country basis until the expiration of all payment obligations for any such licensed product as described above. Upon the expiration, we will have a fully paid-up, worldwide non-exclusive, perpetual, irrevocable license (with the right to grant sublicenses) to use certain materials and the research results, solely with respect to products in the field of prevention, diagnosis or treatment of any human disease or condition.

License Agreement between Zikani and President and Fellows of Harvard College (“Harvard”)

On February 10, 2015, Zikani entered into an agreement with the President and Fellows of Harvard to license certain patent rights owned by Harvard. This license agreement was subsequently amended and restated on March 31, 2020 and further amended on July 17, 2024 (the “Harvard Agreement”). Under the Harvard Agreement, Harvard is entitled to receive clinical and regulatory milestone payments totaling up to $3.6 million in the aggregate per licensed product approved in the United States, a major European country, and Japan. We are also obligated to make additional royalty payments to Harvard upon the occurrence of certain sales milestones per licensed product up to a mid-single digit royalty percentage. The royalty percentage depends on the product and whether such licensed product is covered by a valid claim within the certain patent rights that the Company licenses from Harvard. We are also obligated to make tiered non-royalty sublicense income payments of mid-single digit percentage to low double-tens percentage of any non-royalty sublicense income. Additionally, we are obligated to pay Harvard a percentage of income associated with transferring a priority review voucher from the FDA.

Almirall has agreed to assume responsibility for the payment and performance obligations under the Harvard Agreement as sublicensee which ultimately depends on Almirall’s development and commercialization of ZKN-013.

Under this agreement, we have an exclusive, worldwide, royalty-bearing license under Harvard’s interest in the patent rights, and a non-exclusive, worldwide, royalty-bearing license under Harvard’s interest in the Harvard know-how, solely to develop, make, have made, use, offer for sale, sell, have sold and import and export licensed products solely for the use of macrolides in humans and non-human animals, including, without limitation, the diagnosis, prevention and/or treatment of antibacterial infection, inflammation and immunomodulation.

Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the patent rights within the scope of the license granted above, solely for non-commercial research, educational and scholarly purposes; however, nothing in the Harvard Agreement shall be construed as permitting Harvard or any such not-for- profit research organization to grant any rights to any third party, including any for-profit sponsor, to practice or exploit any of the patent rights for any commercial purpose that would be inconsistent with the terms of the exclusive license of the patent rights, including any right to develop, manufacture, market or sell licensed products for use of macrolides in humans and non-human animals, including, without limitation, the diagnosis, prevention and/or treatment of antibacterial infection, inflammation and immunomodulation; and the United States federal government retains rights in the patent rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be deemed modified.

License Agreement between Eloxx and Almirall

On March 11, 2024, we entered into the License Agreement with Almirall (the “Almirall License Agreement”). Under the terms of the Almirall License Agreement, Almirall obtained global rights to develop and commercialize ZKN-013 for the potential treatment of rare dermatological and other diseases associated with NMs.

Under the Almirall License Agreement, we received an upfront payment and are eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties of mid-single to low-teens percentages of any future global net sales of licensed products during the applicable royalty term. The achievement and timing of the milestones depend on the success of development, approval and sales progress, if any, of commercial products developed under this license agreement.

During the year ended December 31, 2024, we recorded $6.4 million in license and service revenue from the Almirall License Agreement, of which $3.0 million related to the achievement of a development milestone.

In March 2025, Almirall informed us of its decision to not engage us for continued research and development services under the Almirall License Agreement, as permitted within the Almirall License Agreement, thereby relieving us of our remaining responsibilities under the Almirall License Agreement. We remain eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties based on any potential future global sales.

Royalty and Revenue Sharing Agreement

On July 10, 2024, as a condition of Domicilium’s entry into the Sixth Hercules Amendment and in consideration of the Tranche 2 Advance, the borrowers and we entered into a Royalty and Revenue Sharing Agreement, as amended on March 2, 2026 (the “Royalty Agreement”) with Domicilium. Capitalized terms under this heading “Royalty and Revenue Sharing Agreement” not otherwise defined herein have the definitions ascribed to them in the Royalty Agreement.

Under the Royalty Agreement, we agreed to pay to Domicilium an amount equal to (i) (x) a low-thirties percentage of the Development and Launch Milestone Payments for the several next occurring Development and Launch Milestone Events (as defined in the Almirall License Agreement), minus (y) the amounts required to be paid by the Company pursuant to certain vendors as defined in the Royalty Agreement, and (ii) (x) a mid-twenties percentage of (1) each subsequent Development and Launch Milestone Payment plus (2) any Priority Review Voucher Income (as defined in the Almirall License Agreement) realized by Eloxx, less (y) any amount of such Development and Launch Milestone Payments which are due to Harvard University pursuant to the Harvard License Agreement, provided the aggregate amount paid to Domicilium shall not exceed an amount in the mid-double-digit millions. Each Milestone Sharing Payment shall be applied as a repayment or prepayment, as applicable, of the Loans (as defined in the Amended Loan Agreement) (including all interest and fees thereon) owed to Domicilium, if any such Loans remain outstanding.

The Royalty Agreement provides for an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the exaluren compound or any exaluren product, calculated in accordance with U.S. GAAP (collectively, the “exaluren Revenue”) (the “exaluren Revenue-Based Payment”). The exaluren Revenue-Based Payment with respect to each fiscal quarter shall be less than one percent of exaluren Revenue during the applicable fiscal quarter. Commencing on the ZKN-013 royalty commencement date, the Company promises to pay to Domicilium an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the ZKN-013 compound, calculated in accordance with U.S. GAAP (collectively, the “ZKN-013 Revenue”) (the “ZKN-013 Revenue-Based Payment”). The ZKN-013 Revenue-Based Payment with respect to each fiscal quarter shall be less than one percent of ZKN-013 Revenue during the applicable fiscal quarter.

Cystic Fibrosis Foundation

During 2019, we received a funding award (the “2019 CFF Award”) from the Cystic Fibrosis Foundation (“CFF”) for up to $3.6 million to fund the clinical development of exaluren in cystic fibrosis, which award was amended in December 2020 and March 2022 to increase the potential award amounts up to $15.9 million.

Additionally, in May 2021, we received an additional award from the CFF (the “2021 CFF Award”) pursuant to an award agreement (the “2021 CFF Award Agreement”) for up to $2.6 million to help identify optimized oral ribosome modulating agents for further development in the treatment of cystic fibrosis patients with NMs. Payment of award amounts under each of the 2019 CFF Award and the 2021 CFF Award are subject to the achievement of certain development milestones in connection with the Company’s cystic fibrosis development programs. Under the terms of the agreements, the Company was required to repay amounts received from the CFF (or specified multiples of such amounts) in certain circumstances, including as royalties on net sales, and, in the event of a disposition of the underlying asset (as defined in the agreements).

On October 28, 2025, the Company and CFF entered into Amendment No. 3 to Development Program Award Letter Agreement Royalty Repurchase Agreement and Termination Agreement, as amended on February 26, 2026 (the “CFF Omnibus Agreement”), which, upon the completion of certain funding and contractual milestones and a one-time payment to CFF, reduced the Company’s obligations to CFF to less than one percent of net sales of exaluren for the treatment of any disease amenable to treatment of patients with a NMs with a read-through agent and terminated the 2021 CFF Award Agreement. As of March 31, 2026, we have not made any royalty payments to CFF pursuant to the CFF Omnibus Agreement.

Manufacturing

Exaluren is designed to be manufactured under current Good Manufacturing Practice (“cGMP”) conditions and is formulated as a sterile frozen liquid or lyophilized powder in glass vials. Exaluren is designed to be administered by parenteral subcutaneous injection after appropriate dilution or reconstitution, as required.

We do not own or operate manufacturing or distribution facilities for the production of clinical quantities of exaluren or for our other preclinical product candidates. We currently rely, and expect to continue to rely, on third parties for the manufacture, packaging, labeling and distribution of clinical supplies of exaluren as well as any other candidate that we may develop.

We engage separate manufacturers for drug substance and drug product. We have a relationship with a manufacturer that is capable of providing fill and finish services for our clinical product at the current scale. To support later clinical trials, transfer of the manufacturing and release to a manufacturer with higher lot scale capacity will be needed for our clinical product.

All of our current drug candidates are organic compounds of low molecular weight. We have selected our lead compounds not only on the basis of their potential efficacy and safety but also for their ease of synthesis and reasonable cost of their starting materials. Exaluren is manufactured in reliable and reproducible synthetic processes. We currently use a single third-party manufacturing source for the production of a key raw material, produced by bacterial fermentation; however, we have identified several other acceptable sources for this production.

We currently obtain clinical supplies of exaluren from third-party manufacturers pursuant to agreements that include specific supply timelines and volume expectations. If a manufacturer should become unavailable to us for any reason, we would seek to obtain supply from another manufacturer engaged by us for the applicable product or service. In the event that we were unable to procure the applicable supply from a currently qualified manufacturer, we believe that there are a number of potential replacements for each of our outsourced services; however, we would likely experience delays in our ability to supply exaluren in advancing our clinical trials while we identify and qualify replacement suppliers.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of drug products. A new drug must be approved by the FDA through the New Drug Application (“NDA”) process before it may be legally marketed in the United States. We, along with any third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our products and product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s Good Laboratory Practice (“GLP”) requirements and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent Institutional Review Board (“IRB”) or ethics committee at each clinical site before each trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”) to establish the safety and efficacy of the proposed drug for its intended use;

•	preparation of and submission to the FDA of an NDA after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

•

satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs;

•	potential FDA audit of the preclinical and/or clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

The preclinical developmental stage generally involves laboratory evaluations of chemistry, formulation and stability, as well as studies to evaluate the product candidate’s toxicity in animals, in an effort to support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations, where applicable.

Prior to beginning the first clinical trial with a product candidate in the United States, the trial sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s)

for clinical studies. Some preclinical testing may continue after the IND is submitted. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product candidate, chemistry, manufacturing, and controls information, and any available human data or literature to support the use of the product candidate. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring subject safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB or ethics committee for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study, and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•

Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•

Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•

Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or sponsors may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These trials, sometimes referred to as Phase 4 studies may be conducted after initial marketing approval, and may be used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

In addition, during the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. The submission of an NDA is subject to the payment of substantial user fees, unless a waiver or exemption applies.

In addition, the Pediatric Research Equity Act (“PREA”) requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keeps a deferral current or fails to submit a request for approval of a pediatric formulation.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once filed, the FDA has a goal of ten months from the filing date to complete a standard review of an NDA for a drug that is a new molecular entity. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is sufficient to assure and preserve the product’s identity, strength, quality and purity.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs.

After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the NDA in condition for approval, including requests for new clinical studies or additional information or clarification. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post- market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the Fast Track program is intended to expedite or facilitate the process for reviewing product candidates that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a Fast Track product candidate has opportunities for more frequent interactions with the applicable FDA review team during development and, once an NDA is submitted, the product candidate may be eligible for priority review. A Fast Track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a drug submitted to the FDA for approval, including a product candidate with a Fast Track designation and/or Breakthrough Therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. An NDA is eligible for priority review if the product candidate is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. For new-molecular-entity NDAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date, as opposed to ten months under standard review.

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast Track designation, Breakthrough Therapy designation, priority review, and accelerated approval do not change the standards for approval, but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan drug designation and exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug in the United States will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same approved use or indication within such rare disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same approved indication or use, or the same drug for a different indication or use. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity within the relevant approved use or indication or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs relating to the approved use or indication of patients with the relevant rare disease or condition.

Post-approval Requirements

Drug products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

Marketing Exclusivity

Market exclusivity provisions authorized under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application (“ANDA”) or an NDA submitted under Section 505(b)(2) (505(b)(2) NDA) submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA alternatively provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity or patent term, if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials.

Foreign Regulation

We conduct clinical trials and plan to market our future products in numerous jurisdictions outside the U.S. Most of these jurisdictions have clinical trial, product approval and post-approval regulatory processes that are similar in principle to those in the U.S. Thus, whether or not we obtain FDA approval for a product candidate, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the E.U., before we can commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Non-clinical Studies and Clinical Trials

Similarly to the United States, the various phases of non-clinical and clinical research in the EU are subject to significant regulatory controls.

Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical (pharmaco-toxicological) studies must be conducted in compliance with the principles of good laboratory practice (“GLP”) as set forth in EU Directive 2004/10/EC (unless otherwise justified for certain particular medicinal products, e.g., radio-pharmaceutical precursors for radio-labeling purposes). In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines on GCP as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU member states, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

The regulatory landscape related to clinical trials in the EU has been subject to recent changes. The EU Clinical Trials Regulation (“CTR”) which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. Unlike directives, the CTR is directly applicable in all EU member states without the need for member states to further implement it into national law. The CTR notably harmonizes the assessment and supervision processes for clinical trials throughout the EU via a Clinical Trials Information System, which contains a centralized EU portal and database.

While the EU Clinical Trials Directive required a separate clinical trial application (“CTA”) to be submitted in each member state in which the clinical trial takes place, to both the competent national health authority and an independent ethics committee, much like the FDA and IRB respectively, the CTR introduces a centralized process and only requires the submission of a single application for multi-center trials. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The CTA must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed.

The CTR transition period ended on January 31, 2025, and all clinical trials (and related applications) are now fully subject to the provisions of the CTR.

Medicines used in clinical trials must be manufactured in accordance with Good Manufacturing Practice (“GMP”). Other national and EU-wide regulatory requirements may also apply.

Marketing Authorization

In order to market our product candidates in the EU and many other foreign jurisdictions, we must obtain separate regulatory approvals. More concretely, in the EU, medicinal product candidates can only be commercialized after obtaining a marketing authorization, or MA. To obtain regulatory approval of a product candidate under EU regulatory systems, we must submit a MA application, or MAA. The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs:

•

“Centralized MAs” are issued by the European Commission through the centralized procedure based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) and are valid throughout the EU. The centralized procedure is compulsory for certain types of medicinal products such as (i) medicinal products derived from biotechnological processes, (ii) designated orphan medicinal products, (iii) advanced therapy medicinal products (“ATMPs”) (such as gene therapy, somatic cell therapy and tissue engineered products) and (iv) medicinal products containing a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases or autoimmune diseases and other immune dysfunctions, and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

•

“National MAs” are issued by the competent authorities of the EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.

Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops.

Under the above described procedures, in order to grant the MA, the EMA or the competent authorities of the EU member states make an assessment of the risk benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. MAs have an initial duration of five years. After these five years, the authorization may be renewed on the basis of a reevaluation of the risk-benefit balance.

Data and Marketing Exclusivity

In the EU, new products authorized for marketing (i.e., reference products) generally receive eight years of data exclusivity and an additional two years of market exclusivity upon MA. If granted, the data exclusivity period prevents generic and biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial MA of the reference product in the EU. The overall ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications, which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical or biological entity, and products may not qualify for data exclusivity.

Orphan Medicinal Products

The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. A medicinal product can be designated as an orphan if its sponsor can establish that: (1) the product is intended for the diagnosis, prevention or treatment of a life threatening or chronically debilitating condition (2) either (a) such condition affects not more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from the orphan status, would not generate sufficient return in the EU to justify the necessary investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized for marketing in the EU or, if such method exists, the product will be of significant benefit to those affected by that condition.

Orphan designation must be requested before submitting an MAA. An EU orphan designation entitles a party to incentives such as reduction of fees or fee waivers, protocol assistance, and access to the centralized procedure. Upon grant of a MA, orphan medicinal products are entitled to ten years of market exclusivity for the approved indication, which means that the competent authorities cannot accept another MAA, or grant a MA, or accept an application to extend a MA for a similar medicinal product for the same indication for a period of ten years. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed pediatric investigation plan (“PIP”). No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The orphan exclusivity period may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for which it received orphan designation, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity or where the prevalence of the condition has increased above the threshold. Additionally, MA may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.

Pediatric Development

In the EU, MAAs for new medicinal products candidates have to include the results of studies conducted in the pediatric population, in compliance with a PIP agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug product candidate for which MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all the EU member states and study results are included in the product information, even when negative, the product is eligible for six months’ supplementary protection certificate extension (if any is in effect at the time of approval) or, in the case of orphan pharmaceutical medicinal products, a two year extension of the orphan market exclusivity is granted.

The aforementioned EU rules are generally applicable in the European Economic Area (“EEA”) which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

Failure to comply with EU and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Other U.S. and Foreign Healthcare Laws and Compliance Requirements

Pharmaceutical companies and developers and manufacturers of therapeutic biological products are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research as well as sell, market, and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security, and physician and other healthcare provider transparency laws and regulations.

In the EU, the advertising and promotion of medicinal products are also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the EU. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each member state and can differ from one country to another.

Violation of any such laws or any other governmental regulations, including foreign regulations, that apply may result in significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of operations.

Coverage and Reimbursement

Sales of any pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product, particularly for gene therapy products where the Centers for Medicare & Medicaid Services (“CMS”) and other third-party payors in the United States have not yet established a uniform policy of coverage and reimbursement. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. One third-party payor’s decision to cover a particular product does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately and can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In addition, third-party payors are increasingly reducing reimbursements for pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are more and more challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of us placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably.

Healthcare Reform

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in government healthcare programs and other healthcare funding and applying new payment methodologies. For example, in March 2010, the Affordable Care Act, or ACA, was enacted, which affected existing government healthcare programs and resulted in the development of new programs. Among the ACA’s provisions of importance to the pharmaceutical industry, in addition to those otherwise described above, are the following:

•

an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and a cap on the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, including individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory cap on drug manufacturers’ Medicaid drug rebate liability, which began in 2024 and was previously set at 100% of a drug’s average manufacturer price.

The cost of prescription pharmaceuticals in the United States has also been the subject of considerable discussion. There have been several Congressional inquiries, as well as legislative and regulatory initiatives and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In 2022, the Inflation Reduction Act (IRA) was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); redesigns the Medicare Part D benefit (beginning in 2024); and replaces the Part D coverage gap discount program with a new manufacturer discount program (beginning in 2025). CMS has published the negotiated prices for the initial ten drugs, which became effective in 2026, and the subsequent 15 drugs, which will first be effective in 2027. CMS has also published the next set of 15 drugs that will be subject to negotiation, although the Medicare drug price negotiation program is currently subject to legal challenges. The IRA permits the Secretary of the Department of Health and Human Services (HHS) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. The impact of the IRA on us and the pharmaceutical industry cannot yet be fully determined, but is likely to be significant.

The One Big Beautiful Bill Act, which was enacted in July 2025, imposes significant reductions in the funding of the Medicaid program. Such reductions are expected to decrease the number of persons enrolled in Medicaid and reduce the services covered by Medicaid, which could adversely affect our sales of any product candidate that we commercialize.

The Trump administration is also pursuing a two-fold strategy to reduce drug costs in the U.S. While it is unclear whether and how the Trump proposals will be implemented, the Trump policies are likely to have a negative impact on the pharmaceutical industry and on our ability to receive adequate revenues for any product candidate for which we obtain marketing approval. On the one hand, President Trump has threatened to impose significant tariffs on pharmaceutical manufacturers that do not adopt pricing policies such as most favored nation pricing, which would tie the price for drugs in the U.S. to the lowest price in a group of other countries. In response, multiple manufacturers have reportedly entered into confidential pricing agreements with the federal government. On the other hand, the Trump administration is pursuing traditional regulatory pathways to impose drug pricing policies, and published two proposed regulations in December 2025, referred to as Globe and Guard. If finalized, these regulations would implement mandatory payment models under which manufacturers of eligible drugs would be required to pay rebates to the federal government on a portion of the units of their drugs that are reimbursed by Medicare, with the rebate amount based on most favored nation pricing. While the impact of the Globe and Guard proposed regulations, if finalized, cannot yet be determined, it is likely to be significant. Even regulatory proposals or executive actions that are ultimately deemed unlawful could negatively impact the U.S. pharmaceutical sector and our business. In addition, pharmaceutical pricing and marketing has long been the subject of considerable discussion in Congress and among policymakers, and it is possible that Congress could enact additional laws that negatively affect the pharmaceutical industry.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, marketing cost disclosure, drug price reporting and other transparency measures. Some states have enacted legislation creating so-called prescription drug affordability boards, with the goal of imposing price limits on certain drugs in these states, and at least one state board is imposing an upper payment limit. States are also seeking to implement general, across the board price caps for pharmaceuticals, or are seeking to regulate drug distribution. Some measures are designed to encourage importation from other countries.

We anticipate that these new laws will result in additional downward pressure on coverage and the price that we receive for any approved product and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition, and results of operations.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the U.S., numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. In particular, the General Data Protection Regulation 2016/679 (“GDPR”) and implementing legislation in individual European countries impose specific compliance obligations relating to the processing and transfer of personal data of natural persons, including certain kinds of clinical trial data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Competition

We compete with pharmaceutical, biotechnology companies and academic research institutions developing therapies for rare genetic kidney and dermatologic diseases. To our knowledge, no FDA-approved or investigational therapies are specifically designed to promote ribosomal readthrough of NMs in NMAS, nmADPKD, or RDEB.

There are currently no FDA-approved therapies approved specifically for the treatment of AS. Disease management typically consists of ACEi and ARB therapies to reduce proteinuria and slow disease progression. Several investigational programs are in clinical development, including sparsentan (Travere Therapeutics), an endothelin and angiotensin receptor antagonist in Phase 3 for proteinuric glomerular diseases including AS; R3R01 (River Renal), in clinical development for AS and FSGS; BAY3401016 (Bayer), in a clinical biomarker study in AS; BI 764198 (Boehringer Ingelheim), in clinical development across multiple kidney diseases including AS. These programs, however, target downstream pathological processes such as fibrosis, inflammation, or proteinuria rather than the underlying genetic cause of the disease.

nmADPKD

In ADPKD, tolvaptan (Otsuka) is approved in certain regions to slow kidney function decline in patients at risk of rapid progression but does not address the underlying genetic cause and carries significant tolerability limitations. Multiple additional programs are in clinical development, including AZD1613 (AstraZeneca), in Phase 1 for ADPKD; VX-407 (Vertex Pharmaceuticals), in Phase 2a for ADPKD patients with a subset of PKD1 gene variants; farabursen (Novartis, formerly Regulus Therapeutics), a microRNA-targeting therapy in Phase 3 for ADPKD; and PYC-003 (PYC Therapeutics), an RNA-based therapeutic in Phase 1; ABBVCLS-628, Calico (AbbVie) in Phase 2 clinical trials with fast track designation; GSK-4771261 (GSK) in Phase 1a/1b clinical trials; and XRx-008 (XORTX Therapeutics) in Phase 2 for uric acid-lowering approach. Additionally, Maze

Therapeutics and Vertex Pharmaceuticals are advancing programs for APOL1-mediated kidney disease, which represents a broader kidney disease population. These programs generally target pathways involved in cyst growth, fluid secretion, or gene expression rather than specifically addressing NMs. Our approach with exaluren is designed to target the approximately 26% of ADPKD patients with NMs in PKD1 or PKD2 through ribosomal readthrough to restore functional polycystin protein.

RDEB

In RDEB, approved therapies include beremagene geperpavec (Krystal Biotech), a topical gene therapy; prademagene zamikeracel (Abeona Therapeutics), an autologous cell-based gene therapy in which a patient’s own skin cells are engineered to express functional COL7A1; Filsuvez (Chiesi) for dystrophic and junctional EB; FCX-007 (Castle Creek ) a gene therapy in Phase 3 development for DEB; Ebesanar (RHEACELL) a stem-cell therapy in Phase 3 development for RDEB; and CORDStrom (Inmune Bio) in Phase 3 development for RDEB. These therapies address the underlying genetic defect in treated tissue through localized or ex vivo genetic modification strategies. We are not aware of any FDA-approved oral small molecule therapies designed to promote ribosomal readthrough of NMs in RDEB or JEB. Our approach with ZKN-013 is designed as a systemic oral small molecule strategy for patients with NMs.

Some of our competitors have significantly greater financial resources than we do and an established presence in the market. Our competitors may have greater expertise in research and development, manufacturing, obtaining regulatory approvals and marketing approved products and may obtain regulatory approvals for their products more rapidly than we can, if at all. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We also compete with these companies in recruiting, hiring and retaining qualified scientific and management talent, establishing clinical trial sites and patient registration for clinical trials and obtaining manufacturing slots at contract manufacturing organizations.

If our product candidates do not offer advantages over available products, we may not be able to successfully compete against current and future competitors. The key factors affecting the success of our products, if approved, are likely to be their potential efficacy, safety, convenience and availability of reimbursement.

Employees and Human Capital Management

As of May 31, 2026, we had seven employees in the United States and three employees in Israel. We believe that we have a good relationship with our employees. In order to achieve our goals, it is crucial that we continue to attract and retain top talent. To facilitate talent attraction and retention, we strive to make our company a safe and rewarding workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits, and health and wellness programs.

We benchmark our compensation practices and benefits programs against those of comparable industries and peer companies. We believe that our compensation and employee benefits are competitive and allow us to attract and retain qualified employees throughout our organization. In addition to salaries, employee benefits include annual discretionary bonuses, equity awards, a 401(k) plan for U.S. employees, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and flexible work schedules, among others.

Other Matters

Corporate Information

We were incorporated under the laws of the State of Delaware. Effective as of June 30, 2024, we became a remotely headquartered company and we do not maintain a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, the address of our principal executive offices is P.O. Box 274, 10 Court Street, Arlington, Massachusetts 02476, and our phone number is (781) 577-5300.

Information Available on the Internet

Our internet address is www.eloxxpharma.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus.

The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and all amendments to those reports are available to you free of charge on the SEC website as reasonably practicable after those materials have been electronically filed with, or furnished to, the SEC.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages, and positions of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Executive Officers
Sumit Aggarwal	54	Chief Executive Officer and Director
Daniel E. Geffken	69	Interim Chief Financial Officer
Non-Employee Directors
Alan Walts, Ph.D.	67	Chairman and Director(1)(2)(3)
Nina Kjellson	51	Director(2)(3)
Steven D. Rubin	66	Director(1)(2)
Stephen W. Webster	65	Director(1)(3)

(1) Member of the audit committee of our board of directors.

(2) Member of the compensation committee of our board of directors.

(3) Member of the nominating committee of our board of directors.

Executive Officers

Sumit Aggarwal joined Eloxx as our President and Chief Executive Officer on April 1, 2021, and previously served as President and Chief Executive Officer and a director of Zikani Therapeutics, Inc. (“Zikani”) from 2019 until April 2021. Mr. Aggarwal joined Zikani in 2018 as Chief Financial Officer and Chief Business Officer, and led the transformation of Zikani from an early-stage technology company to a rare disease and oncology-focused organization. Prior to joining Zikani, from 2015 to 2018, Mr. Aggarwal served as acting President and Chief Financial Officer of Progenity, Inc., a private genetic services company offering pre-natal genetic testing to OB/GYN practices. From 2016 to 2018, Mr. Aggarwal served as a member of the board of directors of NEOSEQ, a privately-held genetic sequencing-based diagnostic company. Mr. Aggarwal has also held leadership roles in healthcare and biotechnology at Adage Capital and as an Associate Partner at McKinsey & Company in its healthcare practice. Mr. Aggarwal has more than 20 years of experience in pharmaceutical and biotechnology commercial operations, investment management, and management consulting. Mr. Aggarwal holds an M.B.A. with distinction from the Johnson School, Cornell University, and a Bachelor of Technology with Honors in Chemical Engineering from the Indian Institute of Technology, Kharagpur. Our board of directors believes Mr. Aggarwal’s service as an executive and experience in the pharmaceutical and biotechnology industry qualifies Mr. Aggarwal to serve on our board of directors.

Daniel E. Geffken was appointed as Interim Chief Financial Officer on April 1, 2021. Mr. Geffken provides all functions required from a chief financial officer, as well as any additional services we may require, under his engagement as a consultant through Danforth Advisors, LLC (“Danforth”). Our board of directors does not currently plan to appoint a new Chief Financial Officer. Mr. Geffken is a founder of Danforth, which is a part of Danforth Heath, Inc., and brings more than 30 years of financial experience to his work for Danforth clients, ranging from start-ups to publicly traded companies. He has served as Chief Financial Officer and strategic consultant to numerous companies, including Apellis Pharmaceuticals, Cidara Therapeutics, Homology Medicines, Stealth BioTherapeutics and Transkaryotic Therapies. Since 2013, Mr. Geffken has participated in eleven initial public offerings. Mr. Geffken holds a B.S. from The Wharton School, University of Pennsylvania, and an M.B.A. from Harvard Business School.

Non-Employee Directors

Alan Walts, Ph.D. joined our board of directors on April 1, 2021 and previously served as Executive Chairman of Zikani from May 2020 to April 2021. Dr. Walts is a US-based Venture Partner with Advent Life

Sciences, a position he has held since January 2014. Dr. Walts serves as CEO and Chairman of Aleta Biotherapeutics, a position he has held since November 2025, and was previously Executive Chairman from June 2025 to November 2025. Dr. Walts is also a founder, Director and Treasurer of The Termeer Foundation, a public 501(c)(3) organization founded in 2019. Dr. Walts is also a co-founder and Executive Chairman of AlphaRose Therapeutics, a position he has held since June 2024. Dr. Walts is also currently an independent Director of Neuroelectrics Corp, a Director of Artax Biopharma, and a business advisor and board observer of Arrakis Therapeutics (since 2019) and Hemogenyx Pharmaceuticals (since 2021). Dr. Walts is also an Advisor/Consultant to the Belinda A. Termeer Family Office, as of 2017, and previously was an Advisor/Consultant to Henri A. Termeer (2013-2017). Dr. Walts’ previous board experience includes X4 Pharmaceuticals (Director and co-founder, audit and nominating/governance committee member, 2013-2019), Aura Biosciences (Executive Chairman, Director, audit committee member, 2013-2019), PIC Therapeutics (2016-2025) and Arrakis Therapeutics (co-founder, Executive Chairman and Director, 2015-2019). Dr. Walts has over 25 years of industry experience at Genzyme in business development, business strategy, research and development, general management, and venture capital. Prior to leaving Genzyme in 2013, Dr. Walts most recently managed Genzyme’s corporate venture fund, Genzyme Ventures (now Sanofi Ventures). Dr. Walts received a Ph.D. in chemistry from MIT in 1985, carried out post-doctoral research in biochemistry at MIT with Professor Christopher Walsh, and completed the executive Program for Management Development at Harvard Business School. Our board of directors believes Dr. Walts’ drug development and leadership experience qualifies him to serve on our board of directors.

Nina Kjellson has served as a member of our board of directors since May 2026. Ms. Kjellson has been a General Partner at Canaan Partners since September 2015. Previously, she served as a General Partner at InterWest Partners from July 2002 to August 2015. Ms. Kjellson currently serves on the board of directors of Actio Biosciences (since August 2023), Rondo Therapeutics (since February 2022), Proxygen (since January 2023), Tizona Therapeutics (since February 2016) and Trishula Therapeutics (since June 2020). Previously, she was a director of Sardona Therapeutics (June 2021 to May 2025), Tyra Biosciences, Inc., a publicly traded biotechnology company (June 2020 to February 2025), Panacea Acquisition Corp II, a publicly traded company (June 2021 to June 2023), PACT Pharma (May 2018 to June 2022) and Vineti Inc. (April 2018 to June 2022). Ms. Kjellson is a co-founder of WoVen: Women Who Venture, a Health Innovators Fellow of the Aspen Institute. Ms. Kjellson holds a B.A. in Human Biology from Stanford University. Our board of directors believes Ms. Kjellson’s experience in venture capital, the biopharmaceutical and biotechnology industry and service on numerous boards of directors qualifies her to serve on our board of directors.

Steven D. Rubin has served as a member of our board of directors since May 2014, when the company was known as Sevion Therapeutics, Inc. Mr. Rubin is the Executive Vice President - Administration and a Director of OPKO Health, Inc. Previously, Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin is currently a Director of Red Violet, Inc. (a public software and services company where he serves as a member of the audit committee and chair of both the compensation and nominating and corporate governance committees), Cocrystal Pharma, Inc. (a public biotech company where he serves as the chair of both the audit and compensation committees and a member of the nominating and corporate governance committee), Niagen Bioscience (formerly ChromaDex Corp.) (a public bioscience company where he serves as the lead independent director, chair of the compensation committee and a member of the audit committee) and Entera Bio Ltd. (a public clinical stage biotechnology company where he serves as the chair the audit committee). Mr. Rubin previously served as a Director of Neovasc, Inc. prior to the spinoff of Red Violet from Cogint in March 2018, Dreams, Inc., Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., SciVac Therapeutics, Inc. prior to its merger with VBI Vaccines, Inc., Castle Brands, Inc., Tiger X Medical, Inc. prior to its merger with BioCardia, Inc., and PROLOR Biotech, Inc. prior to its acquisition by OPKO Health, Inc., and Non-Invasive Monitoring Systems Mr. Rubin received a B.A. in Economics from Tulane University and a J.D. from the University of Florida. Our board of directors believes Mr. Rubin’s experience in the biopharmaceutical industry, along with his extensive public company board experience qualifies him to serve on our board of directors.

Stephen W. Webster has served as a member of our board of directors since May 2026. Mr. Webster served as the Chief Financial Officer of Spark Therapeutics, Inc., a publicly traded biotechnology company, from July 2014 until its acquisition by the Roche Group in December 2019. He was previously Senior Vice President and Chief Financial Officer of Optimer Pharmaceuticals, Inc. (“Optimer”), a publicly traded biotechnology company, from July 2012 until its acquisition by Cubist Pharmaceuticals, Inc. (“Cubist”) in October 2013. Prior to joining Optimer, Mr. Webster served as Senior Vice President and Chief Financial Officer of Adolor Corporation, a biopharmaceutical company, from 2008 until its acquisition by Cubist in 2011. From 2007 until joining Adolor Corporation in 2008, Mr. Webster served as Managing Director, Investment Banking Division, Health Care Group for Broadpoint Capital Inc. (formerly First Albany Capital). Mr. Webster served as co-founder, President and Chief Executive Officer for Neuronyx, Inc., a biopharmaceutical company, from 2000 to 2006. Mr. Webster served in positions of increased responsibility, including as Director, Investment Banking Division, Health Care Group for PaineWebber Incorporated. Mr. Webster is currently a director of Cullinan Therapeutics (and a member of the audit, compensation and nominating and corporate governance committees) since September 2020 and NextCure Inc. (and a member of the audit and compensation committees) since April 2019. Previously, he has served as a director of Nabriva Therapeutics AG (formerly Nabriva Therapeutics plc), a publicly traded biopharmaceutical company (June 2017 to December 2024) and TCR2 Therapeutics, a publicly traded biotherapeutics company (May 2020 to April 2023). Mr. Webster received an A.B. in economics from Dartmouth College and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Our board of directors believes Mr. Webster’s extensive experience in the biopharmaceutical industry and public company leadership, together with his service on the boards of directors of multiple publicly traded biopharmaceutical companies, qualifies him to serve on our board of directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. The minimum number of directors we are authorized to have is three, and although we anticipate appointing additional directors in the near future, as of the date hereof we have five directors. Directors on our board of directors are elected to serve until the next annual stockholders meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers serve at the discretion of the board of directors.

When considering whether directors have the experience, qualifications, attributes, or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

Under the Nasdaq rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. Under our Corporate Governance Guidelines and the Nasdaq rules, a director is not independent unless the board of directors affirmatively determines that he or she does not have a relationship with us that could compromise his or her ability to exercise independent judgement in carrying out his or her responsibilities as a director.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Dr. Walts,

Ms. Kjellson, Mr. Rubin and Mr. Webster qualify as “independent” as that term is defined under the Nasdaq rules, and that Mr. Aggarwal is not independent by virtue of his current executive officer position with the Company. In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders, and the transactions involving them, if any, described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

The Company’s Corporate Governance Guidelines provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. If the Chairperson of the board of directors is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a lead independent director.

The positions of our Chairperson of the board of directors and our Chief Executive Officer and President are currently served by two separate persons. Dr. Walts serves as Chairperson of the board of directors, and Mr. Aggarwal serves as our Chief Executive Officer. Dr. Walts has authority, among other things, to call and preside over meetings of the board of directors, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the Chairperson has substantial ability to shape the work of the board of directors. Given the Company’s current needs, the board of directors believes that the existing leadership structure is appropriate as it allows our CEO to focus on the day-to-day operation of the business, execution of the Company’s strategy, shaping of the Company’s corporate vision and operational leadership of the business while allowing the Chairperson of the board of directors to facilitate independent oversight of management and the Company’s strategic direction and other matters.

We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the board of directors will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Our Audit Committee has the responsibility to assist the board of directors in its oversight of risk, which includes, without limitation, overseeing the management of financial risks, risks relating to the performance of the Company’s internal audit function and its independent registered public accounting firm, risks related to the Company’s system of internal controls and procedures, and risks related to cybersecurity and data protection. The Audit Committee is also responsible for discussing with the Company’s independent auditor the Company’s policies relating to risk assessment and management. Our Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and evaluating compensation policies and practices that could mitigate any such risk. It is the responsibility of the chairperson of each committee of the board of directors to report findings regarding material risk exposures to the full board of directors.

Although our common stock is currently quoted on the OTC Pink Limited Market, upon the consummation of this offering and listing on the Nasdaq Capital Market, we will adhere to the corporate governance and other listing standards of Nasdaq.

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Insider Trading Policy

The board of directors has approved an Insider Trading Policy, which, among other matters, addresses the purchase, sale and/or other dispositions of the company’s securities by directors, officers and employees designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the registrant. The Insider Trading Policy governs transactions that present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is the Company’s policy that covered persons, which include all Company directors, officers and employees, may not engage hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Committees of the Board of Directors

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating committee. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, from time to time, the board of directors may establish additional committees under the direction of our board of directors when necessary to address specific issues.

Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the board of directors.

Audit Committee

Our Audit Committee currently consists of three directors: Mr. Rubin, Dr. Walts and Mr. Webster, with Mr. Rubin serving as the Chair of the committee. While we are not currently subject to the Nasdaq rules regarding the composition of our audit committee, our board of directors has affirmatively determined that each member of our Audit Committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), applicable audit committee members. Additionally, our board of directors has determined that all members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations and that each of Mr. Rubin, Dr. Walts and Mr. Webster qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Audit Committee is responsible for, among other things:

•	overseeing our corporate accounting and financial reporting processes and audits of our financial statements;

•	evaluates the performance of, and assesses the qualifications of, the Company’s independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;

•

assists the board of directors in its oversight of risk, including the oversight of financial risks, risks related to the Company’s system of internal controls over financial reporting and disclosure controls and procedures and risks related to cybersecurity and data protection;

•	reviews and approves or disapproves transactions between the Company and any related persons;

•	confers with management and the Company’s independent registered public accounting firm, as appropriate, regarding the effectiveness of internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	prepares the Audit Committee report required by SEC rules for inclusion in the Company’s proxy statement;

•

and reviews and discusses with management and the independent auditor the Company’s annual and quarterly financial statements, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Compensation Committee

The Compensation Committee currently consists of three directors: Mr. Rubin, Dr. Walts and Ms. Kjellson. While we are not currently subject to the Nasdaq rules regarding the composition of our compensation committee, our board of directors has determined that each of Mr. Rubin, Dr. Walts and Ms. Kjellson, qualifies as “independent” under Nasdaq’s additional standards applicable to compensation committee members and is a “non-employee director” as defined in Section 16b-3 of the Exchange Act. The Compensation Committee is responsible for, among other things:

•	reviewing and establishing the Company’s overall management compensation and benefits philosophy and policies;

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate;

•	reviewing and recommending to the board of directors the type and amount of compensation to be paid or awarded to members of the board of directors;

•	reviewing and administering or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;

•	appointing and overseeing any compensation consultants;

•	assisting in the oversight of management’s plans for succession of the Chief Executive Officer and, as necessary or advisable, other members of senior management; and

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control arrangement and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management.

Compensation Committee Processes and Procedures

The Compensation Committee holds regularly scheduled meetings and such special meetings as circumstances dictate. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The Compensation Committee has the authority to delegate to the Chief Executive Officer and/or the officers of the Company who report directly to the Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (the “Senior Officers”), the determination of compensation under approved compensation programs, except that compensation action affecting the Chief Executive Officer or the Senior Officers may not be delegated. The Committee has direct responsibility and power to review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and approve the compensation level for the Chief Executive Officer based on this evaluation.

Nominating and Corporate Governance Committee

The Nominating Committee currently consists of three directors: Dr. Walts, Ms. Kjellson and Mr. Webster, with Dr. Walts serving as the Chair of the Nominating Committee. Our board of directors has determined that each member of our Nominating Committee qualifies as “independent” under applicable Nasdaq rules applicable to Nominating Committee members.

The Nominating Committee of the board of directors is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of management and the board of directors and developing a set of corporate governance principles for the company.

Code of Ethics

We have adopted the Eloxx Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and controller and persons performing similar functions. Prior to the completion of this offering, we intend to make the full text of our code of business conduct and ethics available on our website. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to assist the board to exercise its responsibilities and to serve the interests of the Company and its stockholders.

The Corporate Governance Guidelines set forth the practices regarding, among other things, the composition and selection of the board of directors, meetings of the board of directors and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and committees and compensation of the board of directors. Prior to the completion of this offering, we intend to make the Corporate Governance Guidelines, as well as the charters for each committee of the board of directors, available on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

The following is a discussion of the compensation arrangements of our named executive officers (“NEOs”). As a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our principal executive officer and our next most highly compensated executive officer for the years ended December 31, 2025 and December 31, 2024 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sumit Aggarwal	2025	630,888	—	150,000	649,284	315,444	9,463	1,755,079
Chief Executive Officer	2024	630,888	—	52,295	—	346,988	13,800	1,043,971
Daniel E. Geffken(5)	2025	—	—	—	—	—	450,437	450,437
Interim Chief Financial Officer	2024	—	—	—	—	—	527,680	527,680

(1)

Amounts reflect the aggregate grant date fair value of stock awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements found elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the restricted stock unit or the sale of the common stock underlying such restricted stock unit. The grant date fair value was not adjusted to take into account any estimated forfeitures.

(2)

Amounts reflect the aggregate grant date fair value of option awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements found elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The grant date fair value was not adjusted to take into account any estimated forfeitures.

(3)	Represents a cash incentive plan award for performance in the applicable fiscal year. Mr. Geffken, as Interim Chief Financial Officer, is not eligible for a cash incentive plan award.
(4)

Amounts shown in the “All Other Compensation” column includes only that compensation that was not generally available to all Company employees during 2025 and 2024. The amount shown in the “All Other Compensation” column for Mr. Geffken includes compensation paid to Danforth on his behalf and for Mr. Aggarwal, the amounts consist of 401k matching contributions.

(5)

Mr. Geffken provides services through Danforth Advisors LLC (“Danforth”), a consulting entity. The amounts set forth under “All Other Compensation” for Mr. Geffken reflects the aggregate amounts paid to Danforth for all services. The amounts allocable to Mr. Geffken’s services in 2025 and 2024 were $4,439 and $12,949, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by our named executive officers as of December 31, 2025.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Stock that Have Not Vested(#)		Market Value Shares of Units of Stock that Have Not Vested($)(1)
Sumit Aggarwal	1/24/2024	—	—		—	—	2,727	(6)	$7,200
	10/16/2024	—	—		—	—	11,250	(7)	$29,700
	9/19/2025	13,153	144,690	(2)	$1.65	9/19/2035
	9/19/2025	—	55,658	(3)	$1.65	9/19/2035
	9/19/2025	—	113,506	(4)	$1.65	9/19/2035
	9/19/2025	—	328,833	(5)	$1.65	9/19/2035
Daniel Geffken	4/20/2021	227	—	(8)	$1,047.20	4/20/2031

(1)	Market value is calculated based on the fair market value per share of our common stock on December 31, 2025.
(2)	Options vest over a period of three years with 1/36 vesting on October 31, 2025, and 1/36 of the remaining options vesting in equal monthly increments consecutively for the 35 months thereafter.
(3)

Options will be eligible to vest upon the closing (the “Tranche 1A Vesting Commencement Date”) of the sale of at least $10 million of securities, including any securities issued and sold pursuant to the Securities Purchase Agreement, dated as of August 20, 2025, as amended. The options will vest as to 1/36 of the options on the last day of the first month following the Tranche 1A Vesting Commencement Date, with the remaining options vesting thereafter in equal monthly increments consecutively for the 35 months thereafter.

(4)

Options will be eligible to vest upon the closing (the “Tranche 1B Vesting Commencement Date”) of the sale of at least $15 million of securities, including any securities issued and sold pursuant to the Securities Purchase Agreement, dated as of August 20, 2025, as amended. The options will vest as to 1/36 of the options on the last day of the first month following the Tranche 1B Vesting Commencement Date, with the remaining options vesting thereafter in equal monthly increments consecutively for the 35 months thereafter.

(5)

Options will be eligible to vest upon the closing (the “Tranche 1C Vesting Commencement Date(s)”) of the sale of publicly traded securities of the Company in a financing transaction in 2026, provided that only options representing 5% of the total number of shares of common stock sold in any such financing transaction(s) shall become eligible to vest upon any such closing. The options will vest as to 1/36 of the options eligible to vest following the satisfaction of the performance goal at any given time on the last day of the first month following each Tranche 1C Vesting Commencement Date, with the remaining options vesting thereafter in equal monthly increments consecutively for the 35 months thereafter.

(6)	Represents restricted stock units that will vest in equal installments on January 24, 2026 and on January 24, 2027.
(7)	Represents a restricted stock award that will vest in twelve (12) equal quarterly installments following October 16, 2025.
(8)	Options are fully vested as of December 31, 2025.

Employment Arrangements

Employment Agreement with Sumit Aggarwal

We have entered into an employment agreement with Mr. Aggarwal pursuant to which he serves as our President and Chief Executive Officer. Under the agreement, Mr. Aggarwal receives an annual base salary and is also eligible to earn an annual performance-based bonus and an annual “stretch” bonus of an additional 50% of his base salary, with such stretch bonus to be earned, if at all, based upon achievement of individual or company performance goals and/or such other factors as determined by the board of directors (or a committee thereof) in its discretion.

The employment agreement can be terminated by us with or without “Cause”, due to Mr. Aggarwal’s death or “Disability” or by Mr. Aggarwal with or without “Good Reason” (in each case, as such terms are defined in the employment agreement).

If Mr. Aggarwal’s employment with us is terminated due to his death or Disability, Mr. Aggarwal will be entitled to receive (i) to the extent the termination occurs after December 31, but prior to the payment of annual bonuses for the year prior to the date of termination, an amount equal to 1.5x his target annual bonus for the year of termination (the “Prior Year Bonus”), and (ii) if such termination occurs prior to December 31, a lump sum payment equal to a pro-rata bonus for the year of termination (which will be determined (prior to pro-ration) based on his target bonus for the year) (the “Pro-Rata Bonus”).

If Mr. Aggarwal’s employment with us is terminated by us without Cause or by Mr. Aggarwal for Good Reason, Mr. Aggarwal will be entitled to the following payments and benefits: (i) the Prior Year Bonus, (ii) the Pro-Rata Bonus, (iii) 18 months’ base salary, payable in a lump sum (the “Salary Severance”), (iv) a lump sum payment equal to 229.56% multiplied by the total cost of the projected premiums for continued coverage pursuant to COBRA, or payment in lieu thereof, for a period of 18 months following termination (the “COBRA Benefit”), (v) 100% of all outstanding equity incentive awards with time-based vesting will vest in full and any equity incentive awards with performance-based vesting will vest based on target performance, in each case, as of the date of such termination and (vi) any vested awards of stock options will remain exercisable for a period equal to the shorter of (A) 18 months following termination and (B) the remaining term of the award (unless the applicable award provides for more favorable treatment on termination). If there is a “Corporate Transaction” (as defined in the 2018 Equity Incentive Plan, or the “2018 Plan”) during Mr. Aggarwal’s employment pursuant to the agreement, all outstanding and unvested equity incentive awards held by him as of such time will accelerate and become fully vested and exercisable or payable immediately prior to the closing of such Corporate Transaction.

Mr. Aggarwal’s entitlement to the foregoing severance payments and benefits is generally subject to his execution of a release of claims in favor of the Company and its affiliates following termination, and his continuing compliance with all confidentiality obligations and restrictive covenants to which he is subject.

Agreement with Danforth

Daniel Geffken provides services through Danforth, a consulting entity, of which he is an employee. Danforth provides consulting services on an hourly basis for our benefit, including those services provided by Mr. Geffken, as well as long-term strategic planning, assistance with financing activities, oversight of our finance and accounting functions, board and committee meeting support and attendance, finance and operational planning support, supplier contact negotiation and cost reduction planning, corporate and business development, financial modeling, strategic opportunity assessments and stock option plan and capitalization table management. The hourly rate for Mr. Geffken’s services is $550.00 per hour. We may terminate Mr. Geffken’s services upon 30 days’ notice pursuant to our agreement with Danforth.

Elements of Our Compensation Programs for Named Executive Officers

The goal of our compensation plans and programs is to deliver appropriate, fiscally responsible compensation to named executive officers that focuses their efforts on delivering results against short- and long-term objectives, provides sustained value to stockholders and encourages the taking of responsible, appropriate and balanced risks.

The Compensation Committee believes that compensation for our named executive officers must be a mix of variable compensation (both short- and long-term) and fixed compensation (base salary) in order to reinforce our executives’ responsibility to balance short- and long-term performance while maintaining focus on delivering value for our stockholders. As such, our programs offer opportunity for higher compensation for successful performance and lower compensation in the absence of success. Accordingly, we have designed our compensation programs to include the following components:

Base Salary

Base salaries for our named executive officers who are employees provide a fixed rate of pay and serve as the basis for calculating targets in certain variable pay programs. Starting salaries and subsequent increases are determined based on the following factors:

•	performance, experience, expected future contribution and ability to deliver value to stockholders;

•	analysis of internal pay relationships; and

•	market conditions and competitive positioning.

Annual Bonus

Our variable pay plan is designed to focus Mr. Aggarwal’s efforts on annual goals and objectives that are established in order to contribute to the short- and long-term success of our business. The Compensation Committee reviews and approves each plan year’s targets and performance metrics to ensure that they are challenging and commensurate with our short- and long-term business plan. Actual payments made are calculated based on performance in relation to the Compensation Committee approved goals.

Equity Grants

The Compensation Committee maintains that equity awards must align the interests of our named executive officers with those of our stockholders through rewarding exceptional corporate performance, stockholder returns and ensuring that decisions made in the short-term solidify a strong future for us. As such, awards granted pursuant to the 2018 Plan are an essential component of our total compensation strategy. The equity pool of awards available to grant to all employees (including our named executive officers) in any given year is approved at the end of the prior year by the Compensation Committee, subject to the overall maximum amount of shares of our common stock available under the 2018 Plan. Equity awards may take the form of, among others, stock options, restricted stock units or performance stock units.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for information on the equity awards granted to our named executive officers that remained outstanding as of December 31, 2025.

Executive Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits. Our named executive officers who are employees participate in these plans on the same basis as other eligible employees.

Retirement Plans

We maintain a 401(k) plan in which U.S. employees of the Company who meet certain eligibility requirements, including our named executive officers who are employees, are eligible to participate. The 401(k) plan is a U.S. tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the U.S. Internal Revenue Code.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Clawback Policy

We have adopted a Policy for Recovery of Erroneously Awarded Compensation (also known as a clawback policy) that is compliant with the Nasdaq listing rules, as required by the Dodd-Frank Act, and is filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Equity Award Grant Practices

We have had no program, plan, or practice pertaining to the timing of stock option grants to NEOs coinciding with the release of material non-public information (“MNPI”). Annual grants of stock options to employees are typically approved by our Compensation Committee or our president and chief executive officer pursuant to a delegation of authority from our Compensation Committee in the first quarter of each year as part of our annual compensation cycle. Our board of directors or Compensation Committee may also approve grants at other times as they deem appropriate. The timing of any equity grants to newly-hired employees, or in connection with promotions or other non-routine grants, is generally tied to the event giving rise to the award, although non-executive new hire stock option awards are generally approved at the beginning of the calendar month following the individual’s commencement of employment. For all stock option awards, the exercise price is no less than the closing price of our common stock on the date of the grant. During 2025, we did not grant any stock options or option-like instruments to any of our named executive officers during the period specified under Item 402(x) of Regulation S-K.

Equity Incentive Plans

The following summarizes the material terms of the 2018 Plan. This summary is qualified in its entirety by reference to the actual text of the plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

2018 Equity Incentive Plan

We maintain the 2018 Plan. Under the 2018 Plan, we may grant stock options and other equity awards in order to attract new employees and directors, retain existing employees and directors and to provide incentives for such persons to exert maximum efforts for the Company’s success and ultimately increase stockholder value. The 2018 Plan allows the Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance stock awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Company.

Limitation on Awards and Shares Available. Subject to adjustment for specified changes in the Company’s capitalization, the aggregate number of shares of common stock that may be issued under the 2018 Plan (the “Share Reserve”) will not exceed 1,818,181 shares. In addition, the Share Reserve automatically increases on January 1st of each year, ending on (and including) January 1, 2028, in an amount equal to 5% of the shares of Capital Stock (as defined in the 2018 Plan) outstanding on December 31st of the preceding calendar year; however the Board or its Compensation Committee may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the automatic increase. Shares issued under the 2018 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

As of May 31, 2026, 879,146 shares of our common stock were subject to outstanding awards granted under the 2018 Plan and 854,913 shares of our common stock remained available for future issuance under the 2018 Plan.

In connection with this offering, we intend to ask our Board and stockholders to approve an amendment and restatement of the 2018 Plan to annually increase, the number of shares available for issuance under the 2018 Plan on January 1 of each calendar year beginning on and including January 1, 2027 and ending on and including January 1, 2036, by an amount equal to 5% of the shares of Capital Stock (as defined in the 2018 Plan) outstanding on December 31st of the preceding calendar year; however the Board or Compensation Committee may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the automatic increase. Our Board or a committee thereof will administer and will have authority to interpret the terms of the 2018 Plan and determine eligibility of participants. In addition, we intend to amend the 2018 Plan to provide that no more than 7,272,727 shares of common stock may be issued upon the exercise of incentive stock options under the 2018 Plan.

The following shares of common stock will become available again for issuance under the 2018 Plan: (i) any shares subject to a stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award that are not issued because such stock award is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares reacquired by the Company in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award.

Types of Awards. The terms of the 2018 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Eligibility. All of the Company’s (including its affiliates’) employees, non-employee directors and consultants are eligible to participate in the 2018 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2018 Plan only to the Company’s employees (including officers) and employees of its affiliates.

Non-Employee Director Compensation Limit. Under the 2018 Plan, the maximum number of shares of common stock subject to stock awards granted under the 2018 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for services on its Board, will not exceed $500,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to the Board, $1,000,000.

Administration. The 2018 Plan is administered by the Board, which may in turn delegate authority to administer the 2018 Plan to a committee. The Board has delegated concurrent authority to administer the 2018 Plan to its Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to its Compensation Committee. The Board and its Compensation Committee are each considered to be a Plan Administrator for purposes of this Information Statement. Subject to the terms of the 2018 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2018 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the 2018 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

The Plan Administrator has the authority to modify outstanding awards under the 2018 Plan, with the consent of any adversely affected participant. Subject to the terms of the 2018 Plan, the Plan Administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. Stock options may be granted under the 2018 Plan pursuant to stock option agreements. The 2018 Plan permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”).

The exercise price of a stock option granted under the 2018 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2018 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other written agreement with the Company or one of its affiliates, if a participant’s service relationship with the Company or any of its affiliates, referred to in this Information Statement as continuous service, terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with the Company or one of its affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with the Company or one of its affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2018 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with the Company or one of its affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate the Company’s insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of common stock pursuant to the exercise of a stock option under the 2018 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to the Company; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to the Company of shares of common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2018 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2018 Plan may be subject to different vesting schedules as the Plan Administrator may determine. In addition, the 2018 Plan provides that stock options may include a provision whereby the participant may elect to exercise the stock option as to any part or all of the shares of common stock subject to the stock option prior to the full vesting of the stock option, following which any unvested shares may be subject to a repurchase right in favor of the Company.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2018 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2018 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.

Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of shares of common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of the Company’s stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any affiliate unless the following conditions are satisfied: (i) the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and (ii) the term of the ISO must not exceed five years from the date of grant.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2018 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of common stock , in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2018 Plan.

Restricted Stock Awards. Restricted stock awards may be granted under the 2018 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to the Company, the participant’s services performed for the Company or any of its affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by the Company in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting conditions as apply to the shares subject to the restricted stock award. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by the Company.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted under the 2018 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Dividend equivalents may be credited in respect of shares of common stock covered by a restricted stock unit award, provided that any additional shares credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with the Company or one of its affiliates, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards. The 2018 Plan allows the Company to grant performance stock and cash awards. A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the attainment of performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award to be paid in cash or other property.

Performance goals under the 2018 Plan may be based on any performance criteria, as determined by the Board. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards. Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other stock awards under the 2018 Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy. Awards granted under the 2018 Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure. In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2018 Plan and by which the share reserve may increase automatically each year; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class and maximum number of shares that may be awarded to any non-employee director; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction. In the event of a corporate transaction or a change in control (as defined in the 2018 Plan and described below), the Plan Administrator may take one or more of the following actions with respect to stock awards, contingent upon the closing or consummation of the corporate transaction, unless otherwise provided in the instrument evidencing the stock award, in any other written agreement between the Company or one of its affiliates and the participant or in the Company’s director compensation policy, or unless otherwise provided by the Plan Administrator at the time of grant of the stock award:

•

arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the stock award or to substitute a similar stock award for the stock award (including an award to acquire the same consideration paid to the Company’s stockholders pursuant to the corporate transaction);

•

arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to the stock award to the surviving or acquiring corporation (or its parent company);

•

accelerate the vesting (and, if applicable, the exercisability) of the stock award to a date prior to the effective time of the corporate transaction as determined by the Plan Administrator (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective date of the corporate transaction), with the stock award terminating if not exercised (if applicable) at or prior to the effective time of the corporate transaction; provided, however, that the Plan Administrator may require participants to complete and deliver to the Company a notice of exercise before the effective date of a corporate transaction, which is contingent upon the effectiveness of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the stock award;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, and pay such cash consideration (including no consideration) as the Plan Administrator may consider appropriate; and

•

make a payment, in such form as may be determined by the Board equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (ii) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

The Plan Administrator is not required to take the same action with respect to all stock awards or portions of stock awards or with respect to all participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of a stock award.

In the event of a corporate transaction, unless otherwise provided in the instrument evidencing a performance cash award or any other written agreement between the Company or one of its affiliates and the participant, or unless otherwise provided by the Plan Administrator, all performance cash awards will terminate prior to the effective time of the corporate transaction.

For purposes of the 2018 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of the Company’s consolidated assets; (ii) a sale or other disposition of more than 50% of the Company’s outstanding securities; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of common stock outstanding immediately prior to the transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. Under the 2018 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2018 Plan and described below) as may be provided in the participant’s stock award agreement, in any other written agreement with the Company or one of its affiliates or in any director compensation policy, but in the absence of such provision, no such acceleration will occur.

For purposes of the 2018 Plan, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, securities representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, the Company’s stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately prior to such transaction; (iii) the stockholders or the board of the Company approve a plan of complete dissolution or liquidation, or a complete dissolution or liquidation will otherwise occur, except for a liquidation into a parent corporation; (iv) there is consummated a sale or other disposition of all or substantially all of the Company’s consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately prior to such sale or other disposition; or (v) a majority of the Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the board members or their approved successors.

Plan Amendments and Termination. The Plan Administrator has the authority to amend or terminate the 2018 Plan at any time. However, except as otherwise provided in the 2018 Plan or an award agreement, no amendment or termination of the 2018 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent.

The Company will obtain stockholder approval of any amendment to the 2018 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2018 Plan after the tenth anniversary of the date the 2018 Plan was adopted by the Board. The period of time during which incentive stock options may be granted under the 2018 Plan will also be amended in connection with this offering to extend the term for a period of ten years following the date on which our Board approves the amended 2018 Plan in connection with this offering.

Director Compensation

From time to time, the board has determined to provide our non-employee directors with cash or equity compensation, although we do not maintain a formal director compensation policy or program. The following table sets forth information concerning the compensation awarded to, earned by or paid during fiscal year 2025 to each individual who served as a non-employee director during such year.

Name	Year	Fee Earned or Paid in Cash ($)	Stock Awards($)	Option Awards($)(1)	All Other Compensation ($)	Total ($)
Alan Walts, Ph.D.	2025	65,000	—	35,611	—	100,611
Steven D. Rubin	2025	55,000	—	16,187	—	71,187
Lindsey Androski (2)	2025	13,750	—	—	—	13,750

(1)

Amounts reflect the aggregate grant date fair value of option awards granted during 2025 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements included in our consolidated financial statements found elsewhere in this prospectus. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock upon the vesting of underlying stock options. The grant date fair value was not adjusted to take into account any estimated forfeitures. As of December 31, 2025, our non-employee directors who served as non-employee directors during 2025 held the following number of stock options and restricted stock units: Dr. Walts, 36,371 options and 975 restricted stock units; Mr. Rubin, 17,007 options and 975 restricted stock units; and Ms. Androski, no options or restricted stock units.
(2)	Ms. Androski resigned from the board of directors on August 6, 2025.

The following sets forth the cash compensation paid to our non-employee directors in 2025 for service on our Board or committees thereof. Equity awards are determined annually at the discretion of the Board.

	Annual Fee ($)
Description	Chair	Member
Board of Directors	—	40,000
Audit Committee	15,000	7,500
Compensation Committee	10,000	7,500

In September 2025, each of Dr. Walts and Mr. Rubin received stock options, with an exercise price of $1.65 per share, which was the fair market value of our common stock on the date of grant. Dr. Walts received 35,970 stock options and Mr. Rubin received 16,350 stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2023 and each currently proposed transaction in which we have been or are to be a participant and:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Domicilium Financing Transactions

We have engaged in various transactions with SD MF 4 LLC, an affiliate of Domicilium Capital Partners LLC, a beneficial owner of more than 5% of our capital stock. For more information on these transactions, see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Capital Resources and Going Concern —2023 and 2024 Financing Activities” and “—2025 PIPE Financing.”

Employment Agreements

We have entered into employment agreements with certain of our executive officers, as more fully described in the section titled “Executive and Director Compensation.”

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see the section titled “Part II— Item 14. Indemnification of Directors and Officers.”

PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock as of May 31, 2026 and as adjusted to reflect the sale of shares of our common stock offered by this prospectus by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The percentage of beneficial ownership prior to the offering shown in the table is based upon 461,314 shares of common stock outstanding as of May 31, 2026. The percentage of beneficial ownership after the offering shown in the table is based on shares of common stock outstanding after the closing of this offering and excludes shares of common stock issuable upon exercise of the pre-funded warrants offered by us in this offering. The table below excludes any potential purchases in this offering by the beneficial owners identified in the table below.

We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of May 31, 2026, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

For further information regarding material transactions between us and certain of our stockholders, see the section titled “Certain Relationships and Related Party Transactions.”

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Eloxx Pharmaceuticals, Inc., P.O. Box 274, Arlington, MA 02476.

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner		Prior to this Offering	After this Offering
5% or Greater Stockholders
Entities affiliated with Domicilium Capital Partners LLC(1)	111,285	19.9%	19.9%
Named executive officers and directors:
Sumit Aggarwal(2)	188,655	37.9	4.8
Daniel E. Geffken	113	*	*
Alan Walts, Ph.D.(3)	10,898	2.3	*
Nina Kjellson	—	—	—
Steven D. Rubin(4)	6,163	1.3	*
Stephen W. Webster	—	—	—
All current directors and named executive officers as a group (6 persons)(5)	205,829	41.6%	5.2%

*	Represents beneficial ownership of less than 1%.

(1)

Includes 14,285 shares of common stock and, except to the extent of the Ownership Limit (as defined herein), excludes (i) 238,422 shares of common stock issuable upon the exercise of pre-funded warrants held by Domicilium Fund III LP (“Domicilium Fund”), (ii) 1,196,067 shares of common stock issuable upon the exercise of pre-funded warrants held by BKJLAGG LLC (“BKJLAGG”), (iii) 611,317 shares of common stock issuable upon the exercise of pre-funded warrants held by Bold Stroke Investments, LLC (“Bold Stroke Investments”) and (iv) 87,323 shares of common stock issuable upon the exercise of pre-funded warrants held by MSEK CHARLESTON LLC (“MSEK CHARLESTON”). These pre-funded warrants prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of the holder, its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 19.99% (the “Ownership Limit”). After giving effect to the offering, the entities affiliated with Domicilium will beneficially own 788,285 shares of common stock. SDMF 4 LLC (“SDMF”) is the general partner of Domicilium Fund. Micah Simon is the managing member and control person of SDMF, BKJLAGG, Bold Stroke Investments and MSEK CHARLESTON (collectively, the “SDMF Entities”). The SDMF Entities and Mr. Simon each disclaim membership in a group and beneficial ownership of the shares of common stock except to the extent of their respective pecuniary interests therein. The address and principal office of the SDMF Entities and Mr. Simon is 14717 NC Highway 73, Huntersville, NC 28078.
(2)	Includes options to purchase 36,587 shares of common stock exercisable within 60 days of May 31, 2026.
(3)	Includes (i) options to purchase 9,393 shares of common stock exercisable within 60 days of May 31, 2026 and (ii) 45 shares of restricted stock units that will vest within 60 days of May 31, 2026.
(4)	Includes (i) options to purchase 4,743 shares of common stock exercisable within 60 days of May 31, 2026 and (ii) 45 shares of restricted stock units that will vest within 60 days of May 31, 2026.
(5)

Consists of (i) 155,016 shares of common stock; (ii) options to purchase 50,723 shares of common stock exercisable within 60 days of May 31, 2026 and (iii) 90 shares of restricted stock units that will vest within 60 days of May 31, 2026.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. The following summary describes the material terms and provisions affecting the rights of holders of our capital stock, which is qualified in its entirety by reference to our certificate of incorporation and our bylaws, in each case as amended.

As of May 31, 2026, there were 461,314 shares of common stock outstanding, no shares of preferred stock outstanding, warrants to purchase 50,402 shares of our common stock, pre-funded warrants to purchase 4,958,919 shares of our common stock, options to purchase 879,146 shares of common stock, and restricted stock units for 2,157 shares of common stock were outstanding.

Common Stock

Our common stock is currently listed on the OTC Pink Limited Market under the symbol “ELOX.” We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ELOX”.

Voting rights. Each holder of our common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued under this prospectus, when they are paid for, will be fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Our board of directors will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if applicable;

•	the provisions for a sinking fund, if applicable;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other equity securities, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The laws of the state of Delaware, the state of our incorporation, provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

If we issue and sell shares of preferred stock pursuant to this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Preferred stock could be issued quickly with terms designed to delay, deter or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 50% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-takeover Provisions

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Listing

Our common stock was suspended from trading on Nasdaq on October 16, 2023 and was delisted on March 20, 2024. Since then there has been a limited trading market in our shares. Our common stock is currently listed on the OTC Pink Limited Market.

We have applied to uplist our common stock to the Nasdaq Capital Market under the symbol “ELOX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock”.

Pre-Funded Warrants

The following is a summary of certain terms and conditions of the pre-funded warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the pre-funded warrants, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. This prospectus also relates to the offering of the shares of our common stock issuable upon exercise of the pre-funded warrants.

Term

The pre-funded warrants will expire on the date the warrants are exercised in full.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us of a duly executed exercise notice and by payment in full of the exercise price for the number of shares of common stock purchased upon such exercise. As an alternative to payment of the exercise price, the holder may, in its sole discretion, elect to exercise the pre-funded warrants through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrants.

No fractional shares of our common stock will be issued in connection with the exercise of a pre-funded warrants. In lieu of fractional shares, the number of shares of common stock to be issued shall be rounded down to the next whole number and we will pay the holder the fair market value for any fractional shares.

Exercise Limitations

We may not effect the exercise of the pre-funded warrants, and a holder will not be entitled to exercise any portion of the pre-funded warrants that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99% at the election of the holder of the number of shares of our common stock issued and outstanding immediately following such exercise. However, the holder of the pre-funded warrants may, by written notice, increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase will not be effective until the 61st day after such notice is delivered to us.

Exercise Price

The exercise price of our common stock purchasable upon the exercise of the pre-funded warrants is $0.01 per share. The exercise price of the pre-funded warrants and the number of shares of our common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends, stock splits, stock combinations, reclassifications, distributions and dividends, or similar events affecting our common stock.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for the listing of the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the pre-funded warrants, and generally including any merger or consolidation in which our company is not the surviving entity, transactions in which another party acquires more than 50% of the voting power of our company, a reclassification of our common stock or compulsory share exchange in which our common stock is effectively converted or exchanged for other securities, cash or property, or the sale of all or substantially all of our assets), a holder of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the same amount and kind of securities, cash or other property that such holder would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants.

No Rights as a Stockholder

Except as otherwise set forth in the form of pre-funded warrants, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such holders exercise their pre-funded warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock and pre-funded warrants, which we refer to collectively as the “Securities,” issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the Securities.

This discussion is limited to holders that hold the Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“foreign controlled foreign corporations,” “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Securities under the constructive sale provisions of the Code;

•	persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an “applicable financial statement” (as defined in the Code);

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of Pre-Funded Warrants

Although not free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of a pre-funded warrant should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by any exercise price paid upon such exercise. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes.

Holders should consult their tax advisors regarding the risks associated with the purchase, ownership, and disposition of pre-funded warrants pursuant to this offering (including potential alternative characterizations).

Tax Considerations Applicable to U.S. Holders

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. However, if we do make distributions on our Securities, such distributions of cash or property on our Securities will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock or pre-funded warrant, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock or pre-funded warrants, as applicable.

Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

Upon the sale or other taxable disposition of the common stock or pre-funded warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the common stock or pre-funded warrant. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in such common stock or pre-funded warrant is more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Pre-Funded Warrants

A U.S. holder of a pre-funded warrant may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of the pre-funded warrant. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments (or the non-occurrence of any adjustments) to the pre-funded warrants.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the Securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the Securities. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•

is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the Securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. However, if we do make distributions on our Securities, such distributions of cash or property on our Securities will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock or pre-funded warrant, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Dividends paid to a non-U.S. holder of our Securities that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Securities in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular rates applicable to United States persons. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the Securities unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the Securities constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized upon the sale or other taxable disposition of the Securities, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends on Pre-Funded Warrants

A non-U.S. holder of pre-funded warrants can be treated as receiving deemed payment of a taxable dividend under certain circumstances as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of the pre-funded warrant. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments (or the non-occurrence of any adjustments) to the pre-funded warrants.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to distributions on the Securities (including constructive dividends), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on the Securities to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of the Securities within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of the Securities outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption. Proceeds of a disposition of the Securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on the Securities, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of the Securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution (including deemed distributions) is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of the Securities beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Securities.

UNDERWRITING

Leerink Partners LLC and Guggenheim Securities, LLC are acting as representatives of each of the underwriters named below and as joint bookrunning managers for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock and pre-funded warrants set forth opposite its name below.

Underwriter	Number of Shares	Number of Pre-Funded Warrants
Leerink Partners LLC
Guggenheim Securities, LLC
LifeSci Capital LLC

Total	2,730,000	2,770,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares and pre-funded warrants sold under the underwriting agreement if any of the shares and pre-funded warrants are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares and pre-funded warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and pre-funded warrants, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The representatives have advised us that the underwriters propose initially to offer the shares and pre-funded warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share. After the initial offering of the shares and pre-funded warrants, the public offering price, concession or any other term of this offering may be changed by the representatives.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share	Per-Pre-Funded Warrant
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2.0 million. We also have agreed to reimburse the underwriters for up to $40,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

No Sales of Similar Securities

We, our executive officers and directors and certain security holders have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Leerink Partners LLC and Guggenheim Securities, LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares, pre-funded warrants or other securities, in cash or otherwise.

The lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

The restrictions described in the preceding paragraph do not apply to our officers, directors and certain security holders with respect to: transfers of Lock-Up Securities (i) as one or more bona fide gift(s), (ii) to any trust for the direct or indirect benefit of the security holder or the immediate family of the security holder, (iii) as a distribution or other transfer by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its stockholders or former stockholders or to any wholly-owned subsidiary of such corporation, (iv) to the security holder’s affiliates or to any investment fund or other entity controlled or managed by the security holder, (v) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (vi) by will or intestate succession upon the death of such security holder, (vii) by sale solely for the payment of tax withholdings obligations in connection with the vesting, settlement or exercise of equity awards of the Company and (viii) to the Company in satisfaction of any tax withholding obligation or exercise of equity awards of the Company.

The restrictions on transfers or other dispositions described above do not apply to us with respect to (i) the shares to be sold in this offering, (ii) shares of common stock or any securities convertible into, or exercisable for, shares of common stock (including, without limitation, options, warrants, restricted stock or restricted stock units) outstanding as of the date of this prospectus and described in this prospectus, (iii) the grant of any shares of common stock or any securities convertible into, or exercisable for, shares of common stock (including, without limitation, options, warrants, restricted stock or restricted stock units) pursuant to employee equity-based compensation plans, incentive plans, stock plans, dividend reinvestment plans or other arrangements in place as of the date of this prospectus and described in this prospectus, (iv) the filing of a registration statement on Form S-1 in connection with the registration of securities issuable under any employee equity-based compensation plan, incentive plan, stock plan or dividend reinvestment plan adopted and approved by our board of directors prior to the date of this prospectus and as described in this prospectus and (v) shares of common stock or other securities issued in connection with any bona fide licensing, commercialization, joint ventures, technology transfer, acquisitions, development collaboration or other similar strategic transactions. In the case of clause (v), the aggregate number of shares of our common stock that we may sell or issue or agree to sell or issue may not exceed 5.0% of the total number of shares of our common stock issued and outstanding immediately following this offering, and each recipient of any such shares of our common stock issued pursuant to clause (v) during such period must execute and deliver to the representatives an agreement having substantially the same terms as those agreements governing the Lock-Up Securities described above prior to, or concurrently with, such issuance or sale.

Nasdaq Capital Market Listing

We have applied to list our common stock on the Nasdaq Capital Market, subject to notice of issuance, under the symbol “ELOX”. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares or pre-funded warrants have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares and pre-funded warrants which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that shares and pre-funded warrants may be offered to the public in that Relevant State at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares or pre-funded warrants shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares and pre-funded warrants in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares and pre-funded warrants to be offered so as to enable an investor to decide to purchase or subscribe for any shares and pre-funded warrants, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

No shares or pre-funded warrants have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares and pre-funded warrants which has been approved by the Financial Conduct Authority, except that the shares and pre-funded warrants may be offered to the public in the United Kingdom at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the shares or pre-funded warrants shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares and pre-funded warrants in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares and pre-funded warrants to be offered so as to enable an investor to decide to purchase or subscribe for any shares and pre-funded warrants and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Canada

The shares and pre-funded warrants may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares and pre-funded warrants must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2025, 2024, and 2023 and for each of the years then ended, included in this prospectus, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in the report thereon, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains an internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be made available on the website of the SEC referred to above. We also maintain a website at www.eloxxpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Eloxx Pharmaceuticals, Inc. and subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Eloxx Pharmaceuticals, Inc. and its subsidiaries (the “Company”) as of December 31, 2025, 2024, and 2023, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025, 2024, and 2023, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit as of December 31, 2025 and has suffered net losses and negative cash flows from operations since inception. These factors raise substantial doubt around the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts
March 16, 2026, except for the effects of the reverse stock split discussed in Note 1, as to which the date is June 1, 2026
We have served as the Company’s auditor since 2022.

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,
	2025	2024	2023
Assets
Current assets:
Cash and cash equivalents	$4,785	$111	$1,134
Restricted cash	6	5	220
License and service receivable	—	2,359	—
Unbilled receivable	—	359	—
Prepaid expenses and other current assets	479	142	194

Total current assets	5,270	2,976	1,548
Property and equipment, net	—	—	35
Operating lease right-of-use asset, net	—	—	129

Total assets	$5,270	$2,976	$1,712

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,713	$5,346	$5,699
Accrued expenses	1,613	1,446	1,161
Current portion of long-term debt, net of unamortized debt discounts	1,000	6,516	2,219
Accrued interest on debt	35	557	48
Advances from collaboration partners	11,816	13,347	12,966
Warrant liabilities	—	—	376
Current portion of operating lease liability	—	4	133
Derivative liabilities	—	95	95

Total current liabilities	17,177	27,311	22,697
Long-term debt, net of current portion	—	—	1,612
Operating lease liability	—	—	2

Total liabilities	17,177	27,311	24,311

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued or outstanding as of December 31, 2025, 2024 and 2023	—	—	—
Common stock, $0.01 par value per share, 500,000,000 shares authorized, 435,432, 321,252 and 285,720 shares issued and outstanding as of December 31, 2025, 2024 and 2023, respectively	4	3	3
Additional paid-in capital	288,669	270,247	268,840
Accumulated deficit	(300,580)	(294,585)	(291,442)

Total st ockh olders’ deficit	(11,907)	(24,335)	(22,599)

Total liabilities and stockholders’ deficit	$5,270	$2,976	$1,712

See accompanying notes to consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Year ended December 31,
	2025	2024	2023
License and service revenue:	$—	$6,359	$—
Operating expenses:
Research and development	3,056	3,577	8,598
General and administrative	3,382	5,250	8,690

Total operating expenses	6,438	8,827	17,288

Loss from operations	(6,438)	(2,468)	(17,288)
Other (income) expense, net	(443)	675	(234)

Net loss	$(5,995)	$(3,143)	$(17,054)

Net loss per share, basic and diluted	$(5.34)	$(9.20)	$(72.98)

Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	1,122,495	341,708	233,670

See accompanying notes to consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(Amounts in thousands, except share data)

	Common Stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance as of December 31, 2022	196,900	$2	$263,726	$(274,388)	$(10,660)

Issuance of common stock and pre-funded warrants related to the September 2023 Registered Direct Offering, net of issuance costs of $262	27,780	—	—	—	—
Sale of common stock through ATM, net of issuance costs of $352	54,222	1	3,149	—	3,150
Exercise of pre-funded warrants	6,818	—	—	—	—
Stock-based compensation expense	—	—	1,965	—	1,965
Net loss	—	—	—	(17,054)	(17,054)

Balance as of December 31, 2023	285,720	$3	$268,840	$(291,442)	$(22,599)

Issuance of common stock and pre-funded warrants related to the January 2024 debt amendment	14,285	—	866	—	866
Exercise of stock options	338	—	—	—	—
Issuance of restricted stock awards	20,909	—	—	—	—
Stock-based compensation expense	—	—	541	—	541
Net loss	—	—	—	(3,143)	(3,143)

Balance as of December 31, 2024	321,252	$3	$270,247	$(294,585)	$(24,335)

Issuance of pre-funded warrants related to the September 2025 Domicilium debt conversion per agreement	—	—	8,497	—	8,497
Issuance of pre-funded warrants in connection with the 2025 PIPE transaction, net of issuance costs of $309	—	—	9,691	—	9,691
Exercise of stock options	18,249	—	—	—	—
Vesting of restricted stock units	95,931	1	(1)	—	—
Stock-based compensation expense	—	—	235	—	235
Net loss	—	—	—	(5,995)	(5,995)

Balance as of December 31, 2025	435,432	$4	$288,669	$(300,580)	$(11,907)

See accompanying notes to consolidated financial statements
.

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net loss	$(5,995)	$(3,143)	$(17,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	235	541	1,965
Depreciation	—	35	113
Amortization of operating lease right-of-use asset	—	129	696
Amortization of debt discount	245	468	259
Increase in fair value of derivative liabilities	—	—	50
Imputed interest expense on 2025 bridge loans	154	—	—
Change in fair value of warrant liabilities	—	(376)	(1,593)
Extinguishment of the 2021 Award	(1,236)	—	—
Write-off of fair value of derivative liabilities	(95)	—	—
Loss on extinguishment of debt	—	25	436
Loss on issuance of common stock	—	—	231
Gain on debt conversion	(154)	—	—
Gain on sales and disposals of property and equipment	(1)	(38)	(288)
Changes in operating assets and liabilities:
License and service receivable	2,359	(2,359)	—
Unbilled receivable	359	(359)	—
Prepaid expenses and other assets	(337)	52	467
Accounts payable	(2,633)	(353)	2,679
Accrued expenses	167	285	(1,638)
Accrued interest	609	509	48
Operating lease liabilities	(4)	(131)	(712)

Net cash used in operating activities	(6,327)	(4,715)	(14,341)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	1	38	309

Net cash provided by investing activities	1	38	309

Cash flows from financing activities:
Proceeds from the issuance of common stock, pre-funded warrants, and common stock warrants, net of issuance costs	—	—	1,738
Proceeds from the sale of common stock through ATM program, net of issuance costs	—	—	3,150
Proceeds from issuance of pre-funded warrants in connection with the 2025 PIPE transaction, net issuance costs	9,691	—	—
Proceeds from debt financing obligations	2,865	3,668	—
Repayment of term loan principal	(1,255)	(610)	(9,401)
Proceeds (repayment) from advances from collaboration partners	(300)	381	431

Net cash provided by (used in) financing activities	11,001	3,439	(4,082)

Net increase (decrease) in cash, cash equivalents and restricted cash	4,675	(1,238)	(18,114)
Cash, cash equivalents and restricted cash at the beginning of the year	116	1,354	19,468

Cash, cash equivalents and restricted cash at the end of the year	$4,791	$116	$1,354

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheet as presented in the consolidated statements of cash flows:
Cash and cash equivalents	$4,785	$111	$1,134
Restricted cash	6	5	220

Total cash, cash equivalents and restricted cash	$4,791	$116	$1,354

Supplemental disclosure of cash flow activities:
Cash paid for interest	$25	$139	$989

Noncash financing activities:
Fair value of common stock and pre-funded warrants issued to loan holder	$—	$865	$—

Domicilium debt conversion, (principal of $7,366 and accrued interest of $1,131)	$8,497	$—	$—

See accompanying notes to consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of the Business
Eloxx Pharmaceuticals, Inc., together with its subsidiaries (collectively “Eloxx” or the “Company”) is a clinical-stage biopharmaceutical company developing novel, small-molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations (“NMs”) to enable the production of full-length proteins. Targeting ribosome subunits provides a therapeutic approach to addressing a number of genetic diseases. According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. There are over 7,000 inherited genetic diseases that collectively affect 350 million people worldwide. The Company’s immediate focus is to advance the clinical development of its product candidate, exaluren, for the treatment of rare kidney diseases. The Company has also exclusively licensed its product candidate, ZKN-013, to Almirall, S.A. (“Almirall”), who is developing it for the treatment of rare skin diseases.
The Company was headquartered in Arlington, Massachusetts, with additional operations in Israel and Australia. The Company has become a remotely headquartered company.
On May 29, 2026, the Company effected a one-for-eleven reverse stock split of its common stock. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Stockholders who otherwise would have been entitled to receive a fractional share received cash in lieu of such fractional share based on the fair market value of the Company’s common stock as specified in the reverse stock split provisions. A proportionate adjustment was also made to the maximum number of shares issuable under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). There was no adjustment to the authorized number of shares and no change in the par value of the Company’s shares due to the reverse stock split.
Liquidity and Going Concern
The Company has a history of net losses and negative cash flows from operating activities since inception, and as of December 31, 2025, had an accumulated deficit of $300.6 million. The Company expects to continue to incur net losses and negative cash flows from its operations for the foreseeable future. The Company has not generated revenue from the sale of any product or service, other than the license and service revenue generated from its March 2024 exclusive license agreement covering the Company’s asset
ZKN-013
(the “Almirall License Agreement”) with Almirall, and does not expect to generate significant revenue unless it obtains marketing approval for and commercializes one or more of its product candidates currently in development. The Company’s performance obligation under the Almirall License Agreement ended in November 2024, although it remains eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties based on any potential future global sales. Successful transition to profitable operations is dependent upon achieving a level of revenue adequate to support the Company’s cost structure.
The Company has financed its operations primarily through the sale of equity, license and collaboration agreements, debt securities and, to a lesser extent, grants. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital to fund its operations.
On August 20, 2025, the Company entered into a securities purchase agreement (the “Coastlands Securities Purchase Agreement”) with Coastlands Capital Partners LP (“Coastlands”). Upon the terms and subject to the conditions of the Coastlands Securities Purchase Agreement, the Company agreed to issue to Coastlands, and Coastlands agreed to purchase, severally and not jointly, an aggregate of up to $20.0 million of shares of the Company’s common stock, par value $0.01 per share, and/or pre-funded
warrants to purchase shares of common stock of the Company, in each case pursuant to the Coastlands Securities Purchase Agreement.

On September 25, 2025 and December 11, 2025, the Coastlands Securities Purchase Agreement was amended. Per the amended Coastlands Securities Purchase Agreement, following the initial closing for an aggregate amount of
$1.0 million of securities, which occurred on August 15, 2025 (the “Initial Coastlands Closing”), at any time prior to February 20, 2026, the Company may sell, on the same terms and conditions as
those
 contained in the amended Coastlands Securities Purchase Agreement, up to $
20.0
 million of securities for cash consideration (the “New Money Investment”) and up to $
9.5
 million of securities in consideration of the conversion of obligations under the Loan and Security Agreement, dated as of September 30, 2021 (the “Hercules Loan Agreement”), as amended. In the aggregate, at all closings, $
15.0
 million of the New Money

Investment shall
be allocated to Coastlands. Up to $
5.0
 million of the New Money Investment shall be allocated to Domicilium or an affiliate thereof, provided that Domicilium shall only be entitled to the allocation if all obligations under the Hercules Loan Agreement, as amended, have been converted in full. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
5.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing), which occurred on September 25, 2025, was referred to as the “Coastlands First Tranche Closing”, with the additional amount being $
4.0
 million and the additional securities being a pre-funded warrant to purchase up to
742,115
shares of the Company’s common stock at an exercise price of $
0.11
per share, based on a purchase price of $
5.39
per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
10.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing and the Coastlands First Tranche Closing), which occurred on December 12, 2025, was referred to as the “Coastlands Second Tranche Closing”, with the additional amount being $
5.0
 million and the additional securities being a pre-funded warrant to purchase up to
927,643
shares of the Company’s common stock at an exercise price of $
0.11
per share, based on a purchase price of $
5.39
per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
15.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing, the Coastlands First Tranche Closing and the Coastlands Second Tranche Closing) shall be referred to as the “Coastlands Third Tranche Closing.” The Coastlands Third Tranche Closing was at the sole discretion of Coastlands, provided it occurred no later than February 20, 2026.
On September 25, 2025, upon the Coastlands First Tranche Closing and in accordance with an agreement regarding loan conversions dated as of September 25, 2025, Domicilium exchanged $8.5 million of the $9.5 million in its outstanding debt, comprised of outstanding principal and accrued interest under the Hercules Loan Agreement, as amended, and outstanding bridge loans, in return for pre-funded
warrants to purchase 1,576,542 shares of common stock of the Company at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock. No gain or loss was recorded as a result of the exchange. Domicilium has agreed to exchange the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing for shares of Company common stock and/or pre-funded
warrants. Provided the exchange of the remaining $1.0 million in its outstanding debt occurs, Domicilium agreed to waive any and all additional accrued and unpaid interest, which was less than $0.1 million as of December 31, 2025, related to the remaining $1.0 million. On February 20, 2026, the Coastlands Securities Purchase Agreement was amended, and, on February 26, 2026, the Coastlands Third Tranche Closing occurred. In addition, on March 12, 2026, the Company received $2.0 million from Domicilium. Refer to Note 16, “Subsequent Events”, for additional information.
The Company believes that its cash and cash equivalents of $4.8 million as of December 31, 2025 will not be sufficient to maintain its current and planned operations for at least the next twelve months following the filing of this prospectus. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. However, based on the Company’s current working capital, anticipated operating expenses and net losses and the uncertainties surrounding its ability to raise additional capital as needed, as discussed below, the Company believes that these conditions, in aggregate, raise substantial doubt about its ability to continue as a going concern for one year after the date these consolidated financial statements are issued.

Management intends to fund future operations through private or public debt or equity financing transactions and may seek additional capital through arrangements with strategic partners or from other sources, including licensing arrangements. The availability of sufficient funding to alleviate the conditions that raise substantial doubt is not within management’s control and cannot be assessed as being probable of occurring. If the Company is unable to obtain adequate financing, it will evaluate options which may include curtailing expenses contemplated by its current operating plan, and it may be required to delay, limit, reduce or terminate its product development efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself, which may have a material adverse effect on the Company’s operations and future prospects.
2. Summary of Significant Accounting Policies
Basis of Presentation
The Company has prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates its estimates, which include, but are not limited to, estimates related to revenue recognition, accrued expenses, including clinical trials and other research and development related accruals, derivative liabilities, and stock-based compensation expense. The Company bases its estimates on historical experience and other market specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results could materially differ from those estimates.
Revenue Recognition
Under ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), an entity recognizes revenue when or as its customer obtains control of distinct promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.
Under ASC 606, there is judgment involved in identifying the promised goods or services in the agreement, determining whether these are distinct in the context of the contract and determining if these represent a performance obligation to a customer. Additionally, the Company uses judgment to determine whether rights to additional goods or services that are exercisable at a customer’s discretion provide a material right to the customer and if so, they are considered performance obligations. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available and whether the goods or services are integral or dependent to other goods or services in the contract.
The Company estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration which is included in the transaction price may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.
Development milestones are assessed under the most likely amount method and are not constrained if it is probable that a significant revenue reversal will not occur. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates
the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up
basis, which would affect revenue in the period of adjustment.
For revenue related to sales-based royalties received from licensees, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).
The Company allocates the transaction price based on the estimated stand-alone selling price of each of the performance obligations. The Company must develop assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in a contract with a customer. The Company utilizes key assumptions to determine the stand-alone selling price for service obligations, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. Additionally, in determining the standalone selling price for material rights, the Company may reference comparable transactions, clinical trial success probabilities, and develop estimates of option exercise likelihood. Any variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts the Company would expect to receive for the satisfaction of each performance obligation.
The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations which consist of licenses and other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

To the extent the Company’s right to consideration is conditional, the Company records a contract asset. There were no contract assets as of December 31, 2025, 2024, and 2023.
To the extent the Company receives payments, including
non-refundable
payments, in excess of the recognized revenue, such excess is recorded as deferred revenue until it performs its obligations under these arrangements. There was no deferred revenue as of December 31, 2025, 2024, and 2023.
License and Service Receivable
License and service receivable as of December 31, 2024 represented the amount due from Almirall under the Almirall License Agreement. Amounts payable to the Company were recorded as license and service receivable when the Company’s right to consideration was unconditional. To estimate an allowance for credit losses, the Company determined the allowance based on ongoing credit evaluation and the aging of such receivables, among other factors. There was no allowance for expected credit losses for the license and service receivable as of December 31, 2024. The license and service receivable was received in 2025. There was no license and service receivable as of December 31, 2025 and 2023.
Unbilled Receivable
Unbilled receivable as of December 31, 2024 represented the amount due from Almirall under the Almirall License Agreement which had not been billed as of December 31, 2024. Amounts payable to the Company were recorded as unbilled receivable when the Company’s right to consideration was unconditional but the amount had not been billed. To estimate an allowance for credit losses, the Company determined the allowance based on ongoing credit evaluation and the aging of such receivables, among other factors. There was no allowance for expected credit losses for the unbilled receivable as of December 31, 2024. The unbilled receivable was billed and received in 2025. There was no unbilled receivable as of December 31, 2025 and 2023.
Foreign Currency
The functional currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, monetary accounts maintained in other currencies are re-measured
into U.S. dollars in accordance with ASC Topic 830, “Foreign Currency Matters”. All foreign currency transaction gains and losses arising from transactions denominated in foreign currencies, whether realized or unrealized, are recorded in the statements of operations as other income or expenses.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents include holdings in checking and overnight sweep accounts. The Company’s cash equivalents, which are money market funds held in a sweep account, are measured at fair value on a recurring basis. As of December 31, 2025, 2024, and 2023 the balances of cash and cash equivalents were $4.8 million, $0.1 million and $1.1 million, respectively, which approximate fair value and were determined based upon Level 1 inputs. The sweep account is valued using quoted market prices with no valuation adjustments applied. Accordingly, these financial instruments are categorized as Level 1.
Marketable Securities
The Company classifies all investment instruments with an original maturity date, when purchased, in excess of three months but less than one year as current marketable securities. Marketable securities are classified as available-for-sale
and are carried at fair value. The Company periodically assesses its portfolio of securities to determine whether to record any estimated allowances for credit losses in the statement of operations. This assessment includes considering whether the Company intends to sell a security, whether it is more likely than not that the Company will have to sell a security before recovery of its amortized cost, and whether a decline in a security’s fair value below its amortized cost is credit-related or non-credit-related.
The Company
records non-credit-related
unrealized gains and losses on
available-for-sale
securities in accumulated other comprehensive income, which is a separate component of stockholders’ equity on its consolidated balance sheet. Gains or losses realized upon sales of available-for-sale
securities are recorded in other income. The cost of securities sold is based on the specific identification method. To date, the Company has recorded no allowances for credit losses, and no realized gains or losses upon sales of securities. As of December 31, 2025, 2024 and 2023, all of the Company’s marketable securities, which consisted of money market funds held in a sweep account, were included in cash and cash equivalents. There were no available-for-sale
securities recorded in accumulated other comprehensive income in any period presented.
Restricted Cash
As of December 31, 2025, 2024, and 2023, restricted cash consisted of bank guarantees related to corporate facilities leases and credit card programs.
Concentrations of Credit Risk and
Off-Balance
Sheet Risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents. The Company invests any excess cash in money market funds, and the management of these investments is not discretionary on the part of the financial institution. Substantially all of the Company’s cash and cash equivalents are held at Silicon Valley Bank (“SVB”), now part of First Citizens Bank, and the amounts frequently exceed federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents. If the Company is unable to access its cash and cash equivalents as needed, its financial position and ability to operate its business will be adversely affected.
The Company has no
off-balance-sheet
concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the estimated useful life or the expected term of the related lease. Costs associated with maintenance and repairs are expensed as incurred. Depreciation expense is computed on a straight-line method over the estimated useful lives of the respective assets, as follows:

Estimated Useful Life
Computers and software	3 years
Office furniture and equipment	5 to 12 years
Laboratory equipment	5 years
Leasehold improvement	Over the shorter of the expected remaining lease term or estimated useful life
Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resultant gain or loss is credited or charged to operations.
Impairment of Long-Lived Assets
Property and equipment subject to depreciation are reviewed for impairment in accordance with ASC Topic 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets.
Evaluation of recoverability of the asset or asset group is based on an estimate of undiscounted future cash flows resulting from the use of the asset or asset group and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset or asset group, the assets are written down to their estimated fair value. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. As of each balance sheet date presented, none of the Company’s long-lived assets were impaired. The Company did not record any impairment losses during the years ended December 31, 2025, 2024, and 2023.
Legal and Other Contingencies
The Company accounts for its contingent liabilities in accordance with ASC Topic 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. For the years ended December 31, 2025, 2024, and 2023, the Company was not a party to any litigation that was reasonably possible to have a material adverse effect on the Company’s business, financial position, results of operations or cash flows (see also Note 8, “License Agreement, Advances From Collaboration Partners, Legal and Other Contingencies”). Legal costs incurred in connection with loss contingencies are expensed as incurred.
Research and Development Expenses
Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits for employees performing such activities, certain allocated facilities and support costs, depreciation, third-party license fees, and external costs of vendors engaged to conduct preclinical development activities and clinical trials. Research and development expenses are expensed as incurred and include the Company’s costs of performing services in connection with its collaboration agreements and research grants.
Non-refundable
prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized in prepaid expenses and other current assets. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.
The Company enters into arrangements with contract research organizations in connection with clinical trials. Such arrangements often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. As part of the process of preparing the Company’s financial statements, management is required to estimate prepaid and accrued clinical trial expenses. The date on which services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments informed by the facts and circumstances known to management from the terms of the contract and the Company’s ongoing monitoring of service performance. The Company makes these judgments based upon the facts and circumstances known to management based on the terms of the contract and the Company’s ongoing monitoring of service performance.

Fair Value of Financial Instruments
Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal market for the asset or liability in an orderly transaction between market participants. U.S. GAAP specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the Company’s own assumptions of market participant valuation (unobservable inputs).
The fair value hierarchy consists of three levels:
Level 1 - Quoted prices (unadjusted) in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial assets and liabilities are classified within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement. The authoritative guidance requires the use of observable market data if such data is available without undue cost and effort. When available, the Company uses unadjusted quoted market prices to measure fair value and classify such items within Level 1. If quoted market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based or independently-sourced market parameters, such as interest and currency rates and comparable transactions. Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation. Thus, items may be classified in Level 3 even though there may be inputs that are readily observable. If quoted market prices are not available, the valuation model used generally depends on the specific asset or liability being valued. The Company did not have any transfers of financial assets between Level 2 and 3 during the years ended December 31, 2025, 2024, and 2023.
Some assets and liabilities are required to be recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a nonrecurring basis. The carrying amounts of current financial instruments, which include cash and cash equivalents, restricted bank deposits, accounts payable, accrued expenses, lease obligation liability and debt, approximate their fair values due to the short-term nature of these instruments.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards or over the implicit service period when a performance condition affects the vesting, and it is considered probable that the performance condition will be achieved. The Company accounts for forfeitures as they occur.
The Company grants restricted stock awards (“RSAs”) to certain employees and directors as part of its long-term incentive compensation program. RSAs are measured at fair value on the grant date, which is determined based on the market price of the Company’s common stock on that date. The fair value of RSAs is recognized as compensation expense over the requisite service period, which is generally the vesting period, using the straight-line method. Unvested RSAs are subject to forfeiture upon termination of employment. The Company records RSAs as outstanding shares of common stock upon issuance. The Company accounts for forfeitures as they occur. The Company will repurchase the unvested shares upon termination of employment.

The Company’s Board of Directors determined the fair value of each stock option award at its grant date using, among other inputs, a third-party valuation specialist for options awarded during the year ended December 31, 2025. During the years ended December 31, 2024, and 2023, the Company used its public trading share price. The Company’s Board of Directors determined the fair value of each restricted stock unit (“RSU”) at its grant date using, among other inputs, a third-party valuation specialist for RSUs awarded during the year ended December 31, 2025. During the years ended December 31, 2024 and 2023, the Company determined the fair value of each RSU at its grant date based on the closing market price of the Company’s common stock on that date.
Debt
The Company accounts for its debt instruments in accordance with ASC Topic 470, “Debt”. Debt is initially recognized at the principal amount borrowed, net of issuance costs and any applicable discounts or premiums. Debt issuance costs are recorded as a direct deduction from the carrying amount of the related debt liability and are amortized to interest expense using the effective interest method over the term of the underlying borrowing.

Interest expense includes stated interest, amortization of debt discounts and premiums, amortization of debt issuance costs, and, when applicable, imputed interest for debt where the stated interest is not representative of a market rate. The Company accounts for imputed interest in accordance with ASC Topic
835-30,
“Interest-Imputation of Interest”.
The Company evaluates the features within its debt instruments to determine whether bifurcation and separate accounting are required under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Embedded conversion features that are not required to be separately accounted for as derivatives are evaluated under applicable U.S. GAAP guidance to determine whether any beneficial conversion feature or other separate equity component should be recognized. Upon conversion, the carrying amount of the debt, including any unamortized discounts or premiums and issuance costs, is reclassified to equity in accordance with applicable accounting guidance. No gain or loss is recognized upon conversion unless required under specific circumstances prescribed by U.S. GAAP.
When warrants are issued in connection with debt financing arrangements, the Company evaluates the warrants under ASC Topic 480, “Distinguishing Liabilities from Equity”, and ASC 815 to determine whether the warrants should be classified as equity or as a liability. If classified as equity, the relative fair value of the warrants is recorded in additional paid-in
capital, with a corresponding debt discount that is amortized to interest expense over the term of the related debt using the effective interest method. If classified as a liability, the warrants are recorded at fair value at issuance and remeasured at each reporting date, with changes in fair value recognized in the consolidated statement of operations. The Company uses the Black-Scholes pricing model or a Monte Carlo simulation model, depending on the applicable terms of the warrant agreement, to value the warrants at the issuance date and at subsequent measurement dates. The Company may also use third-party valuation experts to assist with the valuation of its warrants.
The Company evaluates amendments and modifications of debt arrangements to determine whether the changes represent a modification or an extinguishment in accordance with ASC Topic 470. If the terms of a debt instrument are substantially modified, the Company accounts for the transaction as an extinguishment of the original debt and recognition of new debt, with any difference between the reacquisition price and the net carrying amount of the extinguished debt recognized as a gain or loss in the consolidated statement of operations. If the modification is not considered substantial, fees paid to third parties are expensed as incurred, and fees paid to lenders are capitalized and amortized as an adjustment to interest expense over the remaining term of the modified debt.
Interest is accrued as incurred and included in accrued interest in the consolidated balance sheets.

Debt is classified as current or noncurrent based on the contractual maturity date as of the balance sheet date. The Company classifies debt as current if it is due within 12 months of the balance sheet date, unless the Company has the contractual right and intent to refinance the obligation on a long-term basis.
Certain debt arrangements may contain financial and operational covenants. The Company assesses compliance with such covenants as of each reporting period. If a covenant violation occurs and is not cured or waived prior to issuance of the consolidated financial statements, the related debt is classified as current unless a waiver is obtained that provides a grace period of at least 12 months from the balance sheet date.
Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”), which prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all of the deferred tax assets will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings results, expectations of future taxable income, carryforward periods available and other relevant factors. The Company records changes in the required valuation allowance in the period that the determination is made.
Based on ASC 740, a
two-step
approach is used to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2025, 2024, and 2023, no liability for unrecognized tax positions has been recorded. Accordingly, no interest or penalties related to uncertain tax positions are recorded. The Company’s policy is to record any interest or penalties associated with unrecognized tax positions as a component of income tax expense.
Net Loss per Share, Basic and Diluted
Basic loss per share is computed by dividing the loss for the period applicable to ordinary shareholders by the weighted average number of shares of common stock and pre-funded
warrants outstanding during the period. In computing diluted loss per share, weighted average shares used in computing basic earnings per share are adjusted to reflect the potential dilution that could occur upon the exercise of outstanding stock options and upon conversion of RSUs and warrants issued to investors and service providers using the “treasury stock method”.
Leases
At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease. Leases with a term greater than one year are recognized on the consolidated balance sheet as a right-of-use
(“ROU”) asset and current and
non-current
lease liabilities, as applicable. The Company has made an accounting policy election, known as the short-term lease recognition exemption, which allows the Company to not recognize ROU assets and lease liabilities that arise from short-term leases (12 months or less). The Company has applied this election to all classes of underlying assets. The Company typically only includes an initial lease term in its assessment of a lease arrangement. Options to renew or options to cancel a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew or will not cancel, respectively. The Company monitors its material leases on a quarterly basis.

Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected remaining lease term. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. Certain adjustments to the ROU asset may be required for items such as lease prepayments or incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. The Company has elected to account for the lease and non-lease
components together for all leases.
Recent Accounting Pronouncements
In November 2023, the FASB issued ASU
2023-07,
Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to provide enhanced segment disclosures. The standard requires disclosures about significant segment expenses and other segment items and identifying the Chief Operating Decision Maker (“CODM”) and how they use the reported segment profitability measures to assess segment performance and allocate resources. These enhanced disclosures are required for all entities on an interim and annual basis, even if they have only a single reportable segment. The standard is effective for years beginning after December 15, 2023, and interim periods within annual periods beginning after December 15, 2024. The adoption of this standard during the year ended December 31, 2024 did not have a material impact on the Company’s consolidated financial results, but resulted in enhanced disclosures as included in Note 15, “Segments”. The Company applied this standard retrospectively to all prior periods presented in the consolidated financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods were based on the significant segment expense categories identified and disclosed in the period of adoption.
In December 2023, the FASB issued ASU
2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to provide enhancements to annual income tax disclosures. The standard will require more detailed information in the rate reconciliation table and for income taxes paid, among other enhancements. The standard is effective for years beginning after December 15, 2024 and early adoption is permitted. The adoption of this standard during the year ended December 31, 2025 did not have a material impact on the Company’s consolidated financial results, but resulted in enhanced disclosures as included in Note 12, “Income Taxes”. The Company applied this standard on a retrospective basis.
In November 2024, the FASB issued ASU
2024-03,
Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Topic
220-40),
which addresses the disaggregation of income statement expenses. This standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.
Although the FASB has issued several other ASUs for which adoption dates are pending, the Company does not expect any of them to have any impacts on its consolidated financial statements.
3. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2025	2024	2023
Research and development	$286	$—	$15
Insurance	138	65	147
Other	55	77	32

Totals	$479	$142	$194

F
-17

4. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2025	2024	2023
Computers and software	$—	$—	$26
Office furniture and equipment	—	—	15
Laboratory equipment	—	—	215
Leasehold improvements	—	—	57

Total property and equipment, at cost	—	—	313
Less: Accumulated depreciation and amortization	—	—	(278)

Property and equipment, net	$—	$—	$35

Depreciation expense

during the years ended December 31, 2025, 2024, and 2023 was zero
, less than $
0.1
 million, and $
0.1
 million, respectively. During each of the years ended December 31, 2025 and 2024, the Company received proceeds of less than $
0.1
 million from the sale of property and equipment. During the year ended December 31, 2023, the Company received proceeds of $
0.3
 million from the sale of property and equipment.
5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2025	2024	2023
Research and development	$—	$153	$106
Payroll, bonus and other employee-related expenses	698	479	663
Professional services	563	565	314
Other	352	249	78

Total	$1,613	$1,446	$1,161

6. Leases
The Company’s principal executive offices were previously located at 480 Arsenal Way, Watertown, Massachusetts, and consisted of approximately 9,000 square feet of office space under a lease which expired in February 2024, although the Company extended the lease for one additional month in March 2024.
The Company also previously leased office space in Ness Ziona, Israel, under a lease which commenced in April 2022 and was scheduled to expire in March 2024, but the Company extended the lease until June 2024.
Quantitative information regarding the Company’s operating leases for the years en de
d December 31, 2025, 2024, and 2023 is as follows (operating lease costs in thousands):

	December 31,
	2025	2024	2023
Lease cost
Operating lease costs	$4	$190	$724
Other information:
Weighted-average remaining lease term (years)	—	—	0.23
Weighted-average discount rate	0.0%	5.3%	5.4%
Cash paid for amounts included in the measurement of lease liabilities, included in operating cash flows	$2	$193	$740

The weighted-average discount rate disclosed represents the average rate used to measure the Company’s lease liabilities as of the reporting dates, weighted based on the present value of the remaining lease payments associated with each lease.
The Company’s remaining operating lease, which was for a copier, was cancelled in November 2025.
7. Debt
Hercules Term Loan
On September 30, 2021, the Company entered into the Hercules Loan Agreement with Hercules Capital, Inc., (“Hercules”).
The Hercules Loan Agreement provided for term loans in an aggregate principal amount of up to $
30.0
 million, comprised of (i) a tranche
1
advance of $
12.5
 million (the “Tranche
1
Advance”), (ii) a tranche
2
advance of $
7.5
 million (the “Tranche
2
Advance”) and (iii) a tranche
3
advance of $
10.0
 million (the “Tranche
3
Advance”) (collectively, the “Term Loan Advances”). The Tranche
1
Advance under the Hercules Term Loan Agreement was funded on September
30
,
2021
. The Tranche
2
Advance was to be available at the Company’s election until August
15
,
2022
, subject to the Company’s achievement of certain milestone events relating to data from clinical trials. The Company did not meet the requirements for the Tranche
2
Advance, and such funding will, therefore, not be available to the Company. The Tranche
3
Advance was available subject to approval by the Hercules’ investment committee in its sole discretion up to April
1
,
2023
, and is also
no
longer available to the Company. The Hercules Loan Agreement included a prepayment charge and an end of term charge equal to
6.55
% of the original principal amount (the “End of Term Charge”).
As security for its obligations, the Company granted Hercules a continuing security interest in substantially all of the assets of the Company, subject to certain customary exceptions.
Any outstanding principal on the Term Loan Advances will accrue interest at a floating rate equal to the greater of (i) 9.50% per annum and (ii) the sum of 6.25% plus the prime rate, as published in
The Wall Street Journal
. As of December 31, 2025, 2024 and 2023, the interest rate was 13.00%, 13.75% and 14.75%, respectively.
On March 7, 2023, the Company entered into the first Hercules amendment (the “First Hercules Amendment”) to repay $7.5 million of the $12.5 million in outstanding principal of the Hercules Term Loan, extend the interest only period until September 1, 2023, cancel the prepayment charge for the March principal repayment and any future early principal repayments, and reduce the minimum qualified cash balance plus qualified accounts payable amount from $10.0 million to $2.25 million, effective as of March 7, 2023. In accordance with the First Hercules Amendment, the Company was required to make principal payments on the outstanding balance of the Term Loan Advances beginning on September 1, 2023, in 20 equal monthly installments, plus interest. Any amounts outstanding under the Term Loan Advances, if not repaid sooner, were initially due and payable on April 1, 2025 (but this date was later extended). The First Hercules Amendment also waived the End of Term Charge for the March 7, 2023 principal repayment.
On May 19, 2023, the Hercules Loan Agreement was amended (the “Second Hercules Amendment”) to modify the definition of “Excluded Accounts” under the minimum qualified cash balance covenant to exclude additional accounts from the collateral and related obligations and, on November 10, 2023, the Hercules Loan Agreement was amended (the “Third Hercules Amendment”) to temporarily reduce the minimum qualified cash balance amount to $2.25 million for the period from November 15, 2023 through December 15, 2023, unless extended by the agent under the Hercules Loan Agreement in its sole discretion. After such period, the minimum level of qualified cash reverted to $2.25 million plus the amount of accounts payable that had not been paid within 180 days.

On December
15
,
2023
, the Company entered into the fourth Hercules amendment (the “Fourth Hercules Amendment”) to provide for a temporary reduction in the minimum qualified cash balance amount to $
1.05
 million for the period from December
15
,
2023
through and including January
25
,
2024
, unless extended by Hercules in its sole discretion. After the expiration of such period, the minimum level of qualified cash reverted to $
1.05
 million plus the amount of accounts payable that had not been paid within days. As a condition of effectiveness of the Fourth Hercules Amendment, the Company repaid $
1.0
 million of the outstanding principal, reducing the remaining outstanding principal of Term Loan Advances to $
3.1
 million. In accordance with the Fourth Amendment, the End of Term Charge was required to be paid on the earliest to occur of (i) April
1
,
2025
, (ii) the date the Company prepaid the outstanding secured obligations (other than any inchoate indemnity obligations and any other obligation which, by their terms, are to survive the termination of the Hercules Loan Agreement) in full or (iii) the date that the secured obligations became due by acceleration of the secured obligations during an event of default pursuant to the Hercules Loan Agreement. The End of Term Charge was waived for the December
15
,
2023
principal
repayment.
As the Hercules Loan Agreement was amended more than once in a twelve
-month period through the Fourth Hercules Amendment, the debt terms that existed prior to the earliest amendment, i.e., the First Hercules Amendment, were included in the
10
% test used to determine whether the impact of the amendments through the Fourth Hercules Amendment qualified as a modification or an extinguishment of debt, in accordance with ASC
470-50,
Debt: Modifications and Extinguishments
(“ASC
470-50”).
The impact of the amendments through the Fourth Hercules Amendment was accounted for in its entirety as a debt modification under ASC
470-50,
with partial debt extinguishments. The Company recognized a loss on debt extinguishment of $
0.4
 million related to the remaining unamortized debt discounts during the year ended December
31
,
2023
.
Domicilium Term Loan
On January 9, 2024, the Company entered into the fifth Hercules amendment (the “Fifth Hercules Amendment”) to bifurcate the remaining outstanding principal of the Tranche 1 Advance, which was $2.9 million, into a “Tranche 1A Advance”, for $0.9 million, and a “Tranche 1B Advance”, for $2.0 million. On January 9, 2024, the Tranche 1B Advance was assigned to SD MF 4, LLC, an affiliate of Domicilium Capital Partners LLC (along with any other affiliated entities, “Domicilium”) and such assignment, (the “Assignment Transaction”). The Fifth Hercules Amendment provided that, following the Assignment Transaction, the Company was not required to comply with the financial covenant to maintain a minimum qualified cash balance under either the Tranche 1A Advance or the Tranche 1B Advance. The Fifth Amendment also provided for the ability to pay interest in-kind
for the Tranche 1B Advance, deferral of principal payments under the Tranche 1B Advance, and a reduction in the End of Term Charge to $0.5 million upon consummation of the Assignment Transaction.
Debt Investment and Equity Issuance
In connection with the Fifth Hercules Amendment, and to effectuate the Assignment Transaction, on January 9, 2024, Domicilium entered into an Assignment and Assumption Agreement with Hercules, under which Hercules assigned to Domicilium the Tranche 1B Advance. The Tranche 1B Advance was considered to be the issuance of a new debt instrument to a different lender.
On January 9, 2024, the Company also entered into a securities purchase agreement (the “Domicilium Securities Purchase Agreement”) with Domicilium. Refer to Note 9, “Stockholders’ Deficit”, for further information on the Domicilium Securities Purchase Agreement.
As the Hercules Loan Agreement was amended more than once in a twelve-month period through the Fifth Hercules Amendment, the debt terms that existed prior to the earliest amendment, i.e., the First Hercules Amendment, were included in the 10% test used to determine whether the impact of the amendments through the Fifth Hercules Amendment qualified as a modification or an extinguishment of debt, in accordance with ASC

470-50.
The impact of the amendments through the Fifth Hercules Amendment was accounted for as a modification and no
gain was recorded. As a result of the Company’s entry into the Fifth Hercules Amendment and the related debt investment and equity issuance, the Company accounted for the equity issuance as a discount to the debt, with the $
0.9
 million fair value of the equity issuance being amortized as interest expense through the life of the debt. During the years ended December
31
,
2025
and
2024
, $
0.2
 million and $
0.7
 million, respectively, related to the fair value of the equity issuance was amortized as interest expense.
On July 10, 2024, the Company entered into the sixth Hercules Amendment (the “Sixth Hercules Amendment”). As there were no changes to the cash flows of the original loans based on the changes made in the Sixth Hercules Amendment, the terms were considered to not be substantially different and the Sixth Hercules Amendment was accounted for as a modification of debt, in accordance with ASC
470-50.
The Sixth Hercules Amendment provided for additional borrowings in an aggregate amount of $3.2 million (the “Domicilium Tranche 2 Advance”), which was provided in multiple borrowings between July 5, 2024 and July 15, 2024. The Domicilium Tranche 2 Advance principal and any accrued interest was to be repaid by the Company as described below pursuant to the Royalty and Revenue Sharing Agreement.
Additionally, Domicilium provided the Company with a bridge loan advance of $0.3 million on May 31, 2024. The bridge loan advance accrued interest at a floating rate equal to the greater of (i) 9.50% per annum and (ii) the sum of 6.25% plus the prime rate, as published in
The Wall Street Journal
. As of December 31, 2025, 2024 and 2023, the interest rate was 13.00%, 13.75% and 14.75%, respectively. The bridge loan advance contained repayment features which would have required the Company to pay Domicilium two or four times the amount of the bridge loan advance and which were determined to not be clearly and closely related to the bridge loan advance and to be a derivative under ASC 815, resulting in the required bifurcation from the bridge loan advance. The value of the repayment features was determined to be zero at issuance and at subsequent measurement dates, as the repayments were considered to not be probable. The bridge loan advance also contained a prepayment feature which was determined to be clearly and closely related to the bridge loan advance and did not require bifurcation.
Optional Conversion of Tranche 1A Advance and Tranche 1B Advance
If a qualified financing, as defined in the Sixth Hercules Amendment, of at least $7.0 million occurred prior to April 1, 2025, each of the Tranche 1A lenders and Tranche 1B lenders, as defined in the Sixth Hercules Amendment, had the option to convert all or part of the debt relating to such advance into fully paid and nonassessable shares of the Company stock issued in such qualified financing at the same price per share equal to the price per share paid by the other cash purchasers of the Company stock sold in the qualified financing. The optional conversion feature had no accounting impact, as the optional conversions if a qualified financing occurred would have been offered at the same price per share equal to the price per share paid by the other cash purchasers of the company stock sold in the qualified financing.
Mandatory Conversion of Bridge Loan Advance and Domicilium Tranche 2 Advance.
If a qualified financing occurred on or prior to April 1, 2025, then the mandatory conversion obligations (composed of all principal and interest accrued on the Bridge Loan Advance and Domicilium Tranche 2 Advance, but excluding $0.1 million of the Domicilium Tranche 2 Advance) shall automatically have converted into fully paid and nonassessable shares of the Company’s common stock issued in such qualified financing at the same price per share paid by the other cash purchasers in the qualified financing. The mandatory conversion feature had no accounting impact, as the mandatory conversions if a qualified financing occurred would have been offered at the same price per share equal to the price per share paid by the other cash purchasers of the company stock sold in the qualified financing.

Royalty and Revenue Sharing Agreement
On July 10, 2024, as a condition of Domicilium’s entry into the Sixth Hercules Amendment and in consideration of the Domicilium Tranche 2 Advance, the borrowers and the Company entered into a Royalty and Revenue Sharing Agreement, as amended on March 2, 2026 (the “Royalty Agreement”) with Domicilium. Capitalized terms under this heading “Royalty and Revenue Sharing Agreement” not otherwise defined herein have the definitions ascribed to them in the Royalty Agreement.
Under the Royalty Agreement, the Company agreed to pay to Domicilium an amount equal to (i) (x) a low-thirties
percentage of the Development and Launch Milestone Payments for the several next occurring Development and Launch Milestone Events (as defined in the Almirall License Agreement), minus (y) the amounts required to be paid by the Company pursuant to certain vendors as defined in the Royalty Agreement, and (ii) (x) mid-twenties percentage of (1) each subsequent Development and Launch Milestone Payment plus (2) any Priority Review Voucher Income (as defined in the Almirall License Agreement) realized by Eloxx, less (y) any amount of such Development and Launch Milestone Payments which are due to Harvard University pursuant to the Harvard License Agreement, provided the aggregate amount paid to Domicilium shall not exceed an amount in the mid-double-digit
millions. Each Milestone Sharing Payment shall be applied as a repayment or prepayment, as applicable, of the Loans (as defined in the Amended Loan Agreement) (including all interest and fees thereon) owed to Domicilium, if any such Loans remain outstanding. On January
3
,
2025
, the Company paid Domicilium $
0.5
 million related to Development and Launch Milestone Payments, in accordance with the terms of the Royalty Agreement, which was applied as a repayment.
The Royalty Agreement provides for an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the exaluren compound or any exaluren product, calculated in accordance with U.S. GAAP (collectively, the “exaluren Revenue”) (the “exaluren Revenue-Based Payment”). The exaluren Revenue-Based Payment with respect to each fiscal quarter shall be less than one percent of exaluren Revenue during the applicable fiscal quarter. Commencing on the
ZKN-013
royalty commencement date, the Company promises to pay to Domicilium an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the
ZKN-013
compound, calculated in accordance with U.S. GAAP (collectively, the
“ZKN-013
Revenue”). The
ZKN-013
revenue-based payment with respect to each fiscal quarter shall be less than one percent of
ZKN-013
Revenue during the applicable fiscal quarter. The value of the royalty liability for the sales of future revenues was determined to be zero at issuance and at subsequent measurement dates, as royalty payments were considered to not be probable.
The Company’s loan agreements contain customary affirmative and negative covenants which, among other things, require the Company to maintain at all times a minimum qualified cash balance plus qualified accounts payable (defined as invoices that have not been paid within 180 days from the invoice date) and limit the Company’s ability to (i) incur additional indebtedness, (ii) pay dividends or make certain distributions, (iii) dispose of its assets, grant liens or encumber its assets or (iv) fundamentally alter the nature of its business. These covenants, which are subject to a number of exceptions and qualifications, have been amended, as discussed above. In addition, as discussed above, the Fifth Amendment provided that, following the Assignment Transaction, the Company will not be required to comply with the financial covenant to maintain a minimum qualified cash balance under either the Tranche 1A Advance or the Tranche 1B Advance. The Company was in compliance with all debt covenants as of December 31, 2025.
The Company’s loan agreements also contain customary events of default, including the Company’s failure to make any principal or interest payments when due, due to the occurrence of certain bankruptcy or insolvency events or a breach of the covenants. Upon the occurrence of an event of default, the lenders may, among other things, accelerate the Company’s obligations under the loan agreements.

2024 Bridge Loans
In December 2024, the Company entered into bridge loans with Domicilium for a total of $0.3 million. Interest on the bridge loans accrued at 3.0%. On January 3, 2025, the bridge loans were repaid by the Company, including accrued interest.
May 2025 Assignment of the Hercules Loan Agreement from Hercules to Domicilium
On May 12, 2025, Hercules resigned as agent under the Hercules Loan Agreement and assigned all of its rights, responsibilities, powers, privileges, duties and obligations in its capacity under the Hercules Loan Agreement to Domicilium.
2025 Bridge Loans
During the year ended December 31, 2025, the Company entered into a number of non-interest-bearing
bridge loans with Domicilium for a total of $3.4 million, including a bridge loan for $0.5 million with Domicilium following Domicilium’s repayment to Hercules of the End of Term Charge which was treated as a modification of the Tranche 1B Advance. The Company received $2.9 million in cash during the year ended December 31, 2025 from these bridge loans. The Company recorded interest expense of $0.2 million representing imputed interest for the non-interest-bearing
bridge loans during the year ended December 31, 2025. The imputed interest of 13.75% was calculated using the sum of 6.25% plus the prime rate, as published in
The Wall Street Journal
. All of these bridge loans converted to
pre-funded
warrants to purchase shares of the Company’s common stock in September 2025. The imputed interest related to the non-interest-bearing
bridge loans was not converted and the Company recorded a gain on debt conversion of $0.2 million as part of the September 2025 exchange of outstanding debt during the year ended December 31, 2025.
September 2025 Exchange of Outstanding Debt
On September 25, 2025, upon the Coastlands First Tranche Closing and in accordance with an agreement regarding loan conversions dated as of September 25, 2025, Domicilium exchanged $8.5 million of the $9.5 million in its outstanding debt, comprised of outstanding principal and accrued interest under the Hercules Loan Agreement, as amended, and outstanding bridge loans, including the bridge loan for $0.5 million with Domicilium following Domicilium’s repayment to Hercules of the End of Term Charge, in return for pre-funded
warrants to purchase 1,576,542 shares of common stock of the Company at an exercise price of $0.11 per share, based on a conversion price of $5.39 per share of underlying common stock. No gain or loss was recorded as a result of the exchange. Domicilium has agreed to exchange the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing for shares of Company common stock and/or pre-funded
warrants
.
Provided the exchange of the remaining $1.0 million in its outstanding debt occurs, Domicilium agreed to waive any and all additional accrued and unpaid interest, which was less than $0.1 million as of December 31, 2025, related to the remaining $1.0 million. On February 20, 2026, the Coastlands Securities Purchase Agreement was amended, and, on February 26, 2026, the Coastlands Third Tranche Closing occurred. Refer to Note 16, “Subsequent Events”, for additional information.
As of December 31, 2025, 2024, and 2023, the carrying value of the Company’s debt consisted of $1.0 million, $6.7 million, and $3.9 million, respectively, less unamortized debt discounts as of December 31, 2025, 2024, and 2023 of zero, $0.2 million, and $0.1 million, respectively. The debt discounts are being amortized as interest expense through the life of the debt. Interest expense relating to the Company’s debt for the years ended December 31, 2025, 2024 and 2023 was $1.0 million, $1.1 million and $1.2 million, respectively. Interest expense is calculated using the effective interest method and is inclusive of non-cash
amortization of the debt discount.

The Company’s scheduled future principal payments for debt are as follows (in thousands):

December 31, 2025
2026	$1,000

Total future principal payments	1,000

Less: unamortized discount	—

Carrying value of debt	1,000

Less: current portion	(1,000)

Long-term portion	$—

8. License Agreement, Advances From Collaboration Partners, Legal, and Other Contingencies
Almirall License Agreement and License and Service Revenue
On March 11, 2024, the Company entered into the Almirall License Agreement with Almirall. Under the terms of the Almirall License Agreement, Almirall obtained global rights to develop and commercialize
ZKN-013
for the potential treatment of rare dermatological and other diseases associated with nonsense mutations.
The Company determined that the Almirall License Agreement consisted of one combined performance obligation for licenses, research and development program activities, governance activities, and a manufacturing technology transfer. In addition, the Almirall License Agreement contains an option that requires the Company to provide further R&D services to Almirall. The Company evaluated the option to continue the R&D services and concluded that the option did not represent a material right, as it was deemed to be for additional R&D services that are at their standalone selling price.
Under the Almirall License Agreement, the Company received an upfront payment of $3.0 million and is eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties of mid-single to low-teens percentages of any future global sales. The achievement and timing of the milestones depend on the success of development, approval and sales progress, if any, of commercial products developed under this license agreement.
The Almirall License Agreement is in full force and effect on a licensed product-by-product
and
country-by-country
basis until the expiration of the royalty term for all licensed products. The Company estimated a total transaction price of $3.1 million, consisting of the fixed upfront payment and the manufacturing technology transfer. Upon execution of the Almirall License Agreement, contingent and variable consideration consisting of development milestones were constrained and excluded from the transaction price given the significant uncertainty of achievement of the development milestones. For the Almirall License Agreement, the Company utilized the most likely amount method to estimate the amount expected to be received.
The Company allocated the transaction price entirely to the single bundled performance obligation and recognized the transaction price over the expected term the research and development activities were provided. The Company believed the performance obligation was satisfied over the course of its performance of the research and development activities under the Almirall License Agreement and, depicting its performance in satisfaction of the performance obligation, it used an input method based on costs incurred as a percentage of total expected costs as a measure of progress towards completion of the performance obligation. As the performance obligation was completed during the year ended December 31, 2024, all of the revenue was recognized during the year ended December 31, 2024. During the year ended December 31, 2024, the Company recorded $6.4 million in license and service revenue from the Almirall License Agreement, of which $3.0 million related to the achievement of a development milestone.

In March 2025, Almirall informed the Company of its decision to not exercise the option for continued research and development services under the Almirall License Agreement, as permitted within the Almirall License Agreement, thereby relieving the Company of its remaining responsibilities under the Almirall License Agreement. The Company remains eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties based on any potential future global sales.
Cystic Fibrosis Foundation
During 2019, the Company received a funding award (the “2019 CFF Award”) from the Cystic Fibrosis Foundation (“CFF”) for up to $3.6 million and entered into an agreement relating to the award, which agreement was amended in December 2020 and March 2022. Payment of award amounts were subject to the achievement of certain milestones in connection with the Company’s global cystic fibrosis development program. The Company will be required to repay amounts received from the CFF (or specified multiples of such amounts) in certain circumstances, including as royalties on net sales, and, in the event of a disposition of the underlying asset (as defined in the agreement), in which case the Company would be obliged to use up to 5% of the amounts received from the disposition to repay up to three times the award amount. The funding provided to the Company was accounted for as an advance from a collaboration partner within the scope of ASC Topic 730, “Research and Development.”
In March 2022, the Company entered into an agreement with the CFF to amend the 2019 CFF Award to provide for up to an additional $15.9 million to fund the ongoing global Phase 2 clinical development of exaluren in cystic fibrosis (the “2022 CFF Amendment”). In July 2023, the Company received a final closeout milestone payment of $0.2 million and the remaining $7.4 million of the award under the 2022 CFF Amendment will not be available to the Company under the development program. As of December 31, 2025, 2024, and 2023, the Company had received cumulative total payments of $12.1 million related to the 2019 CFF Award, which are recorded as Advances from collaboration partners in the accompanying consolidated financial statements. In September 2022, the CFF determined not to continue funding this program.
In October 2025, the Company entered into an agreement with the CFF to amend the 2019 CFF Award (the “2025 CFF Amendment”), which reduced the royalty rate to less than one percent in exchange for a payment by the Company to CFF of $0.3 million. The Company accounted for this payment as a debt discount at December 31, 2025 and will amortize the amount over a ten-year
period. Upon the successful commercialization of exaluren or any derivative products thereof, the Company will pay the CFF royalties based on future sales.
Prior to October 2025, the 2019 CFF Agreement included an embedded derivative arising from a provision that, upon the occurrence of a change of control or sale or license of funded assets (each a disposition event), the Company would be required to pay the CFF 10% of the consideration received for the disposition event up to three times the amount of funds received from the CFF under the 2022 CFF Agreement. The 2025 CFF Amendment terminated this requirement. With the termination of the embedded derivative-related terms under the 2025 CFF Amendment, the value of the embedded derivative was zero as of December 31, 2025.
In May 2021, the Company received an additional award from the CFF (the “2021 CFF Award”) for up to $2.6 million to help identify optimized oral RMAs for further development in the treatment of cystic fibrosis patients with nonsense mutations. Payment of award amounts are subject to the achievement of certain milestones in connection with the Company’s oral RMA cystic fibrosis development program. The Company was to be required to repay amounts received from the CFF (or specified multiples of such amounts) in certain circumstances, including as royalties on net sales (with royalties capped at eight times the award amount received, the “Royalty Cap”), and, in the event of a disposition of the underlying asset. The funding provided to the Company is accounted for as an advance from a collaboration partner within the scope of ASC Topic 730, “Research and Development.” In August 2023, the Company modified the agreement to, among other things, redefine certain milestone goals and marginally increase the low double-digit percentage license disposition payment. During the year ended December 31, 2025, the Company received no milestone payments. During the years ended December 31, 2024 and 2023, the Company received milestone payments of $0.4 million and $0.2 million, respectively.
As of December 31, 2025, 2024, and 2023, the Company had received cumulative total payments of $1.2 million, $1.2 million, and $0.9 million, respectively, under this award, which were recorded as Advances from collaboration partners in the accompanying consolidated financial statements for the years ended December 31, 2025, 2024, and 2023. In October 2025, the 2025 CFF Amendment amended the 2021 CFF Award to terminate the 2021 CFF Award with no further funding to be received by the Company under the agreement and no royalties to be paid by the Company. Upon termination of the 2021 CFF Award in October 2025, the Company recognized the $1.2 million previously received under the award as Other income during the year ended December 31, 2025. Prior to the October 2025 amendment of the 2021 Award, it included an embedded derivative arising from a provision that upon the occurrence of a change of control or sale or license of funded assets, as described above. The 2025 CFF Amendment terminated this requirement. With the termination of the embedded derivative-related terms under the 2025 CFF Amendment, the value of the embedded derivative was zero
as of December 31, 2025.
The Company estimated the fair value of the embedded derivatives, or derivative liabilities, to be zero, $0.1 million, and $0.1 million as of December 31, 2025, 2024, and 2023, respectively, and has recognized this amount on the consolidated balance sheets as derivative liabilities, with the corresponding change in value recognized as the change in fair value of derivative liabilities in other (income) expense, net, in the consolidated statements of operations. During the years ended December 31, 2025, 2024, and 2023, the Company recognized a gain of $0.1 million, zero, and $0.1 million loss, respectively due to the change in fair value of derivative liabilities. With the termination of the embedded derivative related terms under the 2025 CFF Amendment, the value of the embedded derivatives was zero as of December 31, 2025.
Royalty Commitments to the IIA
To date, the Company has received research and development grants from the Israel Innovation Authority (the “IIA”) totaling $2.6 million. No grants were received for the years ended December 31, 2025, 2024, and 2023.
Under the research and development agreements with the IIA and pursuant to applicable law, the Company is required to pay royalties at a low single-digit percentage on sales to end customers of product candidates developed with funds provided by the IIA, up to an amount equal to 100% of the IIA research and development grants received, plus interest. If the Company does not generate sales of product candidates developed with funds provided by the IIA, the Company is not obligated to pay royalties or repay the grants.
As of December 31, 2025, the Company has not commenced the payment obligation of the royalties and has a contingent obligation with respect to royalty-bearing participation received or accrued amounting to $2.8 million, including accrued interest.
Research and License Agreement with Technion Research and Development Foundation Ltd. (“TRDF”)
On August 29, 2013, the Company entered into the Research and License Agreement (the “Technion Agreement”) with Technion Research and Development Foundation Ltd. (“TRDF”), which was further amended and supplemented to reflect, among other things, the assignment of patents and extension of research periods, with respect to certain technology relating to aminoglycosides and the redesign of aminoglycosides for the treatment of human genetic diseases caused by premature stop mutations and further results of the research of the technology, in order to develop and commercialize products based on such technology. Under the Technion Agreement, TRDF is obligated to provide the Company with research services for an estimated annual payment of $0.1 million, the precise amount to be agreed by the parties prior to the beginning of each year of the research period. During the years ended December 31, 2025, 2024, and 2023, no expenses were incurred. As of December 31, 2025, 2024 and 2023, no amounts were recorded in accrued expenses.

In addition, TRDF granted the Company a license to use, market, sell or sub-license
the rights of the product developed under the TRDF research results (the “Licensed Product”), as fully defined in the Technion Agreement, for the following considerations: (i) aggregate milestone payments up to total consideration of $6.5 million, to be transferred upon meeting certain milestones as defined in the Technion Agreement; (ii) certain royalties in the low-
to
mid-single-digit
percentage of net sales (subject to change in the case of (a) sublicensing to a big pharmaceutical or biotechnology company, or (b) payment of royalties to third parties, or (c) commercialization by a third party of an authorized generic to a licensed product), for a period until the later of the expiration of a valid claim on the Licensed Product in each country the Licensed Product is sold to or a certain amount of years from the date of the first commercial sale of the Licensed Product in such country; and (iii) a mid-single-digit to low-twenties percentage of any non-royalty
sub-license
income received by the Company from a
sub-licensed
entity. The Company made no milestone or royalty payments to the TRDF during the years ended December 31, 2025, 2024, and 2023.
License Agreement between Zikani and President and Fellows of Harvard College (“Harvard”)
On February 10, 2015, Zikani entered into an agreement with the President and Fellows of Harvard to license certain patent rights owned by Harvard. This license agreement was subsequently amended and restated on March 31, 2020 and further amended on July 17, 2024 (the “Harvard Agreement”). Under the Harvard Agreement, Harvard is entitled to receive clinical and regulatory milestone payments totaling up to $3.6 million in the aggregate per licensed product approved in the United States, European Union, and Japan. The Company is also obligated to make additional royalty payments to Harvard upon the occurrence of certain sales milestones per licensed product up to a mid-single
digit royalty percentage. The royalty percentage depends on the product and whether such licensed product is covered by a valid claim within the certain patent rights that the Company licenses from Harvard. The Company is also obligated to make tiered non-royalty
sublicense income payments of
mid-
digit to low double-tens amounts of any sublicense income. Additionally, the Company is obligated to pay Harvard a percentage of income associated with transferring a priority review voucher from the FDA.
Almirall has agreed to assume responsibility for the payment and performance obligations under the Harvard Agreement as sublicensee which ultimately depends on Almirall’s development and commercialization of
ZKN-013.
Under this agreement, the Company has an exclusive, worldwide, royalty-bearing license under Harvard’s interest in the patent rights, and a non-exclusive,
worldwide, royalty-bearing license under Harvard’s interest in the Harvard know-how,
solely to develop, make, have made, use, offer for sale, sell, have sold and import and export licensed products solely within the field.
Harvard retains the right, for itself and for other
not-for-profit
research organizations, to practice the patent rights within the scope of the license granted above, solely for non-commercial
research, educational and scholarly purposes; provided, that, nothing herein shall be construed as permitting Harvard or any such not-for-profit
research organization to grant any rights to any third party, including any for-profit
sponsor, to practice or exploit any of the patent rights for any commercial purpose that would be inconsistent with the terms of the exclusive license of the patent rights, including any right to develop, manufacture, market or sell licensed products for use in the field; and the United States federal government retains rights in the patent rights pursuant to 35 U.S.C. §§
200-212
and 37 C.F.R. § 401 et seq., and any right granted in this agreement greater than that permitted under 35 U.S.C. §§
200-212
or 37 C.F.R. § 401 et seq. will be deemed modified.
In addition to the license agreement, the Company also reimburses Harvard for certain costs related to the maintenance and further development of patents developed through the founding stockholder’s research. During the years ended December 31, 2025, 2024, and 2023, the Company incurred less than $0.1 million of patent expenses due to
Harvard.

Contingencies
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. The Company is currently unaware of any material pending legal proceedings to which it is a party or of which its property is the subject. However, the Company may at times in the future become involved in litigation in the ordinary course of business, which may include actions related to or based on its intellectual property and its use, customer claims, employment practices and employee complaints and other events arising out of its operations. When appropriate in management’s estimation, the Company will record adequate reserves in its financial statements for pending litigation. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could adversely impact its reputation, operations, and its financial operating results or overall financial condition.
The Company accounts for contingent liabilities in accordance with ASC Topic 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2025, 2024, and 2023, the Company was not a party to any litigation that is reasonably possible to have a material adverse effect on the Company’s business, financial position, results of operations or cash flows. Legal costs incurred in connection with loss contingencies are expensed as incurred.
9. Stockholders’ Deficit
As of December 31, 2025, the Company had 500,000,000 shares authorized of common stock, $0.01 par value, of which 435,432 shares were outstanding and 5,000,000 shares authorized of preferred stock, $0.01 par value, of which no shares were issued or outstanding.
2023 Registered Direct Offering
In September 2023, the Company entered into a securities purchase agreement (the “September 2023 Purchase Agreement”) pursuant to which it sold (i) 27,780 registered shares of its common stock,
(ii) pre-funded
common stock purchase warrants (the “September 2023
Pre-Funded
Warrants”) to purchase up to 6,818 shares of common stock, at an exercise price of $0.011 per share, and (iii) warrants (the “September 2023 Warrants”) to purchase up to 34,599 shares of common stock, at an exercise price of $56.43 per share, in a private placement, for total gross proceeds of $2.0 million (the “September 2023 Registered Direct Offering”). The September 2023 Registered Direct Offering closed on September 20, 2023. The September 2023
Pre-Funded
Warrants became exercisable upon issuance and were exercisable until exercised in full. The September 2023
Pre-Funded
Warrants were fully exercised on November 6, 2023. The September 2023 Warrants became exercisable upon issuance and expire 5.5 years after the date of issuance. In connection with the September 2023 Registered Direct Offering, the Company also granted warrants to the placement agent (“September 2023 Placement Agent Warrants”) to purchase a total of 2,075 shares of common stock that have an exercise price per share equal to $72.26 and a term of five years.
The September 2023 Warrants are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification due to not being considered indexed to the Company’s own stock since such an input could result in a settlement amount that is greater than the settlement amount of a fixed-for-fixed
option on the Company’s equity shares. The value of the September 2023 Warrants was initially determined to be $1.9 million, calculated using a Monte Carlo simulation on September 20, 2023 with the following assumptions: volatility of 139%, stock price of $5.40, risk-free rate of 4.7%, and a term of 3.0 years.
The September 2023 Placement Agent Warrants were issued for services performed by the placement agent as part of the September 2023 Registered Direct Offering and were accounted for as offering costs. The

September

2023 Placement Agent Warrants are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification due to not being considered indexed to the Company’s own stock since such an input could result in a settlement amount that is greater than the settlement amount of a fixed-for-fixed
option on the Company’s equity shares. The value of the September 2023 Placement Agent Warrants was initially determined to be $0.1 million, calculated using a Monte Carlo simulation on September 20, 2023 with the following assumptions: volatility of
139
%, stock price of $
5.40
, risk-free rate of
4.7
%, and a term of
3.0
years.
In addition to the value of the September 2023 Placement Agent Warrants, the Company incurred additional offering costs totaling $0.3 million that consisted of placement agent fees and direct incremental legal, advisory, accounting and filing fees relating to the September 2023 Registered Direct Offering, resulting in net cash proceeds of $1.7 million. As the value of the September 2023 Warrants exceeded the net proceeds received, the entire proceeds were allocated to the September 2023 Warrants liability, resulting in a loss on issuance of common stock of $0.2 million, which was recorded in other expense (income) in the consolidated statements of operations for the year ended December 31, 2023.
Refer to Note 15, “Recurring Fair Value Measurements”, for discussion of the subsequent measurement of the September 2023 Warrants and the September 2023 Placement Agent Warrants.
2024 Equity Issuance to Domicilium
On January 9, 2024, in connection with the Fifth Hercules Amendment as described in Note 7, “Debt”, the Company also entered into the Domicilium Securities Purchase Agreement with Domicilium. The Domicilium Securities Purchase Agreement provided for the issuance by the Company of: (i) 14,285 shares of the Company’s common stock, $0.01 par value per share; (ii) a pre-funded
warrant (the “January 2024
Pre-Funded
Warrant”) to purchase up to 42,864 shares of common stock; and (iii) a common stock warrant (the “January 2024 Common Stock Warrant” and, together with the January 2024
Pre-Funded
Warrant, the “January 2024 Warrants”) to purchase up to 13,636 shares of common stock.
The shares and the January 2024 Warrants (the “Equity Issuance”) were issued on a combined basis in consideration for Domicilium’s assumption of the Tranche 1B Advance. The exercise price of the January 2024
Pre-Funded
Warrant is $0.11 per underlying share. The exercise price of the January 2024 Common Stock Warrant is $12.98 per underlying share. The Company did not receive any proceeds in connection with the Equity Issuance. The shares and the January 2024 Warrants (and the shares of common stock issuable upon the exercise of the January 2024 Warrants) were not offered and sold pursuant to a registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.
The January 2024
Pre-Funded
Warrant is immediately exercisable and may be exercised at any time until it is exercised in full, subject to the Beneficial Ownership Limitation (as described below). The January 2024 Common Stock Warrant is immediately exercisable, subject to the Beneficial Ownership Limitation, and will expire five years following the date of issuance. The January 2024 Warrants contain standard adjustments to the exercise price including for stock splits, stock dividends and pro rata distributions. The January 2024 Warrants also include certain rights upon “fundamental transactions” (as described in the Warrants), including the right of the holders thereof to receive from the Company or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of common stock in such fundamental transaction.
The January 2024 Warrants include cashless exercise rights to the extent the shares of common stock underlying the January 2024 Warrants are not registered under the Securities Act.

Under

the terms of the January 2024 Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates) would exceed
4.9
% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed
9.9
% of the number of shares of common stock outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”).
The January 2024 Warrants are classified as equity. The value of the January 2024 Warrants was initially determined to be $0.7 million, calculated using the Black-Scholes model on January 9, 2024 with the following assumptions under two scenarios: volatility of 134.0% and 152.0%, stock price of $1.14, risk-free rate of 4.0% and 4.2%, and a term of 2.73 and 5.01 years. The two scenarios were to stay public, which had a 95.0% probability, and a fundamental transaction, which had a 5.0% probability.
On July 10, 2024, the Domicilium Securities Purchase Agreement was amended to provide Domicilium with certain anti-dilution rights in the event of a qualifying dilutive issuance, as defined in the amended Domicilium Securities Purchase Agreement made by the Company within 15 months of July 10, 2024.
2025 Equity Issuance to Coastlands
On August 20, 2025, the Company entered into the Coastlands Securities Purchase Agreement with Coastlands. Upon the terms and subject to the conditions of the Coastlands Securities Purchase Agreement, the Company agreed to issue to Coastlands, and Coastlands agreed to purchase, severally and not jointly, an aggregate of up to $20.0 million of shares of the Company’s common stock, par value $0.01 per share, and/or pre-funded
warrants to purchase shares of common stock of the Company, in each case pursuant to the Coastlands Securities Purchase Agreement. To induce Coastlands to enter into the Coastlands Securities Purchase Agreement, the Company agreed to provide certain registration rights under the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws. Subject to the satisfaction or waiver of the conditions set forth in the Coastlands Securities Purchase Agreement, the closing of the purchase and sale of the securities are expected to occur in one or more closings. The Initial Coastlands Closing for an aggregate amount of $1.0 million of securities occurred on August 15, 2025, with the securities being a pre-funded
warrant to purchase up to 185,528 shares of the Company’s common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock. Following the Initial Coastlands Closing, at any time prior to December 31, 2025, the Company may sell on the same terms and conditions as those contained in the Coastlands Securities Purchase Agreement, up to $20.0 million of securities, in the aggregate, at all closings, including such amounts raised at the Initial Coastlands Closing, $15.0 million of which shall be allocated to Coastlands. Up to $5.0 million shall be allocated to Domicilium or an affiliate thereof, provided, that, (i) Domicilium may only participate in a subsequent closing after Coastlands has purchased at least $5.0 million of securities, (ii) once Domicilium is eligible to participate in a subsequent closing, Domicilium may only participate in a subsequent closing that Coastlands also participates in, and (iii) the aggregate purchase amount for Domicilium in any subsequent closing shall not exceed one-half
of Coastlands’ aggregate purchase amount for the same subsequent closing.
On September 25, 2025 and December 11, 2025, the Coastlands Securities Purchase Agreement was amended. Per the amended Coastlands securities agreement, following the Initial Coastlands Closing of $
1.0
 million of securities, which occurred on August 15, 2025, at any time prior to February 20, 2026, the Company may sell, on the same terms and conditions as those contained in the amended Coastlands Securities Purchase Agreement, up to $
20.0
 million of securities for cash consideration (the “New Money Investment”) and up to $
9.5
 million of securities in consideration of the conversion of obligations under the Hercules loan agreement, as amended. In the aggregate, at all Closings, $
15.0
 million of the New Money Investment shall be

allocated to Coastlands. Up to $
5.0
 million of the New Money Investment shall be allocated to Domicilium or an affiliate thereof, provided that Domicilium shall only be entitled to the allocation if all obligations under the Hercules Loan Agreement, as amended, have been converted in full. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
5.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing), which occurred on September 25, 2025, was referred to as the “Coastlands First Tranche Closing”, with the additional amount being $
4.0
 million and the additional securities being a
pre-funded
warrant to purchase up to
742,115
shares of the Company’s common stock at an exercise price of $
0.11
per share, based on a purchase price of $
5.39
per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
10.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing and the Coastlands First Tranche Closing), which occurred on December 12, 2025, was referred to as the “Coastlands Second Tranche Closing”, with the additional amount being $
5.0
 million and the additional securities being a
pre-funded
warrant to purchase up to
927,643
shares of the Company’s common stock at an exercise price of $
0.11
per share, based on a purchase price of $
5.39
per share of underlying common stock. The subsequent closing in which Coastlands purchases securities resulting in receipt by the Company of proceeds of not less than $
15.0
 million in the aggregate (including proceeds received in the Initial Coastlands Closing, the Coastlands First Tranche Closing and the Coastlands Second Tranche Closing) shall be referred to as the “Coastlands Third Tranche Closing.” The Coastlands Third Tranche Closing was at the sole discretion of Coastlands, provided it occurred no later than February 20, 2026. At the Coastlands Third Tranche Closing, the Board shall be reconstituted as mutually agreed upon by the Company, Coastlands and Domicilium, provided that the Board has at least three members, who shall be the CEO of the Company, one representative of or designated by Coastlands and one representative of Domicilium.
On September 25, 2025, upon the Coastlands First Tranche Closing and in accordance with an agreement regarding loan conversions dated as of September 25, 2025, Domicilium exchanged $8.5 million of the $9.5 million in its outstanding debt, comprised of outstanding principal and accrued interest under the Hercules Loan Agreement, as amended, and outstanding bridge loans, in return for pre-funded
warrants to purchase 1,576,542 shares of common stock of the Company at an exercise price of $0.11 per share, based on a conversion price of $5.39 per share of underlying common stock. No gain or loss was recorded as a result of the exchange. Domicilium has agreed to exchange the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing for shares of our common stock and/or pre-funded
warrants provided the updates to the Board have occurred. Provided the exchange of the remaining $1.0 million in its outstanding debt occurs, Domicilium agreed to waive any and all additional accrued and unpaid interest, which was less than $0.1 million as of December 31, 2025, related to the remaining $1.0 million.
On February 20, 2026, the Coastlands Securities Purchase Agreement was amended, and, on February 26, 2026, the Coastlands Third Tranche Closing occurred. Refer to Note 16, “Subsequent Events”, for additional information.
On March 12, 2026, the Company received $2.0 million from Domicilium. Refer to Note 16, “Subsequent Events”, for additional information.
ATM Program
On May 24, 2023, the Company entered into a Sales Agreement (the “Oppenheimer Sales Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”) pursuant to which the Company may, subject to the offering limits of General Instruction I.B.6 to Form
S-3
(as applicable), offer and sell shares of its common stock (the “ATM Shares”), having aggregate gross sales proceeds of up to $50.0 million, from time to time, through an “at the market offering” program (the “ATM Program”) under which Oppenheimer will act as sales agent. The shares of Common Stock that may be sold pursuant to the Oppenheimer Sales Agreement will be issued pursuant to the Company’s shelf registration statement on Form
S-3.
As of May 24, 2023, the date of the Company’s prospectus supplement relating to the sale of common stock under the ATM Program, the Company may only offer and sell shares of its Common Stock having an aggregate offering price of up to $6.5 million pursuant to the Oppenheimer Sales Agreement.

The Company agreed to pay Oppenheimer a commission for up to
3.0
% of the gross sales proceeds of any shares of Common Stock sold through Oppenheimer under the Oppenheimer Sales Agreement and also provided Oppenheimer with customary indemnification and contribution rights. The Oppenheimer Sales Agreement may be terminated at any time by either party upon prior written notice to the other party.
The Company is not obligated to make any sales of Shares under the Oppenheimer Sales Agreement. The offering of Shares pursuant to the Oppenheimer Sales Agreement will terminate upon the earlier of (i) the sale of all Common Stock subject to the Oppenheimer Sales Agreement or (ii) termination of the Oppenheimer Sales Agreement in accordance with its terms. During the year ended December 31, 2023, the Company sold 54,222 shares of common stock through the ATM Program, for gross proceeds of $3.5 million, or a weighted average share price of $64.57 per share. The Company recognized issuance costs of $0.3 million during the year ended December 31, 2023 related to the ATM Program, which were accounted for as a reduction of proceeds. There were no ATM Program sales during the years ended December 31, 2025 and
2024.
Warrants
As of December 31, 2025, 2024, and 2023, outstanding and exercisable warrants consisted of the following:

	Issuance Date	Term (years)	Exercise Price	Warrants Outstanding and Exercisable at December 31, 2023	Warrants Outstanding and Exercisable at December 31, 2024	Warrants Outstanding and Exercisable at December 31, 2025		Contractual life remaining (years)
SVB Warrants	January 20, 2019	10	$4,848.80	92	92	92		2.08
September 2023 Warrants	September 20, 2023	5.5	$56.43	34,599	34,599	34,599		3.22
September 2023 Placement Agent Warrants	September 20, 2023	5	$72.26	2,075	2,075	2,075		2.72
January 2024 Common Stock Warrant	January 9, 2024	5	$12.98	—	13,636	13,636		3.02
January 2024 Pre-Funded Warrant	January 9, 2024	Perpetual	$0.11	—	42,864	42,864	*
August 2025 Pre-Funded Warrant	August 20, 2025	Perpetual	$0.11	—	—	185,528	*
September 2025 Pre-Funded Warrant	September 25, 2025	Perpetual	$0.11	—	—	2,318,657	*
December 2025 Pre-Funded Warrant	December 12, 2025	Perpetual	$0.11	—	—	927,643	*

Warrants outstanding				36,766	93,266	3,525,094

	Weighted Average Strike Price		$0.88		Weighted Average Remaining Life (years)			3.14

*	Indicates the perpetual warrants that are excluded from the weighted average remaining contractual life (years) calculation.

10. Stock-Based Compensation
Stock Incentive Plans
On March 12, 2018, the Board adopted the 2018 Plan. The 2018 Plan became effective on April 20, 2018 upon approval by the stockholders of the Company with the outstanding options and shares available for future grant under any prior plans being assumed by the 2018 Plan. During September 2025, the Board of Directors approved to reset the number of shares of common stock reserved under the 2018 Plan to be
1,818,181 shares. As of December 31, 2025, there were 854,686 shares remaining and available for issuance under the 2018 Plan.
Stock options granted have a
ten-year
contractual life and, upon termination of service, vested options are generally exercisable between one
and
three months
following the termination date, while unvested options are forfeited immediately.
Summary of Stock Option Activity
Transactions during the year ended December 31, 2025 related to stock options granted to employees and directors were as follows:

	Shares	Weighted average exercise price per Share	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding as of December 31, 2024	27,322	$352.55	7.09	—
Granted	894,356	1.76	—	$833
Exercised	(18,245)	0.0011	—	—
Forfeited	(337)	0.0011	—	—

Options outstanding as of December 31, 2025	903,096	$11.99	9.62	$893

Options exercisable at December 31, 2025	589,711	$17.82	9.57	$567

On March 25, 2024 and October 16, 2024, the Board approved two separate stock option repricings. Pursuant to the March 25, 2024 repricing, the exercise price of each relevant option was amended to reduce the exercise price to $9.90 the closing price per share of the Company’s common stock on that date. Pursuant to the October 16, 2024 repricing, the exercise price of each relevant option was amended to reduce the exercise price to $0.0011 the closing price per share of the Company’s common stock on that date. The relevant options for each repricing were all outstanding eligible stock options granted under the 2018 Plan. As a result of the repricings, the Company recorded an incremental stock compensation charge of less than $0.1 million during the year ended December 31, 2024.
The weighted average grant date fair values of stock options granted was $0.99 and $34.43 during the years ended December 31, 2025 and 2023, respectively. No stock options were granted during the year ended December 31, 2024. The fair value of shares vested during the year ended December 31, 2025 was $0.88. The fair value of shares exercised during the year ended December 31, 2025 was $0.0011.
As of December 31, 2025, the unrecognized compensation cost related to the outstanding options was $0.9 million, which is expected to be recognized over a weighted-average period of 2.70 years.

The following table presents the assumptions used to estimate the fair values of stock options granted in the periods presented:

	2025	2023
Dividend yield	0%	0%
Volatility	63.65% - 63.92%	79.1% - 86.95%
Risk-free interest rate	3.68% - 3.74%	3.53% - 4.36%
Expected term (years)	5.7	6
Exercise Price	$1.65 - $2.64	$46.97 - $50.93
Summary of RSU Activity
Transactions during the year ended December 31, 2025 related to RSUs were as follows:

	Shares	Weighted average grant date fair value per share
Unvested at December 31, 2024	10,767	$0.0011
Granted	90,909	1.65
Vested	(95,931)	1.43
Cancelled	(1,429)	0.0011

Unvested at December 31, 2025	4,316	$0.0011

The RSUs granted during the year ended December 31, 2025 vested 100% immediately, for which the Company recognized $150,000 of stock-based compensation expense. The fair value of restricted stock units vested during the year ended December 31, 2025 was $1.65. As of December 31, 2025, there was no unrecognized compensation cost related to the RSUs.
Summary of RSA Activity
Transactions during the year ended December 31, 2025 related to RSAs were as follows:

	Shares	Weighted average grant date fair value per share
Unvested at December 31, 2024	20,906	$0.0011
Granted	—	—
Vested	(5,223)	0.0011
Repurchased	—	—

Unvested at December 31, 2025	15,683	$0.0011

The Company granted RSAs during the year ended December 31, 2024 at a weighted grant-date fair value of $0.0011 per share under the 2018 Plan. There were no grants of RSAs during the years ended December 31, 2025.
Stock-based Compensation Expense
Stock-based compensation expense relates to stock options granted to employees, non-employee
directors and consultants, time-based RSUs, time-based RSAs and performance-based stock options granted to an employee. The total equity-based compensation expense related to all of the Company’s equity-based awards was recognized as follows (in thousands):

	Year ended December 31,
	2025	2024	2023
Research and development	$51	$142	$691
General and administrative	184	399	1,274

Total stock-based compensation expense	$235	$541	$1,965

11. Income Taxes
The components of income (loss) before taxes on income are as follows (in thousands):

	Year ended December 31,
	2025	2024	2023
U.S.	$(2,672)	$637	$(7,696)
Israel	(3,323)	(3,780)	(9,358)
Australia	—	—	—

Loss before taxes on income	$(5,995)	$(3,143)	$(17,054)

There were no taxes on income during the years ended December 31, 2025, 2024 or 2023.
The significant components of the Company’s deferred tax assets were comprised of the following (in thousands):

	December 31,
	2025	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$73,691	$70,749	$69,906
Stock-based compensation	1,075	1,180	1,904
Reserves and allowances	261	463	229
U.S. tax credits and other credits	12,692	12,550	12,270
Capitalized research and development expenditures	6,881	8,825	9,750
Operating lease right-of-use assets	—	(1)	(32)
Operating lease liabilities	—	2	33
Other	44	94	129
Total deferred tax assets	94,644	93,862	94,189
Valuation allowance	(94,644)	(93,862)	(94,189)

Net deferred tax assets	$—	$—	$—

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. As of December 31, 2025, 2024 and 2023, based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of the deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2025, 2024 and 2023.
As of December 31, 2025, 2024 and 2023, the Company provided valuation allowances of approximately $94.6 million, $93.9 million and $94.2 million, respectively, on U.S. federal, U.S. state and Israeli tax jurisdiction deferred tax assets to reduce the carrying amounts of these assets to zero. The net changes in the Company’s valuation allowances were increase (decrease) of $0.8 million, ($
0.3) million and $14.2 million during the years ended December 31, 2025, 2024 and 2023, respectively. For the years ended December 31, 2025 and 2023, the increase in the valuation allowance was primarily related to losses generated during the period and increases in research and development credits and other tax credits, partially offset by a reduction in the stock-based compensation deferred tax asset associated with cancelled awards.
For the years ended December 31, 2025, 2024 and 2023 the expected tax expense based on the federal statutory rate is reconciled with the actual tax expense as follows:

		Year ended December 31,
	2025	2025	2024	2024	2023	2023
	(dollar amounts in thousands)
U.S. federal statutory rate	$(1,259)	21.0%	$(660)	21.0%	$(3,581)	21.0%
State tax rate, net of federal effect	2	(0.0)	2	0.1	2	0.0
Foreign Tax Effects
Statutory tax rate difference between Israel and United States	(67)	1.1	(76)	2.4	(187)	1.1
Changes in valuation allowances	755	(12.6)	868	(27.6)	2,157	(12.7)
Other items	9	(0.2)	1	(0.0)	(5)	0.0
Tax credits
Research and development credit	(142)	2.4	(280)	8.9	(3,426)	20.1
U.S. Changes in valuation allowances	683	(11.4)	(544)	17.3	4,695	(27.5)
Nontaxable or nondeductible items
Stock compensation	17	(0.3)	749	(23.8)	358	(2.1)
Warrant valuation	—	—	(79)	2.5	(334)	2.0
Other nontaxable or nondeductible items	2	(0.0)	19	(0.7)	322	(1.9)

Effective income tax rate	$—	0%	$—	0%	$—	0%
The main reconciling item between the statutory tax rate and the Company’s effective tax rate is the recognition of valuation allowances in respect to deferred taxes related to accumulated net operating losses carried forward and temporary differences due to the uncertainty of the realization of such deferred taxes.
As of December 31, 2025, 2024 and 2023, the Company had U.S. federal net operating loss (“NOL”) carryforwards of $190.1 million, $181.0 million and $181.8 million, respectively. U.S. federal NOL carryforwards will begin to expire, if not utilized, beginning in 2024 through 2037. Included in the U.S. federal NOL carryforward as of December 31, 2025 are $101.1 million of NOLs generated after the effective date of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which are not subject to expiration but may not be carried back and are only eligible to offset up to a maximum of 80% of taxable income generated in a given year. It is uncertain if and to what extent various U.S. states will conform their net operating loss rules to the Tax Act.
As of December 31, 2025, 2024 and 2023, the Company had U.S. state NOL carryforwards of $75.2 million, $74.9 million, and $74.1 million, respectively, which may be available to offset future income tax liabilities.
As of December 31, 2025, 2024 and 2023, the Company had federal research tax credit carryforwards of $11.9 million, $11.8 million and $11.5 million, respectively, available to reduce future tax liabilities and which expire at dates beginning in 2026 through 2044.
As of December 31, 2025, 2024 and 2023, the Company had Israeli NOL carryforwards of $126.2 million, $121.8 million and $117.6 million, respectively, which carry forward indefinitely.
Under the provisions of the Internal Revenue Code (“IRC”), the net operating loss and tax credit carryforwards are subject to review and potential adjustments by the Internal Revenue Service and state tax authorities. Under

Section 382 of the Internal Revenue Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percent change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change
NOL carryforwards and other
pre-change
tax attributes to offset its post-change income or taxes may be limited. The Company may have experienced ownership changes in the past, including the reverse merger of Sevion Therapeutics, Inc. on December 19, 2017 at which time the Company’s pre-change
U.S. federal NOL carryforward was $77.2 million, and its research tax credit was $0.7 million. The Company may have experienced ownership change in the Zikani Merger on April 2, 2021. The Company may experience additional ownership changes in the future as a result of subsequent shifts in its stock ownership, some of which may be outside of its control. Although the Company has not completed its analysis, it is reasonably possible that its federal NOLs available to offset future taxable income could materially decrease. This reduction would be offset by an adjustment to the existing valuation allowance for an equal and offsetting amount. Additionally, the state NOLs available to offset future state income could similarly decrease, which would also be offset by an equal and offsetting adjustment to the existing valuation allowance. Given the offsetting adjustments to the existing valuation allowance, any ownership change is not expected to have an adverse material effect on the Company’s Consolidated Financial Statements.
The Company is subject to income taxes in the United States and Israel and Australia. The Company files income tax returns in the U.S. and in several states. The federal and state tax returns are generally subject to tax examination by taxing authorities for tax years December 31, 2019 to present. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period. The Israeli income tax returns remain open to examination beginning in 2013 to present. The Australia income tax returns remain open to examination beginning in 2021 to present. If and when the Company claims NOL carryforwards from any prior years against future taxable income, those losses may be examined by the taxing authorities.
12. Net Loss Per Share
The loss and the weighted average number of shares of common stock and pre-funded
warrants used in computing basic and diluted net loss per share for the years ended December 31, 2025, 2024, and 2023, are as follows (in thousands, except share and per share data):

	Year ended December 31,
	2025	2024	2023
Numerator:
Net loss	$(5,995)	$(3,143)	$(17,054)
Denominator:
Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	1,122,495	341,708	233,670

Net loss per share, basic and diluted	$(5.34)	$(9.20)	$(72.98)

The following potentially dilutive securities have been e
xclu
ded from the computation of diluted weighted average shares outstanding as their effect would be anti-dilutive:

	Year ended December 31,
	2025	2024	2023
Options to purchase common stock	903,096	27,412	28,686
Restricted stock units	4,316	4,316	6,818
Restricted stock awards	15,683	20,906	—
Warrants	50,402	50,402	36,767

Total potential common stock equivalents	973,497	103,036	72,271

The outstanding
pre-funded
warrants are exercisable for only a de minimis cash consideration with no substantive exercise contingencies, accordingly, the Company included pre-funded
warrants in the weighted average shares outstanding for both basic and diluted EPS calculations.
13. Other Expense (Income), net

Other Expense (income) consisted of the following (in thousands):

	Year ended December 31,
	2025	2024	2023
Interest expense	$895	$1,144	$1,151
Interest income	(33)	(27)	(252)
Imputed interest expense on 2025 bridge loans	154	—	—
Gain on extinguishment of the CFF 2021 award	(1,236)	—	—
Change in fair value of warrant liabilities	—	(376)	(1,593)
Change in fair value of derivative liabilities	(95)	—	50
Gain on sale of fixed assets	(1)	(38)	(288)
Gain on debt conversion	(154)	—	—
Loss on debt extinguishment	—	25	436
Loss on issuance of common stock	—	—	231
Other	27	(53)	31

Total other expense (income), net	$(443)	$675	$(234)

14. Segments
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the CODM, or decision-making group, in deciding how to allocate resources in assessing performance. The Company has one operating and reportable segment: life science. The life science segment consists of the development of clinical and preclinical product candidates for the development of the Company’s proprietary new therapies to enhance the engagement of the science of ribosomal modulation. The Company’s CODM is its President and Chief Executive Officer (“CEO”).
The accounting policies of the life science segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the life science segment and decides how to allocate resources based on net loss, which is reported on the income statement as consolidated net loss. The CODM uses net loss to evaluate losses generated from segment assets (return on assets) in deciding whether to invest capital into the life science segment or into other parts of the Company. The measure of segment assets is reported on the balance sheet as total consolidated assets.
To date, the Company has generated only license and service revenue, all of which relate to one customer with headquarters in Spain. The Company expects to continue to incur significant expense and operating losses for the foreseeable future as it advances product candidates through all stages of development and clinical trials and, ultimately, seeks regulatory approval.
As such, the CODM uses cash forecast models in deciding how to invest into the life science segment. Such cash forecast models are reviewed to assess the entity-wide operating results and performance. Net loss is used to monitor budget versus actual results. Monitoring budgeted versus actual results is used in assessing performance of the segment and in establishing management compensation, along with cash forecast models.
The significant expense categories regularly reviewed by the CODM for the years ended December 31, 2025, 2024 and 2023 are the same as the significant expense categories included in the Company’s income statement. While the Company operates in three geographic regions (the U.S., Israel, and Australia), substantially all of the Company’s long-lived assets are located in the U.S.
The table below summarizes the significant expense categories regularly provided to, and reviewed by, the CODM for the years ended December 31, 2025, 2024 and 2023 (in thousands).

	Years Ended December 31,
	2025	2024	2023
License and service revenue:	$—	$6,359	$—
Operating expenses:
Research and development
Clinical and manufacturing	718	1,193	2,577
Other research and development	2,338	2,384	6,021

Total research and development	3,056	3,577	8,598
General and administrative	3,382	5,250	8,690

Total operating expenses:	6,438	8,827	17,288

Loss from operations	(6,438)	(2,468)	(17,288)
Other (income) expense, net	(443)	675	(234)

Total other expense (income), net	(443)	675	(234)

Net loss	$(5,995)	$(3,143)	$(17,054)

15. Recurring Fair Value Measurements
The following tables summarize the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

December 31, 2025		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds included in cash and cash equivalents	$4,275	$4,275	$—	$—

December 31, 2024		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds included in cash and cash equivalents	$28	$28	$—	$—
Liabilities
Derivative liabilities	$95	$—	$—	$95

December 31, 2023		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds included in cash and cash equivalents	$537	$537	$—	$—
Liabilities
Warrant liabilities	$376	$—	$—	$376
Derivative liabilities	$95	$—	$—	$95

As described in Note 10, “Stockholders’ Deficit”, the Company issued the September 2023 Warrants and the September 2023 Placement Agent Warrants as part of the September 2023 Registered Direct Offering, which are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification.
The value of the September 2023 Warrants was initially determined to be $1.9 million, calculated using a Monte Carlo simulation on September 20, 2023 with the following assumptions: volatility of 139%, stock price of $5.40, risk-free rate of 4.7%, and a term of 3.0 years. The value of the September 2023 Placement Agent Warrants was initially determined to be $0.1 million, calculated using a Monte Carlo simulation on September 20, 2023 with the following assumptions: volatility of 139%, stock price of $5.40, risk-free rate of 4.7%, and a term of 3.0 years.
The value of the September 2023 Warrants was determined to be $0.4 million on December 31, 2023, calculated using a Monte Carlo simulation on December 31, 2023 with the following assumptions: volatility of 151%, stock price of $1.23, risk-free rate of 4.0% and a term of 2.8 years. The value of the September 2023 Placement Agent Warrants was determined to be less than $0.1 million on December 31, 2023, calculated using a Monte Carlo simulation on December 31, 2023 with the following assumptions: volatility of 151%, stock price of $1.23, risk-free rate of 4.0% and a term of 2.8 years.
The value of the September 2023 Warrants was determined to be zero on December 31, 2024, calculated using a Monte Carlo simulation on December 31, 2024 with the following assumptions: volatility of 110%, stock price of $0.000001, risk-free rate of 4.10% and a term of 1.7 years. The value of the September 2023 Placement Agent Warrants was determined to be zero as of December 31, 2024, calculated using a Monte Carlo simulation on December 31, 2024 with the following assumptions: volatility of 110%, stock price of $0.000001, risk-free rate of 4.10% and a term of 1.7 years. The Company determined the value of the September 2023 Warrants and the September 2023 Placement Agent Warrants was immaterial as of December 31, 2025.
The table below provides a summary of the fair value of the derivative liabilities and the warrant liabilities, which were Level 3 fair value estimates (in thousands), for the years ended December 31, 2025, 2024 and 2023:

	Year Ended December 31,
	2025	2024	2023
Fair value of derivative liabilities, beginning of year	$95	$95	$45
Change in fair value of derivative liabilities	(95)	—	50

Fair value of derivative liabilities, end of year	$—	$95	$95

	Year Ended December 31,
	2025	2024	2023
Fair value of warrant liabilities, beginning of year	$—	$376	$—
Issuance of September 2023 Warrants and September 2023 Placement Agent Warrants	—	—	1,969
Change in fair value of September 2023 Warrants and September 2023 Placement Agent Warrants	—	(376)	(1,593)

Fair value of warrant liabilities, end of year	$—	$—	$376

The Company is party to certain funding awards with the CFF, which contain embedded derivatives, or derivative liabilities (refer to Note 8, “License Agreement, Advances From Collaboration Partners, Legal, and Other Contingencies”). With the termination of the embedded derivative-related terms under the 2025 CFF Amendment, the value of the embedded derivatives was zero as of December 31, 2025.

16. Subsequent Events
2026 Equity Issuance to Coastlands
On February 26, 2026, the Coastlands Securities Purchase Agreement was amended and, among other changes, the Third Tranche Closing date was extended to occur no later than March 13, 2026. In addition, on February 26, 2026, the Coastlands Third Tranche Closing occurred and the Company received $5.0 million in return for a pre-funded
warrant to purchase up to 927,643 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.
2026 Exchange and Equity Issuance to Domicilium
On February 26, 2026, Domicilium exchanged the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing, in return for a pre-funded
warrant to purchase up to 185,527 shares of Company common stock. Domicilium agreed to waive any and all additional accrued and unpaid interest, which was less than $0.1 million as of December 31, 2025, related to the remaining $1.0 million. As of February 26, 2026, the Company had no remaining outstanding debt obligations.
On March 12, 2026, the Company received $2.0 million from Domicilium, in return for a pre-funded
warrant to purchase up to 371,057 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$6,363	$4,785
Restricted cash	6	6
Prepaid expenses and other current assets	2,134	479

Total current assets	8,503	5,270

Total assets	$8,503	$5,270

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,028	$2,713
Accrued expenses	1,236	1,613
Advances from collaboration partners, net debt discount	11,823	11,816
Current portion of long-term debt	—	1,000
Accrued interest on debt	—	35

Total current liabilities	16,087	17,177

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value per share, 500,000,000 shares authorized, 461,132 and 435,432 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively,	5	4
Additional paid-in capital	296,745	288,669
Accumulated deficit	(304,334)	(300,580)

Total stockholders’ deficit	(7,584)	(11,907)

Total liabilities and stockholders’ deficit	$8,503	$5,270

See accompanying notes to unaudited condensed consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$1,659	$510
General and administrative	2,136	712

Total operating expenses	3,795	1,222

Loss from operations	(3,795)	(1,222)
Other (income) expense, net	(41)	487

Net loss	$(3,754)	$(1,709)

Net loss per share, basic and diluted	$(0.86)	$(4.94)

Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	4,382,731	345,958
See accompanying notes to unaudited condensed consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance at December 31, 2025	435,432	$4	$288,669	$(300,580)	$(11,907)
Issuance of pre-funded warrants under the Coastlands and Domicilium Securities Purchase Agreements, net of issuance costs of $9	—	—	6,991	—	6,991
Issuance of pre-funded warrants related to the February 2026 Domicilium debt conversion	—	—	1,000	—	1,000
Exercise of stock options	23,723	1	39	—	40
Vesting of restricted stock units	1,977	—	—	—	—
Stock-based compensation expense	—	—	46	—	46
Net loss	—	—	—	(3,754)	(3,754)

Balance at March 31, 2026	461,132	$5	$296,745	$(304,334)	$(7,584)

See accompanying notes to unaudited condensed consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance at December 31, 2024	321,252	$3	$270,247	$(294,585)	$(24,335)
Vesting of restricted stock units	3,750	—	—	—	—
Stock-based compensation expense	—	—	20	—	20
Net loss	—	—	—	(1,709)	(1,709)

Balance at March 31, 2025	325,002	$3	$270,267	$(296,294)	$(26,024)

See accompanying notes to unaudited condensed consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(3,754)	$(1,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	46	20
Amortization of debt discount	7	236
Gain on extinguishment of accrued interest	(56)	—
Imputed interest expense on 2025 bridge loans	—	25
Changes in operating assets and liabilities:
License fee receivable	—	2,359
Unbilled receivable	—	112
Prepaid expenses and other current assets	(1,655)	36
Accounts payable	315	(139)
Accrued expenses	(377)	82
Accrued interest on debt	21	182

Net cash (used in) provided by operating activities	(5,453)	1,204

Cash flows from financing activities:
Proceeds from issuance of pre-funded warrants under the Coastlands and Domicilium Securities Purchase Agreements, net of issuance costs	6,991	—
Repayment of term loan principal	—	(1,255)
Proceeds from debt financing obligations	—	390
Exercise of stock options	40	—

Net cash provided by (used in) financing activities	7,031	(865)

Increase in cash, cash equivalents and restricted cash	1,578	339
Cash, cash equivalents and restricted cash at the beginning of the period	4,791	116

Cash, cash equivalents and restricted cash at the end of the period	$6,369	$455

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets:
Cash and cash equivalents	$6,363	$450
Restricted cash	6	5

Total cash, cash equivalents and restricted cash	$6,369	$455

Supplemental disclosure of cash flow activities:
Cash paid for interest	$—	$40

Noncash financing activities:
Domicilium debt conversion and waiver of accrued interest, (principal of $1,000 and accrued interest of $56)	$1,056	$—

See accompanying notes to unaudited condensed consolidated financial statements

ELOXX PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of the Business
Eloxx Pharmaceuticals, Inc., together with its subsidiaries (collectively “Eloxx” or the “Company”) is a clinical-stage biopharmaceutical company developing novel, small-molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations (“NMs”) to enable the production of full-length proteins. Targeting ribosome subunits provides a therapeutic approach to addressing a number of genetic diseases. According to the Human Gene Mutation Database, NMs account for approximately 10% to 12% of patients with a given genetic disease. There are over 7,000 inherited genetic diseases that collectively affect 350 million people worldwide. The Company’s immediate focus is to advance the clinical development of its product candidate, exaluren, for the treatment of rare kidney diseases. The Company has also exclusively licensed its product candidate, ZKN-013, to Almirall, S.A. (“Almirall”), who is developing it for the treatment of rare skin diseases.
The Company was previously headquartered in Watertown, Massachusetts, with additional operations in Israel and Australia. The Company is currently a remotely headquartered company.
Liquidity and Going Concern
The Company has a history of net losses since inception, and negative cash flows from operating activities during the three months ended March 31, 2026, and as of March 31, 2026, had an accumulated deficit of $304.3 million. The Company expects to continue to incur net losses and negative cash flows from its operations for the foreseeable future. The Company has not generated revenue from the sale of any product or service, other than the license and service revenue generated from its March 2024 exclusive license agreement covering the Company’s asset
ZKN-013
(the “Almirall License Agreement”) with Almirall, and does not expect to generate significant revenue unless it obtains marketing approval for and commercializes one or more of its product candidates currently in development. The Company’s performance obligation under the Almirall License Agreement ended in November 2024, although it remains eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties based on any potential future global sales. Successful transition to profitable operations is dependent upon achieving a level of revenue adequate to support the Company’s cost structure.
The Company has financed its operations primarily through the sale of equity, license and collaboration agreements, debt securities and, to a lesser extent, grants. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital to fund its operations. Refer to the Company’s Annual Report on Form
10-K
for the fiscal years ended December 31, 2025, 2024, and 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2026 (the “2025 Annual Report”) for additional information on the Company’s recent financing activity.
The Company believes that its cash and cash equivalents of $6.4 million as of March 31, 2026 will not be sufficient to maintain its current and planned operations for at least the next twelve months following the filing of this Quarterly Report on Form
10-Q.
The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. However, based on the Company’s current working capital, anticipated operating expenses and net losses and the uncertainties surrounding its ability to raise additional capital as needed, as discussed below, the Company believes that these conditions, in aggregate, raise substantial doubt about its ability to continue as a going concern for one year after the date these unaudited condensed consolidated financial statements are issued.
Management intends to fund future operations through private or public debt or equity financing transactions and may seek additional capital through arrangements with strategic partners or from other sources, including licensing arrangements. The availability of sufficient funding to alleviate the conditions that raise substantial doubt is not within management’s control and cannot be assessed as being probable of occurring. If the Company is unable to obtain adequate financing, it will evaluate options which may include curtailing expenses contemplated by its current operating plan, and it may be required to delay, limit, reduce or terminate its product development efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself, which may have a material adverse effect on the Company’s operations and future prospects.
2. Summary of Significant Accounting Policies
The Company has prepared the accompanying unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).
Certain information and footnote disclosures normally included in the Company’s annual consolidated financial statements have been condensed or omitted, as permitted by such rules and regulations. These unaudited condensed consolidated financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the interim periods ended March 31, 2026 and 2025.
The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2025, 2024, and 2023, and the notes thereto, which are included in the 2025 Annual Report.
The significant accounting policies used in the preparation of these unaudited condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2025, 2024, and 2023, and the notes thereto, in the Company’s 2025 Annual Report. During the three months ended March 31, 2026, the Company adopted the following significant accounting policy related to deferred offering costs:
Deferred Offering Costs
In accordance with U.S. GAAP, the Company capitalizes deferred offering costs as an asset when they are directly attributable to a planned equity issuance and are expected to provide future economic benefit. These costs typically include legal, accounting, underwriting, and registration fees. Deferred offering costs for equity offerings are recorded in an asset account and, upon completion of the offering, are reclassified as a reduction of additional paid-in
capital. If the offering is abandoned, the deferred offering costs are expensed immediately in the statement of operations.
Recent Accounting Pronouncements
In November 2024, the FASB issued ASU
2024-03,
Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Topic
220-40),
which addresses the disaggregation of income statement expenses. This standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.
Although the FASB has issued several ASUs for which adoption dates are pending, the Company does not expect any to have a material impact on its consolidated financial statements.

3. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2026	December 31, 2025
Research and development	$1,216	$286
Deferred offering costs	849	—
Insurance	31	138
Other	38	55

Total	$2,134	$479

As of March 31, 2026 and December 31, 2025, the Company recorded $0.8 million and zero, respectively, in deferred offering costs. The deferred offering costs as of March 31, 2026 related to the Company’s upcoming Form
S-1
filing.
4. Accrued Expenses
Accrued expenses consisted of the following (in thousands):

	March 31, 2026	December 31, 2025
Research and development	$384	$—
Payroll and other employee-related expenses	163	698
Professional services	614	563
Other	75	352

Total	$1,236	$1,613

5. Debt
On February 26, 2026, SD MF 4, LLC, an affiliate of Domicilium Capital Partners LLC (along with any other affiliated entities, “Domicilium”), exchanged with the Company the remaining $1.0 million of the Company’s outstanding obligations under the Loan and Security Agreement with Hercules Capital, Inc. (“Hercules”), dated as of September 30, 2021 (the “Hercules Loan Agreement”), as amended, in connection with the Coastlands Third Tranche Closing, in return for a pre-funded
warrant to purchase up to 185,527 shares of Company common stock at an exercise price of $0.11 per share, based on a conversion price of $5.39 per share of underlying common stock. In addition, Domicilium agreed to waive any and all additional accrued and unpaid interest related to the remaining $1.0 million, which was less than $0.1 million as of February 26, 2026. As of February 26, 2026, the Company had no remaining outstanding debt obligations.
During the three months ended March 31, 2025, the Company entered into a non-interest-bearing
bridge loan with Domicilium for $0.4 million. The Company recorded interest expense of less than $0.1 million representing imputed interest for the non-interest-bearing
bridge loan during the three months ended March 31, 2025. The imputed interest of 13.75% was calculated using the sum of 6.25% plus the prime rate, as published in The Wall Street Journal. In addition, during the three months ended March 31, 2025, the Company repaid $0.3 million for the bridge loans that had been entered into with Domicilium in December 2024, including accrued interest, repaid $0.5 million related to Development and Launch Milestone Payments, in accordance with the terms of the Royalty and Revenue Sharing Agreement, as amended on March 2, 2026 (the “Royalty Agreement”) with Domicilium, and repaid $0.5 million in outstanding debt obligations to Hercules under the Hercules Loan Agreement. Refer to Note 6, “License Agreement, Advances From Collaboration Partners, Legal, and Other Contingencies” for additional information on the Royalty Agreement.

As of March 31, 2026 and December 31, 2025, the carrying value of the Company’s debt was zero and $1.0 million, respectively. Interest expense relating to the Company’s debt for the three months ended March 31, 2026 and 2025 was less than $0.1 million and $0.5 million, respectively.
6. License Agreement, Advances From Collaboration Partners, Legal and Other Contingencies
Almirall License Agreement and License and Service Revenue
On March 11, 2024, the Company entered into the Almirall License Agreement with Almirall. Under the terms of the Almirall License Agreement, Almirall obtained global rights to develop and commercialize
ZKN-013
for the potential treatment of rare dermatological and other diseases associated with nonsense mutations.
In March 2025, Almirall informed the Company of its decision to not exercise the option for continued research and development services under the Almirall License Agreement, as permitted within the Almirall License Agreement, thereby relieving the Company of its remaining responsibilities under the Almirall License Agreement. The Company remains eligible to receive additional payments throughout the potential development phases, including development and sales milestones of up to approximately $470.0 million and tiered royalties of mid-single to low-teens percentages of any future global sales.
During the three months ended March 31, 2026 and 2025, the Company recorded no license and service revenue from the Almirall License Agreement.
Cystic Fibrosis Foundation
As of March 31, 2026 and December 31, 2025, the Company recorded advances from collaboration partners in the accompanying unaudited condensed consolidated financial statements related to funding awards from the Cystic Fibrosis Foundation (“CFF”). The Company will be required to repay amounts received from the CFF in certain circumstances, including upon the successful commercialization of exaluren or any derivative products. During the three months ended March 31, 2026 and 2025, the Company received no funds from the CFF and made no payments to the CFF. In October 2025, the Company entered into an agreement with the CFF to amend a funding award (the “2025 CFF Amendment”), which reduced the royalty rate to less than one percent in exchange for a payment by the Company to CFF of $0.3 million. The Company is accounting for the $0.3 million payment as a debt discount, which is being amortized over a ten-year
period. As of both March 31, 2026 and December 31, 2025, the unamortized debt discount was $0.3 million.
Prior to October 2025, the funding awards included embedded derivatives arising from provisions that, upon the occurrence of a change of control or sale or license of funded assets (each a disposition event), the Company would be required to make payments to the CFF. The 2025 CFF Amendment terminated this requirement. With the termination of the embedded derivative-related terms under the 2025 CFF Amendment, the value of the related embedded derivatives was zero as of March 31, 2026 and December 31, 2025.
Royalty Commitments to the IIA
To date, the Company has received research and development grants from the Israel Innovation Authority (the “IIA”) totaling $2.6 million. No grants were received for the three months ended March 31, 2026 and 2025.
Under the research and development agreements with the IIA and pursuant to applicable law, the Company is required to pay royalties at a low single-digit percentage on sales to end customers of product candidates developed with funds provided by the IIA, up to an amount equal to 100% of the IIA research and development grants received, plus interest. If the Company does not generate sales of product candidates developed with funds provided by the IIA, the Company is not obligated to pay royalties or repay the grants.

As of March 31, 2026, the Company has not commenced the payment obligation of the royalties and has a contingent obligation with respect to royalty-bearing participation received or accrued amounting to $2.8 million, including accrued interest.
Research and License Agreement with Technion Research and Development Foundation Ltd. (“TRDF”)
On August 29, 2013, the Company entered into the Research and License Agreement (the “Technion Agreement”) with Technion Research and Development Foundation Ltd. (“TRDF”), which was further amended and supplemented to reflect, among other things, the assignment of patents and extension of research periods, with respect to certain technology relating to aminoglycosides and the redesign of aminoglycosides for the treatment of human genetic diseases caused by premature stop mutations and further results of the research of the technology, in order to develop and commercialize products based on such technology. Under the Technion Agreement, TRDF is obligated to provide the Company with research services for an estimated annual payment of $0.1 million, the precise amount to be agreed by the parties prior to the beginning of each year of the research period. During the three months ended March 31, 2026 and 2025, no expenses were incurred. As of March 31, 2026 and December 31, 2025, no amounts were recorded in accrued expenses.
In addition, TRDF granted the Company a license to use, market, sell or sub-license
the rights of the product developed under the TRDF research results (the “Licensed Product”), as fully defined in the Technion Agreement, for the following considerations: (i) aggregate milestone payments up to total consideration of $6.5 million; (ii) certain royalties in the low-
to
mid-single-digit
percentage of net sales; and (iii) mid-single to low-twenties percentage of any non-royalty
sub-license
income received by the Company from a
sub-licensed
entity. The Company made no milestone or royalty payments to the TRDF during the three months ended March 31, 2026 and 2025.
License Agreement between Zikani and President and Fellows of Harvard College (“Harvard”)
On February 10, 2015, Zikani entered into an agreement with the President and Fellows of Harvard to license certain patent rights owned by Harvard. This license agreement was subsequently amended and restated on March 31, 2020 and further amended on July 17, 2024 (the “Harvard Agreement”). Under the Harvard Agreement, Harvard is entitled to receive clinical and regulatory milestone payments totaling up to $3.6 million in the aggregate per licensed product approved in the United States, European Union, and Japan. The Company is also obligated to make additional royalty payments to Harvard upon the occurrence of certain sales milestones per licensed product up to a mid-single
digit royalty percentage, tiered
non-royalty
sublicense income payments of
mid-single
digit to low double-tens percentage of any sublicense income, and pay Harvard a percentage of income associated with transferring a priority review voucher from the FDA.
Almirall has agreed to assume responsibility for the payment and performance obligations under the Harvard Agreement as sublicensee which ultimately depends on Almirall’s development and commercialization of
ZKN-013.
In addition to the license agreement, the Company also reimburses Harvard for certain costs related to the maintenance and further development of patents developed through the founding stockholder’s research. During the three months ended March 31, 2026 and 2025, the Company incurred less than $0.1 million of patent expenses due to Harvard.
Royalty and Revenue Sharing Agreement
On July 10, 2024, as a condition of Domicilium’s entry into the sixth Hercules Amendment (the “Sixth Hercules Amendment”) and in consideration of additional borrowings of $3.2 million from Domicilium, the borrowers and the Company entered into the Royalty Agreement. Capitalized terms under this heading “Royalty and Revenue Sharing Agreement” not otherwise defined herein have the definitions ascribed to them in the Royalty Agreement.

Under the Royalty Agreement, the Company agreed to pay to Domicilium an amount equal to (i) (x)
low-thirties
percentage of the Development and Launch Milestone Payments for the several next occurring Development and Launch Milestone Events (as defined in the Almirall License Agreement), minus (y) the amounts required to be paid by the Company pursuant to certain vendors as defined in the Royalty Agreement, and
(ii) (x) mid-twenties
percentage of (1) each subsequent Development and Launch Milestone Payment plus (2) any Priority Review Voucher Income (as defined in the Almirall License Agreement) realized by Eloxx, less (y) any amount of such Development and Launch Milestone Payments which are due to Harvard University pursuant to the Harvard License Agreement, provided the aggregate amount paid to Domicilium shall not exceed an amount in the mid-double-digit
millions. Each Milestone Sharing Payment shall be applied as a repayment or prepayment, as applicable, of the Loans (as defined in the Amended Loan Agreement) (including all interest and fees thereon) owed to Domicilium, if any such Loans remain outstanding. On January 3, 2025, the Company paid Domicilium $0.5 million related to Development and Launch Milestone Payments, in accordance with the terms of the Royalty Agreement, which was applied as a repayment of the Loans.
The Royalty Agreement provides for an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the exaluren compound or any exaluren product, calculated in accordance with U.S. GAAP (collectively, the “exaluren Revenue”) (the “exaluren Revenue-Based Payment”). The exaluren Revenue-Based Payment with respect to each fiscal quarter shall be less than one percent of exaluren Revenue during the applicable fiscal quarter. Commencing on the
ZKN-013
royalty commencement date, the Company promises to pay to Domicilium an amount based on a percentage of the aggregate of (without duplication) the net sales, royalties and any other income or revenue realized by the Company solely related to or arising from the
ZKN-013
compound, calculated in accordance with U.S. GAAP (collectively, the
“ZKN-013
Revenue”). The
ZKN-013
revenue-based payment with respect to each fiscal quarter shall be less than one percent of
ZKN-013
Revenue during the applicable fiscal quarter. The value of the royalty liability for the sales of future revenues was determined to be zero at issuance, at December 31, 2025, and at March 31, 2026, as royalty payments were considered to not be probable.
Contingencies
From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. The Company is currently unaware of any material pending legal proceedings to which it is a party or of which its property is the subject. However, the Company may at times in the future become involved in litigation in the ordinary course of business, which may include actions related to or based on its intellectual property and its use, customer claims, employment practices and employee complaints and other events arising out of its operations. When appropriate in management’s estimation, the Company will record adequate reserves in its financial statements for pending litigation. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could adversely impact its reputation, operations, and its financial operating results or overall financial condition.
The Company accounts for contingent liabilities in accordance with ASC Topic 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of March 31, 2026 and December 31, 2025, the Company was not a party to any litigation that is reasonably possible to have a material adverse effect on the Company’s business, financial position, results of operations or cash flows. Legal costs incurred in connection with loss contingencies are expensed as incurred.

7. Stockholders’ Deficit
As of March 31, 2026, the Company had 500,000,000 shares authorized of common stock, $0.01 par value, of which 461,132 shares were outstanding and 5,000,000 shares authorized of preferred stock, $0.01 par value, of which no shares were issued or outstanding.
2026 Equity Issuance to Coastlands, Exchange of Outstanding Debt for Equity to Domicilium, and Equity Issuance to Domicilium
On February 20, 2026, the securities purchase agreement (the “Coastlands Securities Purchase Agreement”) the Company had entered into with Coastlands Capital Partners LP (“Coastlands”) on August 20, 2025, as amended on September 25, 2025 and December 11, 2025, was amended, and, on February 26, 2026, the Company received $5.0 million from Coastlands in return for a pre-funded
warrant to purchase up to 927,643 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.
On February 26, 2026, Domicilium exchanged with the Company the remaining $1.0 million of the Company’s outstanding obligations under the Hercules Loan Agreement, as amended, in connection with the Coastlands Third Tranche Closing, in return for a pre-funded
warrant to purchase up to 185,527 shares of Company common stock at an exercise price of $0.11 per share, based on a conversion price of
$5.39 per share of underlying common stock. In addition, Domicilium agreed to waive any and all additional accrued and unpaid interest related to the remaining $1.0 million, which was less than $0.1 million as of February 26, 2026. As of February 26, 2026, the Company had no remaining outstanding debt obligations.
On March 12, 2026, the Company received $2.0 million, net of issuance costs of less than $0.1 million, from Domicilium, in return for a pre-funded
warrant to purchase up to 371,057 shares of its common stock at an exercise price of $0.11 per share, based on a purchase price of $5.39 per share of underlying common stock.
Warrants
As of March 31, 2026 and December 31, 2025, outstanding and exercisable warrants consisted of the following:

	Issuance Date	Term (years)	Exercise Price	Warrants Outstanding and Exercisable at December 31, 2025	Warrants Outstanding and Exercisable at March 31, 2026		Contractual life remaining (years)
SVB Warrants	January 20, 2019	10	$4,848.80	92	92		1.83
September 2023 Warrants	September 20, 2023	5.5	$56.43	34,599	34,599		2.97
September 2023 Placement Agent Warrants	September 20, 2023	5	$72.26	2,075	2,075		2.47
January 2024 Common Stock Warrant	January 9, 2024	5	$12.98	13,636	13,636		2.78
January 2024 Pre-Funded Warrant	January 9, 2024	Perpetual	$0.11	42,864	42,864	*
August 2025 Pre-Funded Warrant	August 20, 2025	Perpetual	$0.11	185,528	185,528	*
September 2025 Pre-Funded Warrant	September 25, 2025	Perpetual	$0.11	2,318,657	2,318,657	*

	Issuance Date	Term (years)	Exercise Price	Warrants Outstanding and Exercisable at December 31, 2025	Warrants Outstanding and Exercisable at March 31, 2026		Contractual life remaining (years)
December 2025 Pre-Funded Warrant	December 12, 2025	Perpetual	$0.11	927,643	927,643	*
February 2026 Pre-Funded Warrants	February 26, 2026	Perpetual	$0.11	—	1,113,170	*
March 2026 Pre-Funded Warrants	March 12, 2026	Perpetual	$0.11	—	371,057	*

Warrants outstanding				3,525,094	5,009,321

	Weighted Average Strike Price		$0.65	Weighted Average Remaining Life (years)			2.90

*	Indicates the perpetual warrants that are excluded from the weighted average remaining contractual life (years) calculation.
8. Stock-based Compensation
Stock Incentive Plans
On March 12, 2018, the Board adopted the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan became effective on April 20, 2018 upon approval by the stockholders of the Company with the outstanding options and shares available for future grant under any prior plans being assumed by the 2018 Plan. During September 2025, the Board of Directors approved to reset the number of shares of common stock reserved under the 2018 Plan to be 1,818,181 shares. As of March 31, 2026, there were 854,686 shares remaining and available for issuance under the 2018 Plan.
Stock options granted have a
ten-year
contractual life and, upon termination of service, vested options are generally exercisable between one
and
three
months following the termination date, while unvested options are forfeited immediately.
Summary of Stock Option Activity
Transactions related to stock options awarded to employees and directors during the three months ended March 31, 2026 were as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding at December 31, 2025	903,096	$11.99	9.62	$893
Granted	—	—	—	—
Exercised	(23,723)	1.65	—	23
Forfeited	—	—	—	—

Options outstanding at March 31, 2026	879,373	$12.44	9.44	$845

Options exercisable at March 31, 2026	550,593	$19.03	9.41	$519

The aggregate intrinsic value represents the total intrinsic value (the difference between the fair value of the common stock as of March 31, 2026 and the exercise price, multiplied by the number of in-the-money
options) that would have been received by the option holders had all option holders exercised their options on March 31, 2026.
Summary of Restricted Stock Unit Activity
Activity related to restricted stock units awarded to employees during the three months ended March 31, 2026 were as follows:

	Shares	Weighted average grant date fair value per share
Unvested at December 31, 2025	4,316	$0.0011
Granted	—	—
Vested	(1,977)	0.0011
Forfeited	—	—

Unvested at March 31, 2026	2,339	$0.0011

Summary of Restricted Stock Award Activity
Activity related to restricted stock awards awarded to employees during the three months ended March 31, 2026 were as follows:

	Shares	Weighted average grant date fair value per share
Unvested at December 31, 2025	15,683	$0.0011
Granted	—	—
Vested	(1,302)	0.0011
Repurchased	—	—

Unvested at March 31, 2026	14,381	$0.0011

Stock-based Compensation
Stock-based compensation relates to employees,
non-employee
directors and
non-employee
consultants, time-based stock options, performance-based stock options, restricted stock awards, and restricted stock units granted. Total stock-based compensation expense related to all of the Company’s stock-based awards was recognized as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Research and development	$16	$15
General and administrative	30	5

Total stock-based compensation expense	$46	$20

9. Recurring Fair Value Measurements
The following tables summarize the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

March 31, 2026		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds included in cash and cash equivalents	$5,814	$5,814	$—	$—

December 31, 2025		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Assets	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds included in cash and cash equivalents	$4,275	$4,275	$—	$—
The Company is party to certain funding awards with the CFF. Prior to October 2025, the funding awards included embedded derivatives arising from provisions that, upon the occurrence of a change of control or sale or license of funded assets (each a disposition event), the Company would be required to make payments to the CFF. In October 2025, this requirement was terminated. With the termination of the embedded derivative-related terms, the value of the related embedded derivatives was zero as of March 31, 2026 and December 31, 2025.
The table below provides a summary of the fair value of the derivative liabilities, which were Level 3 fair value estimates (in thousands), for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Fair value of derivative liabilities, beginning of period	$—	$95
Change in fair value of derivative liabilities	—	—

Fair value of derivative liabilities, end of period	$—	$95

10. Other (Income) Expense, Net
Other (income) expense, net consisted of the following (in thousands):

	Three Months Ended March 31,
	2026	2025
Interest expense	$29	$458
Interest income	(23)	(5)
Gain on extinguishment of accrued interest	(56)	—
Imputed interest expense on 2025 bridge loans	—	25
Other expense	9	9

Total other (income) expense, net	$(41)	$487

11. Segment and Geographic Information
The Company has one operating and reportable segment: life science. The life science segment consists of the development of clinical and preclinical product candidates for the development of the Company’s proprietary new therapies to enhance the engagement of the science of ribosomal modulation. The Company’s chief operating decision maker (“CODM”) is its President and Chief Executive Officer.
The significant expense categories regularly reviewed by the CODM for the three months ended March 31, 2026 and 2025 are the same as the significant expense categories included in the Company’s income statement. While the Company operates in three geographic regions (the U.S., Israel, and Australia), substantially all of the Company’s long-lived assets are located in the U.S.
The table below summarizes the significant expense categories regularly provided to, and reviewed by, the CODM for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development
Clinical and manufacturing	$672	$38
Other research and development	987	472

Total research and development	1,659	510
General and administrative	2,136	712

Loss from operations	(3,795)	(1,222)
Other (income) expense, net	(41)	487

Total other (income) expense, net	(41)	487

Net loss	$(3,754)	$(1,709)

12. Net Loss Per Share
The net loss and the weighted average number of shares of common stock and pre-funded
warrants used in computing basic and diluted net loss per share for the three months ended March 31, 2026 and 2025, are as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2026	2025
Numerator:
Net loss	$(3,754)	$(1,709)
Denominator:
Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	4,382,731	345,958

Net loss per share, basic and diluted	$(0.86)	$(4.94)

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as their effect would be anti-dilutive:

	Three Months Ended March 31,
	2026	2025
Options to purchase common stock	879,373	27,038
Restricted stock units, unvested portion	2,339	7,020
Restricted stock awards, unvested portion	14,381	20,906
Common warrants	50,402	50,402

Total potential common stock equivalents	946,495	105,366

The outstanding
pre-funded
warrants are exercisable for only a de minimis cash consideration with no substantive exercise contingencies, accordingly, the Company included pre-funded
warrants in the weighted average shares outstanding for both basic and diluted EPS calculations.
13. Subsequent Events
In April 2026, Coastlands and Domicilium exercised a portion of their pre-funded warrants for 113,636 shares each, for a total of 227,272 shares of the Company’s common stock, at an exercise price of $0.11 per share, for proceeds of less than $0.1 million (the “Pre-funded Warrant Exercise”).
In May 2026, Coastlands and Domicilium exchanged the Pre-funded Warrant Exercise for
113,636 shares each, for a total of 227,272 shares of the Company’s common stock.
In May 2026, the Company effected a one-for-eleven reverse stock split of its common stock. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split. Stockholders who otherwise would have been entitled to receive a fractional share received cash in lieu of such fractional share based on the fair market value of the Company’s common stock as specified in the reverse stock split provisions. A proportionate adjustment was also made to the maximum number of shares issuable under the 2018 Plan. There was no adjustment to the authorized number of shares and no change in the par value of the Company’s shares due to the reverse stock split.
In May 2026, the Company reduced the number of shares authorized from 500,000,000 shares authorized of common stock, $0.01 par value, to 100,000,000 shares authorized of common stock, $0.01 par value.

Through and including     , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

2,730,000 Shares of Common Stock

and

Pre-Funded Warrants to Purchase up to 2,770,000 Shares of Common Stock

PROSPECTUS

Joint Bookrunning Managers

Leerink Partners	Guggenheim Securities

Passive Bookrunner

LifeSci Capital

     , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee, and Nasdaq listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$8,355
FINRA filing fee	9,575
Nasdaq listing fee	50,000
Printing and engraving expenses	250,000
Legal fees and expenses	975,000
Accounting fees and expenses	300,000
Transfer agent and registrar fees	5,280
Miscellaneous fees and expenses	401,790

Total	$2,000,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, neither our directors nor officers will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, to the fullest extent permitted by law, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

•	any transaction from which they derived an improper personal benefit; or

•	for our officers, any action by or in the right of the corporation.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of the closing of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the Securities Act), or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by the registrant within the past three years. Also included is the consideration received by the registrant for such securities and information relating to the section of the Securities Act under which exemption from registration was claimed.

(a)	Issuance of Capital Stock.

In January 2024, the registrant issued an aggregate of 14,285 shares of common stock to its lender as consideration for the assumption by such lender of $2.0 million in outstanding principal debt (the “Debt Assumption”) pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In April 2026, the registrant issued 227,272 shares of common stock to the holders of its pre-funded warrants at an exercise price of $0.11 per share for aggregate gross proceeds of $25,000 pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In connection with the exercise of outstanding options at an exercise price of $0.0011 per share, the registrant issued (i) 338 shares of common stock in November 2024, (ii) 18,249 shares of common stock in August 2025 and (iii) 23,723 shares of common stock in February 2026 pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

(b)	Equity Grants.

Since January 1, 2024, the registrant has granted (i) stock options to purchase an aggregate of 894,356 shares of its common stock with exercise prices ranging between $0.0011 to $2.64 per share, (ii) 111,815 shares of restricted stock and (iii) restricted stock units exchangeable into up to 10,767 shares of common stock upon vesting, to employees, non-employees, consultants, and directors in connection with services provided to the registrant by such parties, pursuant to Section 4(a)(2) of the Securities Act as transactions not involving a public offering.

(c)	Warrants.

In September 2023, the registrant issued warrants to purchase up to 34,599 shares of common stock at an exercise price of $56.43 per share to accredited investors, which were sold in a registered direct offering together with 27,780 shares of common stock and pre-funded warrants to purchase up to 6,818 shares of common stock that were registered under the Securities Act (the “Registered Direct Offering”), for aggregate consideration of approximately $2.0 million pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In September 2023, the registrant issued warrants to purchase up to 2,075 shares of common stock with an exercise price of $72.26 per share to the placement agent for the Registered Direct Offering as consideration for services rendered pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In January 2024, in connection with the Debt Assumption, the registrant issued (i) warrants to purchase up to 13,636 shares of common stock at an exercise price of $12.98 per share and (ii) pre-funded warrants to purchase up to 42,864 shares of common stock at an exercise price of $0.11 per share to its lender pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In August 2025, the registrant issued pre-funded warrants to purchase up to 185,528 shares of common stock at an exercise price of $0.11 per share to an accredited investor for aggregate consideration of approximately $1.0 million pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In September 2025, the registrant issued (i) pre-funded warrants to purchase up to 742,115 shares of common stock at an exercise price of $0.11 per share to an accredited investor for aggregate consideration of approximately $4.0 million and (ii) pre-funded warrants to purchase up to 1,576,542 shares of common stock at an exercise price of $0.11 per share to its lender in exchange for $8.5 million of the registrant’s outstanding loan obligations, in each case pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In December 2025, the registrant issued pre-funded warrants to purchase up to 927,643 shares of common stock at an exercise price of $0.11 per share to an accredited investor for aggregate consideration of approximately $5.0 million pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In February 2026, the registrant issued (i) pre-funded warrants to purchase up to 927,643 shares of common stock at an exercise price of $0.11 per share to an accredited investor for aggregate consideration of approximately $5.0 million and (ii) pre-funded warrants to purchase up to 185,527 shares of common stock at an exercise price of $0.11 per share to its lender in exchange for $1.0 million of the registrant’s outstanding loan obligations, in each case pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

In March 2026, the registrant issued pre-funded warrants to purchase up to 371,057 shares of common stock to an accredited investor for aggregate consideration of $2.0 million pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement

2.1*	Agreement and Plan of Merger, dated April 1, 2021, by and among Eloxx Pharmaceuticals, Inc., Delta Merger Sub Acquisition Corporation and Zikani Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on April 1, 2021, SEC File No. 001-31326).

3.1*	Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on January 22, 2007 (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q filed on February 14, 2007, SEC File No. 001-31326).

3.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on December 13, 2007 (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q filed on February 14, 2008, SEC File No. 001-31326).

3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on September 22, 2009 (incorporated by reference to Exhibit 3.3 of our Annual Report on Form 10-K filed on September 28, 2009, SEC File No. 001-31326).

3.4*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on May 25, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on May 28, 2010, SEC File No. 001-31326).

3.5*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on December 22, 2011 (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on February 14, 2011, SEC File No. 001-31326).

3.6*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on April 1, 2013 (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on May 15, 2013, SEC File No. 001-31326).

3.7*	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 16, 2013 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on October 21, 2013, SEC File No. 001-31326).

Exhibit No.	Description of Exhibit

3.8*	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on September 29, 2014 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on October 3, 2014, SEC File No. 001-31326).

3.9*	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 19, 2017 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on December 22, 2017, SEC File No. 001-31326).

3.10*	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 19, 2017 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on December 22, 2017, SEC File No. 001-31326).

3.11*	Certificate of Designations to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 29, 2010, SEC File No. 001-31326).

3.12*	Certificate of Designations to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 6, 2015, SEC File No. 001-31326).

3.13*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Eloxx Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Delaware on December 1, 2022 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on December 1, 2022, SEC File No. 001-31326).

3.14*	Amended and Restated Bylaws of Eloxx Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.14 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

3.15*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Eloxx Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Delaware on May 29, 2026 (incorporated by reference to Exhibit 3.1 of our Form 8-K filed on June 1, 2026, SEC file No. 001-31326).

4.1*	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-K filed on March 16, 2018, SEC File No. 001-31326).

4.2*	Description of Securities Registered (incorporated by reference to Exhibit 4.2 of our Annual Report on Form 10-K filed on March 30, 2022, SEC File No. 001-31326).

5.1*	Opinion of Latham & Watkins LLP.

10.1‡*	Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated August 29, 2013 (incorporated by reference to Exhibit 10.1 of our Annual Report on Form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.2‡*	First Amendment to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated November 26, 2013 (incorporated by reference to Exhibit 10.2 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.3*	Second Amendment to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated January 14, 2013 (incorporated by reference to Exhibit 10.3 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

Exhibit No.	Description of Exhibit

10.4*	Third Amendment to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated June 9, 2014 (incorporated by reference to Exhibit 10.4 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.5*	First Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated August 3, 2014 (incorporated by reference to Exhibit 10.5 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.6*	Second Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated January 21, 2015 (incorporated by reference to Exhibit 10.6 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.7*	Third Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated February 9, 2015 (incorporated by reference to Exhibit 10.7 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.8*	Fourth Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated April 29, 2015 (incorporated by reference to Exhibit 10.8 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.9*	Fifth Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated June 2, 2015 (incorporated by reference to Exhibit 10.9 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.10*	Sixth Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated January 11, 2016 (incorporated by reference to Exhibit 10.10 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.11*	Seventh Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated March 6, 2016 (incorporated by reference to Exhibit 10.11 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.12*	Eighth Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated July 16, 2017 (incorporated by reference to Exhibit 10.12 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.13*	Ninth Addendum to Research and License Agreement by and between Technion Research and Development Foundation Ltd. and Eloxx Pharmaceuticals Ltd., dated July 16, 2017 (incorporated by reference to Exhibit 10.13 of our Annual Report on form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.14*	Amendment to Research and License Agreement, by and among Eloxx Pharmaceuticals, Inc., Eloxx Pharmaceuticals Ltd. and Technion Research & Development Foundation Ltd., dated as of June 13, 2018 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on June 14, 2018, SEC File No. 001-31326).

Exhibit No.	Description of Exhibit

10.15‡*	Fourteenth Addendum to the Research and License Agreement, dated as of February 9, 2025, by and among Eloxx Pharmaceuticals Ltd. and Technion Research and Development Foundation Ltd. (incorporated by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.16‡*	Consulting Agreement, dated as of April 1, 2021 by and between Danforth Advisors, LLC and the Company, as amended by Amendment No. 5 to Consulting Agreement dated June 13, 2025.

10.17#*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on December 22, 2017, SEC File No. 001-31326).

10.18#*	Amended and Restated Senesco Technologies, Inc. 2008 Incentive Compensation Plan. (incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q for the period ended March 31, 2014, SEC File No. 001-31326)

10.19#*	Form of Stock Option Agreement under the Senesco Technologies, Inc. 2008 Stock Incentive Plan. (incorporated by reference to Exhibit 10.5 of our Quarterly Report on Form 10-Q for the period ended September 30, 2009, SEC File No. 001-31326).

10.20#*	Eloxx Pharmaceuticals, Inc. Share Ownership and Option Plan (2013) (incorporated by reference to Exhibit 10.24 of our Annual Report on Form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.21#*	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the Eloxx Pharmaceuticals, Inc. Share Ownership and Option Plan (2013) (incorporated by reference to Exhibit 10.25 of our Annual Report on Form 10-K filed on March 16, 2018, SEC File No. 001-31326).

10.22#*	Retention Policy (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 15, 2012, SEC File No. 001-31326).

10.25#*	Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on March 30, 2018, SEC File No. 001-31326).

10.26#*	Amendment to Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan dated September 19, 2025 (incorporated by reference to Exhibit 10.24 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.27#*	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on March 30, 2018, SEC File No. 001-31326).

10.28#*	Form of Restricted Stock Unit Grant Notice for non-Israeli employees (incorporated by reference to Exhibit 99.5 of our Registration Statement on Form S-3 filed on May 11, 2018, SEC File No. 333-224860).

10.29#*	Israeli Sub-Plan under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on March 30, 2018, SEC File No. 001-31326).

10.30#*	Form of Israeli Stock Option Grant Package under the Israeli Sub-Plan under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on March 30, 2018, SEC File No. 001-31326).

10.31#*	Form of Restricted Stock Unit Grant Notice for Israeli employees (incorporated by reference to Exhibit 10.6 of our Quarterly Report on Form 10-Q filed on August 10, 2018, SEC File No. 001-31326).

Exhibit No.	Description of Exhibit

10.32*	Loan and Security Agreement, dated as of September 30, 2021, by and among Hercules Capital, Inc., the Company, Zikani Therapeutics, Inc. and the other parties thereto. (incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on November 8, 2021, SEC File No. 001-31326).

10.33*	First Amendment, dated March 7, 2023, to the Loan and Security Agreement, dated as of September 30, 2021, by and among Hercules Capital, Inc., the Company, Zikani Therapeutics, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 of our Form 10-Q filed on May 12, 2023, SEC File No. 001-31326).

10.34*	Fifth Amendment to Loan and Security Agreement, dated as of January 9, 2024, by and among Hercules Capital, Inc., the Company, Zikani Therapeutics, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.32 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.35*	Sixth Amendment to Loan and Security Agreement, dated as of July 10, 2024, by and among Hercules Capital, Inc., the Company, Zikani Therapeutics, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.33 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.36*	Agency Assignment Agreement, dated as of May 12, 2025, by and among Hercules Capital, Inc., the Company, Zikani Therapeutics, Inc., SD MF 4 LLC and the other parties thereto (incorporated by reference to Exhibit 10.34 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.37#*	Employment Agreement, dated as of April 1, 2021, by and between Sumit Aggarwal and Eloxx Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on April 1, 2021, SEC File No. 001-31326).

10.38#*	Amended and Restated Employment Agreement, dated as of September 19, 2025, by and between Sumit Aggarwal and Eloxx Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.36 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.39#*	Executive Employment Agreement, dated April 1, 2021, by and between Vijay Modur and Eloxx Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed April 1, 2021, SEC File No. 001-31326).

10.40‡*	Omnibus Agreement, dated as of October 28, 2025 and amended on February 26, 2026, by and between Eloxx Pharmaceuticals, Inc. and the Cystic Fibrosis Foundation (incorporated by reference to Exhibit 10.38 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.41‡*	Amended and Restated License Agreement, dated as of March 31, 2020, by and between Zikani Therapeutics, Inc. and President and Fellows of Harvard College (incorporated by reference to Exhibit 10.39 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.42‡*	Amendment No. 1 to Amended and Restated License Agreement, dated as of July 17, 2024, by and between Zikani Therapeutics, Inc. and President and Fellows of Harvard College (incorporated by reference to Exhibit 10.40 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.43‡*	License Agreement, dated as of March 11, 2024, by and between the Company and Almirall, S.A. (incorporated by reference to Exhibit 10.41 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.44*	Pre-Funded Common Stock Purchase Warrant, dated September 20, 2023 (incorporated by reference to Exhibit 4.1 of our Quarterly Report on 10-Q filed on November 13, 2023, SEC File No. 0001-31326).

Exhibit No.	Description of Exhibit

10.45*	Common Stock Purchase Warrant, dated September 20, 2023 (incorporated by reference to Exhibit 4.2 of our Quarterly Report on 10-Q filed on November 13, 2023, SEC File No. 0001-31326).

10.46*	Securities Purchase Agreement, dated as of January 9, 2024, by and between the Company and SD MF 4 LLC (incorporated by reference to Exhibit 10.44 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.47*	Pre-funded warrant pursuant to Securities Purchase Agreement, dated as of January 9, 2024 (incorporated by reference to Exhibit 10.45 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.48*	Warrant pursuant to Securities Purchase Agreement, dated as of January 9, 2024 (incorporated by reference to Exhibit 10.46 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.49*‡	Royalty and Revenue Sharing Agreement, dated as of July 10, 2024 and amended by Amendment No. 1 dated March 2, 2026, by and between the Company, SD MF 4 LLC and the other parties thereto (incorporated by reference to Exhibit 10.47 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.50*	Securities Purchase Agreement, dated as of August 20, 2025 by and between the Company and Coastlands Capital, LP (incorporated by reference to Exhibit 10.48 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.51*	Amendment to the Securities Purchase Agreement, dated as of September 25, 2025 by and among the Company, Coastlands Capital, LP and SD MF 4 LLC (incorporated by reference to Exhibit 10.49 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.52*	Amendment No. 2 Securities Purchase Agreement, dated as of December 11, 2025 by and among the Company, Coastlands Capital, LP and SD MF 4 LLC (incorporated by reference to Exhibit 10.50 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.53*	Amendment No. 3 Securities Purchase Agreement, dated as of February 20, 2026 by and among the Company, Coastlands Capital, LP and SD MF 4 LLC (incorporated by reference to Exhibit 10.51 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.54*	Agreement Regarding Loan Conversions, dated as of September 25, 2025, by and between the Company, SD MF 4 LLC and the other parties thereto (incorporated by reference to Exhibit 10.52 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.55*	Registration Rights Agreement, dated as of August 20, 2025, as amended.

10.56*

Form of Amended and Restated Pre-Funded Warrant, pursuant to the Securities Purchase Agreement, dated as of April 27, 2026 (incorporated by reference to Exhibit 10.4 to the 10-Q filed on May 4, 2026, SEC File No. 001-31326).

10.57*	Form of Pre-funded Warrant pursuant to Securities Purchase Agreement, dated as August 20, 2025 (incorporated by reference to Exhibit 10.54 of our Annual Report on Form 10-K filed on March 17, 2026, SEC File No. 001-31326).

10.58*	Eloxx Pharmaceuticals, Inc. 2018 Amended and Restated Equity Incentive Plan.

10.59*	Form of Pre-Funded Warrant to be issued in this offering.

10.60	Form of Amended and Restated Pre-Funded Warrant for Common Stock issued to Domicilium Capital Parters LLC, dated as of June 4, 2026 issued pursuant to the Securities Purchase Agreement dated August 20, 2025.

21.1*	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed on March 31, 2023, SEC File No. 001-31326).

23.1	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page to this registration statement).

Exhibit No.	Description of Exhibit

107	Filing Fee Table.

101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Link Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	previously filed
‡

Confidential treatment requested under 17 C.F.R. §§200.80(b)(4) and 24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the confidential treatment request.

#	Indicates a management contract or compensatory plan or arrangement.
◊

Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(b)(2). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

(b) Financial Statement Schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Watertown, Commonwealth of Massachusetts, on this 4th day of June, 2026.

ELOXX PHARMACEUTICALS, INC.

/s/ Sumit Aggarwal
Sumit Aggarwal
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sumit Aggarwal Sumit Aggarwal	Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2026

/s/ Daniel E. Geffken Daniel E. Geffken	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2026

* Alan Walts, Ph.D.	Chairman	June 4, 2026

* Nina Kjellson	Director	June 4, 2026

* Steven D. Rubin	Director	June 4, 2026

* Stephen W. Webster	Director	June 4, 2026

*By:	/s/ Sumit Aggarwal
Sumit Aggarwal
Attorney-in-fact